As filed with the Securities and Exchange Commission on January 30, 2012

Registration No. 333-177029

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 7

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Platinum Energy Solutions, Inc.

(Exact name of registrant as specified in its charter)

Nevada	1389	27-3401355
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2100 West Loop South, Suite 1601

Houston, Texas 77027

(713) 622-7731

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

J. Clarke Legler, II

Chief Financial Officer

2100 West Loop South, Suite 1601

Houston, Texas 77027

(713) 622-7731

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Timothy R. Lavender, Esq.	Richard D. Truesdell, Jr., Esq.
Kelley Drye & Warren LLP	Davis Polk & Wardwell LLP
333 West Wacker Drive	450 Lexington Avenue
26th Floor	New York, New York 10017
Chicago, Illinois 60606	(212) 450-4000
(312) 857-7070

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Issued January 30, 2012

14,000,000 SHARES

Platinum Energy Solutions, Inc.

COMMON STOCK

Platinum Energy Solutions, Inc. is offering 14,000,000 shares of its common stock. This is our initial public offering and no public market exists for our shares. We anticipate that the initial public offering price will be between $9.00 and $11.00 per share.

We have been approved to list our common stock on the New York Stock Exchange under the symbol “FRAC.”

Investing in the common stock involves risks. See “Risk Factors” beginning on page 23.

PRICE $          A SHARE

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Platinum
Per share	$	$	$
Total	$	$	$

The Company has granted the underwriters the right to purchase up to an additional 2,100,000 shares of common stock to cover over-allotments at the initial public offering price less the underwriting discount.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on                     , 2012.

MORGAN STANLEY	J.P. MORGAN
CITIGROUP	FBR

RAYMOND JAMES	SIMMONS & COMPANY INTERNATIONAL

DAHLMAN ROSE & COMPANY	KNIGHT

                    , 2012

We have not authorized anyone to provide any information other than that contained in this prospectus or to which we have referred you herein. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information we have included in this prospectus is accurate only as of the date of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

Market and Industry Data

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data is also based on our good faith estimates, which are derived from management’s review of internal data and information, as well as the independent sources listed above.

Trademarks

This prospectus also includes trademarks, service marks and trade names of other companies. Our use or display of other companies’ trademarks, service marks or trade names is not intended to and does not imply a relationship with, or endorsement or sponsorship of us by, such other companies.

i

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Pursuant to Section 27A(b)(2)(D) of the Securities Act of 1933, as amended, the safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to statements made in connection with an initial public offering such as this. Forward-looking statements may include statements that relate to, among other things, our:

•	future financial and operating performance and results;

•	business strategy and budgets;

•	technology;

•	financial strategy;

•	amount, nature and timing of capital expenditures;

•	competition and government regulations;

•	operating costs and other expenses;

•	cash flow and anticipated liquidity;

•	property acquisitions and sales; and

•	plans, forecasts, objectives, expectations and intentions.

All statements, other than statements of historical fact included in this prospectus, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” in this prospectus.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the anticipated future results or financial condition expressed or implied by the forward-looking statements. These risks, uncertainties and other factors include but are not limited to:

•	concentration of our customer base and fulfillment of existing customer contracts;

•	dependence on the spending and drilling activity by the onshore oil and natural gas industry;

•	our ability to maintain pricing;

•	the cyclical nature of the oil and natural gas industry;

•	deterioration of the credit markets;

•	delays in obtaining required permits;

•	our ability to raise additional capital to fund future capital expenditures;

•	increased vulnerability to adverse economic conditions due to indebtedness;

•	competition within the oil and natural gas industry;

•	asset impairment and other charges;

ii

•	the potential for excess capacity in the oil and natural gas industry;

•	our limited operating history on which investors will evaluate our business and prospects;

•	our identifying, making and integrating acquisitions;

•	our ability to obtain raw materials and specialized equipment;

•	technological developments or enhancements;

•	loss of key executives;

•	management control over stockholder voting;

•	the ability to employ skilled and qualified workers;

•	work stoppages and other labor matters;

•	hazards inherent to the oil and natural gas industry;

•	inadequacy of insurance coverage for certain losses or liabilities;

•	regulations affecting the oil and natural gas industry;

•	federal legislation and state legislative and regulatory initiatives relating to hydraulic fracturing;

•	costs and liabilities associated with environmental, health and safety laws, including any changes in the interpretation or enforcement thereof;

•	future legislative and regulatory developments;

•	changes in trucking regulations; and

•	effects of climate change.

We believe that it is important to communicate our expectations of future performance to our investors. However, events may occur in the future that we are unable to accurately predict, or over which we have no control. We caution you against putting undue reliance on forward-looking statements or projecting any future results based on such statements. When considering our forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus which provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those contained in any forward-looking statement. Please review the “Risk Factors” included in this prospectus so that you are aware of the various risks associated with your investment.

All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and any other cautionary statements that may accompany such forward-looking statements. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this prospectus.

You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement.

iii

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus concerning our business and this offering. Because this is a summary, it may not contain all of the information that may be important to you and to your investment decision. In addition, certain statements contained in this prospectus include forward-looking information that involve many risks and uncertainties, including but not limited to those discussed under “Cautionary Statements Regarding Forward-Looking Statements” on page ii. The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto included elsewhere in this prospectus. You should read this prospectus carefully and should consider, among other things, the matters set forth in “Risk Factors” beginning on page 23 before deciding to invest. In this prospectus, unless indicated otherwise, references to the “Company,” the “issuer,” “we,” “our” and “us” means Platinum Energy Solutions, Inc. (“PES”) and its wholly-owned subsidiary Platinum Pressure Pumping, Inc.

Our Company

We are a Houston, Texas based oilfield services provider specializing in premium hydraulic fracturing, coiled tubing and other pressure pumping services. We commenced hydraulic fracturing services on August 29, 2011 for Petrohawk Energy Corporation (“Petrohawk”) in the Eagle Ford Shale. We commenced acid fracturing services on October 24, 2011 for El Paso E&P Company, L.P. (“El Paso”) in the Altamont Field in Utah. We commenced hydraulic fracturing services for Encana Oil & Gas (USA), Inc. (“Encana”) in the Haynesville Shale on November 29, 2011. In addition to the two hydraulic fracturing fleets we have purchased to service Petrohawk and Encana, we plan to add three additional hydraulic fracturing fleets by the end of the first half of 2012. We utilize modern, high pressure-rated fracturing equipment that allows us to handle challenging geological environments, reduce operating costs, increase asset utilization and deliver excellent customer service. In addition, we have established contracts for wet and dry sand supply and physical capabilities around the transport, processing and storage of sand used in the hydraulic fracturing process. We believe this will be a competitive advantage, particularly given the current market constraint in the supply of dry sand. Our management team has extensive industry experience providing completion and workover services to exploration and production (“E&P”) companies.

We are currently operating two complete high-specification hydraulic fracturing fleets. In addition, we have a third fleet on order with complete delivery expected by the end of February 2012. Our first two hydraulic fracturing fleets consist of twenty 2,500 brake horsepower (“BHP”) “Quintuplex” hydraulic pumping units, yielding 2,250 hydraulic horsepower (“HHP”), ten 2,500 BHP “Destiny Triplex” hydraulic pumping units, yielding 2,250 HHP and twenty 2,250 BHP “Triplex” hydraulic pumping units, yielding 2,000 HHP, representing a total of 107,500 HHP. Our third fleet will consist of twenty-one 2,250 BHP hydraulic pumping units, yielding 2,000 HHP that will increase our total HHP to 149,500 HHP across the three fleets. In addition, we have placed deposits on fourth and fifth fleets for delivery in the first half of 2012. These combined fleets would add forty 2,250 BHP hydraulic pumping units, yielding 2,000 HHP, bringing our total to 111 hydraulic pumping units with a total of 229,500 HHP. Our state-of-the-art hydraulic fracturing units are rated 15,000 pounds per square inch (“psi”) or higher and are specially designed for the most complex and challenging hydraulic fracturing projects, which typically involve long lateral segments and multiple fracturing stages in high pressure formations, and we believe our units are among the highest-specification units available in the market today.

We are under contract with Encana, Petrohawk and El Paso to perform services in the Haynesville Shale in northwestern Louisiana and eastern Texas, the Eagle Ford Shale in southern Texas, and the Altamont Field in Utah, respectively. We believe the fleet we have under contract with Encana, consisting of 22 pumps and an additional eight backup pumps, will be one of the largest hydraulic fracturing fleets operating in the United States. We estimate that our current contracts with Encana and Petrohawk together will generate an average of approximately $23 million per month in total revenues once both of our two initial fleets are fully-deployed on 24-hour operations. This estimate is based upon the aggregate fracturing stages estimated to be completed by the Company for Encana, through November 2012, and Petrohawk through August 2012. Our actual revenue from these contracts may differ and we can provide no assurance that we will be able to achieve such estimated revenue.

We plan to focus on the most active unconventional oil and natural gas plays in the United States where we believe we will have a competitive advantage due to the high performance and durability of our equipment. In addition, we may consider expanding our business to include other unconventional and conventional oil and natural gas formations, including certain areas of the Marcellus and the Utica Shales in the Appalachian Basin in Pennsylvania and West Virginia, the Permian Basin in western Texas and southeastern New Mexico, the Niobrara Shale in Colorado, Wyoming and Nebraska, the Granite Wash formation in Oklahoma and the Bakken Shale in North Dakota and Montana.

We have a very limited operating history and face many risks that could have a material adverse effect on our results of operations as more particularly described in the “Risk Factors” section of this prospectus, including the concentration of our customer base within the oil and natural gas production industry and the risks that adversely affect that industry, our dependence on our existing contracts and our relationship with each of Encana and Petrohawk (which represented an estimated 80% to 90% of our total 2011 revenues and which we anticipate will likely represent a significant portion of our total 2012 revenues, and both of which may be terminated upon default, non-performance or otherwise as described in this prospectus), the inability of our suppliers to timely deliver equipment, raw materials or transportation services, regulatory compliance and permit costs and restrictions, our ability to service our current debt obligations and operate in compliance with covenants relating thereto, our ability to finance the capital needs of our business, pricing competition, changes in the technology and the availability of equipment, risks associated with acquiring and integrating other businesses, our ability to effectively manage a public company, labor matters, hazards and environmental risks inherent in the oil and natural gas industry and losses and liabilities from uninsured or underinsured drilling and operating activities, environmental, health and safety laws and regulations that govern our operations. You should read the “Risk Factors” section of this prospectus carefully in its entirety and consider the descriptions of our business in this prospectus in light of those risks.

Our Service Lines

Hydraulic Fracturing Services

We believe hydraulic fracturing will be the largest segment of the Company by revenue based on our existing contracts. Hydraulic fracturing services are utilized when the formations holding oil and natural gas lack the permeability to release their hydrocarbons as is typical in many unconventional oil and natural gas plays. Fracturing involves pumping a specially formulated slurry down a well casing or tubing, under high pressure, causing the underground formation to crack or fracture. Suspended in the slurry is a propping agent (“proppant”), generally consisting of sand, resin-coated sand or ceramic particles, which keeps the fracture open and allows the oil or natural gas to flow more freely to the surface. The proppant fills the fractures created by the mechanical fracturing process and preserves the permeability enhancement of the formation. The extremely high pressures required to stimulate wells in the regions in which we are contracted to operate presents a challenging environment for achieving a successfully fractured horizontal well. As a result, an important component of our value proposition to customers is our technical expertise and experience that allows us to work directly with the customer’s engineers at the job site to provide advice and assistance to improve well completions. Our engineering staff also provides technical evaluation, job design and fluid recommendations for our customers as an integral element of our fracturing service.

In January 2011, we entered into purchase arrangements with Enerflow Industries Inc. (“Enerflow”) and Stewart & Stevenson Manufacturing Technologies LLC (“S&S”), two of the leading manufacturers of hydraulic fracturing equipment, to manufacture our hydraulic fracturing units. These hydraulic fracturing units consist of hydraulic pumping units, chemical additive vans, data vans, hydration units, trailer-mounted blenders and manifold trailers. The group of fracturing units, other equipment and vehicles necessary to perform a typical fracturing job is referred to as a “fleet,” and the personnel assigned to each fleet are commonly referred to as a “crew.” For information about the equipment that is included in our fleets, see “Business—Our Strengths—Modern, High Specification Fracturing Fleets” beginning on page 90.

We are currently under contract to provide hydraulic fracturing services to leading North American E&P companies Encana, Petrohawk and El Paso in the Haynesville Shale, Eagle Ford Shale and Altamont Field, respectively. With our first two hydraulic fracturing fleets, we will be able to provide all of the equipment, manpower, and logistics management necessary to complete each fracturing stage under our existing contracts. In addition, we are positioned to source and deliver all of the necessary proppants and other raw materials (including “frac sand” and fuel) required by Petrohawk in the Eagle Ford Shale, and are exploring developing the same capabilities for Encana in the Haynesville Shale. The products used in the hydraulic fracturing process include a mixture of water, sand, guar gum and various other chemicals. We believe our access to the supply, transport, processing and storage of frac sand is an important differentiating factor for us relative to our peers.

Haynesville Shale

The Haynesville Shale is an unconventional natural gas play that underlies over 5 million acres in northwestern Louisiana and eastern Texas. The Haynesville Shale stretches from Harrison County, Texas in the northwest to Sabine and Natchitoches Parishes, Louisiana in the southeast. The Haynesville Shale reservoir is defined by as much as 300 feet of an organic rich black shale that is found at depths ranging from approximately 10,500 to 13,000 feet.

Since its discovery in 2008, the Haynesville Shale has become one of the most active natural gas reservoirs in the United States and has the potential to be one of the most significant natural gas discoveries in the United States. The Haynesville Shale remains a target of significant capital investment by E&P companies and there remains a large backlog of drilled but uncompleted wells. As of December 29, 2011, there were 113 drilling rigs working in the Haynesville Shale, based on data from Baker Hughes. A single well may be completed in as many as 25 stages, or horizontal zones, each of which requires a separate fracturing procedure. In addition, the geology in the Haynesville Shale creates relatively high temperature and high pressure downhole environments, which require larger capacity fracturing fleets with higher pressure ratings such as our existing and planned fleets. On November 29, 2011, we deployed a substantial part of our first and largest hydraulic fracturing fleet in the Haynesville Shale, consisting of 30 fracturing pumps (eight of which are backup pumps) with 75,000 total BHP and 67,500 total HHP, pursuant to our contract with Encana.

Eagle Ford Shale

The Eagle Ford Shale is a geological formation that varies in depth and thickness and is found beneath counties in southern Texas stretching from Fayette County to LaSalle County. The Eagle Ford Shale is found at depths between 4,000 and 12,000 feet and the shale thickness averages 250 feet across the play, but can be as thick as 400 feet in some areas. The Eagle Ford has benefited from a fundamental industry shift towards the development of liquids-rich shale resources. The high liquids content of the Eagle Ford has attracted large amounts of capital investment leading to a dramatic increase in drilling activity in the Eagle Ford. As of December 29, 2011 there were 224 drilling rigs active in the Eagle Ford Shale, according to Baker Hughes. On August 29, 2011, we deployed our second hydraulic fracturing fleet consisting of 20 fracturing pumps with 45,000 total BHP and 40,000 total HHP pursuant to a contract with Petrohawk, a significant holder of drilling leases in the Eagle Ford Shale.

Coiled Tubing Services

We provide coiled tubing services in the United States. Coiled tubing is a key segment of the well service industry that allows operators to continue production during service operations without shutting down the well, reducing the risk of formation damage. The growth in deep well and horizontal drilling has increased the market for coiled tubing. Coiled tubing services involve using flexible steel pipe inserted into oil and natural gas wells to perform a variety of services. This flexible steel pipe, known as coiled tubing, is typically thousands of feet long and coiled onto a specialty truck. The small diameter of coiled tubing allows it to be inserted through production tubing, allowing work to be done on an active well. Coiled tubing provides many advantages over costlier workover rigs. For example, wells do not have to cease production (shut in) during most coiled tubing operations, reducing the risk of damaging the formation. Additionally, coiled tubing can be inserted and removed more quickly than conventional pipe, which must be joined and unjoined. Coiled tubing also allows for the precise directing of fluids and treatment chemicals in a wellbore, resulting in better stimulation treatments.

We currently provide coiled tubing services to over 20 customers, primarily on a short-term, day-rate basis. Our coiled tubing services are highly complementary to our hydraulic fracturing services by providing various functions associated with well completion and servicing. We believe this provides us an opportunity to cross-sell our coiled tubing customer base on future long-term hydraulic fracturing contracts. We expect to have a fleet of 13 coiled tubing units by the end of February 2012. Our nine existing 1 1/4” to 1 3/4“ diameter coiled tubing units are under lease from Well Services Blocker, Inc. (“WSB”) and are designated to work in eastern Texas and southern and northern Louisiana. In response to strong market demand, we have contracted to acquire four 2” coiled tubing units and have acquired three nitrogen units which will allow us to perform a variety of wellbore applications, including foam washing, acidizing, displacing, cementing, gravel packing, plug drilling, fishing and jetting. Our four new coiled tubing units are being manufactured by Hydra Rig, a division of National Oilwell Varco Inc. (“Hydra Rig”), and our three nitrogen units were manufactured by S&S.

Other Pressure Pumping Services

We also provide cementing and other pressure pumping services to our customers. Cementing services use pressure pumping equipment to deliver a slurry of liquid cement that is pumped down a well between the casing and the borehole. The principal use of cementing is known as primary cementing. Primary cementing provides isolation between fluid zones behind the casing to minimize potential damage to hydrocarbon bearing formations or the integrity of freshwater aquifers, and provides structural integrity for the casing by securing it to the earth. Cementing is also done when recompleting wells, where one zone is plugged and another is opened. Plugging and abandoning wells also requires cementing services. In addition to cementing services, we expect to provide other pressure pumping services, which will include well injection, cased-hole testing, workover pumping, mud displacement and wireline pumpdowns. Our customers would utilize these other pressure pumping services in connection with the completion of new wells and remedial and production enhancement work on existing wells. These other pressure pumping services are routinely performed in conjunction with coiled tubing services, and often provide us with insight into the customer’s future requirements for our other services.

Customer Contracts

We intend to provide service to our customers through long-term contracts for our hydraulic fracturing fleets. We currently have service contracts and related agreements in place with our two largest customers, Encana and Petrohawk. Our Encana contract has initial fleet requirements of twenty-two 2,500 BHP/2,250 HHP pumps with additional requirements for eight 2,500 BHP/2,250 HHP backup pumps. Our Petrohawk contract has a fleet requirement of twenty 2,250 BHP/2,000 HHP pumps, six of which are backup pumps. In addition to our contract with El Paso in the Altamont Field, we are in active discussions with several leading North American E&P companies for a third fleet and believe a third contract will be finalized by the end of the first quarter of 2012.

Current Hydraulic Fracturing Contracts

Fleet	Customer	Basin	BHP/HHP	Total Pumps (including backup pumps)	Start Date
1	Encana	Haynesville	75,000/67,500	30	November 29, 2011
2	Petrohawk	Eagle Ford	45,000/40,000	20	August 29, 2011

Encana Fracturing Contract

On September 1, 2010, we entered into a master services agreement with Encana (the “Encana MSA”) pursuant to which we agreed to provide hydraulic fracturing and related services to Encana on a project by project basis. The Encana MSA sets forth the general terms and conditions which will be applicable to the services provided on all projects. The specific services to be rendered by us in connection with each particular project, and specific detailed terms and conditions to be applicable to the services to be provided by us in connection with each project, will be set forth in each work order to be entered into between Encana and us with respect to the project.

Under the Encana MSA, we are required to, at our sole expense: furnish the hydraulic fracturing services of all personnel and supervisors required to complete the work; supply all equipment, raw materials, transportation, and supplies required to complete the work; provide all necessary safeguards, as are dictated by current industry standards, for the protection of all aspects of the work and all persons involved in the work; obtain and provide evidence to Encana of all permits and licenses that are required to perform the work, except for air permits and other environmental permits (which are Encana’s responsibility); and pay any payroll or occupation or similar taxes and all sales, use or consumer taxes required. Our provision of services and materials under each Encana work order are subject to a twelve-month warranty. Encana may require us, at our expense, to redesign, resupply or otherwise correct any defect or to otherwise remedy a breach of the warranty. Encana must notify us of defects within fifteen days after either performance tests are completed or the transfer of care, custody and control of all of the work to Encana. If Encana does not give notice of defects within the fifteen-day period, or if after we correct a defect, Encana does not notify us within ten days of the completion of such corrective action of any further defects, Encana will be deemed to have accepted the work.

On October 8, 2010, pursuant to the Encana MSA, we entered into a work order with Encana (the “Encana Work Order”), which was subsequently amended in January, September and December 2011, to provide hydraulic fracturing services in the Haynesville Shale in northwestern Louisiana and eastern Texas. The Encana Work Order calls for us to provide 30 hydraulic pumping units, with 8 of those units serving as backups to provide substantial redundancy to enhance efficiency and minimize delays. The Encana Work Order provides for an initial 12-month service period that commenced on November 29, 2011 and is renewable for up to four additional one-year service periods by mutual agreement. The Encana Work Order provides for payments to us by Encana at a certain average rate per stage if we are performing 14-hour operations during the service term and a different average rate per stage if we are performing 24-hour operations during the service term. The Encana Work Order requires us to perform certain specified minimum average numbers of stages per month over a rolling three-month period of performing 14-hour operations or 24-hour operations, respectively. If we do not meet these minimum performance requirements we will be in default under the Encana Work Order. Based on the pace of our current hydraulic fracturing operations for Encana, we believe that it is unlikely that we will default under the Encana Work Order for failure to meet such rolling quarterly minimum requirements. We are entitled to certain minimum payments each period if Encana does not require our services at a rate which would allow us to meet or exceed those minimums. In the event of any conflict between the terms of the Encana MSA and the Encana Work Order, the provisions of the Encana Work Order will control. We refer to the Encana MSA, as amended by the Encana Work Order, as the Encana contract.

If we commit certain defaults under the Encana Work Order, Encana may terminate the Encana Work Order upon 30 days written notice. Such defaults include: our failure to complete a certain number of stages within the 30 days between January 30, 2012 and February 29, 2012 (i.e., within the last 30 days of the first 90 days of service); our failure to complete a certain average number of stages over three-month rolling periods; our failure to report all incidents, including, but not limited to, spills, releases and near hits to Encana in a timely manner (within 24 hours from the time of occurrence); our failure to timely provide a corrective action report and a corrective action plan and correct two or more OSHA recordable incidents or one reportable spill in any month; our failure to provide a corrective action report and corrective action plan with respect to recurring service quality issues within two weeks of receiving notice from Encana thereof and resolve such issues within 30 days of the delivery of such corrective action plan; our failure to follow our safe work policies, practices and standards, or Encana’s instructions, or our violation of any applicable laws, rules, regulations, permits, or authorizations or Encana’s safety rules, practices and policies; and our failure to take appropriate action to prevent and/or minimize adverse environmental impact(s) including, but not limited to, spills and releases. In the event of a conflict between the terms of the Encana MSA and the default and termination provisions of the Encana Work Order, the terms of the Encana Work Order control.

We are currently performing 14-hour operations for Encana. Based on the pace of our current hydraulic fracturing operations for Encana, we believe that it is unlikely that we will default under the Encana Work Order for failure to complete the required number of stages within the 30-day period ending February 29, 2012; and although we cannot give assurances that we will not be subject to a reduction in business from Encana that impacts our future per-stage operations, based on the pace of our current hydraulic fracturing operations for Encana, we believe that it is unlikely that we will default under the Encana Work Order for failure to meet such rolling quarterly minimum requirements.

The Encana MSA may be terminated by either party at any time, with or without cause, with 30 days prior written notice. Any such termination does not affect any rights or obligations of either party under the Encana MSA or the Encana Work Order. If the Encana MSA is terminated by Encana without cause, Encana will assume and become liable for all obligations and commitments that we may have previously in good faith undertaken or incurred in connection with the Encana MSA, and Encana will pay us, as compensation for the work performed prior to such termination all costs we have incurred and the reasonable costs we have committed and demobilization costs, if applicable. The Encana MSA provides for certain defaults including: our insolvency, receivership or the commencement of bankruptcy proceedings by or against us; our material violation of laws or ordinances applying to our performance under the Encana MSA or our disregard of instructions from Encana; except for force majeure, our failure, neglect, refusal, or inability to provide ample supervision, labor, materials or equipment to perform under the MSA at a rate and in a manner deemed sufficient by Encana; our allowance of any third party liens against the materials or services we provide or Encana’s sites; and our failure to perform any other material provision of the Encana MSA. In the event of a default under the Encana MSA, Encana has the right to terminate the Encana MSA (subject to giving us a reasonable opportunity to cure such default), request that we withdraw from their sites and assign to them any of our subcontracts that they request, finish the work itself or with the assistance of third parties, and/or withhold the payment of any further sums due to us until such work is completed (subject to determination by mutual agreement of the amount, if any, of excess cost incurred by Encana to complete the work and the amount to which we are entitled for our performance up to the date of such termination).

Encana may request that we relocate the equipment proposed to be used in the Haynesville Shale to the Piceance Basin in Colorado and Wyoming. If Encana requests such a relocation, Encana will continue to pay us the minimum per stage amounts provided for in the Encana Work Order during the relocation process and reimburse us for relocation costs. Based on our estimates, we believe we may earn revenue of approximately $26 million per three-month period over the term of the Encana Work Order once our fleet is deployed on 24-hour operations. Our actual revenue from the Encana Work Order may differ and we can provide no assurance that we will be able to achieve such estimated revenue. This amount is lower than our estimated revenue from the

Petrohawk contract over a comparable period because Encana is providing its own raw material inputs while Petrohawk is not.

Petrohawk Fracturing Contract

On September 3, 2010 we entered into a contract with Petrohawk, which was supplemented on January 14, 2011, to provide hydraulic fracturing services to Petrohawk in the Eagle Ford Shale in southern Texas. The Petrohawk contract provides for a 24-month service period commencing on May 1, 2011 (regardless of when services under the Petrohawk contract commence). We commenced hydraulic fracturing services under the Petrohawk contract with a fleet of 20 hydraulic pumping units on August 29, 2011. Pursuant to the Petrohawk contract, Petrohawk is obligated to pay us a monthly service fee equal to the greater of (i) the total number of stages completed by us multiplied by a specified stage rate and (ii) a minimum amount per month. The stage rate is agreed upon in a field ticket on a per stage basis. In order to be entitled to receive the specified minimum amount, we must be available to provide pumping services for a minimum of 22 days per month. The Petrohawk contract can be terminated by Petrohawk in the event we are unable to perform under the terms of the contract, which includes our inability to provide proppant under the terms of the contract. We are currently performing under the contract and have no reason to believe that it will be terminated by Petrohawk.

Based on our estimate, we believe we may earn revenue of approximately $44 million per three-month period, including amounts paid by Petrohawk for raw materials, such as proppant, supplied by us over the term of the Petrohawk contract once our fleet is deployed on 24-hour operations. Our actual revenue from our contract with Petrohawk may differ and we can provide no assurance that we will be able to achieve such estimated revenue.

On March 28, 2011, we entered into a master services agreement with Petrohawk (the “Petrohawk MSA”), which sets forth the general terms and conditions which will be applicable to future hydraulic fracturing services which we provide to Petrohawk on all projects. We may enter into a separate work order with Petrohawk (the “Petrohawk Work Order”) with respect to each such future hydraulic fracturing project that we agree to undertake for Petrohawk which will set forth the detailed terms and conditions to be applicable to the services to be provided by us in connection with the project. In the event of any conflict between the terms of the Petrohawk MSA and a Petrohawk Work Order, field ticket, or other memoranda, the terms of the Petrohawk MSA will control.

The Petrohawk MSA may be terminated by either party at any time, with or without cause, upon 30 days prior written notice. Any such termination does not affect any rights or obligations of either party under the Petrohawk MSA or any applicable Petrohawk Work Order. The Petrohawk MSA provides the following will constitute default by us: our insolvency, general assignment for the benefit of creditors or admission in writing of our inability to pay our debts generally as the same become due; the institution of any proceedings under any federal, state or local laws for relief of debtors or for the appointment of a receiver, trustee or liquidator of the Company; our voluntary petition in bankruptcy or for a reorganization or for an adjudication of the Company as insolvent or bankrupt; an attachment being levied upon our equipment which is not removed within five days; or our failure to perform our obligations under the Petrohawk MSA, including the failure to provide agreed proppant as specified in the applicable Petrohawk Work Order. In the event we default under the Petrohawk MSA, Petrohawk has the right to cancel the Petrohawk MSA and all verbal or written agreements between the parties, terminate immediately all work then being performed by us under the Petrohawk MSA, and/or pursue any or all of Petrohawk’s legal or equitable remedies, subject to the arbitration requirements of the Petrohawk MSA.

Other Fracturing Contracts

On September 6, 2011, we entered into a master services agreement with El Paso, pursuant to which we agreed to provide hydraulic fracturing and related services to it on a project by project basis. On October 4, 2011, pursuant to the master services agreement, we entered into a short-term work request with El Paso (the “Work Request”), to provide acid fracturing services in the Altamont-Bluebell Field in Altamont, Utah. We commenced services on October 24, 2011 and are currently continuing to work through mutual agreement. Prior to deployment of the completed third fleet, we utilized excess capacity to service the Work Request. Specifically, we are utilizing four pumps supplied by UE Manufacturing, a division of United Holdings LLC (“UE”), two of which are back-up pumps.

Coiled Tubing and Other Pressure Pumping Services

Our coiled tubing and other pressure pumping services are typically provided through short-term day rate arrangements.

Transportation Contract

On July 7, 2011, we entered into a master lease agreement with Midwest Railcar Corporation (“Midwest”), as the same may be supplemented by each schedule thereto (the “Rail Lease Agreement”). Under schedules to the Rail Lease Agreement, we have agreed to lease up to 461 100-ton railcars. The base term for the lease of the railcars covered by a particular schedule commences on the first day of the month following delivery and continues for a period of 60 months to 84 months. The railcars under these schedules are leased at a fixed rent per month between $485 and $550 per railcar. The railcars are only permitted to be used for the transportation and storage of sand. We are responsible for the costs and expenses of any and all repair and maintenance of the railcars, as well as any damage to any railcar resulting from any reason whatsoever, other than damage attributable to the actions or omissions of Midwest. If any railcar accumulates more than 25,000 miles in any calendar year (loaded or empty), the Company will incur additional charges for the excess mileage. We were required to deliver security deposits totaling $1,106,160 as of September 30, 2011 upon execution of the Rail Lease Agreement.

Equipment Purchase Agreements

We are currently operating two state-of-the-art, high-specification hydraulic fracturing fleets, representing an aggregate 120,000 BHP/107,500 HHP. In addition, we have a third fleet on order with complete delivery expected by the end of February 2012. We have placed deposits on our fourth and fifth fleets for expected delivery in the first half of 2012. We have also contracted to purchase four coiled tubing units (two of which were received in October 2011 and were put into operation in November 2011 and the third of which was delivered in late December 2011 and is expected to be put into operation in January 2012) and have acquired three nitrogen units to service our existing customer contracts and complement our existing fleets of coiled tubing and cementing assets. Each of our fracturing fleets is designed for operations including hydraulic fracturing, acid stimulation, high-pressure pumping, liquid carbon dioxide pumping and pressure testing. The table below sets forth our hydraulic fracturing fleets.

Hydraulic Fracturing Fleet Summary as of December 31, 2011

Fleet	Manufacturer	Delivery Completion	Number of Pumps	Total Capacity (BHP/HHP)
1	Enerflow	January 2012	30	75,000/67,500
2	S&S	August 2011	20	45,000/40,000
3	United Engines	February 2012 (scheduled)	21	47,250/42,000

Fracturing Equipment

Fracturing Fleet 1

Enerflow manufactured our first fleet based on our specifications. We commenced services on November 29, 2011 under the Encana Work Order. The entire first fleet consists of:

•

Thirty Shock Pulse Method (“SPM”) hydraulic pumping units, including twenty “Quintuplex” model 2500 SD 2,500 BHP/2,250 HHP hydraulic pumping units and ten SPM “Triplex” model Destiny TWS 2,500 BHP/2,250 HHP hydraulic pumping units (eight of which will be backup pumps)

•	One chemical additive van

•	One data van

•	One HU80 hydration unit

•	Two trailer mounted 125 BPM blenders

•	Two manifold trailers

Fracturing Fleet 2

S&S manufactured our second fleet based on our specifications. We commenced services using this fleet under the Petrohawk contract on August 29, 2011. The entire second fleet consists of:

•	Twenty SPM “Triplex” model FT-2251T 2,250 BHP/2,000 HHP hydraulic pumping units (six of which are backup pumps)

•	Twenty optional wet kits

•	Two trailer mounted 130 BPM blenders

•	One trailer mounted chemical additive and hydration unit

•	One truck mounted data acquisition and control center

•	One trailer mounted chemical additive unit

Fracturing Fleet 3

We have made payment of a substantial part of the applicable purchase price to UE for hydraulic pumping units for our third fracturing fleet, which they are currently manufacturing according to our specifications. We anticipate full receipt of our third fleet by the end of February 2012. The entire third fleet consists of:

•	Twenty-one 2,250 BHP/2,000 HHP hydraulic pumping units (as many as seven of which will be backup pumps depending on future customer’s requirements)

•	One chemical additive van

•	One treatment van

•	One hydration unit

•	Two trailer mounted 125 BPM blenders

•	Two frac manifolds

•	One iron trailer

•	Eight sand chiefs

•	Two t-belts

Planned Fracturing Fleets 4 and 5

We have placed deposits for our fourth and fifth hydraulic fracturing fleets, consisting of an aggregate of forty 2,250 BHP/2,000 HHP hydraulic pumping units. We anticipate that delivery of the fourth and fifth fleets will occur in the first half of 2012.

Coiled Tubing Fleet

We currently have nine leased units, which are leased from WSB. In addition, we have contracted to purchase an additional coiled tubing fleet consisting of four additional coiled tubing units from Hydra Rig. Hydra Rig is manufacturing our coiled tubing fleet based on our specifications. We received two coiled tubing units in October 2011, which we put into operation in November 2011. We received our third coiled tubing unit in late December 2011 and anticipate delivery of our fourth coiled tubing unit by the end of February 2012. The entire Hydra Rig fleet consists of:

•	Two 2” diameter 18,500 foot spool, 15,000 psi, coiled tubing units

•	Two 2” diameter 22,000 foot spool, 15,000 psi, coiled tubing units

Industry Overview and Trends Impacting Our Business

The pressure pumping industry provides hydraulic fracturing and other well stimulation services to oil and natural gas E&P companies. Hydraulic fracturing involves pumping a specially formulated slurry down a well casing or tubing under high pressure causing the underground formation to crack or fracture. Suspended in the slurry is a proppant to keep the fracture open, which allows the oil or natural gas to flow more freely to the surface. The proppant fills the fractures created by the mechanical fracturing process and preserves the permeability of the formation. Fracturing is required when the formation holding the oil and natural gas lacks the permeability to release hydrocarbons quickly, as is typical in many active shale and unconventional oil and natural gas plays.

The total size of the North American pressure pumping market, on a revenue basis, was approximately $7 billion in 2009, approximately $15 billion in 2010 and approximately $27 billion in 2011 based on data from a January 2012 report by Spears & Associates, Inc. The revenue generated in this pressure pumping market is forecasted to reach $32 billion in 2012.

Ongoing Development of Existing and Emerging Unconventional Resources

Over the past decade, E&P companies have focused on exploiting the vast resource potential available across many of North America’s unconventional resource plays through the application of new horizontal drilling and completion technologies, including multi-stage hydraulic fracturing. Well-capitalized producers have acquired and/or leased large acreage positions in shale plays, including those in our core areas of the Haynesville Shale and Eagle Ford Shale, using short-term leases (three years or less) which require producers to drill wells to retain the acreage. Since the beginning of 2008, producers have acquired over $150 billion in properties in unconventional resource plays in the United States; over $33 billion of these acquisitions have been in the Haynesville Shale and Eagle Ford Shale areas.

Development of North America’s vast unconventional resources will require significant capital investment over a long period of time and necessitate the continued use of multi-stage hydraulic fracturing. To help fund their drilling program in these areas, a number of producers have also entered into joint venture transactions with large international operators and private equity sponsors. These producers and their joint venture partners have committed significant capital to the development of unconventional resources, which we believe will result in sustained drilling activity. We have observed increased bidding activity in our areas of operations, a growing backlog of fracturing projects, full equipment utilization and substantial pricing power for fracturing service providers. We currently expect these factors to continue to persist and the market for fracturing services to continue to be tight. Accordingly, we believe the long-term development horizon for these unconventional resource plays will help mitigate the impact of short-term changes in oil and natural gas prices on the demand for hydraulic fracturing services.

Increased Horizontal Drilling Activity and Service Intensity in Unconventional Basins

Significant growth in the number of horizontal rigs and greater service intensity in unconventional reservoirs are the primary factors driving pressure pumping demand in North America. The number of horizontal drilling rigs in the United States has climbed from 48 (6.2% of the total operating rigs) at the end of 1999 to 1,167 (58.1% of the total operating rigs) as of December 29, 2011, based on data from Baker Hughes. Compounding the impact of more horizontal wells, many newly-explored shales such as the Haynesville and Eagle Ford Shales, are high-pressure reservoirs that require greater pressure pumping intensity and more time to complete. At the same time, the hydraulic fracturing industry is benefiting from drilling trends that are causing the number of fracturing stages to grow at a faster rate than the horizontal rig count. As E&P companies have become more experienced at developing unconventional plays, the time required to drill wells has decreased, thus increasing the number of wells drilled per year and hence the number of fracturing stages demanded for a given rig count. In addition, the length of well laterals is increasing and fracturing stages are being performed at closer intervals, further increasing the number of fracturing stages per well. These trends support continued demand for pressure pumping capacity and provide significant revenue opportunities for our services.

Increased Drilling in Oil- and Liquids-rich Formations

There is increasing drilling activity in oil- and liquids-rich formations in the United States, such as the Eagle Ford, Permian Basin, Bakken and Niobrara Shales and various plays in Oklahoma, including the Granite Wash. Based on data from Baker Hughes, the number of U.S. oil-directed rigs has increased approximately 185.4% from December 31, 2009 to 1,193 as of December 29, 2011, and more than 50% of U.S. drilling rigs are now oil focused. Although the E&P industry is cyclical and oil prices have historically been volatile, we believe that many of the oil- and liquids-rich plays are economically attractive at oil prices substantially below the current prevailing oil price. U.S. liquids drilling rigs in unconventional basins are also increasingly frac intensive, measured by horsepower required per active drilling rig. We believe these trends will continue to support sustained growth in our business.

Constrained Supply of Frac Sand

The frac sand used in oil and natural gas proppants must meet certain size and other specifications in order to be suitable for hydraulic fracturing purposes. Securing access to frac sand that conforms to the specifications established by the American Petroleum Institute is increasingly important to suppliers and customers of hydraulic fracturing services. Rising unconventional production in the United States will continue to support demand for frac sand, which is used extensively in domestic unconventional basins. The frac sand market is driven by the overall demand for oil and natural gas production and, in particular, horizontal drilling of oil and natural gas wells. Technological improvements in horizontal drilling have made oil and natural gas extraction from U.S. shale basins more cost-effective in recent years. Accordingly, the demand for frac sand has grown significantly, paralleling the heightened E&P activity in unconventional reservoirs. We believe the industry is currently experiencing both high demand and tight supply of frac sand. According to a report by the Freedonia Group Inc., based on the above factors, demand for all proppants is projected to increase at a compound annual growth rate of approximately 16% from $2.5 billion in 2010 to $5.1 billion in 2015, and, more specifically, demand for coated frac sand and raw frac sand in the United States and Canada is projected to increase at a compound annual growth rate of approximately 15% from $950 million in 2010 to approximately $1.9 billion in 2015.

High Asset Utilization and Tight Equipment Market

Due to increased drilling in oil and natural gas unconventional formations, the demand for well stimulation services has increased dramatically. As a result of this high demand, equipment manufacturers have had difficulty keeping pace in terms of bringing new equipment to market. The equipment supply constraint has yielded high asset utilization levels across the industry. The high demand for hydraulic fracturing services has caused hydraulic fracturing fleets to be utilized at high rates, with many fleets running 24 hours per day. The intensive use of equipment has contributed to elevated equipment failure rates and the attrition of units from service. We believe the current supply and demand landscape for hydraulic fracturing services and the efficiency gains in the field will lead to continued demand for our services, which we are well positioned to meet with our current fleets and the three additional fleets coming online through the first half of 2012.

Strong Growth in Coiled Tubing Demand

Coiled tubing remains the preferred deployment system for drilling out composite plugs in horizontal wells after multiple stage fracture jobs. Throughout North America, coiled tubing units capable of running 2” diameter and larger pipe are in short supply and therefore are being contracted at premium pricing. According to data from a January 2011 report by Spears & Associates, Inc., the total size of the global coiled tubing market, based on revenue, was approximately $3 billion in 2010 and was expected to grow 20% to $3.5 billion in 2011. The shortage in premium coiled tubing is currently one of the constraints in oilfield development, and we believe that having our own coiled tubing units will allow us to more efficiently utilize our hydraulic fracturing fleets.

Our Strengths

Modern, High Specification Fracturing Fleets

The equipment used in our fleets make them among the most reliable and highest performing hydraulic fracturing fleets available to the marketplace. We believe that the fleets will be capable of operating at some of the highest pressure and flow rate requirements in the field. The Enerflow SPM “Quintuplex” model 2500 SD hydraulic pumping units purchased for the Encana contract are capable of delivering up to 2,500 BHP/2,250 HHP and can operate at high efficiency levels because total pump rod loading is distributed over five pistons rather than the more standard three pistons. However, our three piston SPM “Destiny Triplex” units have a 10” stroke, as compared to a typical 8” stroke, resulting in less overall wear on expendables and improved overall pump durability. The 2,250 BHP/2,000 HHP pumps purchased for the Petrohawk contract operate at or above current industry averages, as do the 2,250 BHP/2,000 HHP pumps designated by UE for our third fleet. In addition, all of our pumps are capable of operating at pressures of 15,000 psi. These newer fleets allow us to operate at lower gears and relative output levels reducing the wear and tear on our equipment.

We anticipate that the new equipment we have purchased will offer greater efficiency by delivering equivalent or greater horsepower, lower fuel cost, lower personnel costs, less wear and tear on equipment, reduced downtime, lower repair and maintenance costs and safer operations resulting in increased profitability and asset utilization relative to older equipment in the field. As a result, we believe that investment in new equipment will enhance customer satisfaction through efficiency gains in the field and allow us to better serve the diverse and increasingly challenging needs of our current and future customers.

Reduced Downtime as a Result of New Equipment and Equipment Redundancy

Downtime due to equipment problems is commonplace in the industry and costly to customers who continue to pay for equipment and labor during the downtime. In addition to operating only newer, higher performing equipment, we have designed our fleet configurations to help customers minimize downtime due to equipment failure. We have designated eight backup pumps for Fleet 1, six backup pumps for Fleet 2, and plan to have as many as seven backup pumps for Fleet 3. This built-in equipment redundancy will allow us to quickly substitute a backup pump for any pump requiring maintenance or replacement. We believe this offers an attractive value proposition to our customers as the additional cost of maintaining backup pumps is more than offset by the benefits of reduced downtime and increased efficiency.

Service Contracts with Market Leaders

Current contracts with our two largest customers, Encana and Petrohawk, are projected to provide for consistent minimum revenue streams over the near term. This visibility enhances our ability to forecast, budget and plan our business from a strategic perspective. In addition, we believe that these contracts will help us build stronger customer relationships over time as these customers look to us as a reliable supplier of services critical to their business. We will continue to pursue long-term contracts with customers as we grow our business and asset base.

Integrated Logistics Management; Providing Secure Access to Frac Sand

To meet customer demand for frac sand, we are currently developing our own integrated supply chain to provide for the timely acquisition, processing and delivery of frac sand. We have contracted with an independent sand mining company to provide wet and dry frac sand and have initiated arrangements to control and manage the transportation and processing of this key input. Our initial frac sand supply contract has an initial term of 12 months, extendable at our option for an additional 12 months. We have also contracted with another independent sand mining company to provide dry frac sand. This contract has an initial term of 24 months. We are developing a drying and delivery facility near San Antonio, Texas, and have negotiated the use of a railway line and a lease of up to 461 railcars, which will enable us to transport frac sand directly from the mine to our processing facility. The San Antonio facility is intended to operate a high capacity dryer and allow for dry covered storage. We also have an agreement in principle with a third party to acquire an interest in a sand drying facility in Millet, Texas and sand reserves in Washington, Wisconsin, in return for completing upgrades to the facility. We expect the upgrades to be completed and the facility to be operational on January 31, 2012. We also expect to enter into an exclusive lease for the facility. Collectively, these raw frac sand operations will include drying, sorting, storing and delivering sand, providing a reliable source of difficult-to-obtain dry frac sand, which is a necessary input for our hydraulic fracturing operations. Because we will not be dependent on third-party suppliers for dry sand or transportation systems, we believe that this will enable us to deliver proppant and equipment quickly to our fracturing jobs on short notice. We expect to be able to process the raw wet sand at lower cost than we would typically pay for dry frac sand from outside suppliers allowing us to capture additional margins. We view having a dry sand processing facility as a strategic advantage because industry-wide wet sand is more readily available than dry sand. Additionally, we expect our planned processing facility and transportation infrastructure will reduce the logistical challenges inherent in our business. The San Antonio facility is expected to be operational in March 2012.

Strong Supplier Relationships

We believe we have strong relationships with our suppliers. This is particularly important in the current industry environment, which is characterized by supply constraints. Through years of industry experience, our management team has cultivated valuable business relationships and contacts throughout the supplier universe, which have allowed us to gain access to new, high capability equipment and secure equipment purchase contracts on a timely and commercially attractive basis. These relationships help us remain abreast of the latest technical developments and fleet enhancements and maintain greater visibility on current and future manufacturing capacity availability.

Strong Relationships with Customers

We believe that our management team’s strong past relationships with Encana and Petrohawk were an important factor in allowing us to obtain contracts with those two companies. By demonstrating our technical expertise and high-quality fracturing services, we intend to build a reputation for quality and customer service with all of our customers. Furthermore, as we develop our portfolio of complementary services, the strong relationships that we are building will present us with cross-selling opportunities that we expect will generate additional revenues.

Experienced Management Team

Our experienced management team has extensive industry experience and over a 30% ownership stake, as calculated on a fully diluted basis as of December 31, 2011, in the Company. Our Chief Executive Officer, L. Charles Moncla, Jr., is the former Chief Executive Officer and 23-year owner of Moncla Well Service, Inc., an oil field service company that began operations with just one workover rig and six employees. Mr. Moncla grew the company through acquisitions of Lafayette Well Service, LA Swabbing, Harris Well Service, B&T Well Service, Petroleum Well Service and Bass Well Service. Additionally, he formed Moncla Marine as a barge workover company for shallow water oilfield operations. He expanded operations to include Brothers Oilfield Service and Supply and Tri Energy. Mr. Moncla sold his company to Key Energy Services in October 2007 for over $140 million. At that time, the operations of Mr. Moncla’s companies were comprised of 53 rigs and over 900 employees which we believe made them one of the largest privately held oil well servicing companies. Collectively, our Chief Executive Officer, Executive Vice President of Operations and Chief Financial Officer have extensive experience in the energy services industry and have well-established relationships across the sector as well as access to highly experienced field supervisors and personnel.

Commitment to Recruiting and Training Talent and Incentivizing Workforce

Our business strategy, premium equipment and management team reputation are significant advantages in attracting and retaining qualified employees, a key success factor in our business. As of January 3, 2012, we had successfully recruited and hired approximately 250 full-time employees (220 of whom work in the areas surrounding the Haynesville and Eagle Ford Shales). Our recruiting strategy focuses on holding job fairs and identifying technically proficient individuals with a commitment to customer service. In addition, we focus on hiring managers that have connections to potential talented employees. Our employees undergo a rigorous training program that meets or exceeds the industry leading safety standards of our customers. To encourage personal accountability and achievement within the organization, our crews are eligible to receive incentive pay per fracturing stage subject to satisfying quality and safety standards. In addition, all of our employees are eligible to receive incentive pay based on satisfying safety standards. We believe that this incentive program enables us to achieve higher utilization, attract talent and motivate our employees to continually maintain quality and safety. The incentive pay available under this program may represent a significant supplement to the compensation earned by our employees.

Our Strategy

Provide High-Quality Service to Our Customers

We view the provision of high quality service as an opportunity to solidify and further enhance our strong customer relationships. We will provide onsite engineers to execute jobs on a well-by-well basis. By closely monitoring our equipment performance during pressure intervals and by performing rigorous equipment maintenance at the well site, we expect to be able to complete a fracturing job efficiently, while minimizing the risk of equipment failures. We believe our customer focus and attention to detail will enhance the efficiency and quality of a fracturing project, resulting in faster well completions for our customers. We believe the quality of our service allows us to command a higher service rate while still reducing total well completions cost for our customers. By maintaining a relatively flat organizational structure compared to our larger competitors, we believe we are able to provide faster, more responsive, and more customized support to each individual customer.

Capitalize on Growth in Unconventional Resource Plays

In recent years, there have been numerous domestic oil, natural gas and liquids-rich unconventional plays that have been discovered. Many of these plays are economically attractive at current oil and natural gas prices and are anticipated to account for sustained production growth over the long-term. We intend to focus our services on unconventional resource basins with long-term development potential and attractive economics. The characteristics of these basins should allow us to leverage our high-pressure rated assets and the considerable technical expertise of our senior operating team. We plan to focus on more complex fracturing projects characterized by less price competition and higher profit margins. We believe there are significant opportunities to gain new customers in the basins on which we focus.

Expand Geographic Footprint

We intend to expand our operations to regions containing technically challenging unconventional formations where our modern, high specification equipment and expertise is required. We are currently under contract to perform services in the Haynesville Shale in northwestern Louisiana and eastern Texas, the Eagle Ford Shale in southern Texas and the Altamont Field in Utah. We may consider expanding our business to include other unconventional oil and natural gas formations, including the Marcellus Shale and Utica Shale in the Appalachian Basin in Pennsylvania and West Virginia, the Bakken Shale in North Dakota and Montana, the Permian Basin in western Texas and southeastern New Mexico, the Niobrara Shale in Colorado, Wyoming and Nebraska and the Granite Wash formation in Oklahoma. We will look to expand to other regions as we add additional hydraulic fracturing fleets and enter into new contracts.

Negotiate Additional Contracts with Customers

We are pursuing additional contracts to commit one or more fleets to new customers. Contract terms will typically range from 12 to 36 months and establish minimum monthly payments, contingent upon performance criteria. We have entered into contracts with Encana and Petrohawk to commit our fleets in the Haynesville Shale in northwestern Louisiana and eastern Texas and the Eagle Ford Shale in southern Texas, respectively, and may be requested by Encana to relocate to the Piceance Basin in Colorado and Wyoming. We are seeking to execute additional contracts to expand our operations in the Haynesville Shale and Eagle Ford Shale, as well as into other domestic unconventional resource plays. As we expand our total fleet size, we may also consider balancing our pursuit of long-term contracts with short-term spot market work, which may be at higher rates than long-term contracts.

Leverage Broad Service Portfolio to Increase Customer Penetration

Our new fleet of coiled tubing assets and ability to provide cementing services will allow us to offer our customers a greater complement of services in the field. Coiled tubing services are integral to the fracturing process and are currently in high demand. In addition to cementing services, we expect to provide other pressure pumping services that are closely related to our coiled tubing services, including well injection, cased-hole testing, workover pumping, mud displacement and wireline pumpdowns. We expect to leverage these capabilities to capture cross selling opportunities within our current customer base to generate incremental revenues. Additionally, we believe our balanced offering of services will make us more competitive, offering our customers a single source solution for their diverse oilfield needs. We also plan to focus on developing our brand recognition and reputation over time, which will help us further grow our business in the future.

Increase Operational Efficiencies

We are compensated based on the number of fracturing stages we complete under our contracts. Our fleets will be capable of completing multiple stages per day. We will have the ability to operate our fleets on a 24-hour-per-day, seven-day-per-week basis by utilizing three rotating crews. We believe we have the expertise and experience to manage continuous operations, which allows us to increase operating efficiencies, maximize fleet utilization and generate additional revenues and higher margins.

Recent Developments

Reverse Split of Common Stock

On December 30, 2011, our Board of Directors approved a one-for-five reverse split of our common stock (the “Reverse Stock Split”). The Reverse Stock Split was approved by our stockholders and became effective on January 6, 2012 (the “Split Effective Date”). On the Split Effective Date, every five shares of common stock outstanding were converted into one share of common stock. No fractional shares were issued in connection with the Reverse Stock Split, and in lieu thereof, the number of shares of common stock held by any stockholder who would otherwise have been entitled to a fractional share was rounded up to the next highest full share.

JPMorgan Credit Agreement

On December 28, 2011, we entered into an asset based revolving credit agreement with JPMorgan Chase Bank, N.A. (“JPMorgan”), which we refer to as the “Credit Agreement.” Subject to a borrowing base consisting of certain eligible accounts receivable and inventory, an amount up to $15 million was made available to us under the Credit Agreement and, on December 29, 2011, we borrowed the full $15 million amount available to us pursuant to a revolving note made by us in favor of JPMorgan as lender. The Credit Agreement includes borrowing capacity available for letters of credit. Revolving loans are available under the Credit Agreement for working capital and other general corporate purposes. The revolving line of credit will terminate on June 30, 2014, and no further advances may be made to us thereafter. We used the proceeds of our initial borrowing under the Credit Agreement to pay for certain capital expenditures, including three of our new coiled tubing units and progress payments on our planned processing facility, and for general liquidity purposes.

The interest rate applicable to the Credit Agreement is, at our option, either LIBOR plus a margin ranging from 2.25% to 3.50% (depending on our total leverage ratio) or, the JPMorgan prime rate, called “CBFR”, plus a margin ranging from 1.00% to 2.50% (depending upon such total leverage ratio). The CBFR rate is the higher of (i) the interest rate publicly announced by JPMorgan as its prime rate and (ii) the adjusted LIBOR rate as calculated by JPMorgan. We will pay a non-use fee of 0.25% on the daily average undrawn portion of the commitment under the Credit Agreement.

Our obligations under the Credit Agreement are secured (with certain exceptions) by first priority security interests on all of our assets. Our obligations under the Credit Agreement are guaranteed by Platinum Pressure Pumping, Inc. as guarantor, and will be guaranteed by our future domestic subsidiaries. The guarantor’s guarantee is, and any future domestic subsidiary’s guarantee will be, secured by first priority security interests in all of their assets. The guarantee is, and each future guarantee of the Credit Agreement will be, full, unconditional and joint and several.

For a further description of the Credit Agreement, see “Description of Certain Indebtedness—JPMorgan Credit Agreement” beginning on page 131.

Amendments to Indenture

On September 29, 2011, we completed a private offering of an additional $50 million aggregate principal amount of our 14.250% Senior Secured Notes due 2015 (the “Additional Notes”) under the indenture governing the $115 million in aggregate principal amount of such notes we issued on March 3, 2011 (the “Original

Notes”). See “—Unit Offering.” We sometimes refer to the Original Notes and the Additional Notes, collectively, herein as the “Notes.” The Additional Notes and the Original Notes are treated as a single series for purposes of such indenture. In connection with the offering of the Additional Notes, we obtained the consent of holders of a majority in aggregate principal amount of outstanding Original Notes to certain amendments to the indenture to (i) increase certain permitted indebtedness under our indenture from $35 million to $50 million in aggregate principal amount to allow for the issuance of the Additional Notes and eliminate the requirement that the proceeds of the issuance of such Additional Notes be used by us solely for the purpose of acquiring equipment, and (ii) amend the covenant relating to maximum amount of capital expenditures permitted to be incurred in any fiscal year from $10 million to $30 million effective in the fiscal year commencing in 2012 (and increase from $113 million to $160 million the exclusion for anticipated expenditures for new equipment thereunder). In addition, we agreed that if we complete on or prior to June 30, 2012 an Equity Offering (defined below) that is a firm commitment underwritten initial public offering of our common stock with net cash proceeds to us in excess of $100 million, we will exercise our redemption rights under Section 3.07(c) of the indenture to redeem that amount of Notes whose aggregate redemption price is at least equal to the amount of such excess over $100 million. For this purpose (with certain exceptions related to shares of capital stock which would be redeemable at the option of the holder), an Equity Offering is (1) an offering of our capital stock (or warrants, options or other rights to acquire capital stock), or (2) an offering of capital stock (or warrants, options or other rights to acquire capital stock) of a direct or indirect parent entity of the Company to the extent that the net proceeds therefrom are contributed to our common equity capital.

Interest Capitalized

The first interest payment on the Original Notes in an amount equal to $8,102,711, which was due on September 1, 2011, was capitalized and added to the principal amount of the Original Notes pursuant to the terms of the Original Notes. References to “Original Notes” herein include the Notes issued on such capitalization, where the context requires.

Registration of Original Notes

On August 30, 2011, we filed a registration statement in anticipation of commencing an exchange offer with holders of the Original Notes to exchange the Original Notes for identical notes registered with the United States Securities and Exchange Commission.

Hydraulic Fracturing Operations

On August 29, 2011, we commenced our hydraulic fracturing operations for Petrohawk in the Eagle Ford Shale, and on November 29, 2011, we commenced our hydraulic fracturing operations for Encana in the Haynesville Shale. The table below sets forth the number of frac stages we have completed each month since commencing services for each customer.

Customer	September	October	November	December	Total
Petrohawk	39	42	39	52	172
Encana	0	0	0	44	44

Total	39	42	39	96	216

During the fourth quarter of 2011, our revenues totaled an estimated range of $31.5 million to $32.5 million, with an estimated range of $28.4 million to $29.3 million of revenues generated under our existing contracts with Petrohawk and Encana. This reflects preliminary results of our fourth quarter 2011. Our actual revenue from these contracts may differ and we can provide no assurance that we will be able to achieve such estimated revenue. Accordingly, we have not begun our normal quarter-end closing and review procedures and there can be no assurance that final results for the quarter ended December 31, 2011 will not differ from these preliminary results. These preliminary results could change materially and are not necessarily indicative of the results to be achieved for year 2011 or any future period.

On October 24, 2011, we commenced acid fracturing operations for El Paso in the Altamont Field in Utah. The table below sets forth the number of stages we have completed each month since commencing services for El Paso.

Customer	October	November	December	Total
El Paso	3	15	11	29

Unit Offering

On March 3, 2011, we issued 115,000 units (the “Unit Offering”) with each unit consisting of $1,000 principal amount of the Company’s 14.250% Senior Secured Notes due 2015 (or $115 million in the aggregate) and a warrant entitling the holder thereof to purchase 24.358 shares (as adjusted for the Reverse Stock Split) of common stock of the Company at an exercise price of $0.05 per share. The aggregate number of shares that may be acquired upon exercise of the warrants represented 15% of our outstanding common stock at such time, on a fully diluted basis.

Concurrent Equity Offering

Concurrent with, and conditioned upon, the Unit Offering, we issued shares of our Series A Preferred Stock and common stock, representing approximately 53% of the Company’s equity interests on a fully diluted basis immediately following the consummation of the Unit Offering, for gross proceeds of approximately $20 million (the “Concurrent Equity Offering”). See “Description of Capital Stock—Preferred Stock” on page 126.

WSB Lease Purchase Agreement

Prior to the consummation of the Unit Offering, the Company entered into a lease purchase agreement (the “Lease Purchase Agreement”) with WSB and its wholly-owned subsidiaries, Moncla Pressure Pumping Well Services, L.L.C. (“PP”) and Moncla Coil Tubing Well Services, L.L.C. (“CT”), to lease all of the coil tubing and pressure pumping equipment held by PP, CT and MW Services Transportation LLC (“MWST” and, collectively with PP and CT, the “WSB Business”). The WSB Business was previously an oilfield service provider focusing on pressure pumping and related services, including coiled tubing and cementing and chemical services, but now solely holds the equipment subject to the Lease Purchase Agreement. Mr. Moncla, the Chairman of our Board of Directors (“Board”) and our Chief Executive Officer, is the sole shareholder and chief executive officer of WSB. MWST is a single member Texas limited liability company owned by Mr. Moncla.

The term of the Lease Purchase Agreement is two years, expiring on March 3, 2013. The monthly lease payment payable by the Company is $210,000. In the event that a Change of Control (defined below) of PES occurs prior to the expiration of the term of the Lease Purchase Agreement, the Company is obligated, subject to the prior satisfaction of the Company’s obligations to the holders of the Notes upon such Change of Control, and subject to the affiliated transactions covenant in the indenture governing the Notes, to purchase the WSB Business for a purchase price equal to the greater of (i) the aggregate amount of certain obligations specified in the Lease Purchase Agreement, but in no event greater than $16.1 million (the “Minimum Amount”) and (ii) an amount equal to the lesser of (x) the last twelve months of revenue generated by the WSB Business and (y) $20 million (the “Maximum Amount”), subject to adjustment if the parties mutually determine in good faith that a higher or lower amount is warranted based upon WSB’s performance under such agreement. We estimate that, if a Change of Control had occurred on December 31, 2011, the purchase price we would have been required to pay for the WSB Business would have been approximately $16.1 million. Under the Lease Purchase Agreement, we are required, at our sole cost and expense, to keep the equipment leased thereunder in good operating order, repair, condition and appearance and furnish any and all parts, mechanisms or devices required to keep the equipment in good mechanical and working order.

“Change of Control” is defined in the Lease Purchase Agreement to mean:

•	the sale of all or substantially all of our assets;

•	after our initial public offering, the first day on which a majority of the members of our Board are not our current directors or individuals nominated by such directors;

•

the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined in Section 13(d) of the Exchange Act) other than certain existing shareholders, or an affiliate or affiliates thereof, becomes the beneficial owner, directly or indirectly, of more than 50% of our voting stock, measured by voting power rather than number of shares; and

•

the consummation of the first transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined in Section 13(d) of the Exchange Act) other than certain existing shareholders, and any affiliate or affiliates thereof, becomes the beneficial owner, directly or indirectly, of more of our voting stock (measured by voting power rather than number of shares) than is at the time beneficially owned (measured on the same basis) by certain existing shareholders in the aggregate.

Under the Lease Purchase Agreement, we also have the right to negotiate with WSB to purchase the WSB Business at any time prior to the 60th day prior to the expiration of the Lease Purchase Agreement. WSB is obligated to negotiate with us in good faith with respect to any such purchase and sale of the WSB Business, provided the purchase price may in no event be an amount less than the Minimum Amount or greater than the Maximum Amount. Either party may terminate the Lease Purchase Agreement in the event the other party violates any material term of the Lease Purchase Agreement unless such violation is cured within 30 days.

Following the execution of the Lease Purchase Agreement, substantially all employees of WSB ceased working for WSB and became employees of the Company and the Company began servicing the former customers of WSB with respect to coiled tubing and cementing services. At such time the Company had not commenced its other pressure pumping operations, including hydraulic fracturing operations. We have elected to treat the WSB Business as a predecessor to the Company for accounting and reporting purposes; however, we have not taken legal title to any assets of, or any ownership interest in, WSB, PP, CT or MWST.

Annual Stockholders Meeting

On January 19, 2012, we held an annual meeting of the stockholders by written consent. The stockholders reelected the Board’s five directors and appointed Richard L. Crandall as the sixth director following an increase in the number of directors approved by the Board. The stockholders also approved an amendment to the Stockholders Agreement to reflect the increase in the number of directors from five to six and the appointment of Mr. Crandall. The stockholders also approved an amendment of the Company’s 2010 Omnibus Equity Incentive Plan (as amended, the “2010 Plan”) to add an evergreen option provision, providing for an automatic allotment of 1% of the aggregate number of outstanding shares, on a fully diluted basis, for every year commencing on July 1, 2012. The stockholders also approved the form of Amended and Restated Articles of Incorporation to be adopted in connection with the closing of this offering.

General Corporate Information

Platinum Energy Solutions, Inc. is a Nevada corporation. Our principal office is located at 2100 West Loop South, Suite 1601 Houston, Texas 77027. We can be reached at (713) 622-7731 and our website address is www.platinumenergysolutions.com. Information contained on our website does not constitute part of this prospectus.

The Offering

Common Stock Offered by Us	14,000,000 shares (16,100,000 shares if the underwriters exercise their option to purchase additional shares in full).

Common Stock to be Outstanding Immediately After this Offering[1]	29,570,228 shares (31,670,228 shares if the underwriters exercise their option to purchase additional shares in full).

Use of Proceeds

The net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $128.1 million, assuming an initial public offering price of $10.00 per share, the midpoint of the price range set forth on the cover page of this prospectus.

For a sensitivity analysis as to the offering price and other information, see “Use of Proceeds” on page 53.

We expect to use a portion of the net proceeds we receive from this offering to retire some of our existing indebtedness. We intend to use approximately $20 million to redeem the Series A Preferred Stock. We intend to use the remaining proceeds from this offering for capital expenditures, working capital and other general corporate purposes, primarily to support the growth of our hydraulic fracturing, coiled tubing and other pressure pumping activities. See “Use of Proceeds” on page 53.

Dividend Policy

We currently expect to retain all available funds and future earnings, if any, for use in the operation and growth of our business and do not anticipate paying any cash dividends in the foreseeable future. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our Board and will depend upon many factors, including our results of operations, financial condition, earnings, capital requirements, legal requirements, restrictions in our debt agreements and other factors our Board deems relevant. See “Dividend Policy” on page 56.

Risk Factors

Investing in our common stock involves a high degree of risk. You should carefully read the information set forth under “Risk Factors” beginning on page 23 of this prospectus, together with all of the other information set forth in this prospectus, before deciding to invest in shares of our common stock.

Symbol for Trading on The New York Stock Exchange	“FRAC”

1	Excludes 171,400 shares of common stock issuable upon the exercise of stock options issued under the 2010 Plan, as amended and 2,801,170 shares of common stock issuable upon the exercise of outstanding warrants (as adjusted for the Reverse Stock Split, see “Business—Recent Developments—Reverse Split of Common Stock” on page 94).

SUMMARY HISTORICAL FINANCIAL DATA

The summary historical financial data set forth below should be read in conjunction with the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” on page 58, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 63 and with our audited and unaudited financial statements and the notes to those financial statements included elsewhere in this prospectus. We have set forth in the following table for each of the periods and entities presented certain statement of operations data, cash flow data and balance sheet data of the Company, which has been derived from our audited and unaudited financial statements included elsewhere in this prospectus. Results of operations for the nine months ended September 30, 2011 are not necessarily indicative of the results of operations that may be achieved for the entire year.

Income Statement Data

	Predecessor			Successor
	WSB Business(1)	WSB Business(1)	WSB Business(2)	PES	PES
	August 20, 2009 (Inception) to December 31, 2009	Fiscal Year Ended December 31, 2010	Nine Months Ended September 30, 2010	Sept. 7, 2010 (Inception) to December 31, 2010	Nine Months Ended September 30, 2011
			(unaudited)		(unaudited)
Revenues	$420,702	$5,475,981	$4,404,519	$—	$9,878,200
Cost of services	(763,244)	(4,249,979)	(3,460,115)	—	(10,076,320)
Depreciation	(796,688)	(2,585,714)	(1,902,830)	(2,056)	(3,792,921)
Selling, general and administrative expenses	(383,427)	(1,300,645)	(1,053,248)	(5,524,495)	(8,379,305)

Loss from operations	(1,522,657)	(2,660,357)	(2,011,674)	(5,526,551)	(12,370,346)

Net (loss) income	$2,411,198	$(1,624,318)	$(1,208,687)	$(5,531,347)	$(23,658,878)

Net loss per share
Basic and diluted	N/A	N/A	N/A	$(7.60)	$(2.15)
Weighted average number of common shares outstanding:
Basic and diluted	N/A	N/A	N/A	728,140	10,883,497
Pro forma net loss				$(8,860,976)	$(21,578,627)
Pro forma net loss per share
Basic and diluted				$(12.17)	$(1.56)
Pro forma weighted average number of common shares outstanding
Basic and diluted				728,140	13,693,497

Cash Flow Data
Net cash used in operating activities	$(935,727)	$(627,433)	$(707,733)	$(1,616,765)	$(15,168,749)
Net cash used in investing activities	—	(1,702,271)	(743,271)	(9,104,147)	(98,447,821)
Net cash provided by financing activities	935,422	2,335,138	1,451,003	12,152,507	165,091,207

(1)	WSB Business is comprised of Moncla Pressure Pumping Well Services, L.L.C., Moncla Coil Tubing Well Services, L.L.C. and MW Services Transportation LLC.
(2)	This column has been included solely for purposes of comparison to the nine months ended September 30, 2011 for PES.

Balance Sheet Data

	Predessor		Successor
	WSB Business	WSB Business	PES	PES
	As of December 31, 2009	As of December 31, 2010	As of December 31, 2010	As of September 30, 2011
				(unaudited)
Cash and cash equivalents	$1	$5,435	$1,431,595	$52,906,232
Total assets	15,725,443	15,822,712	27,154,558	202,967,464
Total debt	—	—	8,790,000	169,456,048
Preferred stock	—	—	—	20
Total shareholders’/members’ equity (deficit)	$2,411,198	$1,002,880	$(2,572,968)	$(2,115,888)

RISK FACTORS

You should carefully consider the following risk factors discussed below and the matters addressed under “Cautionary Statements Regarding Forward-Looking Statements” on page ii, together with all other information presented in this prospectus, including our audited consolidated financial statements and related notes. The risks described below are not the only risks facing us or that may materially adversely affect our business. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business. If any of the following risks develop into actual events, our business, financial condition or results of operations could be materially adversely affected and you may lose all or part of your investment.

Risks Related to this Offering and Ownership of Our Common Stock

No market currently exists for our common stock, and there can be no assurance that a viable public market for our common stock will develop.

Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock will be determined through negotiations between us and the representatives of the underwriters and may not be indicative of the market price of our common stock after this offering. If you purchase shares of our common stock, you may not be able to resell those shares at or above the initial public offering price. We cannot predict the extent to which investor interest in us will lead to the development of an active trading market for our common stock on The New York Stock Exchange (“NYSE”), or otherwise, or how liquid that market might become. An active public market for our common stock may not develop or be sustained after the offering. If an active public market does not develop or is not sustained, it may be difficult for you to sell your shares of common stock at a price that is attractive to you, or at all.

The market price of our common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price. Additionally, because we provide services to the oil and natural gas industry, which is cyclical, the market price of our common stock may fluctuate significantly.

After this offering, the market price for our common stock is likely to be volatile, in part because our shares have not been traded publicly. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

•	changes in general economic or market conditions or trends in the oil and natural gas industry;

•	changes in key personnel;

•	entry into new markets;

•	our levels of comparable sales;

•	announcements by us or our competitors of new service offerings or significant acquisitions, divestitures, strategic partnerships, joint ventures or capital commitments;

•	capital expenditure requirements;

•	weather conditions;

•	changes in operating performance and stock market valuations of other companies in the industry, including customers and suppliers;

•	investors’ perceptions of our prospects and the prospects of the industry;

•	fluctuations in quarterly operating results, as well as differences between our actual financial and operating results and those expected by investors;

•	the public’s response to press releases or other public announcements by us or third parties, including our filings with the Securities and Exchange Commission;

•	publication of research reports about us or the industry;

•	announcements relating to litigation;

•	guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

•

changes in financial estimates or ratings by any securities analysts who follow our common stock, our failure to meet these estimates or failure of those analysts to initiate or maintain coverage of our common stock;

•	the development and sustainability of an active trading market for our common stock;

•	investor perceptions of the investment opportunity associated with our common stock relative to other investment alternatives;

•	future sales of our common stock by our officers, directors and significant stockholders;

•	other events or factors, including those resulting from system failures and disruptions, hurricanes, war, acts of terrorism, other natural disasters or responses to these events; and

•	changes in accounting principles.

These and other factors may lower the market price of our common stock, regardless of our actual operating performance. As a result, our common stock may trade at prices significantly below the public offering price.

In addition, the stock markets, including the NYSE, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

Future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

Sales of substantial amounts of our common stock in the public market after this offering, or the perception that these sales could occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional shares. Upon completion of this offering, we will have approximately 29.6 million shares of common stock outstanding. The shares of common stock offered in this offering will be freely tradable without restriction under the Securities Act, except for any shares of our common stock that may be held or acquired by our directors, executive officers and other affiliates, as that term is defined in the Securities Act, which will be restricted securities under the Securities Act. Restricted securities may not be sold in the public market unless the sale is registered under the Securities Act or an exemption from registration is available.

After this offering, persons and entities holding stock options entitling them to acquire 171,400 shares of common stock upon exercise and warrants entitling them to acquire 2,801,170 shares of common stock upon exercise, including some persons who are part of our executive management team, will have rights to require us to file registration statements covering sales of those shares of common stock or to include those shares in registration statements that we may file for ourselves or other stockholders. See “Description of Capital Stock—Warrants” beginning on page 128. Subject to compliance with applicable lock-up restrictions, shares of common stock covered by any of these registration statements will be able to be freely sold in the public market. In the event such registration rights are exercised and a large number of shares of common stock are sold in the public market, those sales could reduce the trading price of our common stock. Those sales also could impede our ability to raise future capital. Additionally, we will bear all expenses in connection with any such registrations (other than stock transfer taxes and underwriting discounts or commissions).

We and each of our executive officers, directors, and substantially all of our other existing stockholders and warrantholders have agreed with the underwriters, that for a period of 180 days after the date of this prospectus, we or they will not offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of or hedge any shares of our common stock, or any options or warrants to purchase any shares of our common stock or any securities convertible into or exchangeable for shares of common stock, subject to specified exceptions. The representatives of the underwriters may, in their discretion, at any time without prior notice, release all or any portion of the shares from the restrictions in any such agreement. See “Underwriting”, beginning on page 141, for more information. All of our shares of common stock outstanding as of the date of this prospectus may be sold in the public market by existing stockholders commencing 180 days after the date of this prospectus, subject to applicable volume and other limitations imposed under federal securities laws. See “Shares Eligible for Future Sale”, beginning on page 136, for a more detailed description of the restrictions on sales of our common stock after this offering. Sales by our existing stockholders of a substantial number of shares of our common stock in the public market, or the perception that these sales might occur, could cause the market price of our common stock to decrease significantly.

In the future, we may also issue shares of our common stock in connection with investments or acquisitions. See “Shares Eligible for Future Sale” on page 136. The number of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of common stock. Any issuance of additional shares of our common stock in connection with investments or acquisitions may result in additional dilution to you.

If you purchase shares of common stock in this offering, you will incur immediate and substantial dilution.

If you purchase shares of common stock in this offering, you will incur immediate and substantial dilution in the amount of $6.65 per share because the assumed initial public offering price of $10.00, which is the midpoint of the price range set forth on the cover page of this prospectus, is substantially higher than the pro forma net tangible book value per share of our outstanding common stock. This dilution is due in large part to the fact that our earlier investors paid substantially less than the initial public offering price when they purchased their shares. From time to time, we expect to issue stock options to directors, officers and key employees under the 2010 Plan. We have reserved 1,044,817 shares of common stock (or options to purchase common stock) under the 2010 Plan for future issuances (as adjusted for the Reverse Stock Split). You may experience additional dilution upon future equity issuances or the exercise of stock options to purchase common stock granted to our employees, consultants and directors under our stock incentive plans. See “Dilution”, beginning on page 56, for a more detailed description.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. We do not currently have, and may never obtain, research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of the Company, the trading price for our common stock would be negatively impacted. If we obtain securities or industry analyst coverage and if one or more of the analysts who cover us downgrades our common stock or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which could cause our stock price and trading volume to decline.

We do not expect to pay any cash dividends for the foreseeable future.

We currently expect to retain all available funds and future earnings, if any, for use in the operation and growth of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board, subject to compliance with applicable law and any contractual provisions, including under agreements for indebtedness we may incur, that restrict or limit our ability to pay dividends, and will depend upon, among other factors, our results of operations, financial condition, earnings, capital requirements and other factors that our Board deems relevant. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our common stock.

Concentration of ownership among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions.

Upon completion of this offering, and assuming no exercise of the underwriters’ option to purchase additional shares, our executive officers, directors and principal stockholders will own, in the aggregate, approximately 39.5% of our outstanding common stock, or approximately 38.1% assuming the exercise of outstanding options and warrants owned by our executive officers and directors. As a result, these stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors, amendment of our articles of incorporation and approval of significant corporate transactions and will have significant influence over our management and policies. This concentration of influence could be disadvantageous to other stockholders with interests different from those of our executive officers, directors and principal stockholders.

Anti-takeover provisions in our organizational documents and provisions of Nevada law might discourage, delay or prevent a change in control of the Company and may result in an entrenchment of management and diminish the value of our common stock.

Our articles of incorporation and bylaws contain provisions that make it difficult for our stockholders to change the composition of our Board, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that our stockholders may consider favorable. See “Description of Capital Stock” beginning on page 125.

These provisions, among other things:

•

require the affirmative vote of the holders of 90% of the Company’s common stock to remove a director (such threshold changing to 67% following our anticipated amendments to such governing documents in connection with this offering);

•

do not permit stockholders to alter, amend or rescind the bylaws of the Company except upon the affirmative vote of the holders of 75% of the Company’s common stock (such threshold changing to 67% following our anticipated amendments to such governing documents in connection with this offering);

•	do not provide for cumulative voting in the election of directors;

•

authorize the issuance by our Board of “blank check” preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include super-majority voting, special approval, dividend or other rights or preferences superior to the rights of the holders of common stock; and

•	limit the persons who may call special meetings of stockholders.

In addition, we intend to amend and restate our articles of incorporation to establish a staggered, or classified, board of directors so that not all members of our board of directors are elected at one time, subject to necessary Board and shareholder approval. These anti-takeover provisions and other provisions under Nevada law, together with the concentration of ownership of our common stock discussed above under “Concentration of ownership among our existing executive officers, directors and principal stockholders may prevent new investors from influencing significant corporate decisions,” could substantially impede the ability of our common stockholders to benefit from a change in control and, as a result, could materially adversely affect the market price of our common stock and your ability to realize any potential change-in-control premium.

Future offerings of debt securities and preferred stock, which would rank senior to our common stock upon our liquidation, may adversely affect the market value of common stock.

In the future, we may attempt to increase our capital resources by making offerings of debt or additional offerings of equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock. Upon liquidation, holders of our debt securities and preferred stock, JPMorgan as lender under the Credit Agreement, and lenders with respect to any other borrowings, will receive a distribution of our available assets prior to the holders of our common stock. Our preferred stock, which may be issued without stockholder approval, if issued, could have a preference on liquidating distributions or a preference on dividend payments that would limit amounts available for distribution to holders of our common stock. As of December 31, 2011, we had $173,102,711 aggregate principal amount of Notes outstanding (which includes $8,102,711 of previously accrued interest capitalized on September 1, 2011) and 20,000 shares of Series A Preferred Stock outstanding with a liquidation preference value ranging from $20,000,000 to $40,000,000. See “Description of Certain Indebtedness,” “Description of Capital Stock—Preferred Stock” and “Business—Recent Developments—Amendments to Indenture” beginning on pages 131, 126 and 95 respectively. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk that our future offerings may reduce the market value of our common stock.

Our Board can issue, without stockholder approval, preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock.

Our Board can issue, without stockholder approval, preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock and reduce the likelihood that such holders will receive dividend payments or payments upon liquidation. Such issuance could have the effect of decreasing the market price of the common stock. The issuance of preferred stock or even the ability to issue preferred stock could also have the effect of delaying, deterring or preventing a change of control or other corporate action.

Our Board and management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

We expect to use the net proceeds from this offering for general corporate purposes, redemption of preferred stock, the repayment of a portion of our debt and capital expenditures. However, our Board and management will have broad discretion to use the net proceeds from this offering, and you will be relying on their judgment regarding the application of these proceeds. Our Board and management might not apply the net proceeds of this offering in ways that increase the value of your investment. Until we use the net proceeds from this offering, we plan to invest them, and these investments may not yield a favorable rate of return. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our share price to decline.

Conflicts of interest may arise because some of our directors are principals of our principal stockholder.

Clearlake Capital Group, L.P. (“Clearlake”) and its affiliates currently own 6,302,138 or 34.1% of the Company’s outstanding shares of common stock (as adjusted for the Reverse Stock Split), as calculated on a fully diluted basis as of December 31, 2011, and occupy two seats on our Board (which they will continue to occupy following the offering). Clearlake or its affiliates could invest in entities that directly or indirectly compete with us or companies in which Clearlake or its affiliates are currently invested may determine to compete with us. As a result of these relationships, when conflicts arise between the interests of Clearlake or its affiliates, on the one hand, and the interests of our stockholders, on the other hand, these directors may not be disinterested. The representatives of Clearlake and its affiliates on our Board are not required to offer us any transaction opportunity of which they become aware and could take any such opportunity for themselves or offer it to other companies in which they have an investment, unless such opportunity is expressly offered to them solely in their capacity as our directors.

Risks Related to our Business

Our operating history may not be sufficient for investors to evaluate our business and prospects.

We were formed in September 2010. Our limited operating history may make it more difficult for investors to evaluate our business and prospects and to forecast our future operating results.

Our customer base is concentrated within the oil and natural gas production industry and loss of a significant customer or our existing customer contracts could cause our revenue to decline substantially and adversely affect our business.

Our business is highly dependent on our existing contracts and our relationship with each of Encana and Petrohawk. Revenues from these two customers represented an estimated 80% to 90% of our total 2011 revenues, and we anticipate that revenue from these two customers will likely represent a significant portion of our 2012 revenues. For the nine months ended September 30, 2011, approximately 76% of our revenues were from Petrohawk. A reduction in business from Encana or Petrohawk resulting from reduced demand for their own products and services, a work stoppage, sourcing of products from other suppliers or other factors could materially impact our business, financial condition and results of operations. In addition, the inability of Enerflow to timely deliver the remaining equipment for our new hydraulic fracturing fleet could have a material adverse impact on our ability to perform under our existing contract with Encana. We expect that we will continue to derive a significant portion of our revenue from a relatively small number of customers in the future. If a major customer, particularly Encana or Petrohawk, decided not to continue to use our services, our revenue would decline and our operating results and financial condition could be harmed. The existing contracts with Encana and Petrohawk do not obligate those customers to order additional services from us beyond those for which they have currently contracted. In addition, the Petrohawk contract contains provisions whereby Petrohawk may terminate the contract in the event we are unable to perform under the terms of the contract or make adjustments to service and/or materials fees payable thereunder based on changing market conditions. Encana is entitled to obtain return of any then-remaining prepaid amounts in the event of our nonperformance under the Encana contract.

Our existing contracts with Encana and Petrohawk are subject to termination by them under certain circumstances and any such termination would have a material adverse effect on our business.

The Encana Work Order has a term from September 1, 2010 to November 29, 2012. Encana may terminate the Encana Work Order upon 30 days’ written notice if we commit certain defaults thereunder. Such defaults include:

•	our failure to complete a certain number of stages within the 30 days between January 30, 2012 and February 29, 2012 (i.e., within the last 30 days of the first 90 days of service);

•	our failure to complete a certain average number of stages over three-month rolling periods;

•	our failure to report all incidents, including, but not limited to, spills, releases and near hits to Encana in a timely manner (within 24 hours from the time of occurrence);

•	our failure to timely provide a corrective action report and a corrective action plan or correct two or more OSHA recordable incidents or one reportable spill in any month;

•

our failure to provide a corrective action report and a corrective action plan with respect to recurring service quality issues within two weeks of receiving notice from Encana thereof and resolve such issues within 30 days of the delivery of such corrective action plan;

•

our failure to follow our safe work policies, practices and standards, or Encana’s instructions, our violation of any applicable laws, rules, regulations, permits, or authorizations or Encana’s safety rules, practices and policies; and

•	our failure to take appropriate action to prevent and/or minimize adverse environmental impact(s) including, but not limited to, spills and releases.

In the event of a conflict between the terms of the Encana MSA and the default and termination provisions of the Encana Work Order, the terms of the Encana Work Order control.

The Encana MSA may be terminated by either party at any time, with or without cause, upon 30 days prior written notice. Any such termination does not affect any then existing rights or obligations of either party under the Encana MSA or the Encana Work Order. If the Encana MSA is terminated by Encana without cause, Encana will assume and become liable for all obligations and commitments that we may have previously in good faith undertaken or incurred in connection with the Encana MSA, and Encana will pay us, as compensation for the work performed prior to such termination all costs we have incurred and the reasonable costs we have committed and demobilization costs, if applicable. The Encana MSA provides for certain defaults including:

•

our insolvency, receivership or the commencement of bankruptcy proceedings by or against us; our material violation of laws or ordinances applying to our performance under the Encana MSA or our disregard of instructions from Encana;

•

except for force majeure, our failure, neglect, refusal, or inability to provide ample supervision, labor, materials or equipment to perform under the MSA at a rate and in a manner deemed sufficient by Encana;

•	our allowance of any third party liens against the materials or services we provide or Encana’s sites; and

•	our failure to perform any other material provision of the Encana MSA.

In the event we default under the Encana MSA, Encana has the right to:

•	terminate the Encana MSA (subject to giving us a reasonable opportunity to cure such default);

•	request that we withdraw from their sites and assign to them any of our subcontracts that they request;

•	finish the work itself or with the assistance of third parties; and/or

•

withhold the payment of any further sums due to us until such work is completed by Encana or a third party (subject to determination by mutual agreement of the amount, if any, of excess cost incurred by Encana to complete the work and the amount to which we are entitled for our performance up to the date of such termination).

The Petrohawk fracturing contract can be terminated by Petrohawk, upon 30 days prior written notice, in the event we are unable to perform under the terms of the contract, which includes our inability to provide proppant under the terms of the contract.

The Petrohawk MSA may be terminated by either party at any time, with or without cause, upon 30 days prior written notice. Any such termination does not affect any then existing rights or obligations of either party under the Petrohawk MSA or any applicable Petrohawk Work Order. The Petrohawk MSA provides that the following will constitute defaults by us:

•	our insolvency, general assignment for the benefit of creditors or admission in writing of our inability to pay our debts generally as the same become due;

•	the institution of any proceedings under any federal, state or local laws for relief of debtors or for the appointment of a receiver, trustee or liquidator of the Company;

•	our voluntary petition in bankruptcy or for a reorganization or for an adjudication of the Company as insolvent or bankrupt;

•	the attachment of a levy upon our equipment which is not removed within five days; or

•	our failure to perform our obligations under the Petrohawk MSA, including the failure to provide agreed proppant as specified under the applicable Petrohawk Work Order.

In the event we default under the Petrohawk MSA, Petrohawk has the right to:

•	cancel the Petrohawk MSA and all verbal or written agreements between the parties;

•	terminate immediately all work then being performed by us under the Petrohawk MSA; and/or

•	pursue any or all of Petrohawk’s legal or equitable remedies, subject to the arbitration requirements of the Petrohawk MSA.

We may not be able to renew our existing contracts on attractive terms or at all, which could adversely impact our results of operations, financial condition and cash flows.

We can provide no assurance that we will be able to successfully fulfill, renew or replace the existing contracts with Encana and Petrohawk on or prior to their expiration on terms satisfactory to us or either Encana or Petrohawk, or that we will be able to continue to provide services under those existing contracts without service interruption. If we are not able to either renew or enter into additional service contracts, our results of operations, financial condition and cash flows could be adversely impacted.

We are dependent on entering into additional service contracts to grow our business.

We face strong competition from a wide variety of competitors, including competitors that have considerably greater financial, marketing and technological resources, which may make it difficult to win new contracts and compete successfully. Certain competitors operate larger facilities, have longer operating histories and presence in key markets, greater name recognition, larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than we do. As a result, these competitors may affect our ability to compete for new contracts, which is essential for our growth.

The forward-looking estimates presented in this prospectus may differ from our actual results.

The forward-looking estimates and anticipated production dates we have included in this prospectus are based upon a number of assumptions and on information that we believe is reliable as of today. However, these forward-looking estimates and assumptions are inherently subject to significant business and economic uncertainties, many of which are beyond our control. These forward-looking estimates are necessarily speculative in nature, and you should expect that some or all of the assumptions will not materialize. Actual results will vary from the forward-looking estimates and the variations will likely be material and are likely to increase over time. Consequently, the inclusion of these forward-looking estimates in this prospectus should not be regarded as a representation by us or any other person that the forward-looking estimates will actually be achieved. Moreover, we do not intend to update or otherwise revise these forward-looking estimates to reflect events or circumstances after the date of this prospectus to reflect the occurrence of unanticipated events. You, as a potential investor in our common stock, are cautioned not to place undue reliance on the forward-looking estimates.

We may have difficulty managing growth in our business, which could adversely affect our financial condition and results of operations.

Our growth in accordance with our business plan, if achieved, will place a significant strain on our financial, technical, operational and management resources. As we expand our activities through both organic growth and possible acquisitions, there will be additional demands on our financial, technical, operational and management resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrence of unexpected expansion difficulties, including the failure to recruit and retain experienced managers, engineers and other professionals in the oil and natural gas industry, could have a material adverse effect on our business, financial condition and results of operations and our ability to timely execute our business plan.

The following factors could also present difficulties for us:

•	lack of sufficient executive-level accounting and administrative personnel;

•	increased burden on existing personnel;

•	long lead times associated with acquiring additional equipment, including potential delays; and

•	ability to maintain the level of focused service attention paid to our customers.

The failure to adequately manage these factors could also have a material adverse effect on our business, financial condition and results of operation.

Our business depends on spending and drilling activity by the onshore oil and natural gas industry and particularly on the level of activity for North American oil and natural gas. Our markets may be adversely affected by industry conditions that are beyond our control.

We depend on our customers’ willingness to make operating and capital expenditures to explore for, develop and produce oil and natural gas in North America. If these expenditures decline, our business may suffer. Our customers’ willingness to explore, develop and produce depends largely upon prevailing industry conditions that are influenced by numerous factors over which management has no control, such as:

•	the supply of and demand for oil and natural gas, including current natural gas storage capacity and usage;

•	the supply of and demand for hydraulic fracturing and other well service equipment in the United States;

•	the level of prices, and expectations about future prices, of oil and natural gas;

•	the cost of exploring for, developing, producing and delivering oil and natural gas, including fracturing services;

•	the expected rate of decline in current production;

•	the discovery rates of new oil and natural gas reserves;

•	available pipeline and other transportation capacity;

•	lead times associated with acquiring equipment and products and availability of personnel;

•	global weather conditions, including hurricanes, tornados, wildfires, drought or man-made disasters that can affect oil and natural gas operations over a wide area;

•	domestic and worldwide economic conditions;

•	contractions in the credit market;

•	political instability in oil and natural gas producing countries;

•	the continued threat of terrorism and the impact of military and other action, including military action in the Middle East;

•	public pressure on, and legislative and regulatory interest within, federal, state and local governments to stop, significantly limit or regulate hydraulic fracturing activities;

•	governmental regulations, including the policies of governments regarding the exploration for and production and development of their oil and natural gas reserves;

•	the level of oil production by non-OPEC countries and the available excess production capacity within OPEC;

•	oil refining capacity and shifts in end-customer preferences toward fuel efficiency and the use of natural gas;

•	potential acceleration of development of alternative fuels;

•	the availability of water resources for use in hydraulic fracturing operations;

•	technical advances affecting energy consumption;

•	the price and availability of alternative fuels;

•	the access to and cost of capital for oil and natural gas producers; and

•	merger and divestiture activity among oil and natural gas producers.

Demand for our services and products is particularly sensitive to the level of exploration, development and production activity of, and the corresponding capital spending by, oil and natural gas companies in North America, including national oil companies. Demand is directly affected by trends in oil and natural gas prices, which, historically, have been volatile and are likely to continue to be volatile.

Prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of other economic factors that are beyond our control. Any prolonged reduction in oil and natural gas prices will depress the immediate levels of exploration, development and production activity. Perceptions of longer-term lower oil and natural gas prices by oil and natural gas companies can similarly reduce or defer major expenditures given the long-term nature of many large-scale development projects.

The recent worldwide recession has reduced the levels of economic activity and the expansion of industrial business operations. This has negatively impacted worldwide demand for energy, resulting in lower oil and natural gas prices, a lowering of the level of exploration, development and production activity, and will likely result in a corresponding decline in the demand for our well services and products. This reduction in demand could continue through 2012 and beyond, which could have an adverse effect on our revenue and profitability.

Our ability to successfully operate depends on the availability of water.

Hydraulic fracturing, and pressure pumping more generally, requires a significant supply of water, and water supply and quality are important requirements to our operations. Our water requirements are met by our customers from sources on or near their sites, but there is no assurance that our customers will be able to obtain a sufficient supply of water from sources in these areas, some of which are prone to drought. If our customers are unable to secure water on or near their sites, they may not be able to obtain water through other means on economically feasible terms. Severe water shortages that have currently plagued the southwestern United States will further aggravate this risk. Any of these factors could have a material adverse effect on our results and financial condition and our ability to sustain our operations.

We may be unable to maintain pricing on our core services.

Pressures stemming from fluctuating market conditions and oil and natural gas prices may make it increasingly difficult to maintain our prices. We have faced, and will likely continue to face, pricing pressure from our competitors. If we are unable to maintain pricing on our core services, our financial results will be negatively impacted.

Because the oil and natural gas industry is cyclical, our operating results may fluctuate.

Oil and natural gas prices are volatile. Future fluctuations in such prices may result in a decrease in the expenditure levels of oil and natural gas companies and drilling contractors which in turn may adversely affect

us. The industry has experienced in the past, and may experience in the future, significant fluctuations in operating results as a result of the reactions of our customers to actual and anticipated changes in oil and natural gas prices. For example, in 2009, declines in prices for oil and natural gas, combined with adverse changes in the capital and credit markets, caused many exploration and production companies to reduce their capital budgets and drilling activity.

The existing contracts with Encana and Petrohawk have service periods that terminate on November 29, 2012 and May 1, 2013, respectively, and do not obligate those customers to order additional work from us beyond their current terms. Both the Encana and Petrohawk contracts contain provisions whereby such parties may terminate the contracts upon our default or make adjustments in amounts payable to us. Encana is entitled to obtain return of any then-remaining prepaid amounts as well as payment of additional charges and costs in the event of our nonperformance. We expect that any future contracts will have similar provisions. We anticipate that substantially all of the other service and rental revenue we earn will be based upon a charge for a relatively short period of time (a day or a week) for the actual period of time the service or rental is provided to our customer. By contracting services on a short-term basis, we are exposed to the risks of a rapid reduction in market price and utilization and volatility in our revenues.

Many of our customers’ activity levels, spending for our products and services and payment patterns may be impacted by a deterioration in the credit markets.

Many of our customers finance their activities through cash flow from operations, the incurrence of debt or the issuance of equity. In late 2008 and early 2009, there was a significant decline in the credit markets and the availability of credit, the effects of which may continue to be felt in 2012. Additionally, many of our potential customers’ equity values substantially declined. The combination of a reduction of cash flow resulting from declines in commodity prices, a reduction in borrowing bases under reserve-based credit facilities and the lack of availability of debt or equity financing may result in a significant reduction in our customers’ spending for our products and services.

In addition, the same factors that may lead to a reduction in our customers’ spending also may increase our exposure to the risks of nonpayment and nonperformance by our customers. A significant reduction in our customers’ liquidity may result in a decrease in their ability to pay or otherwise perform their obligations to us. Any increase in nonpayment or nonperformance by our customers, either as a result of recent changes in financial and economic conditions or otherwise, could have an adverse impact on our operating results and adversely affect our liquidity.

Because we rely on a limited number of customers for our fracturing services, the change in ownership and management of any such customer may adversely affect our business, financial condition and results of operations.

Our ability to remain successful depends on developing and maintaining close working relationships with our customers. Currently, a substantial majority of our revenue is generated from the hydraulic fracturing and related services we provide to a limited number of customers. We expect that these customers will continue to account for a substantial portion of our revenue in future periods. Changes in the businesses of these customers, particularly with respect to a change in their management or ownership, could change the dynamics of our current relationships and subject us to the risk of new management or ownership choosing to enter into relationships with preferred service providers. If we are not able to establish a strategic relationship with the new management or ownership, or if new management or ownership chooses to enter into relationships with preferred service providers, it may materially and adversely affect our business, financial condition and results of operations. For example, our customer Petrohawk was recently acquired by BHP Billiton Ltd. If new management or ownership chooses to enter into relationships with preferred service providers other than us, it may materially and adversely affect our business, financial condition, and results of operations.

Regulatory compliance costs and restrictions, as well as delays in obtaining permits by our customers for their operations, such as for hydraulic fracturing, or by us for our operations, could impair our business.

The operations of our customers are subject to or impacted by a wide array of regulations in the jurisdictions in which they operate. As a result of changes in regulations and laws relating to the oil and natural gas industry, including hydraulic fracturing, our customers’ operations could be disrupted or curtailed by governmental authorities. The high cost of compliance with applicable regulations may cause customers to discontinue or limit their operations, and may discourage companies from continuing development activities. As a result, demand for our services could be substantially affected by regulations adversely impacting the oil and natural gas industry. Changes in environmental requirements may negatively impact demand for our services. For example, oil and natural gas exploration and production (“E&P”) may become less cost-effective and decline as a result of increasingly stringent environmental requirements (including land use policies responsive to environmental concerns and delays or difficulties in obtaining environmental permits). A decline in E&P, in turn, could have a material adverse effect on our business, financial condition, results of operations and cash flows as the technical requirements of these laws and regulations are becoming increasingly complex, stringent and costly to implement.

In most states, our customers are required to obtain permits from one or more governmental agencies in order to perform drilling and completion activities, including hydraulic fracturing. Such permits are typically required by state agencies, but can also be required by federal and local governmental agencies. The requirements for such permits vary depending on the location where such drilling and completion activities will be conducted. As with all governmental permitting processes, there is a degree of uncertainty as to whether a permit will be granted, the time it will take for a permit to be issued, and the conditions which may be imposed in connection with the granting of the permit. State permits are required in the two states in which the Company currently operates (Louisiana and Texas), and Louisiana recently adopted regulations requiring reporting to the State about volumes and types of fluids used in hydraulic fracturing operations. Texas has recently passed a law and adopted regulations, effective February 1, 2012, that require disclosure of chemical ingredients and water volumes used in hydraulic fracturing activities. Arkansas, Colorado, Montana and Wyoming also have adopted disclosure requirements for hydraulic fracturing chemicals. Hydraulic fracturing operations have been under particular scrutiny in the northeast United States. For example, an Executive Order issued by then-Governor Paterson on December 13, 2010, directed the New York Department of Environmental Conservation (“DEC”) to not issue permits for drilling and completion activities for horizontal hydraulic fracturing well development and operation until it completes a final environmental impact study following public comment. Governor Cuomo lifted the moratorium in July 2011 but certain restrictions and disclosure requirements have been proposed and the first permits are not expected to be issued for at least a year. In addition, the New Jersey Legislature recently passed legislation that would ban all such operations in New Jersey. Governor Christie vetoed the legislation on August 25, 2011 and imposed a one-year moratorium on hydraulic fracturing pending more research into its safety.

Legislative and regulatory initiatives on the federal level also could result in additional permitting requirements for hydraulic fracturing operations, which also could affect the feasibility, cost and timing of specific hydraulic fracturing projects. For example, EPA recently proposed new air regulations for oil and gas production, processing, transmission, and storage that would apply to completions and recompletions of hydraulically fractured natural gas wells, compressors, pneumatic controllers, various storage tanks, and gas processing plants. Some of the drilling and completion activities of our customers also may take place on federal land, requiring leases from the federal government to conduct such drilling and completion activities. In some cases, federal agencies have cancelled oil and natural gas leases on federal lands. Consequently, our operations in certain areas of the country may be interrupted or suspended for varying lengths of time, causing a loss of revenue and potentially having a materially adverse effect on our operations.

We may not be able to finance the growth of our business, which we expect will require significant amounts of capital, including the acquisition of equipment, the development and construction of our processing facility.

We are in a capital-intensive business and have relied heavily on third-party bank loans, capital contributions, loans from our equity holders and debt and equity offerings to finance the development and construction of our projects and other projected capital expenditures. Completion of our processing facility requires significant capital expenditures and construction costs. As a result, we must obtain funds from equity or debt financings to help develop and construct our processing facility, to help identify and develop new projects, acquire additional equipment and to help pay the general and administrative costs of operating our business. We may not be able to obtain the needed funds on terms acceptable to us, or at all. Furthermore, because we may rely on debt financing to develop our projects, increases in long-term interest rates could significantly increase our cost of capital. If we are unable to raise additional funds when needed, we could be required to delay the acquisition of equipment or the development and construction of our projects, including our processing facility, reduce the scope of projects or abandon or sell some or all of our development projects or default on our contractual commitments in the future, any of which would adversely affect our business, financial condition and results of operations.

Our indebtedness could restrict our operations and make us more vulnerable to adverse economic conditions.

As of September 30, 2011, our total debt (including current maturities), was $169,456,048, including a capitalized interest payment of $8,102,711 on the Notes which was due on September 1, 2011. See “Business—Recent Developments—Amendments to Indenture” beginning on page 95. Our level of indebtedness, taking into account our first lien indebtedness under the Credit Agreement and other future needs for financing for equipment acquisition and working capital, may adversely affect operations and limit our growth, and we may have difficulty making debt service payments on our indebtedness as such payments become due. Our level of indebtedness may affect our operations in several ways, including the following:

•	our vulnerability to general adverse economic and industry conditions;

•	the covenants that are contained in the agreements that govern our indebtedness limit our ability to borrow funds, dispose of assets, pay dividends and make certain investments;

•	our debt covenants could also affect our flexibility in planning for, and reacting to, changes in the economy and our industry;

•	any failure to comply with the financial or other covenants of our debt could result in an event of default, which could result in some or all of our indebtedness becoming immediately due and payable;

•	our level of debt may impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other general corporate purposes; and

•	our business may not generate sufficient cash flow from operations to enable us to meet our obligations under our indebtedness.

We may not be able to provide services that meet the specific needs of oil and natural gas E&P companies at competitive prices.

The markets in which we operate are highly competitive and have relatively few barriers to entry and the competitive environment has intensified as recent mergers among E&P companies have reduced the number of available customers. The principal competitive factors in our markets are product and service quality and availability, responsiveness, experience, technology, equipment quality, reputation for safety and price. We compete with large national and multi-national companies that have longer operating histories, greater financial, technical and other resources and greater name recognition than we do. Several of our competitors provide a broader array of services and have a stronger presence in more geographic markets. In addition, we compete with several smaller companies capable of competing effectively on a regional or local basis. Our competitors may be able to respond more quickly to new or emerging technologies and services and changes in customer requirements. Some contracts are awarded on a bid basis, which further increases competition based on price. As a result of competition, we may lose market share or be unable to maintain or increase prices for our present services or to acquire additional business opportunities, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, competition among oilfield service and equipment providers is affected by each provider’s reputation for safety and quality. We cannot assure you that we will be able to maintain our competitive position.

In addition, some E&P companies have begun performing hydraulic fracturing and directional drilling on their wells using their own equipment and personnel. Any increase in the development and utilization of in-house fracturing and directional drilling capabilities by our customers could decrease the demand for our services and have a material adverse impact on our business.

New technology may cause us to become less competitive.

The oilfield services industry is subject to the introduction of new drilling and completion techniques and services using new technologies, some of which may be subject to patent protection. If competitors and others use or develop new technologies in the future that are more efficient or productive than our own, we may lose market share or be placed at a competitive disadvantage. Further, we may face competitive pressure to implement or acquire certain new technologies at a substantial cost. Some of our competitors have greater financial, technical and personnel resources that may allow them to enjoy technological advantages and implement new technologies before we can. We cannot be certain that we will be able to implement new technologies or products on a timely basis or at an acceptable cost. Thus, limits on our ability to effectively use and implement new and emerging technologies may have a material adverse effect on our business, financial condition or results of operations.

Our future financial results could be adversely impacted by asset impairments or other charges.

We evaluate our long-term assets including property, plant and equipment in accordance with United States generally accepted accounting principles (“GAAP”). In performing this assessment, we project future cash flows on an undiscounted basis for long-term assets, and compare these cash flows to the carrying amount of the related net assets. The cash flow projections are based on our current operating plan, estimates and judgmental assessments. We perform this assessment of potential impairment whenever facts and circumstances indicate that the carrying value of the net assets may not be recoverable due to various external or internal factors, termed a “triggering event.” If we determine that our estimates of future cash flows were inaccurate or our actual results for 2011 are materially different than we have predicted, we could record impairment charges for interim periods in future years, which could have a material adverse effect on our business, financial condition and results of operations.

Our industry is affected by excess equipment inventory levels.

Because of the long-life nature of oil field service equipment and the lag between when a decision to build additional equipment is made and when the equipment is placed into service, the inventory of oilfield service equipment in the industry does not always correlate with the level of demand for service equipment. Periods of high demand often spur increased capital expenditures on equipment, and those capital expenditures may add capacity that exceeds actual demand. This capital overbuild could cause our competitors to lower their rates and could lead to a decrease in rates in the oilfield services industry generally, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our inability to control the inherent risks of acquiring and integrating businesses in the future could adversely affect our operations.

Our management believes acquisitions could potentially be a key element of our business strategy in the future. We may be required to incur substantial indebtedness to finance future acquisitions and also may issue equity securities in connection with such acquisitions. We may not be able to secure additional capital to fund acquisitions. If we are able to obtain financing, such additional debt service requirements may impose a significant burden on our results of operations and financial condition. The issuance of additional equity securities could result in significant dilution to stockholders. Acquisitions may not perform as expected when the acquisition is made and may be dilutive to our overall operating results. Additional risks we expect to face include:

•	retaining and attracting key employees;

•	retaining and attracting new customers;

•	increased administrative burdens following acquisitions;

•	assessing and maintaining an effective internal control environment over an acquired business in order to comply with public reporting requirements;

•	developing and integrating our sales and marketing capabilities;

•	managing our growth effectively;

•	integrating operations following acquisitions;

•	operating a new line of business; and

•	increased logistical problems common to larger, more expansive operations.

If we fail to manage these risks successfully, our business could be harmed.

Our business depends upon our ability to obtain specialized equipment from suppliers and key raw materials on a timely basis.

If our current suppliers are unable to provide the necessary raw materials (including, for example, proppant and cement) or finished products (such as our new Quintuplex pumps from Enerflow, workover rigs or fluid-handling equipment) or otherwise fail to deliver products timely and in quantities required, any resulting delays in the provision of services could have a material adverse effect on our business, financial condition, results of operations and cash flows. During 2008, our industry faced sporadic proppant shortages associated with pressure pumping operations, requiring work stoppages that adversely impacted the operating results of several competitors. Events such as this, current industry bottlenecks that can delay the timely delivery of proppant, and in particular, Enerflow’s inability to deliver the remaining equipment for our new pump fleet in a timely manner, could impair our performance of the existing customer contract with Encana and our ability to generate new customers. Petrohawk may terminate the contract if we fail to provide proppant as specified under the terms of the contract. In addition, the existing customer contracts provide for adjustments to service and/or materials fees payable thereunder based on changing market conditions and we anticipate similar provisions will exist in contracts with future customers, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. For example, under the Encana MSA it is a default if we fail, neglect, refuse, or are unable to provide ample supervision, labor, materials or equipment to perform the work we have agreed to perform at a rate and in a manner deemed sufficient by Encana. Under the Petrohawk MSA, the amount we charge for any service, labor or material furnished or used in connection with our work cannot exceed our “usual and customary charge for such services, labor or material in the locality where the work is to be performed.” See “—Our existing contracts with Encana and Petrohawk are subject to termination by them under certain circumstances and any such termination would have a material adverse effect on our business” beginning on page 28.

We will depend upon the Lease Purchase Agreement for the equipment to provide certain services to our customers, and the loss of this vendor or termination of that agreement could materially adversely affect our business.

We have contracted with WSB, and certain of its affiliates, to lease all necessary equipment required to provide certain coiled tubing and cementing services. Mr. Moncla, the Chairman of our Board and our Chief Executive Officer, is the sole shareholder and chief executive officer of WSB. As a result of this relationship, if a conflict arises between the interests of WSB or its affiliates, on the one hand, and our interests, on the other hand, Mr. Moncla may not be disinterested. The loss of this vendor or the termination of that agreement, or a material and adverse change in our relationship with WSB, could have a material and adverse effect upon our financial condition and results of operations as our business could be disrupted if that equipment or the functional equivalent of that equipment were either no longer available to us or were no longer offered to us on commercially reasonable terms. We have not established and may not be able to establish arrangements with additional vendors for such equipment. Difficulties in our relationship with WSB, or delays or interruptions in WSB’s supply of our requirements, could limit or terminate our ability to provide services to our customers on a timely basis, which would have a material adverse effect on our business and financial condition, as well as our relationships with current or prospective customers.

Our Chairman of the Board and Chief Executive Officer allocates part of his time to WSB, and his affiliation with WSB and its related entities may cause a conflict of interest.

Mr. Moncla, the Chairman of our Board and our Chief Executive Officer, is the sole shareholder and chief executive officer of WSB. Mr. Moncla allocates his time between the affairs of the Company and the affairs of WSB. This situation presents the potential for a conflict of interest for Mr. Moncla in determining the respective percentages of his time to be devoted to the affairs of the Company and the affairs of WSB. In addition, if the affairs of WSB require him to devote more substantial amounts of his time to the affairs of WSB in the future, it could limit his ability to devote sufficient time to our affairs and could have a negative impact on our ongoing business.

Mr. Moncla had a conflict of interest in negotiating the pricing terms of the Lease Purchase Agreement. Because the Company is obligated to acquire the WSB Business pursuant to the terms of the Lease Purchase Agreement upon a change of control of the Company, Mr. Moncla will have a conflict of interest in determining whether a particular acquisition or business combination is appropriate for the Company to pursue. As a result, the terms of any such acquisition or business combination may not be as advantageous to our shareholders as they would be absent such conflict of interest. Further, in the event that a change of control does occur, Mr. Moncla will have a material conflict of interest with the Company in negotiating the purchase price of the WSB Business. See “Certain Relationships and Related Transactions” beginning on page 120.

There is potential for excess capacity in our industry, which could adversely affect our business and operating results.

Currently, the demand for hydraulic fracturing services exceeds the availability of fracturing equipment and crews across the industry and in our operating areas in particular. The accelerated wear and tear on hydraulic fracturing equipment due to its deployment in unconventional, as opposed to conventional, oil and natural gas fields characterized by longer lateral lengths and larger numbers of fracturing stages has further amplified this equipment and crew shortage. As a result, we and our competitors have ordered additional fracturing equipment to meet existing and projected long-term demand. We have purchased two fracturing fleets to service the Petrohawk and Encana contracts, and have purchased a third fleet and placed deposits on fourth and fifth fleets to meet projected long-term demand. If demand for fracturing services decreases or the supply of fracturing equipment and crews continues to increase, then the increase in supply relative to demand may result in lower prices and utilization of our services and could adversely affect our business and results of operations.

Our ability to avoid dependence on third-party suppliers for dry sand and transportation systems in the future, depends on our ability to successfully develop our processing facility, use the railway line and lease railcars.

We are developing a sand processing facility near San Antonio, Texas. We have negotiated the use of a railway line and a lease of up to 461 railcars, which will enable us to transport sand directly from the mine to our future processing facility. If we are unable to successfully develop our processing facility or use the railway line or maintain our lease for the railcars, we will continue to depend on third-party suppliers for dry sand and transportation systems and therefore will be unable to reduce the logistical challenges inherent in our business.

Moreover, once transportation systems are in operation, our transportation systems may be adversely affected by the impacts of severe weather conditions, such as snow, which may result in our inability to deliver proppant and equipment to job sites in accordance with contract schedules. Any resulting delays in the provision of services could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our inability to make satisfactory alternative arrangements in the event of an interruption in supply of certain key raw materials could harm our business, results of operations and financial condition.

We currently source materials, such as guar gum, from one supplier. Given the limited number of suppliers of such key raw materials, we may not always be able to make alternative arrangements should our suppliers fail to timely deliver these key raw materials. Any resulting delays in the provision of services could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We may not be successful in implementing technology development and enhancements.

The market for our services and products is characterized by continual technological developments to provide better and more reliable performance and services. If we are not able to design, develop and produce commercially competitive products and to implement commercially competitive services in a timely manner in response to changes in technology, our business and revenue could be materially and adversely affected and the value of our intellectual property may be reduced. Likewise, if our proprietary technologies, equipment and facilities, or work processes become obsolete, we may no longer be competitive, and our business and revenue could be materially and adversely affected.

We depend on the services of key executives, the loss of whom could materially harm our business.

Our senior executives are important to our success because they have been instrumental in setting our strategic direction, operating our business, identifying, recruiting and training key personnel, and identifying expansion opportunities. Losing the services of any of these individuals, and particularly Mr. Moncla, our Chief Executive Officer, could adversely affect our business until a suitable replacement could be found. We do not maintain key man life insurance on any of our senior executives. As a result, we are not insured against any losses resulting from the death of our key employees.

Our senior executive officers and some of our directors may not be able to organize and effectively manage a public company, which could adversely affect our overall financial position.

Some of our senior executive officers or directors have not previously organized or managed a public company, and our senior executive officers and directors may not be successful in doing so. The demands of organizing and managing a publicly traded company are much greater as compared to a private company and some of our senior executive officers and directors may not be able to meet those increased demands. Failure to organize and effectively manage us could adversely affect our overall financial position.

Our controlling equity holders may take actions that conflict with your interests.

Our controlling equity holders consist of certain of our executive officers and directors and one or more holders of 10% or more of our common stock. Currently, these controlling equity holders beneficially own 11,157,414 or 71.82% of our outstanding shares of common stock (as adjusted for the Reverse Stock Split). Such controlling equity holders have the power to elect our Board, and thus to appoint members of management and to approve all actions requiring the approval of the holders of our voting stock, including adopting amendments to our articles of incorporation and approving mergers, acquisitions or sales of all or substantially all of our assets. The interests of our controlling equity holders could conflict with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our controlling equity holders might conflict with your interests as a holder of the common stock. Our controlling equity holders also may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to you, as holders of the common stock.

We may be unable to employ a sufficient number of skilled and qualified workers.

The delivery of our services and products requires personnel with specialized skills and experience who can perform physically demanding work. As a result of the volatility of the oilfield service industry and the demanding nature of the work, workers may choose to pursue employment in fields that offer a more desirable work environment at wage rates that are competitive. The demand for skilled workers is high and the supply is limited.

Potential inability or lack of desire by workers to commute to our facilities and job sites and competition for workers from competitors or other industries, are factors that could affect our ability to attract and retain workers. A significant increase in the wages paid by competing employers could result in a reduction of our skilled labor force, increases in the wage rates that we must pay, or both. If either or both of these events were to occur, our capacity and profitability could be diminished and our growth potential could be impaired.

Our ability to be productive and profitable will depend upon our ability to employ and retain skilled workers, and we cannot assure you that at times of high demand we will be able to retain, recruit and train an adequate number of workers. In addition, our ability to expand our operations will depend in part on our ability to increase the size of our skilled labor force. Our inability to attract and retain skilled workers in sufficient numbers to satisfy our existing service contracts and enter into new contracts could materially adversely affect our business, financial condition and results of operations.

We may be adversely impacted by work stoppages or other labor matters.

We currently do not have any employees represented by a labor union. However, it is possible that we may experience work stoppages or other labor disruptions from time to time. Any prolonged labor disruption involving our employees could have a material adverse impact on our combined results of operations and financial condition by disrupting our ability to perform hydraulic fracturing and other services for our customers under our service contracts. Moreover, unionization efforts have been made from time to time within our industry, with varying degrees of success. Any such unionization could increase our costs or limit our flexibility.

Our operations are subject to hazards and environmental risks inherent in the oil and natural gas industry.

We are a provider of hydraulic fracturing services, a process involving the injection of fluids—typically consisting mostly of water and also including several chemical additives—as well as sand in order to create fractures extending from the well bore through the rock formation to enable oil or natural gas to move more easily through the rock pores to a production well. In addition, we provide a range of services to on-shore oil and natural gas E&P operations, consisting of, among other things, coiled tubing services and cementing services. Risks inherent to our industry create the potential for significant losses associated with damage to the environment or natural resources. Equipment design or operational failures, or vehicle operator error, can result in explosions and discharges of toxic gases, chemicals and hazardous substances, and, in rare cases, uncontrollable flows of gas or well fluids into environmental media, as well as personal injury, loss of life, long-term suspension or cessation of operations and interruption of the Company’s business and/or the business or livelihood of third parties, damage to geologic formations (including possible increased seismicity), environmental media and natural resources, equipment and/or facilities and property.

We use and generate hazardous substances and wastes in our operations and must comply with environmental requirements relating to proper use, handling, storage and disposal of such. We also may become subject to claims or other liabilities relating to the release of such substances or wastes into the environment or human exposure to such. In addition, some of our current properties are, or have been, used for industrial purposes, which could contain currently unknown contamination that could expose us to requirements, claims or liabilities relating to environmental remediation, personal injury and/or property damage, which in certain instances, could include liability imposed without regard to fault. These risks could expose us to substantial liability for personal injury, wrongful death, property damage, loss of oil and natural gas production, pollution and other environmental damages and could materially impair the Company’s profitability, competitive position or viability. Depending on the frequency and severity of such liabilities or losses, it is possible that the Company’s operating costs, insurability and relationships with customers, employees and regulators could be materially impaired. In particular, our customers may elect not to purchase our services if they view our safety record as unacceptable. This could also cause us to lose customers and substantial revenues.

If we become subject to product liability claims, they could be time-consuming and costly to defend.

Errors, defects or other performance problems in the products that we sell or services that we offer could result in our customers seeking damages from us for losses associated with these errors, defects or other performance problems. If successful, these claims could have a material adverse effect on our business, operating results or financial condition. Our existing insurance may not be sufficient to cover the full amount of any loss we might suffer. A product liability claim brought against us, even if unsuccessful, could be time-consuming and costly to defend and could harm our reputation.

Our business involves certain operating risks and our insurance may not be adequate to cover all losses or liabilities that we might incur in our operations.

Our operations are subject to many hazards and risks, including the following:

•	accidents resulting in serious bodily injury and the loss of life or property;

•	liabilities from accidents or damage by our equipment;

•	pollution and other damage to the environment;

•	reservoir damage;

•	increased seismicity;

•	blow-outs or the uncontrolled flow of natural gas, oil or other well fluids into the atmosphere or an underground formation; and

•	fires and explosions.

If any of these hazards occur, they could result in suspension of operations and other business interruptions, damage to or destruction of our equipment and the property of others or injury or death to our or a third party’s personnel.

Our insurance may not adequately protect us against liability from all of the hazards of our business. We also are subject to the risk that we may not be able to maintain or obtain insurance of the type and amount we desire at a reasonable cost. If we were to incur a significant liability for which we were uninsured or for which we were not fully insured, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Losses and liabilities from uninsured or underinsured drilling and operating activities could have a material adverse effect on our financial condition and operations.

We maintain operational insurance coverage of types and amounts that we believe to be customary in the industry, including commercial general liability, workers’ compensation, business auto, excess auto liability, commercial property, motor truck cargo, contractor’s pollution, downhole, umbrella liability and excess liability insurance policies, all subject to certain limitations, deductibles and caps. We are not fully insured against all risks, either because insurance is not available or because of the high premium costs relative to perceived risks. Further, any insurance obtained by us may not be adequate to cover any losses or liabilities, and this insurance may not continue to be available at all or on terms which are acceptable to us. Insurance rates have in the past been subject to wide fluctuation, and changes in coverage could result in less coverage, increases in cost or higher deductibles and retentions. Liabilities for which we are not insured, or which exceed the policy limits of our applicable insurance, could have a material adverse effect on our business activities, financial condition and results of operations.

We may be subject to claims for personal injury and property damage, which could materially adversely affect our financial condition and results of operations.

We operate with most of our customers through master service agreements (“MSAs”). We endeavor to allocate potential liabilities and risks between the parties in the MSAs. Generally, our MSAs provide for indemnification in our favor for liability for pollution or environmental claims arising from subsurface conditions or resulting from the drilling activities of our customers or their operators, unless resulting from our gross negligence or willful misconduct. We may have liability in such cases if we are negligent or commit willful acts and, although the actual terms vary among our various contracts, typically we are allocated liability under the MSAs for pollution or contamination caused by us or attributable to our equipment or vessels, or otherwise resulting from our negligence. Generally, our customers also agree to indemnify us against claims arising from their employees’ personal injury or death, without regard to fault. Similarly, we agree to indemnify our customers for liabilities arising from personal injury or death of any of our employees, without regard to fault. In addition, our customers agree to indemnify us for loss or destruction of customer-owned property or equipment and in turn, we agree to indemnify our customers for loss or destruction of property or equipment we own, without regard to fault. Losses due to catastrophic events, such as blowouts, are generally the responsibility of the customer, unless resulting from our gross negligence or willful misconduct. However, despite this general allocation of risk, we might not succeed in enforcing such contractual allocation, might incur an unforeseen liability falling outside the scope of such allocation or may be required to enter into an MSA with terms that vary from the above allocations of risk. As a result, we may incur substantial losses, that could materially and adversely affect our financial condition and results of operations.

We may incur significant costs and liabilities as a result of environmental, health and safety laws and regulations that govern our operations.

Our operations are subject to U.S. federal, state and local laws and regulations that impose limitations on and liabilities for the discharge of pollutants into the environment and which establish standards for the use, handling, storage and disposal of hazardous materials, including toxic and hazardous wastes. Laws protecting the environment generally have become more stringent over time and are expected to continue to do so, which could lead to material increases in our costs for future environmental compliance and remediation. To comply with these laws and regulations, we must obtain and maintain numerous permits, approvals, consents and certificates from various governmental authorities. Future changes in relevant laws, regulations or enforcement policies could significantly increase our compliance costs or liabilities and/or limit our future business opportunities in presently unforeseen ways. In such an event, our business, financial condition and results of operations could be materially impaired.

As part of our business we handle, transport and dispose of a variety of fluids and substances used by our customers in connection with their oil and natural gas E&P activities. We also generate and dispose of hazardous waste. Therefore our operations are subject to stringent laws and regulations governing the release or disposal of materials into the environment or otherwise relating to environmental protection. Among other things, these laws and regulations may:

•	require the acquisition of a permit before drilling or other regulated activities commence;

•	restrict the types, quantities and concentration of materials that can be released into the environment in connection with regulated activities;

•	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and

•	impose substantial liabilities for pollution resulting from operations.

We may be required to make significant capital and operating expenditures or perform other corrective actions at wells we service and at properties we own, lease or operate in order to comply with the requirements of these environmental, health and safety laws and regulations or the terms or conditions of permits issued pursuant to such requirements, and our compliance with future laws or regulations, or with any adverse change in the interpretation or enforcement of existing laws and regulations, could increase such compliance costs. Regulatory limitations and restrictions could also delay or curtail our operations and could have a significant impact on our financial condition or results of operations.

Costs and liabilities could arise under a wide range of federal, regional, state and local environmental laws, regulations and/or initiatives that are likely to be amended or modified to impose new or additional requirements from time to time, including, for example:

•

the Oil Pollution Act of 1990 (“OPA”) and comparable state laws that impose a variety of requirements and liability related to the prevention of and response to oil spills into waters of the United States, including the Outer Continental Shelf, on operators of offshore leases and owners and operators of oil handling facilities, including requiring owners and operators of offshore oil production facilities to establish and maintain evidence of financial responsibility to cover costs that could be incurred in responding to an oil spill;

•

the U.S. Department of the Interior regulations, 30 CFR Part 250, which relate to offshore oil and natural gas operations in U.S. waters and impose liability for the cost of pollution cleanup resulting from operations, as well as potential liability for pollution damages;

•

the Clean Air Act (“CAA”) and comparable state laws and regulations that restrict the emission of air pollutants from many sources and impose various pre-construction, monitoring and reporting requirements;

•	the Federal Water Pollution Control Act (the “Clean Water Act”) and comparable state laws and regulations that impose obligations related to discharges of pollutants into regulated bodies of water;

•	the Resource Conservation and Recovery Act (“RCRA”) and comparable state laws that impose requirements for the handling and disposal of solid waste, including hazardous waste, from our facilities;

•

the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA” or “Superfund” law) and comparable state laws that regulate the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by us or our predecessors or at locations to which we have sent waste for disposal;

•

the U.S. Federal Safe Drinking Water Act (the “SDWA”), which ensures the quality of U.S. public drinking water through adoption of drinking water standards and controlling the injection of waste fluids into below-ground formations that may adversely affect drinking water sources;

•

the EPA community right to know regulations under the Title III of CERCLA and similar state statutes that require that we organize and/or disclose information about hazardous materials used or produced in our operations; and

•

the Occupational Safety and Health Act (“OSHA”), which establishes workplace standards for the protection of the health and safety of employees, including the implementation of hazard communications programs designed to inform employees about hazardous substances in the workplace, potential harmful effects of these substances, and appropriate control measures.

The costs of compliance with or liabilities imposed under these laws can be significant. Failure to comply with these and other applicable laws and regulations or the terms or conditions of required environmental permits may result in the assessment of damages, including natural resource damages, administrative, civil and/or criminal penalties, the imposition of investigatory or remedial obligations including corrective actions, revocation of permits and the issuance of injunctions limiting or prohibiting some or all of our operations.

There is inherent risk of incurring significant environmental costs and liabilities in the performance of our operations as a consequence of our handling of various materials (such as petroleum hydrocarbons) and wastes, air emissions and wastewater discharges related to our operations, spills and leakage from our operations to surface or subsurface soils, surface water or groundwater, and as a result of historical operations and waste disposal practices. Under certain environmental laws and regulations that impose strict, joint and several liability, such as CERCLA, we may be required to remediate contamination on our properties or on those of others (such as sites to which we or our predecessors have shipped wastes for disposal) regardless of whether such contamination resulted from the conduct of others (such as prior owners or operators at our facilities) or from consequences of our own or our predecessors actions that were or were not in compliance with all applicable laws and regulations at the time those actions were taken. In addition, claims for damages to persons, property or natural resources may result from environmental and other impacts of our operations. Future spills or releases of regulated substances or accidents or the discovery of currently unknown contamination could expose us to material losses, expenditures and environmental or health and safety liabilities, including liabilities resulting from lawsuits brought by private litigants or neighboring property owners or operators for personal injury or property damage related to our operations or the land on which our operations are conducted. Such claims, damages, penalties or sanctions and related costs could cause us to incur substantial costs or losses and could have a material adverse effect on our business, financial condition and results of operations.

Changes in environmental, health or safety laws, regulations or enforcement policies occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements or other unforeseen liabilities could require us to make significant expenditures to attain and maintain compliance and may otherwise have a material adverse effect on our industry in general and on our own results of operations, competitive position or financial condition. The costs of complying with applicable environmental laws and regulations are likely to increase over time, and we cannot provide any assurance that we will be able to remain in compliance with respect to existing or new laws and regulations or that such compliance will not have a material adverse effect on our business, financial condition and results of operations.

For example, as a consequence of the April 2010 fire and explosion aboard the Deepwater Horizon drilling platform in ultra-deep water in the Gulf of Mexico, which resulted in a catastrophic oil spill that produced widespread economic, environmental and natural resource damage in the Gulf Coast region, there have been many proposals by governmental and private constituencies to address the impacts of the disaster and to prevent similar disasters in the future. The entire oil and natural gas exploration and development industry is currently subject to elevated public scrutiny, which could result in changes to laws, regulations, guidance and policies that could significantly adversely affect our operations as well as the operations of our customers.

Future legislative and regulatory developments at both the federal and state level could materially increase the Company’s operating costs and/or adversely affect its competitive position.

On June 9, 2009, companion bills making up the Fracturing Responsibility and Awareness of Chemicals Act of 2009 (the “FRAC Act”) were first introduced in the United States Senate (S. 1215) and House of Representatives (H.R. 2766) and on March 24, 2011, the FRAC Act was re-introduced in the 112th United States Congress (S. 587 and H.R. 1084, respectively). Currently, hydraulic fracturing operations are generally exempt from regulation under the SDWA, except for certain hydraulic fracturing operations involving the use of diesel fuel. The FRAC Act would remove the general exemption for hydraulic fracturing operations under the SDWA and require the federal EPA to promulgate regulations on hydraulic fracturing. Further, states with delegated authority to implement the SDWA would have to modify their 16 programs to remain consistent with any new federal regulations. The FRAC Act would also require persons conducting hydraulic fracturing, such as us, to disclose the chemical constituents, but not the proprietary formulas, of their fracturing fluids to a regulatory agency. The FRAC Act would make the information public through the internet, which could make it easier for third parties opposed to the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect the environment, including groundwater, soil or surface water. If this or similar legislation becomes law, the legislation could establish an additional level of regulation at the U.S. federal level, leading to operational delays or increased operating costs, making it more difficult to perform hydraulic fracturing and increasing our costs of compliance and doing business. Compliance or the consequences of any failure to comply by us could have a material adverse effect on our business, financial condition and operations. Disclosure of our proprietary chemical formulas or disclosure of any chemicals used in such formulas to third parties or to the public, even if inadvertent, could diminish the value of those formulas and could result in competitive harm to us. As of December 31, 2011, neither S. 1215 nor H.R. 2766 was scheduled for consideration by the Senate or the House.

On February 18, 2010, the Energy and Commerce Committee of the U.S. House of Representatives requested that hydraulic fracturing companies provide information concerning the chemicals used in hydraulic fracturing. We received a request from the Committee for additional information on October 27, 2010. We have worked with the Committee’s staff to provide information concerning such chemicals, while at the same time acting to protect our proprietary interests and to fulfill our contractually imposed confidentiality obligations to certain customers.

Moreover, the EPA is evaluating whether and how it can regulate hydraulic fracturing, and is currently developing permitting guidance for hydraulic fracturing operations that could signal a broader role by the EPA over such operations and/or state regulatory programs that govern them. On July 28, 2011, the EPA issued proposed rules that would impose New Source Performance Standards and National Emissions Standards (“NSPS”) for Hazardous Air Pollutants on oil and gas operations involving production, processing, transmission, storage and distribution activities. The NSPS would apply to newly drilled hydraulically fractured wells, as well as existing wells that are refractured. In addition, the EPA announced on October 20, 2011, that it will develop new wastewater discharge standards for shale gas extraction.

The EPA recently requested information from several well-servicing companies concerning the chemicals used in hydraulic fracturing. To date, the EPA has not requested information from us. In addition, the EPA is currently undertaking a comprehensive research study, ordered by Congress, on the potential adverse impacts that hydraulic fracturing may have on water quality and public health. Study results are expected by late 2012. Even if the FRAC Act or similar legislation is not adopted, the EPA study, depending on its results, could spur further initiatives to regulate hydraulic fracturing under the SDWA or otherwise. Some of the drilling and completion activities also may take place on federal land, requiring leases from the federal government to conduct such drilling and completion activities. In some cases, federal agencies have cancelled oil and natural gas leases on federal lands. Consequently, our operations in certain areas of the country may be interrupted or suspended for varying lengths of time, causing a loss of revenue and potentially having a materially adverse effect on our operations.

In addition to possible future regulatory changes at the federal level, several states (including Louisiana, Arkansas, Montana, Illinois, Colorado, New York, Pennsylvania, Wyoming and Texas), have considered, are considering or have enacted, legislation or regulations relating to hydraulic fracturing similar to the federal legislation described above. Recently, for example, the Wyoming Oil and Gas Conservation Commission passed a rule requiring disclosure of hydraulic fracturing fluid content, and Texas and Colorado have passed laws requiring such disclosure. Louisiana has adopted similar disclosure requirements. At this time, it is not possible to estimate the potential impact on our business of additional federal, regional, or state initiatives or regulatory actions affecting hydraulic fracturing. In addition, a number of states in which we plan to conduct hydraulic fracturing operations have conducted, are currently conducting, or may in the future conduct, regulatory reviews that potentially could restrict or limit the Company’s access to shale formations located in their states. In most states, our customers are required to obtain permits from one or more governmental agencies in order to perform drilling and completion activities, including hydraulic fracturing. Such permits are typically required by state agencies, but can also be required by federal and local governmental agencies. The requirements for such permits vary depending on the location where such drilling and completion activities will be conducted. As with all governmental permitting processes, there is a degree of uncertainty as to whether a permit will be granted, the time it will take for a permit to be issued and the conditions that may be imposed in connection with the granting of the permit. Recently, moratoria on the issuance of permits have been imposed upon inland drilling and completion activities by certain states. Examples of these include New York’s moratorium on the issuance of permits for horizontal hydraulic fracturing wells. Although this moratorium expired in July 2011, certain restrictions and disclosure requirements have been proposed and the first permits are not expected to be issued for at least a year.

Similar measures or other restrictions on fracturing could arise in other states, which could materially and adversely affect our business, growth prospects and revenues. State legislative and regulatory proposals also could include requirements regarding chemical disclosure, casing and cementing of wells, withdrawal of water for use in high-volume hydraulic fracturing of horizontal wells, baseline testing of nearby water wells and restrictions on which additives may be used, as well as temporary or permanent bans on hydraulic fracturing in certain environmentally sensitive areas such as watersheds. If these types of conditions are adopted, we could be subject to increased costs, limits on the productivity of certain wells and limits on our ability to deploy our technology at or in the vicinity of sensitive areas. The adoption of any such laws or implementing regulations imposing additional permitting, disclosure or regulatory obligations related to, or otherwise limiting, the hydraulic fracturing process could make it more difficult to complete oil and natural gas wells and could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The EPA has also announced that the energy extraction sector is one of the sectors designated for increased enforcement over the next three to five years. Additionally, the EPA’s Tier IV regulations apply to certain off-road diesel engines that are used by us to power equipment in the field. Under these regulations, we are limited in the number of non-compliant off-road diesel engines we can purchase. Until Tier IV-compliant engines that meet our needs are available, these regulations could limit our ability to acquire a sufficient number of diesel engines to expand our fleet and to replace existing engines as they are taken out of service. The EPA also recently proposed air emissions regulations that would apply to certain aspects of oil and gas and hydraulic fracturing operations. Federal legislation and/or regulation limiting or restricting greenhouse gas emissions also may be adopted that could substantially increase the cost of the Company’s operations.

Changes in trucking regulations may increase our costs and negatively impact our results of operations.

For the transportation and relocation of our hydraulic fracturing equipment, sand and chemicals, we operate trucks and other heavy equipment. We therefore are subject to regulation as a motor carrier by the United States Department of Transportation (the “DOT”) and by various state agencies, whose regulations include certain permit requirements of state highway and safety authorities. These regulatory authorities exercise broad powers over our trucking operations, generally governing such matters as the authorization to engage in motor carrier operations, safety, equipment testing and specifications and insurance requirements. The DOT periodically conducts compliance reviews and may revoke registration privileges based on certain safety performance criteria, which could result in a suspension of operations. The rating scale consists of “satisfactory,” “conditional” and “unsatisfactory” ratings. Currently, we are operating with a “satisfactory” rating.

The trucking industry is subject to possible regulatory and legislative changes that may impact our operations by requiring changes in fuel emissions limits, the hours of service regulations that govern the amount of time a driver may drive or work in any specific period, limits on vehicle weight and size and other matters. On August 9, 2011, the Obama Administration announced national fuel efficiency and emissions standards for medium- and heavy-duty engines and vehicles. The rule covers vehicles made between 2014 and 2018. Associated with this ruling, we may experience an increase in costs related to truck purchases or maintenance. Proposals to increase federal, state or local taxes, including taxes on motor fuels, are also made from time to time, and any such increase would increase our operating costs. We cannot predict whether, or in what form, any legislative or regulatory changes applicable to our trucking operations will be enacted.

Conservation measures and technological advances could reduce demand for oil and natural gas.

Fuel conservation measures, alternative fuel requirements, increasing consumer demand for alternatives to oil and natural gas, technological advances in fuel economy and energy generation devices could reduce demand for oil and natural gas. Our management team cannot predict the impact of the changing demand for oil and natural gas services and products, and any major changes may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Compliance with climate change legislation or initiatives could negatively impact our business.

The U.S. Congress is considering legislation to reduce emissions of greenhouse gases (“GHGs”) and more than one-half of the states, either individually or through multi-state initiatives, have already begun implementing legal measures to reduce emissions of GHGs. The U.S. Supreme Court’s holding in its 2007 decision, Massachusetts, et al. v. EPA, that carbon dioxide may be regulated as an “air pollutant” under the CAA, could result in future regulation of carbon dioxide emissions from stationary sources, even if Congress does not adopt new legislation specifically addressing emissions of such GHGs. As a result of the Supreme Court decision, the EPA has promulgated federal GHG regulations and emissions limits under the CAA. On December 15, 2009, the EPA published its findings that emissions of carbon dioxide, methane and other GHGs present an endangerment to public health and the environment because emissions of such GHGs are, according to the EPA, contributing to warming of the earth’s atmosphere and other climatic changes. These findings by the EPA allow the agency to proceed with the adoption and implementation of regulations that would restrict emissions of GHGs under existing provisions of the CAA. The EPA’s action may affect the outcome of other climate change lawsuits pending in U.S. federal courts in a manner unfavorable to our industry. The EPA has proposed and finalized a number of rules requiring a number of industry sectors to track and report, and, in some cases, control GHG emissions. The EPA’s Mandatory Reporting of Greenhouse Gases Rule was published in October 2009. This rule requires large sources and suppliers in the U.S. to track and report GHG emissions. The EPA has proposed an oil and natural gas industry GHG reporting rule that would require the entity holding the state permit allowing oil and natural gas E&P to track and report various GHG emissions from their operations. Emissions from equipment operated by hydraulic fracturing service companies do not appear to fall within the scope of the proposed rule. Exact requirements will not be known until the rule is finalized and implemented. In June 2010, the EPA’s Greenhouse Gas Tailoring Rule became effective. For this rule to apply initially, the source must already be subject to the CAA New Source Review/Prevention of Significant Deterioration program or Title V permit program. We are not subject to either CAA program. In January 2011, rules coordinated by the EPA and the National Highway Traffic Safety Administration to regulate GHG emissions from heavy-duty engines and vehicles, and light-duty vehicles became effective. However, the rules do not require immediate reductions in GHG emission. In addition, as discussed above, the EPA recently proposed regulations imposing air emissions requirements on certain oil and gas operations, including aspects of hydraulic fracturing.

The U.S. House of Representatives passed the American Clean Energy and Security Act on June 26, 2009, which would, among other things, establish a cap-and-trade system to regulate GHG emissions. The full Senate, however, appears unlikely to consider or pass any climate change measures in the current term. Even without federal legislation of GHG emissions, U.S. regions and states may pursue the issue either directly or indirectly. Restrictions on emissions of methane or carbon dioxide that may be imposed in various states could adversely affect the oil and natural gas industry and, therefore, could reduce the demand for our products and services.

In addition, more than one-half of the states have already taken legal measures to reduce emissions of GHGs, primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs. Most of these cap and trade programs work by requiring major sources of emissions, such as electric power plants, or major producers of fuels such as refineries and gas processing plants, to acquire and surrender emission allowances. The number of allowances available for purchase is reduced each year in an effort to achieve the overall GHG emission reduction goal. A number of states also have formed or are forming consortia to collectively regulate GHG emissions. One such consortia involves nine northeastern states, which have formed an interstate compact under the title Regional Greenhouse Gas Initiative, and have already adopted limitations on GHGs, including carbon dioxide, from electrical generating facilities. It is possible that similar limitations could be adopted for the oil and natural gas E&P industry.

Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address GHG emissions would impact our business, any such future laws and regulations could result in increased compliance costs or additional operating restrictions for us and our customers, and could have a material adverse effect on our business or demand for our services. The adoption of legislation or regulatory programs to reduce emissions of GHGs could require us to incur increased operating costs, such as costs to purchase and operate emissions control systems, to acquire emissions allowances or comply with new regulatory or reporting requirements. Any such legislation or regulatory programs could also increase the cost of consuming, and thereby reduce demand for, the oil and natural gas our customers produce. Consequently, legislation and regulatory programs to reduce emissions of GHGs could have an adverse effect on our business, financial condition and results of operations.

The effects of climate change or severe weather could adversely affect our operations.

Changes in climate due to global warming trends could adversely affect the Company’s operations by limiting or increasing the costs associated with equipment or product supplies. In addition, coastal flooding and adverse weather conditions such as increased frequency and/or severity of hurricanes could impair the Company’s ability to operate in affected regions of the country. Oil and natural gas operations of our customers located in Louisiana and parts of Texas may be adversely affected by hurricanes and tropical storms, resulting in reduced demand for our services. Repercussions of severe weather conditions may include: curtailment of services; weather-related damage to facilities and equipment, resulting in suspension of operations; inability to deliver equipment, personnel and products to job sites in accordance with contract schedules; and loss of productivity. These constraints could delay our operations and materially increase our operating and capital costs. Unusually warm winters also adversely affect the demand for our services by decreasing the demand for natural gas.

A terrorist attack or armed conflict could harm our business.

Terrorist activities, anti-terrorist efforts and other armed conflicts involving the United States or other countries may adversely affect the United States and global economies and could prevent us from meeting our financial and other obligations. If any of these events occur, the resulting political instability and societal disruption could reduce overall demand for oil and natural gas, potentially putting downward pressure on demand for our services and causing a reduction in our revenues. Oil-and natural gas-related facilities could be direct targets of terrorist attacks, and our operations could be adversely impacted if infrastructure integral to our customers’ operations is destroyed or damaged. Costs for insurance and other security may increase as a result of these threats, and some insurance coverage may become more difficult to obtain, if available at all.

Failure to establish and maintain effective internal control over financial reporting could have a material adverse effect on our business and operating results.

As a privately held company, we are not currently required to comply with Sections 302 and 404 of the Sarbanes-Oxley Act of 2002, and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. To comply with the requirements of being a public company, we will need to upgrade our systems, including information technology, implement additional financial and management controls, reporting systems and procedures, and hire additional accounting, finance and legal staff. Implementing these requirements may occupy a significant amount of time of our Board and management and significantly increase our costs and expenses.

Moreover, our efforts to develop and maintain our internal controls may not be successful, and we may be unable to maintain effective controls over our financial processes and reporting in the future and comply with the certification and reporting obligations under Sections 302 and 404 of the Sarbanes-Oxley Act of 2002. Any failure to maintain effective controls, or any difficulties encountered in our implementation or improvement of our internal controls over financial reporting, could result in material misstatements that are not prevented or detected on a timely basis, which could potentially subject us to sanctions or investigations by the SEC or other regulatory authorities. On August 1, 2011, KPMG LLP, our independent external auditor, issued a letter to us in which they identified certain deficiencies in our internal controls. Specifically, KPMG determined that the lack of segregation of duties as it relates to the preparation, review and recording of journal entries, the lack of a formalized process related to year-end external reporting to ensure timely and accurate preparation of financial statements and notes, and the lack of a sufficiently equipped accounting and financial reporting function to evaluate and apply certain technical areas of GAAP to complex transactions, each constituted significant deficiencies, which, in the aggregate, they considered to be a material weakness in our internal control over financial reporting. In response to this letter and consistent with ongoing efforts to implement internal controls, our management team developed a remediation plan to address the identified control deficiencies and strengthen our internal control over financial reporting. The remediation plan included hiring a new accounting department head, segregating duties relating to the preparation, review and recording of journal entries and formalizing our external financial reporting procedures. However, additional deficiencies and weaknesses may be identified. Ineffective internal controls could lead to material weaknesses in the future and cause investors to lose confidence in our reported financial information.

Despite our current significant level of indebtedness, we and our subsidiaries may still be able to incur additional amounts of debt, which could further exacerbate the risks associated with our indebtedness.

On December 28, 2011, we entered into the Credit Agreement with JPMorgan, an affiliate of one of the underwriters, and we may be able to incur substantial additional indebtedness in the future. Although the Credit Agreement and the indenture governing the Notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. If new debt is added to our existing debt levels, the related risks that we now face would intensify. In addition, the Credit Agreement and the indenture governing the Notes will not prevent us from incurring obligations that do not constitute indebtedness under those agreements.

We may not be able to generate sufficient cash flow to meet our debt service obligations.

Our ability to make scheduled payments on our indebtedness, including the Notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. Our two existing contracts have initial terms that expire prior to the maturity of the Notes and we cannot assure you that we will be able to successfully renew or replace these contracts. If we cannot renew or replace these contracts, we may not be able to generate sufficient revenues to enable us to pay our indebtedness, including the Notes, and we may be unable to deploy assets in a manner sufficient to service our indebtedness. We cannot assure you that our business will generate sufficient cash flow from operations to service our outstanding indebtedness, or that future borrowings will be available to us, under future indebtedness in an amount sufficient to enable us to pay our indebtedness or to fund our other capital needs. If our business does not generate sufficient cash flow from operations to service our outstanding indebtedness, we may have to undertake alternative financing plans, such as:

•	refinancing or restructuring our debt;

•	selling assets; or

•	seeking to raise additional capital.

However, we cannot assure you that we would be able to implement alternative financing plans, if necessary, on commercially reasonable terms or at all, or that implementing any such alternative financing plans would allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the Notes, or to obtain alternative financings, could materially and adversely affect our business, financial condition, results of operations and prospects.

The covenants in the indenture governing the Notes, in the Credit Agreement and in any future indebtedness that we may incur could negatively impact our financial condition, results of operations and business prospects and prevent us from fulfilling our obligations under the Notes, the Credit Agreement and any such future indebtedness.

The covenants contained in the indenture governing the Notes, the covenants in the Credit Agreement and in any agreements governing future indebtedness that we may incur could have important consequences for our operations, including:

•	making it more difficult for us to satisfy our obligations under the Notes, the Credit Agreement or any such other indebtedness and increasing the risk that we may default on our debt obligations;

•

requiring us to dedicate a substantial portion of our cash flow from operations to required payments on indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other general business activities;

•	limiting our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions and general corporate and other activities;

•

limiting management’s discretion in operating our business, including, but not limited to, restrictions on (i) the transfer or sale of assets or use of asset sale proceeds, (ii) transactions with affiliates, (iii) paying certain dividends, distributions, redemptions or other restricted payments, and (iv) making loans and investments;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	detracting from our ability to withstand successfully a downturn in our business or the economy generally;

•	placing us at a competitive disadvantage against less leveraged competitors; and

•	making us vulnerable to increases in interest rates, because our indebtedness may vary with prevailing interest rates.

The Credit Agreement requires, and we anticipate that any future indebtedness will also require, us to meet certain financial ratios and minimum availability levels. We may not be able to maintain these ratios and levels, and if we fail to be in compliance with these tests, we may not be able to borrow the full amount available under the Credit Agreement and any future indebtedness, which could make it difficult for us to operate our business.

We may be required to repay all or a portion of our debt on an accelerated basis in certain circumstances. All outstanding Notes and indebtedness under the Credit Agreement will immediately become due and payable if the Company or any of its significant subsidiaries voluntarily commences a case in bankruptcy, consents to an involuntary case of bankruptcy, consents to the appointment of a custodian, makes a general assignment for the benefit of creditors, or generally does not pay debts as they become due. Holders of 25% or more of the Notes can direct the trustee to accelerate the maturity of the Notes upon any other event of default. If we fail to comply with the covenants and other restrictions in the indenture governing the Notes, in the Credit Agreement or in any other agreement governing future indebtedness, it could lead to an event of default and the subsequent acceleration of our obligation to repay outstanding debt. Our ability to comply with these covenants and other restrictions may be affected by events beyond our control, including prevailing economic and financial conditions.

The restrictions in the indenture governing the Notes and in the Credit Agreement may prevent us from taking actions that we believe would be in the best interest of our business, and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. We also may incur other future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility. We cannot assure you that we will be granted waivers or amendments to these agreements if for any reason we are unable to comply with these agreements, or that we will be able to refinance our debt on terms acceptable to us, or at all. The breach of any of these covenants and restrictions could result in a default under the indenture governing the Notes, under the Credit Agreement or under our future indebtedness. An event of default under our debt agreements would permit some of our lenders to declare all amounts borrowed from them to be due and payable.

We will incur increased costs as a result of being a public reporting company.

As a public company, we will be required to comply with new laws, regulations and requirements, certain corporate governance provisions of the Sarbanes-Oxley Act of 2002 and related regulations of the SEC with which we are not required to comply as a private company. Following the effectiveness of the registration statement of which this prospectus forms a part, we will be a public company and will be required to comply with such new laws, regulations and requirements. We have not yet implemented all of the corporate governance practices that are typical of public companies. Complying with these laws, regulations and requirements will occupy a significant amount of time of our Board and management and will significantly increase our costs and expenses. Among other things, we will need to:

•	institute a more comprehensive compliance function;

•	design, establish, evaluate and maintain a system of internal control over financial reporting in compliance with rules and regulations of the SEC;

•	prepare and distribute current, periodic and annual public reports in compliance with our federal securities law obligations;

•	establish new internal policies, such as those relating to public communications and disclosure controls and procedures;

•	develop and implement new corporate governance policies, procedures and practices;

•	involve and retain to a greater degree outside counsel and accountants in the above activities; and

•	establish an investor relations function.

In addition, we also expect that becoming a public company will require us to accept less director and officer liability insurance coverage than we desire or to incur substantial costs to obtain similar levels of coverage. These factors could also make it more difficult for us to attract and retain qualified directors and executive officers.

We may be required to purchase the WSB Business at a price greater than the fair value of its assets.

Pursuant to the terms of the Lease Purchase Agreement with entities controlled by our Chairman and Chief Executive Officer, if a Change of Control (as defined therein) occurs prior to the expiration of the term of the Lease Purchase Agreement, the Company is obligated, subject to the prior satisfaction of the Company’s obligations to the holders of the Notes upon such Change of Control, and subject to the affiliated transactions covenant in the indenture governing the Notes, to purchase the WSB Business. See “Business—Recent Developments—WSB Lease Purchase Agreement” beginning on page 96. The purchase of such assets may not be accretive to earnings. If such purchase price exceeds the fair value of the assets of the WSB Business, we may be required to record such excess as goodwill, which is not amortized over time, but rather is subject to periodic impairment tests if conditions indicate impairment may have occurred.

USE OF PROCEEDS

Based upon an assumed initial public offering price of $10.00 per share, the midpoint of the range set forth on the cover of this prospectus, we estimate we will receive net proceeds from the offering of approximately $128.1 million after deducting underwriting discounts and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering as described in the table below:

(in millions)
Estimated net proceeds	$128.1
Redemption of Series A Preferred Stock(1)	20.0
Redemption of Notes(1)	28.1
Planned Fracturing Fleets 4 and 5 Capital Expenditures(2)	60.0
Working capital and general corporate purposes(3)	20.0

(1)	The proceeds from the issuance of the Series A Preferred Stock and the Notes were used to acquire a substantial amount of core operating equipment and for working capital and general corporate purposes. The Notes accrue interest at a rate of 14.250% per annum and will mature on March 1, 2015. The aggregate principal amount of Notes outstanding on the date hereof is approximately $173.1 million. The Company has no current plans to incur other indebtedness immediately upon redemption of a portion of the Notes.
(2)	Planned Fracturing Fleets 4 and 5 include the equipment that we are planning to acquire. See “Business—Equipment Purchase Agreements” beginning on page 87.
(3)	The Company has no current specific plan for these proceeds and will use the funds to maximize its near-term financial flexibility.

A $1.00 increase or decrease in the assumed initial public offering price of $10.00 per share would increase or decrease the net proceeds we receive from this offering by approximately $12.8 million, assuming the number of shares offered by us, as set forth on the cover of this prospectus, remains the same. We may also increase or decrease the number of shares we are offering. An increase or decrease by 1.0 million shares in the number of shares offered by us would increase or decrease the net proceeds to us by $9.2 million assuming the assumed initial public offering price of $10.00 per share, the midpoint of the range set forth on the front cover of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and capitalization as of September 30, 2011 on: (i) a historical basis; and (ii) as adjusted to give effect to:

•

the sale by us of 14 million shares of common stock in this offering at an assumed initial public offering price of $10.00 per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us;

•	the use of $20 million of the net proceeds we receive from this offering to redeem the Series A Preferred Stock; and

•	the use of $28.1 million of the net proceeds we receive from this offering to redeem a portion of the Notes.

You should read the following table together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus and the sections of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 63, “Use of Proceeds” on page 53 and “Summary of Prospectus—Summary Historical Financial Data” on page 21.

	As of September 30, 2011 (Unaudited)
	Actual	Pro Forma As Adjusted(1)
	($ in thousands)
Cash and cash equivalents	$52,906	$132,906

Notes	167,413	144,801
Revolving line of credit	2,043	2,043
Total Indebtedness	169,456	146,844
Shareholders’ deficit:
Series A Preferred stock $0.001 par value; authorized 20,000 shares; 20,000 shares issued and outstanding, actual; no shares issued and outstanding, on a pro forma as adjusted basis	—	—
Common stock, $0.001 par value, 499,980,000 shares authorized; 15,535,228 shares issued and outstanding, actual; 29,535,228 shares issued and outstanding, on a pro forma as adjusted basis(2)	16	30
Additional paid-in capital	24,733	132,819
Accumulated deficit	(28,923)	(35,856)
Total shareholders’ equity (deficit)	$(2,116)	99,051
Total capitalization	$167,340	245,895

(1)	Assuming the number of 14 million shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us in connection with the offering, a $1.00 increase or decrease in the assumed initial public offering price of $10.00 per share, the midpoint of the range set forth on the cover page of this prospectus, would increase or decrease the net proceeds from this offering available to us to purchase our Notes by $12.8 million, would increase or decrease additional paid-in capital by $12.8 million, total shareholders’ deficit by $3.2 million and total capitalization by $0.7 million and would have no net effect on cash and cash equivalents. See “Use of Proceeds” on page 53. The pro forma as adjusted information discussed above is illustrative only and following the closing of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing.

(2)	The numbers of actual and pro forma as adjusted shares of common stock issued and outstanding in the table above each exclude the following shares as of September 30, 2011:

•

1,044,817 additional shares of common stock (or options to purchase common stock) reserved for issuance under the 2010 Plan (see “Management—Executive Compensation—Compensation Discussion and Analysis” beginning on page 107);

•

2,801,170 shares of common stock issuable upon exercise of warrants outstanding as of September 30, 2011 (not including those to be exercised in connection with the completion of this offering), at an exercise price of $0.05 per share; and

•	128,400 shares of common stock issuable upon exercise of stock options outstanding as of September 30, 2011, at an exercise price of $20.00 per share.

DIVIDEND POLICY

We have never declared or paid any dividends on our common stock. We currently expect to retain all available funds and future earnings, if any, for use in the operation and growth of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board, subject to compliance with applicable law and any contractual provisions, including under the Credit Agreement and any other agreements for indebtedness we may incur, that restrict or limit our ability to pay dividends, and will depend upon, among other factors, our results of operations, financial condition, earnings, capital requirements and other factors that our Board deems relevant.

DILUTION

If you invest in our common stock in this offering, your ownership interest on a net tangible book value basis would be diluted if the amount per share paid by purchasers of shares of common stock in this initial public offering is higher than the adjusted net tangible book value per share of common stock immediately after completion of this offering. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding.

The net tangible book value of the Company as of September 30, 2011, was approximately $(2,115,908), or $(0.14) per share, based on 15,535,228 shares of our common stock outstanding as of September 30, 2011 (as adjusted for the Reverse Stock Split).

After giving effect to the sale of 14 million shares of common stock in this offering by us at an assumed initial public offering price of $10.00 per share, the midpoint of the range set forth on the front cover of this prospectus, and the deduction of estimated offering expenses payable by us, the adjusted net tangible book value of our common stock as of September 30, 2011, would have been approximately $99.1 million, or approximately $3.35 per share. This represents an immediate increase in net tangible book value per share of $3.49 to our existing stockholders and an immediate dilution of $6.65 per share to purchasers of common stock in this offering. If the initial public offering price is higher or lower than $10.00 per share, the dilution to new stockholders will be higher or lower.

The following table illustrates this per share dilution:

Assumed initial public offering price per share	$10.00

Net tangible book value per share as of September 30, 2011	$(0.14)
Increase in net tangible book value per share to existing stockholders attributable to this offering	3.49

As adjusted net tangible book value per share after this offering	3.35

Dilution per share to new investors in this offering	$6.65

Dilution per share to new investors is determined by subtracting as adjusted net tangible book value per share after this offering from the initial public offering price per share paid by a new investor.

A $1.00 increase (decrease) in the assumed initial public offering price of $10.00 per share, which is the midpoint of the range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value per share by $0.33, assuming the number of 14 million shares offered by us remains the same as set forth on the cover page of this prospectus and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their over-allotment option in full, net tangible book value after this offering would increase to $3.59 per share, and there would be dilution per share to new investors of $6.41.

The following table sets forth as of September 30, 2011, on the adjusted basis described above, assuming an initial public offering price of $10.00 per share, the midpoint of the range set forth on the front cover of this prospectus, before deducting the underwriting discount and estimated expenses payable by us:

•	the number of 14 million shares of common stock sold in this offering;

•	the total consideration paid and the average price per share paid to us by our existing stockholders during the past five years; and

•	the total consideration paid and the average price per share paid to us by the investors purchasing shares in this offering.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent

Existing stockholders	15,535,228	53%	$9,658,972	6%	$0.62

New investors	14,000,000	47%	$140,000,000	94%	$10.00

Totals	29,535,228	100%	$149,658,972	100%	$5.07

The discussion and tables above are based on 15,535,228 shares of our common stock outstanding as of September 30, 2011 (as adjusted for the Reverse Stock Split), and exclude:

•

1,044,817 additional shares of common stock (or options to purchase common stock) reserved for issuance under the 2010 Plan (see “Management—Executive Compensation—Compensation Discussion and Analysis” beginning on page 107);

•

2,801,170 shares of common stock issuable upon exercise of warrants outstanding as of September 30, 2011 (not including those to be exercised in connection with the completion of this offering), at an exercise price of $0.05 per share; and

•	128,400 shares of common stock issuable upon exercise of stock options outstanding as of September 30, 2011, at an exercise price of $20.00 per share.

On a fully-diluted basis but prior to this initial public offering, we have 18,542,798 shares of common stock outstanding.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based on the historical consolidated financial information of Platinum Energy Solutions, Inc. and the WSB Business included elsewhere in the prospectus. The unaudited pro forma statement of operations for the year ended December 31, 2010 has been prepared to reflect the deemed acquisition of the WSB Business as if such transaction occurred on January 1, 2010. The unaudited pro forma statement of operations for the nine months ended September 30, 2011 has been prepared to reflect (i) the deemed acquisition of the WSB Business, as if such transaction occurred on January 1, 2010, and (ii) the use of $28.1 million of the net proceeds of this offering to redeem a portion of the Notes, including accrued interest, as if such transactions occurred on January 1, 2011. The unaudited pro forma balance sheet as of September 30, 2011 has been prepared to reflect (i) the issuance of 14 million shares of common stock in this offering, (ii) the use of $20 million of the net proceeds received in this offering to redeem the Series A Preferred Stock and (iii) the use of $28.1 million of the net proceeds received in this offering to redeem a portion of the Notes, including accrued interest, in each case, as if such transactions occurred on September 30, 2011. The unaudited pro forma financial information for the periods indicated were prepared by applying pro forma adjustments to the historical financial information of the WSB Business for the periods indicated as well as to PES’s historical consolidated financial information for the periods indicated, which historical financial information are included elsewhere in this prospectus. These unaudited pro forma statements of operations give effect to treatment of the WSB Business as a predecessor entity triggered by the Lease Purchase Agreement, as if the Lease Purchase Agreement had become effective on January 1, 2010. Pro forma adjustments were made to give effect to items that are (1) directly attributable to the deemed acquisition of the WSB Business, the issuance of common stock offered hereby and the use of proceeds thereof, (2) factually supportable and (3) expected to have a continuing impact on the combined results of operations.

The unaudited pro forma condensed combined financial information should be read in conjunction with “Risk Factors” on page 23, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 63 and our historical financial statements and the related notes appearing elsewhere in this prospectus. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma statements of operations.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and does not purport to present what our actual consolidated results of operations would have been had the Lease Purchase Agreement been effective on the date indicated, nor are they necessarily indicative of future consolidated results of operations.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

For the Year ended December 31, 2010

	Predecessor WSB Business Historical Year Ended December 31, 2010	Successor PES Historical Sept. 7, 2010 (Inception) to December 31, 2010(a)	Pro Forma Adjustments(b)	Pro Forma Combined Year Ended December 31, 2010
Revenue	$5,475,981	$—	$—	$5,475,981
Cost of services	(6,835,693)	—	69,559	(6,766,134)
Selling, general and administrative expenses	(1,300,645)	(5,526,551)	(1,820,409)	(8,647,605)

Loss from operations	(2,660,357)	(5,526,551)	(1,750,850)	(9,937,758)
Interest (expense) income, net	(70,433)	(4,796)	129,966	54,737
Other income	23,353	—	(15,867)	7,486

Loss before tax	(2,707,437)	(5,531,347)	(1,636,751)	(9,875,535)
Income tax benefit (expense)	1,083,119	—	(68,560)	1,014,559

Net loss	$(1,624,318)	$(5,531,347)	$(1,705,311)	$(8,860,976)

Notes	to the Pro Forma Statement of Operations for the Year ended December 31, 2010:

(a)	The historical results of operations of PES for 2010 include its results from the date of its inception, September 7, 2010.

(b)	Pro forma adjustments related to the acquisition of the WSB Business represent the following:

1.	Cost of services—represents the pro forma adjustment to the historical depreciation of the WSB Business’ property and equipment based on the preliminary fair values assigned to such assets.

2.	Selling, general and administrative expenses—represents the pro forma adjustment to the historical compensation and benefits expenses based on the new executive employment contracts that were executed by PES concurrent with the Lease Purchase Agreement.

3.	Interest (expense) income, net—represents the pro forma adjustment to the historical interest of the WSB Business related to amortization of the premium on the amount due to affiliate based on the excess of the preliminary fair value assigned to the amount due to affiliate over its carrying value as of the valuation date.

4.	Other income—represents the pro forma adjustment to the historical gain on sale of certain WSB Business property and equipment based on the preliminary fair values assigned to such assets.

5.	Income tax benefit (expense)—represents the pro forma adjustment to the historical income tax provision based on the tax effect of the pro forma adjustments.

UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

For the Nine Months ended September 30, 2011

	Predecessor WSB Business Historical January 1, 2011 through March 2, 2011	Successor PES Historical Nine Months Ended September 30, 2011(a)	Pro Forma Adjustments(b)	Pro Forma Adjustments(c)	Pro Forma Combined Nine Months Ended September 30, 2011
Revenue	$609,020	$9,878,200	$—	$—	$10,487,220
Cost of services	(539,965)	(10,076,320)	—	—	(10,616,285)
Depreciation	(455,282)	(3,792,921)	232,628	—	(4,015,575)
Selling, general and administrative expenses	(137,355)	(8,379,305)	710,080	—	(7,806,580)

Loss from operations	(523,582)	(12,370,346)	942,708	—	(11,951,220)
Other income	50	25,032	—	—	25,082
Interest expense, net	(8,819)	(11,536,529)	32,632	1,555,831	(9,956,885)

Loss before tax	(532,351)	(23,881,843)	975,340	1,555,831	(21,883,023)
Income tax benefit (expense)	214,005	222,965	(132,574)	—	304,396

Net Loss	$(318,346)	$(23,658,878)	$842,766	1,555,831	(21,578,627)

Net loss per share:
Basic and Diluted		$(2.15)			$(1.56)

Weighted average number of common shares outstanding:
Basic and Diluted(d)		10,883,497			13,693,497

Notes	to the Pro Forma Statement of Operations for the Nine Months ended September 30, 2011:

(a)	The historical results of operations of PES for 2011 include the results of the WSB Business from the date of its deemed acquisition, March 3, 2011.

(b)	Pro forma adjustments related to the acquisition of the WSB Business represent the following:

1.	Depreciation—represents the pro forma adjustment to the historical depreciation of the WSB Business’ property and equipment based on the preliminary fair values assigned to such assets.

2.	Selling, general and administrative expenses—represents the pro forma adjustment to the historical compensation and benefits expenses based on the new executive employment contracts that were executed by PES concurrent with the Lease Purchase Agreement.

3.	Interest expense, net—represents the pro forma adjustment to the historical interest of the WSB Business related to amortization of the premium on the amount due to affiliate based on the excess of the preliminary fair value assigned to the amount due to affiliate over its carrying value as of the valuation date.

4.	Income tax benefit (expense)—represents the pro forma adjustment to the historical income tax provision based on the tax effect of the pro forma adjustments.

(c)	Pro forma adjustment related to the use of proceeds of this offering represents the pro forma adjustment to the historical interest expense of PES based on an assumed redemption of a portion of the Notes. This pro forma adjustment does not include the redemption premium in connection with the assumed redemption of a portion of the Notes.

(d)	The pro forma weighted average number of common shares outstanding includes only the common shares of this offering whose proceeds are reflected in the pro forma statement of operations assumed to be used to redeem a portion of the Notes.

UNAUDITED PRO FORMA BALANCE SHEET INFORMATION

	As of September 30, 2011 (unaudited, in thousands)
	PES Actual	Pro Forma Adjustments(a)	Pro Forma Adjusted
Cash and cash equivalents	$52,906	$80,000	$132,906
Other current assets	19,878	—	19,878
Property and equipment, net	116,738	—	116,738
Other assets	13,445	(1,722)	11,723

Total Assets	$202,967	$78,278	$281,245

Revolving line of credit	2,043	—	2,043
Other current liabilities	16,851	(277)	16,574
Notes	167,413	(22,612)	144,801
Amounts due to affiliates	11,774	—	11,774
Other Liabilities	7,002	—	7,002

Total Liabilities	$205,083	$(22,889)	$182,194
Preferred Stock	—		—
Common Stock	16	14	30
Additional paid-in capital	24,733	108,086	132,819
Accumulated other comprehensive income	11	—	11
Accumulated deficit	(28,923)	(6,933)	(35,856)
Noncontrolling interest	2,047	—	2,047

Total Liabilities and Shareholders’ Equity	$202,967	$78,278	$281,245

Notes	to the Pro Forma Balance Sheet as of September 30, 2011:

(a)	Pro forma adjustments related to the use of proceeds of this offering represent the following:

1.	Cash and cash equivalents—reflects adjustments made to cash for the following:

Estimated net proceeds from this offering	$128,100
Less: redemption of our Series A Preferred Stock	20,000
Less: redemption of Notes, including accrued interest and the redemption premium	28,100

$80,000

2.	Other assets—reflects adjustment to writeoff the unamortized debt issuance costs in connection with the redemption of a portion of the Notes.

3.	Other current liabilities and Notes—reflects adjustment for an assumed redemption of a portion of the Notes, including accrued interest.

4.	Additional paid-in capital—the adjustments to additional paid-in capital are summarized as follows:

Estimated net proceeds from this offering(i)	$128,100
Less: redemption of our Series A Preferred Stock	20,000
Less: par value of common stock in this offering(ii)	14

Additional paid-in capital on shares issued in this offering	$108,086

(i)	To reflect the issuance of 14 million shares of our common stock in this public offering at an assumed initial public offering price of $10.00 per share, the midpoint of the price range set forth on the cover of this prospectus, less estimated fees and expenses related to this offering.

(ii)	To reflect the increase to common stock for the par value of $0.001 per share for 14 million shares issued in this public offering.

5.	Accumulated deficit—reflects adjustments to write off the unamortized debt issuance costs and recognize the redemption premium in connection with an assumed redemption of a portion of the Notes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Information” on page 58, “Summary Historical Financial Data” on page 21, and our audited consolidated financial statements and related notes included elsewhere in this prospectus. The following discussion and analysis contains forward-looking statements that reflect our future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside our control. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the volatility of oil and natural gas prices, operating costs and capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed below and elsewhere in this prospectus, particularly in “Risk Factors” on page 23 and “Cautionary Statements Regarding Forward-Looking Statements” on page ii, all of which are difficult to predict. As a result of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.

Overview

We are a Houston, Texas based oilfield services provider specializing in premium hydraulic fracturing, coiled tubing and other pressure pumping services. We started providing hydraulic fracturing services on August 29, 2011 to Petrohawk Energy Corporation (“Petrohawk”) in the Eagle Ford Shale. We started providing acid fracturing services on October 24, 2011 to El Paso in the Altamont Field in Utah. We commenced hydraulic fracturing services for Encana Oil & Gas (USA), Inc. (“Encana”) in the Haynesville Shale on November 29, 2011. In addition to the two hydraulic fracturing fleets we have purchased to service Petrohawk and Encana, we plan to add three additional hydraulic fracturing fleets by the end of the first half of 2012. We will utilize modern, high pressure-rated fracturing equipment that allows us to handle challenging geological environments, reduce operating costs, increase asset utilization and deliver excellent customer service. In addition, we have established contracts for wet and dry sand supply and physical capabilities around the transport, processing and storage of sand used in the hydraulic fracturing process. We believe this will be a competitive advantage, particularly given the current market constraint in the supply of dry sand. Our management team has extensive industry experience providing completion and workover services to exploration and production (“E&P”) companies.

How We Generate Our Revenues

General

Historically, our revenue has been derived from the performance of coiled tubing and pressure pumping services. Since the end of August 2011, we have provided hydraulic fracturing services which we believe will provide the primary revenue source for the Company in the near future. We estimate that our current contracts with Encana and Petrohawk together will generate an average of approximately $23 million per month in total revenues once both of our two initial fleets are fully-deployed on 24-hour operations. This estimate is based upon the aggregate fracturing stages estimated to be completed by the Company for Encana, through November 2012, and Petrohawk through August 2012. Our actual revenue from these contracts may differ and we can provide no assurance that we will be able to achieve such estimated revenue.

Our revenue from coiled tubing and pressure pumping services has been, and we believe will continue to be, derived from prevailing market rates for coiled tubing and pressure pumping services, together with associated charges for stimulation fluids, nitrogen and coiled tubing materials.

Hydraulic Fracturing Services

Our revenues from hydraulic fracturing will be derived from per-stage payments (often with monthly minimums) for the committed hydraulic fracturing fleets under term contracts, together, in some instances, with associated charges or handling fees for chemicals and proppants that are consumed during the fracturing process.

The Company will seek additional long-term arrangements with respect to our hydraulic fracturing fleets in the future. However, particularly as to Fleet 3 and proposed Fleets 4 and 5, the Company may seek additional revenue opportunities in the spot or short-term market, similar to our coiled tubing and pressure pumping arrangements.

Coiled Tubing Services

We provide coiled tubing services in the United States. Coiled tubing is a key segment of the well service industry that allows operators to continue production during service operations without shutting down the well, reducing the risk of formation damage. The growth in deep well and horizontal drilling has increased the market for coiled tubing. Coiled tubing services involve using flexible steel pipe inserted into oil and gas wells to perform a variety of services. This flexible steel pipe, known as coiled tubing, is typically thousands of feet long and coiled onto a specialty truck. The small diameter of coiled tubing allows it to be inserted through production tubing, allowing work to be done on an active well. Coiled tubing provides many advantages over costlier workover rigs. For example, wells do not have to cease production (shut in) during most coiled tubing operations, reducing the risk of damaging the formation. Additionally, coiled tubing can be inserted and removed more quickly than conventional pipe, which must be joined and unjoined. Coiled tubing also allows for the precise directing of fluids and treatment chemicals in a wellbore, resulting in better stimulation treatments.

Other Pressure Pumping Services

We also provide cementing and other pressure pumping services to our customers. Cementing services use pressure pumping equipment to deliver a slurry of liquid cement that is pumped down a well between the casing and the borehole. The principal use of cementing is known as primary cementing. Primary cementing provides isolation between fluid zones behind the casing to minimize potential damage to hydrocarbon bearing formations or the integrity of freshwater aquifers, and provides structural integrity for the casing by securing it to the earth. Cementing is also done when recompleting wells, where one zone is plugged and another is opened. Plugging and abandoning wells also requires cementing services. In addition to cementing services, we expect to provide other pressure pumping services, which will include well injection, cased-hole testing, workover pumping, mud displacement and wireline pumpdowns. Our customers would utilize these other pressure pumping services in connection with the completion of new wells and remedial and production enhancement work on existing wells.

The Costs of Conducting Our Business

The principal expenses involved in conducting our business are the costs of acquiring, maintaining and repairing our equipment, product and material costs, labor expenses and fuel costs. Additionally, we incur freight costs to deliver and stage our proppant. We perform all routine maintenance on our existing equipment used in our operations. Our new hydraulic fracturing fleets will continue to be under warranty for the near term, lowering our initial expected maintenance costs. We purchase our equipment, including transmissions, fluid ends and pumps, from third-party vendors.

How We Manage Our Operations

Our management team uses a variety of tools to monitor and manage our operations.

The Company will monitor the following four areas: (1) asset utilization; (2) equipment maintenance performance; (3) safety performance; and (4) customer satisfaction.

Asset Utilization

We will measure our activity levels by the total number of stages per month completed by each of our hydraulic fracturing fleets and days per month our coiled tubing units are in use on a monthly basis. We may also track wells serviced in connection with analyzing our stage count. By monitoring the activity level, pricing and relative performance of each of our fleets and units, we will be able to more efficiently allocate our personnel and equipment to improve revenue generation.

Equipment Maintenance Performance

Preventative maintenance on our equipment has been and will continue to be an important factor in our profitability. If our equipment is not maintained properly, our repair costs may increase and, during periods of high activity, our ability to operate efficiently could be significantly diminished due to having tractors and other equipment out of service. Our maintenance crews will perform regular inspections and preventative maintenance on our mechanical equipment. Our management team will monitor the performance of our maintenance crews by reviewing ongoing inspection and maintenance activity and by monitoring the level of maintenance expenses as a percentage of revenues.

Safety Performance

Maintaining a strong safety record has been and will continue to be a critical component of our operational success. Our customers have safety standards that we must satisfy before we can perform services for them. We maintain a safety database so that our customers can review our historical safety record. Our management team also will use this safety database to identify negative trends in operational incidents so that appropriate measures can be taken to maintain and enhance our safety standards.

Customer Satisfaction

Upon completion of each job, we will encourage our customers to provide feedback on their satisfaction level. Customers will evaluate our performance under various criteria and comment on their overall satisfaction level. This feedback will give our management valuable information from which to identify performance issues and trends. Our management will also use this information to evaluate our position relative to our competitors in the various markets in which we operate.

An additional financial and operating measurement that our management team uses to analyze and monitor the operating performance of our business is our LTM EBITDA. As defined in our articles of incorporation, LTM EBITDA means, as of a specific date, the Company’s last twelve months of earnings before interest, taxes, depreciation and amortization, as determined by the Company’s outside auditors.

Sequence of Background Events

On March 3, 2011, we entered into a lease purchase agreement (the “Lease Purchase Agreement”) with Well Services Blocker, Inc. (“WSB”) and its wholly-owned subsidiaries, Moncla Pressure Pumping Well Services, L.L.C. (“PP”) and Moncla Coil Tubing Well Services, L.L.C. (“CT”), to lease all of the coil tubing and pressure pumping equipment held by PP, CT and MW Services Transportation LLC (“MWST” and, collectively with PP and CT, the “WSB Business”), an affiliate of WSB. While we have concluded it is appropriate to treat the WSB Business as a predecessor to PES for accounting and reporting purposes, we have not taken legal title to any assets of, or any ownership interests in, WSB, PP, CT or MWST.

The sequence of background events can be summarized as follows:

•	August 31, 2009—Mr. Moncla acquires the WSB Business through his acquisition of WSB and its related entities.

•	September 7, 2010—The Company is formed as a development stage company.

•	December 3, 2010—Platinum Pressure Pumping, Inc. is formed.

•	March 3, 2011—WSB and the Company enter into the Lease Purchase Agreement.

•	March 3, 2011—The Company completes the Unit Offering and Concurrent Equity Offering.

•	September 29, 2011—The Company completes the offering of the Additional Notes.

•	December 28, 2011—The Company enters into the Credit Agreement with JPMorgan.

•	January 6, 2012—The one-for-five Reverse Stock Split becomes effective.

Outlook

We believe demand for hydraulic fracturing and pressure pumping services has increased significantly over the last two years in the markets in which we operate and we have made substantial investments in the acquisition of fracturing fleets in order to capitalize on the market opportunity. We believe the following trends impacting our industry have increased the demand for our services and will continue:

•	increased drilling in unconventional resource basins, particularly liquids-rich formations, through the application of horizontal drilling and completion technologies;

•	improved drilling efficiencies increasing the number of horizontal feet per day requiring completion services;

•	an increase in fracturing intensity, particularly with increasingly longer laterals and a greater number of fracturing stages, in more demanding and technically complex formations; and

•	tight supply of fracturing equipment resulting from supply chain constraints.

The hydraulic fracturing and pressure pumping market and the E&P industry are cyclical. We believe that oil prices are a key driver of activity in the E&P industry. Whether a specific exploration project will be economically attractive is largely driven by the producer’s ability to recoup its cost to draw the resources from the ground. All things being equal, the higher the price of oil, the greater the cost the producer can incur to draw the oil out of the ground and still make a profit. Higher oil prices make smaller fields, more remote fields, and oil that requires more processing viable options.

We believe that the price of oil is driven in large part by worldwide demand for oil (and other petroleum products) and worldwide supply. In its November 10, 2011 Oil Market Report, the International Energy Agency estimates global demand in 2011 to be 89.2 million barrels per day (a 0.9 million barrels per day increase above its estimate from 2010). According to the U.S. Energy Information Administration (the “EIA”), world crude oil prices were $108.78 per barrel on October 21, 2011, compared to $76.11 per barrel on October 23, 2009. The EIA estimated the average worldwide supply and demand from 2006 through the third quarter of 2010 as set forth below:

	(Million Barrels Per Day)
	2006	2007	2008	2009	2010 (through third quarter)
Total World Oil Supply(1)	84.66	84.54	85.51	84.39	86.10
Total World Demand	85.26	86.29	85.78	84.34	87.50

(1)	“Oil Supply” is defined by the EIA as the production of crude oil (including lease condensate), natural gas plant liquids, and other liquids, and refinery processing gain (loss).

Given the slightly upward trend in demand for oil worldwide since 2009, the slight excess of demand above supply for the past five years excluding 2009, and the dramatic 154% increase in the number of U.S. oil-directed rigs from December 31, 2009 to 1,060 as of September 30, 2011 based on data from Baker Hughes (as compared to the approximate 43% increase in the worldwide price of crude from October 2009 to date), we believe that many oil- and liquids-rich plays would be economically attractive at oil prices 25% or more below current prices. Over the longer term, we anticipate that E&P activity, including horizontal drilling, and the corresponding demand for our services will experience periods of volatility. We cannot assure you that future downturns in our market will not have material adverse impacts on our business, financial condition or results of operations.

Results of Operations

Our results of operations are driven primarily by four interrelated variables: (1) drilling and stimulation activities of our customers; (2) prices we charge for our services; (3) cost of products, materials and labor; and (4) our service performance. Because we intend to typically pass the cost of raw materials such as proppants, sand, and chemicals on to our customers in our term contracts, our profitability is not materially impacted by changes in the costs of such materials. To a large extent, the pricing environment for our services will dictate our level of profitability.

We have set forth in the following table for each of the periods and entities presented certain statement of operations data of the Company, which has been derived from our audited and unaudited financial statements included elsewhere in this prospectus.

	Predecessor				Successor
	WSB Business	WSB Business	WSB Business	WSB Business	PES	PES
Statement of Operations Data	August 20, 2009 (Inception) to December 31, 2009	Fiscal Year Ended December 31, 2010	Nine Months Ended September 30, 2010	January 1 to March 2, 2011	Sept. 7, 2010 (Inception) to December 31, 2010	Nine Months Ended September 30, 2011
			(unaudited)	(unaudited)		(unaudited)
Revenues	$420,702	$5,475,981	$4,404,519	$609,020	$—	$9,878,200
Cost of services	(763,244)	(4,249,979)	(3,460,115)	(539,965)	—	(10,076,320)
Depreciation	(796,688)	(2,585,714)	(1,902,830)	(455,282)	(2,056)	(3,792,921)
Selling, general and administrative expenses	(383,427)	(1,300,645)	(1,053,248)	(137,355)	(5,524,495)	(8,379,305)

Loss from operations	(1,522,657)	(2,660,357)	(2,011,674)	(523,582)	(5,526,551)	(12,370,346)
Bargain purchase gain, net of tax	3,342,585	—	—	—	—	—
Interest expense, net	(14,791)	(70,433)	(48,073)	(8,819)	(4,796)	(11,511,497)
Other income (expense)	(19,424)	23,353	27,552	50	—	—

Net (loss) income before income taxes	1,785,713	(2,707,437)	(2,032,195)	(532,351)	(5,531,347)	(23,881,843)
Income tax benefit-deferred	625,485	1,083,119	823,508	214,005	—	222,965

Net (loss) income	$2,411,198	$(1,624,318)	$(1,208,687)	$(318,346)	$(5,531,347)	$(23,658,878)

Loss attributable to noncontrolling interests	—	—	—	—	—	(267,147)
Net loss attributable to the Company	—	—	—	—	—	(23,391,731)

The discussion below relating to significant line items of the statement of operations of the WSB Business represents our analysis of significant changes or events that impacted the comparability of reported amounts. Where appropriate, we have identified specific events and changes that affected comparability or trends and, where possible and practical, have quantified the impact of such items.

The Company was formed on September 7, 2010 and did not have operations in the prior comparable period. Therefore, any comparison of results of operations of PES for the period September 7 through September 30, 2010 to the three months or nine months ended September 30, 2011 would not be meaningful.

The WSB Business January 1 to March 2, 2011, compared to nine months ended September 30, 2010

Revenues

WSB had $609,020 in revenues for the period January 1 through March 2, 2011, a decrease of $3.8 million, or 86%, compared to $4.4 million for the period January 1 through September 30, 2010. In addition to the fact that the 2011 period was approximately seven months shorter, the decrease in revenues was primarily caused by the slowdown in WSB’s operations following the drilling moratorium imposed in the U.S. Gulf of Mexico in mid 2010, which affected WSB’s operations in the Lafayette area from approximately May 2010 through March 2011.

Cost of services

WSB’s cost of services was $539,965 for the period January 1 through March 2, 2011, a decrease of $2.9 million, or 83%, compared to $3.5 million for the period January 1 through September 30, 2010. Excluding the effect of the approximately seven month difference in the comparable periods, the cost of services remained consistent, despite the significant decrease in revenues, primarily due to labor costs and other fixed costs that remained relatively consistent between the periods, as WSB did not reduce its work force during the drilling moratorium.

Depreciation

WSB’s depreciation was $455,282 for the period January 1 through March 2, 2011. Depreciation for that period decreased by $1.4 million, or 74%, compared to the $1.9 million of depreciation recorded for the period January 1 through September 30, 2010. The decrease in depreciation is primarily attributable to the 2011 period being approximately one-fifth as long as the comparable period in 2010.

General and administrative expenses

WSB’s general and administrative expenses were $137,355 for the period January 1 through March 2, 2011. General and administrative expenses for that period decreased $0.9 million, or 87%, compared to the $1.1 million of general and administrative expenses recorded for the period January 1 through September 30, 2010. The decrease is primarily attributable to the seven month difference in the periods being compared, in addition to reduced overhead during the drilling moratorium.

Interest expense, net

Interest expense, net was $8,819 for the period January 1 through March 2, 2011, representing a decrease of $39,254, or 82%, from $48,073 for the period January 1 through September 30, 2010. The decrease is primarily attributable to the seven month difference in the periods being compared.

Income tax benefit (expense)

WSB recognized an income tax benefit of $214,005 for the period January 1 through March 2, 2011, representing a decrease of $609,503, or 74%, compared to the income tax benefit of $823,508 recorded for the period January 1 through September 30, 2010. The decrease is due to the lower net loss in the current year period, which is primarily attributable to the seven month difference in the comparable periods. WSB’s effective income tax rate was approximately 40.2% in both the 2011 and 2010 periods.

The WSB Business fiscal year 2010 compared to the period from August 20, 2009 (inception) to December 31, 2009

In the year ended December 31, 2010 (“fiscal year 2010”), WSB’s revenues increased by $5,055,279, or approximately 1200%, to $5,475,981, compared to $420,702 in the period August 20 through December 31, 2009. The increase in 2010 was primarily due to the fact that the 2010 period represented a full year of operations while the 2009 period covered only approximately four months of operations.

In fiscal year 2010, WSB’s depreciation increased by $1,789,026 to $2,585,714 compared to $796,688 in the period August 20 through December 31, 2009, primarily due to the fact that the 2010 period represented a full year of operations while the 2009 period covered only approximately four months of operations.

In fiscal year 2010, WSB’s cost of services increased by $3,486,735 to $4,249,979 compared to $763,244 in the period August 20 through December 31, 2009, primarily due to the fact that the 2010 period represented a full year of operations while the 2009 period covered only approximately four months of operations.

WSB’s selling, general and administrative expenses increased from $383,427 in the period August 20 through December 31, 2009 to $1,300,645 in fiscal year 2010, primarily due to the fact that the 2010 period represented a full year of operations while the 2009 period covered only approximately four months of operations.

WSB’s income tax benefit in fiscal year 2010 was $1,083,119, and represented 40% of loss before taxes, compared to $625,485, representing 35% of income before taxes, in the period ended December 2009. Excluding the bargain purchase gain recognized in 2009, which was presented net of tax in the statement of operations, WSB’s effective tax rate was 40% in the period August 20 through December 31, 2009, consistent with fiscal year 2010.

Recent Accounting Pronouncements

In May 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-4, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. This ASU was issued to provide largely identical guidance about fair value measurement and disclosure requirements with the new International Financial Reporting Standard No. 13, Fair Value Measurement. The ASU does not extend the use of fair value but, rather, provides guidance about how fair value should be applied where it already is required or permitted under U.S. GAAP. Most of the changes are clarifications of existing guidance or wording changes. ASU No. 2011-4 should be applied prospectively and is effective, for a public entity, beginning after December 15, 2011. For a nonpublic entity, the ASU is effective for annual periods beginning after December 15, 2011. We intend to early adopt ASU No. 2011-4 in the first quarter of 2012 and do not expect the adoption of the ASU to have a material effect on our financial position, results of operations, cash flows and disclosures.

In June 2011, the FASB issued ASU No. 2011-5, Presentation of Comprehensive Income. This ASU increases the prominence of other comprehensive income in financial statements. Under this ASU, an entity will have the option to present the components of net income and comprehensive income in either one or two consecutive financial statements. The ASU eliminates the option in U.S. GAAP to present other comprehensive income in the statement of changes in equity. ASU No. 2011-5 should be applied retrospectively and is effective, for a public entity, beginning after December 15, 2011. For a nonpublic entity, the ASU is effective for fiscal years ending after December 15, 2012. We intend to early adopt ASU No. 2011-5 in the first quarter of 2012 and do not expect the adoption of the ASU to have a material effect on our financial position, results of operations, cash flows and disclosures.

Liquidity and Capital Resources

Our primary sources of liquidity to date have been third-party loans and proceeds from the Unit Offering and the Concurrent Equity Offering completed on March 3, 2011 and the offering of the Additional Notes completed on September 29, 2011 and borrowings under the Credit Agreement. Our primary uses of capital have been the acquisition of equipment and general administrative expenses. We continually monitor potential capital sources, including equity and debt financings, in order to meet our planned capital expenditures and liquidity requirements.

Portfolio Loan Account Facility

We established a portfolio loan account facility with Morgan Stanley Bank, N.A., which we refer to as the “Morgan Stanley Facility,” in an initial available amount of $8.8 million. The facility was subsequently reduced, due to reductions in the balance of pledged collateral, to $4.2 million as of September 30, 2011. Drawings on the facility are available on a revolving line of credit basis and bear interest at a variable rate equal to Morgan Stanley Bank, N.A.’s base lending rate in effect from time to time plus a certain percentage that can vary based on the amount drawn. Amounts drawn under the Morgan Stanley Facility may be repaid and re-borrowed by the Company from time to time. The Morgan Stanley Facility has an indefinite term.

The Morgan Stanley Facility is secured by two of our accounts maintained at Morgan Stanley Bank, N.A., including the account into which treasury securities acquired with a portion of a previous customer prepayment were deposited. The Morgan Stanley Facility is not secured by any other assets and does not impose any covenant obligations on the Company.

We used the proceeds of our drawings under the Morgan Stanley Facility to pay for certain expenses relating to the manufacture of our new fracturing fleets and for general liquidity purposes of the Company. As of September 30, 2011, there was approximately $2 million outstanding under the Morgan Stanley Facility.

JPMorgan Credit Agreement

On December 28, 2011, we entered into an asset based revolving credit agreement with JPMorgan Chase Bank, N.A. (“JPMorgan”), which we refer to as the “Credit Agreement.” Subject to a borrowing base consisting of certain eligible accounts receivable and inventory, an amount up to $15 million was made available to us under the Credit Agreement and, on December 29, 2011, we borrowed the full $15 million amount available to us pursuant to a revolving note made by us in favor of JPMorgan as lender. The Credit Agreement includes borrowing capacity available for letters of credit. Revolving loans available under the Credit Agreement for working capital and other general corporate purposes. The revolving line of credit will terminate on June 30, 2014, and no further advances may be made to us thereafter. We used the proceeds of our initial borrowing under the Credit Agreement to pay for certain capital expenditures, including three of our new coiled tubing units and progress payments on our planned processing facility, and for general liquidity purposes.

The interest rate applicable to the Credit Agreement is, at our option, either LIBOR plus a margin ranging from 2.25% to 3.50% (depending on our total leverage ratio) or, the JPMorgan prime rate, called “CBFR”, plus a margin ranging from 1.00% to 2.50% (depending upon such total leverage ratio). The CBFR rate is the higher of (i) the interest rate publicly announced by JPMorgan as its prime rate and (ii) the adjusted LIBOR rate as calculated by JPMorgan. We will pay a non-use fee of 0.25% on the daily average undrawn portion of the commitment under the Credit Agreement.

Our obligations under the Credit Agreement are secured (with certain exceptions) by first priority security interests on all of our assets. Our obligations under the Credit Agreement were guaranteed by Platinum Pressure Pumping, Inc. as guarantor, and will be guaranteed by our future domestic subsidiaries. The guarantor’s guarantee is, and any future domestic subsidiary’s guarantee will be, secured by first priority security interests in all of their assets. The guarantee is, and each future guarantee of the Credit Agreement will be, full, unconditional and, joint and several. Payment under the guarantees could be required immediately upon the occurrence of an event of default in respect of the guaranteed obligations.

For a further description of the Credit Agreement, see “Description of Certain Indebtedness—JPMorgan Credit Agreement” beginning on page 131.

In addition to the failure to pay principal, interest and fees when due, events of default under the Credit Agreement include: failure to comply with applicable covenants; failure to pay when due, or other defaults permitting acceleration of, other indebtedness exceeding $1 million or, under other agreements with JPMorgan;

failure to comply with guarantee and collateral requirements; judgment defaults in excess of $1 million not fully covered by insurance; certain events of bankruptcy; certain material adverse changes, and certain changes in control. In addition, pursuant to the revolving note, at any time there is an event of default under the Credit Agreement, there will be a sweep of all cash proceeds from U.S. bank accounts of the borrower and the guarantors of obligations under the Credit Agreement to repay or cash collateralize any credit extensions outstanding. Such cash sweep will only terminate when such event of default is cured.

We paid a customary fee for entering into the Credit Agreement.

JPMorgan and its affiliates have performed and/or may in the future perform various commercial banking, investment banking and other financial advisory services in the ordinary course of business for us and our subsidiaries, for which they have received and/or will receive customary fees and commissions.

In connection with our entering into the Credit Agreement, JPMorgan as first lien lender, and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent on behalf of the Second Lien Creditors (including the holders of the Notes), entered into an Intercreditor Agreement dated as of December 28, 2011. The Intercreditor Agreement, among other things, defines the rights of our debt holders with respect to collateral. See “Description of Certain Indebtedness—Intercreditor Agreement” beginning on page 133.

Description of Notes

In March 2011, we issued $115 million in aggregate principal amount of 14.250% Senior Secured Notes in a private placement. The Notes mature on March 1, 2015, and bear interest payable in arrears on March 1 and September 1 of each year (commencing on September 1, 2011). We capitalized the initial interest payment on the Notes in the amount of $8,102,711 which was due on September 1, 2011 and added it to the principal amount of the Notes. The Notes are governed by an indenture, dated as of March 3, 2011, as amended by a first supplemental indenture dated as of September 26, 2011 and a second supplemental indenture dated as of September 29, 2011, among us, all of our existing or future subsidiaries, including Platinum Pressure Pumping, Inc., as guarantors, and The Bank of New York Mellon Trust Company, N.A., as Trustee and Collateral Agent.

On September 29, 2011, we completed the private offering of an additional $50 million aggregate principal amount of Notes under the indenture. All of the Notes are treated as a single series for purposes of such indenture.

We used the proceeds of the Notes issued in March 2011 to acquire a substantial amount of core operating equipment and for working capital and general corporate purposes. We used the proceeds of the Additional Notes issued in September 2011 in part to pay approximately $20 million toward the remaining balance of the purchase price for Fleet 3. We used approximately $8.4 million and $3.4 million, respectively, of the proceeds of the Additional Notes to make deposits with S&S and UE toward Fleets 4 and 5. We used approximately $6 million of the proceeds of the Additional Notes to purchase and make deposits on other equipment for our fracturing fleets. The balance of the proceeds from the Additional Notes issued in September 2011 was used for working capital and general corporate purposes.

The Notes are guaranteed on a senior basis by our existing subsidiary and will be guaranteed by all of our future restricted subsidiaries, other than future foreign subsidiaries that do not guarantee any of our indebtedness. The Notes and the guarantees of the Notes are secured by second-priority liens, subject to permitted liens, on substantially all of our and our subsidiary guarantors’ assets (other than certain excluded assets), including, but not limited to, the tangible and intangible assets we own or acquire, subject to certain exceptions.

The Notes and the guarantees of the Notes are our senior obligations and rank (1) equally in right of payment with all of our and our subsidiary guarantors’ existing and future senior indebtedness; and (2) senior in right of payment to all of our and our subsidiary guarantors’ existing and future subordinated indebtedness. The

Notes are effectively subordinated to our and our subsidiary guarantors’ obligations under the Morgan Stanley Facility to the extent of the collateral securing such indebtedness and proceeds therefrom that secure those obligations on a first-priority basis.

If a “change of control” (as defined in the indenture governing the Notes) occurs, unless we have exercised our right to redeem all of the Notes, each holder of the Notes will have the right to require us to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus additional interest and accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The indenture governing the Notes contains certain covenants (subject to certain exceptions) limiting our ability and the ability of our restricted subsidiaries to:

•	pay dividends and repurchase our common stock;

•	make other restricted payments, including without limitation, investments;

•	create liens;

•	enter into agreements that restrict dividends from subsidiaries to us;

•	merge or consolidate or sell substantially all of our assets;

•	enter into non-arm’s length transactions with our affiliates;

•	enter into new lines of business; or

•	impair the security interests of noteholders.

The Company is also prohibited from incurring indebtedness and issuing preferred stock with the exception of: 1) indebtedness and letters of credit under credit facilities not to exceed $15 million in aggregate principal amount (less the aggregate amount of net proceeds from the sale of assets used to repay any term indebtedness or permanently reduce revolving commitments); 2) the Notes and the guarantees thereof; 3) indebtedness existing on the date that the Notes were issued; 4) capital lease obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment not to exceed $5 million at any time outstanding; 5) permitted refinancing; 6) intercompany indebtedness so long as it is subordinated to the Notes and so long as such indebtedness is held by the Company or its restricted subsidiaries; 7) the Additional Notes; 8) interest rate, exchange rate or commodity hedging obligations (not entered into for speculative purposes) in the ordinary course of business; 9) guarantees of indebtedness otherwise permitted under the indenture; 10) workers’ compensation, general liability or truckers’ liability claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, insurance premium finance agreements, statutory obligations, bankers’ acceptances and performance, appeal or surety bonds in the ordinary course of business; 11) inadvertent overdrafts cured within five business days; and 12) indemnification or similar obligations assumed in connection with the disposition of any business.

The Company is also prohibited from making capital expenditures in excess of $30 million in 2012 or any future fiscal year (an increase from the $10 million limit applicable to fiscal year 2011). The limitation does not apply to the Company’s $160 million budgeted expenditures for new equipment (which includes the original $113 million budgeted as of March 3, 2011 and the proceeds from the Additional Notes budgeted for equipment), the acquisition of WSB or its assets as contemplated by the Lease Purchase Agreement, and capital expenditures made with any Remaining Amount (defined below) or the net cash proceeds of any Equity Offering. The Company is permitted to carry forward unused amounts to be applied in subsequent fiscal years. “Remaining Amount” is defined in the indenture to mean any funds remaining after the Company’s completion of an Excess Cash Flow Offer (offers to the holders of the Notes to repurchase Notes with 75% of excess cash flow above $2.5 million) or an Asset Sale Offer (any net proceeds from asset sales that are not reinvested in excess of $5 million).

The indenture governing the Notes also provides for customary events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the Notes to become or to be declared due and payable.

The successful execution of our growth strategy depends on our ability to raise capital as needed to, among other things, finance the purchase of additional hydraulic fracturing fleets. If we are unable to obtain additional capital on favorable terms or at all, we may be unable to sustain or increase our current level of growth in the future. The availability of equity and debt financing will be affected by prevailing economic conditions in our industry and financial, business and other factors, many of which are beyond our control.

Our ability to satisfy debt service obligations, fund operations, and to fund planned 2011 and 2012 capital expenditures will depend upon our future operating performance, and more broadly, on the availability of equity and debt financing, which will be affected by prevailing economic conditions, market conditions in the E&P industry and financial, business and other factors, many of which are beyond our control. Based on our existing operating performance, we believe our cash flows and existing capital coupled with the proceeds of the Additional Notes, the proceeds of this offering and borrowings available under our credit facility with Morgan Stanley and the Credit Agreement will be adequate to meet operational and capital expenditure needs for the next 12 months.

Sources and Uses of Cash

Net cash used in operating activities was $1,616,765 from inception through December 31, 2010 and $15,168,749 during the nine months ended September 30, 2011. This was primarily due to the commencement of operations in the first quarter of 2011.

Net cash used in investing activities was $9,104,147 from inception through December 31, 2010 and $98,447,821 during the nine months ended September 30, 2011. This was primarily due to the commencement of operations in the first quarter of 2011, and our initial capital expenditures for hydraulic fracturing equipment.

Net cash provided by financing activities was $12,152,507 from inception through December 31, 2010 and $165,091,207 during the nine months ended September 30, 2011, with the latter figure consisting primarily of funds raised in March 2011 in the Unit Offering and the Concurrent Equity Offering and in the September 2011 Additional Notes offering.

The Company had an increase in cash and cash equivalents of $1,431,595 from inception through December 31, 2010, and had a net increase in cash and cash equivalents of $51,474,637 during the nine months ended September 30, 2011, with the latter figure resulting primarily from funds raised in March 2011 in the Unit Offering and the Concurrent Equity Offering and in the September 2011 Additional Notes offering. The Company had cash and cash equivalents of $1,431,595 as of December 31, 2010 and $52,906,232 as of September 30, 2011, with the latter figure resulting primarily from funds raised in March 2011 in the Unit Offering and the Concurrent Equity Offering and in September 2011 in connection with the offering of Additional Notes.

Assets and Liabilities

Total assets were $202,967,464 as of September 30, 2011, which is an increase of $175,812,906 compared to December 31, 2010. This is primarily due to the funds received in connection with the issuance by the Company of the Original Notes and warrants in the Unit Offering and completion of the Concurrent Equity Offering, the offering of Additional Notes and related equipment purchases.

Total liabilities were $205,083,352 as of September 30, 2011, which is an increase of $175,355,826 when compared to December 31, 2010. This is primarily due to the issuance by the Company of the Original Notes in the Unit Offering and the Additional Notes in September 2011.

The principal balance of the Notes as of September 30, 2011 was $173,102,711 million offset by a discount of $5,689,774. This principal balance is due to the issuance by the Company of the Original Notes in the Unit Offering, the capitalization of the initial interest payment on the Original Notes which was due September 1, 2011 and the issuance of the Additional Notes in September 2011.

Total shareholders’ deficit attributable to the Company was $4,163,372 as of September 30, 2011, which is an increase of $1,590,404 when compared to December 31, 2010. This is primarily due to our net loss in 2011, offset by the completion of the Concurrent Equity Offering on March 3, 2011.

Capital Requirements

The energy services business is capital-intensive, requiring significant investment to expand, upgrade and maintain equipment. Our capital requirements consist primarily of:

•	growth capital expenditures, such as those to acquire equipment and other assets to grow our business; and

•	maintenance capital expenditures, which are capital expenditures made to maintain or extend the useful life of partially or fully depreciated assets.

We also expect our operating costs to significantly increase starting in the fourth quarter of 2011, due to the commencement of hydraulic fracturing operations in late August 2011.

We initially budgeted capital expenditures of approximately $113 million for 2011. As of September 30, 2011, approximately $17 million in capital funds remained of this budgeted amount designated primarily to purchase additional equipment for Fleet 1 and our new coiled tubing units. We used a substantial portion of the proceeds of the offering of the Additional Notes in September 2011 to purchase additional equipment for Fleet 3 and make deposits on Fleets 4 and 5. We intend to use approximately $60 million of the proceeds from this offering to pay the remaining balance of the respective purchase prices of Fleets 4 and 5. Our planned processing facility will also require significant expenditures over the near term, which we anticipate will be funded through the Credit Agreement and/or cash flows from operations.

Our capital budget may be adjusted as business conditions warrant. While partially discretionary, the amount, timing and allocation of capital expenditures is subject to covenants under our indenture, and our agreements with Enerflow, S&S and UE. However, if oil and natural gas prices decline or costs increase significantly, we could defer a significant portion of our non-contracted budgeted capital expenditures until later periods to prioritize capital projects that we believe have the highest expected returns and potential to generate near-term cash flows. We routinely monitor and adjust our capital expenditures in response to changes in prices, availability of financing, drilling and acquisition costs, industry conditions, the timing of regulatory approvals, the availability of rigs, success or lack of success in drilling activities, contractual obligations, internally generated cash flows and other factors both within and outside our control.

Additionally, we will continually monitor new advances in hydraulic fracturing equipment and down-hole technology, as well as technologies that may complement our businesses, and opportunities to acquire additional equipment to meet our customers’ needs.

We actively review acquisition opportunities on an ongoing basis. Our ability to make significant acquisitions for cash would likely require us to obtain additional equity or debt financing, which we may not be able to obtain on terms acceptable to us or at all.

Cash Flows

The table below discloses the net cash provided by (used in) operating activities, investing activities and financing activities for each of the periods and entities presented:

	WSB Business	WSB Business	WSB Business	WSB Business	PES	PES
	August 20, 2009 (Inception) to December 31, 2009	Fiscal Year Ended December 31, 2010	Nine Months Ended September 30, 2010	January 1 to March 2, 2011	Sept. 7, 2010 (Inception) Through December 31, 2010	Nine Months Ended September 30, 2011
			(unaudited)	(unaudited)		(unaudited)
Net cash used in operating activities	$(935,727)	$(627,433)	$(707,733)	$130,073	$(1,616,765)	$(15,168,749)
Net cash used in investing activities	—	(1,702,271)	(743,271)	(289,324)	(9,104,147)	(98,447,821)
Net cash provided by financing activities	935,422	2,335,138	1,451,003	160,802	12,152,507	165,091,207

Net increase (decrease) in cash and cash equivalents	$(305)	$5,434	$(1)	$1,551	$1,431,595	$51,474,637

Cash flows used by operating activities

Our operating cash flows have been and will be sensitive to a number of variables, the most significant of which is the volatility of oil and natural gas prices. Regional and worldwide economic activity, weather, infrastructure capacity to reach markets and other variable factors significantly impact the prices of these commodities. These factors are beyond our control and are difficult to predict. For additional information on the impact of changing prices on our financial position, see “—Quantitative and Qualitative Disclosures About Market Risk” below on page 79.

Contractual Obligations

The following table summarizes our contractual cash obligations as of September 30, 2011:

	Payments Due By Period (Dollars in thousands)
	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Recorded Contractual Obligations:
Principal payments on line of credit(1)	$2,043	2,043	—	—	—
Senior Notes(2)	165,000	—	—	165,000	—
Customer provided financing(3)	10,000	5,500	4,500	—	—

	$177,043	7,543	4,500	165,000	—

Unrecorded contractual obligations:
Interest payments on indebtedness(4)	$85,191	23,746	50,325	11,120	—
Operating lease obligations(5)	7,768	1,731	2,622	2,276	1,139
Equipment purchase commitments(6)	81,628	81,628	—	—	—

	$174,587	107,105	52,947	13,396	1,139

Total	$351,630	114,648	57,447	178,396	1,139

(1)	In 2010, we established a portfolio loan account facility with Morgan Stanley Bank, N.A., which we refer to as the Morgan Stanley Facility, in an initial available amount of $8.8 million. As of September 30, 2011, the facility was reduced to $4.2 million.
(2)	Amount represents the expected cash payments for our long-term debt.
(3)	Amount represents a cash prepayment from a customer to be repaid through credits against future billings.
(4)	Amounts represent the expected cash payments for interest on our long-term debt based on the interest rates in place and amounts outstanding at September 30, 2011.
(5)	Amounts represent the expected cash payments for our operating leases in place at September 30, 2011.
(6)	Amounts represent the expected cash payments under equipment construction agreements for our fleets under construction and proppant purchase commitments.

For additional discussion related to our short and long-term obligations, please see Note 6 to the audited consolidated financial statements for the year ended December 31, 2010 and Note 6 to our unaudited condensed consolidated financial statements for the nine months ended September 30, 2011 included elsewhere in this prospectus.

Off-Balance Sheet Arrangements

As of September 30, 2011, we had no off-balance sheet arrangements, other than as noted in the Contractual Obligations table above.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with GAAP, which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reported periods. We base these estimates and assumptions on historical experience and on various other information and assumptions that are believed to be reasonable under the circumstances.

Our critical accounting estimates are important to the portrayal of both our financial condition and results of operations and require us to make difficult, subjective or complex assumptions or estimates about matters that are uncertain. We would report different amounts in our consolidated financial statements, which differences could be material, if we used different assumptions or estimates.

We have provided a description of all of our significant accounting policies in Note 1 to our audited consolidated financial statements included elsewhere in this prospectus. We believe that the following are the critical accounting policies and estimates used in the preparation of our consolidated financial statements because they involve a higher degree of judgment or complexity. In addition, there are other items within our consolidated financial statements that require estimation.

Consolidation

Our consolidated financial statements include all wholly-owned subsidiaries. In addition, we review our relationships with other entities to assess whether we are the primary beneficiary of a variable interest entity (“VIE”). If the determination is made that we are the primary beneficiary of a VIE, then that VIE is consolidated in accordance with FASB ASC Topic 810, Consolidation (“ASC 810”).

ASC 810 requires the consolidation of VIEs in which a company has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and the obligation to absorb losses or the right to receive the benefits from the VIE that could potentially be significant to the VIE. The determination of whether a reporting enterprise meets these conditions, and therefore has a controlling financial interest, and is the primary beneficiary of the VIE can be highly complex. Such analysis requires performing a qualitative assessment to determine whether we are the primary beneficiary once an entity is identified as a VIE. A qualitative assessment involves obtaining an understanding of the nature of the risks in the entity as well as the nature of the entity’s activities, including terms of the contracts entered into by the entity, ownership interests in the entity, and the parties involved in the design of the entity. Such analysis also includes identifying the variable interests held by the parties involved with the VIE, which may include, among other things, equity investments, debt financing, letters of credit, financial guarantees, and significant service contracts. Once the variable interests are identified, the analysis requires determining those activities which are most significant to the economic performance of the entity and which variable interest holder has the power to direct those activities.

On March 3, 2011, we entered into the Lease Purchase Agreement. Due to a protective right included in the Lease Purchase Agreement, we determined that PP, CT and MWST are VIEs and that we are the primary beneficiary of such entities because the Lease Purchase Agreement provides us with full control of all of the operating assets of such entities. As of September 30, 2011, the combined financial statements of PP, CT and MWST had approximately $16.4 million in total assets and $14.9 million in total liabilities. We obtained control of the WSB Business effective March 3, 2011 and applied purchase accounting as of that date. We have not yet completed our allocation of the purchase price to the fair values of the net assets acquired. The determination of the fair values of assets acquired and liabilities assumed requires considerable judgment and estimates to be made including estimates of the future cash flows associated with the operation of the WSB Business’ equipment and selection of the discount rate applied to the cash flows.

Property and Equipment

Property and equipment comprise a significant portion of our total assets. We determine the carrying value of these assets based on property and equipment policies that incorporate our estimates, assumptions and judgments relative to the carrying value, remaining useful lives and salvage value of our equipment.

We depreciate our property and equipment over the estimated useful lives using the straight-line method. The assumptions and judgments we use in determining the estimated useful lives of our equipment reflect both historical experience and expectations regarding future operations, utilization and performance. The use of different estimates, assumptions and judgments in the establishment of estimated useful lives, especially those involving our equipment, would likely result in materially different net book values of our property and equipment and results of operations.

We review our property and equipment for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Indicators of possible impairment include changes in our business plans, an adverse change in the physical condition of a group of assets or the extent or manner in which it is being used, or a severe or sustained downturn in the oil and natural gas industry.

We assess recoverability of assets held and used by projecting undiscounted cash flows for the asset group being evaluated. When the carrying amount of the asset group is determined to be unrecoverable, we recognize an impairment loss, measured as the amount by which the carrying amount of the asset group exceeds its estimated fair value. The evaluation requires us to make judgments about long-term projections for future revenues, contract rates, costs of products and services, and asset utilization levels for the estimated remaining useful lives of the asset group being assessed.

Asset impairment evaluations are, by nature, highly subjective. They involve expectations about future cash flows generated by our assets, and reflect management’s assumptions and judgments regarding future industry conditions and their effect on future asset utilization levels, contract rates and costs. The use of different estimates and assumptions could result in materially different carrying values of our assets and could materially affect our results of operations.

Share-Based Compensation

We account for share-based awards, consisting of restricted stock and stock options, issued to employees and non-employees in accordance with the guidance on share-based payments. Accordingly, employee share-based payment compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period (or the vesting period in the case of restricted stock or stock options). Share-based awards to non-employees are expensed over the period in which the related services are rendered.

Assessing the fair value of restricted stock requires significant judgment and is a subjective assessment based on the discounted projected cash flows of the Company, the price of our capital stock purchased by unrelated third parties and the equity value of comparable publicly traded oilfield service providers. The determination of the fair value of our stock options was estimated using the Black-Scholes option-pricing model and required the use of highly subjective assumptions. The Black-Scholes option-pricing model requires the use of highly subjective assumptions such as the estimated market value of our stock, expected term of the award, expected volatility and the risk-free interest rate.

We also need to apply significant judgment to estimate the forfeiture rate, which affects the amount of aggregate compensation that we are required to record as an expense. We estimate our forfeiture rate based on an analysis of our actual forfeitures, to the extent available, and will continue to evaluate the appropriateness of, and possible adjustments to, the forfeiture rate based on actual forfeiture experience, analysis of employee turnover and other factors. We have had virtually no employee turnover to date, therefore quarterly changes in the estimated forfeiture rate will likely have a significant effect on reported share-based compensation expense, as the cumulative effect of adjusting the rate for all expense amortization is recognized in the period the forfeiture estimate is changed. If a revised forfeiture rate is higher or lower than the previously estimated forfeiture rate, an adjustment is made that will result in a decrease or increase to the share-based compensation expense recognized in the consolidated financial statements.

We will continue to use judgment in evaluating the expected term, volatility and forfeiture rate related to our share-based compensation on a prospective basis and will incorporate these factors into our option-pricing model.

Each of these inputs is subjective and generally requires significant management judgment. If, in the future, we determine that another method for calculating the fair value of our stock options is more reasonable, or if another method for calculating these input assumptions is prescribed by authoritative guidance, and, therefore, should be used to estimate expected volatility or expected term, the fair value calculated for our employee stock options could change significantly. Higher volatility and longer expected terms generally result in an increase to share-based compensation expense determined at the date of grant.

Income Taxes

The determination and evaluation of our income tax provision involves the interpretation of tax laws in jurisdictions in which we operate and requires significant judgment and the use of estimates and assumptions regarding significant future events, such as the amount, timing and character of income, deductions and tax credits. Changes in tax laws, regulations, agreements, or our levels of operations or profitability in each jurisdiction may impact our tax liability in any given year. While our tax provision is based on the information available to us at the time, a number of years may elapse before the ultimate tax liabilities in certain tax jurisdictions are determined.

In accordance with FASB ASC Topic 740, Income Taxes, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Estimates, judgments and assumptions are required in determining whether deferred tax assets will be fully or partially realized. When it is estimated to be more likely than not that all or some portion of certain deferred tax assets, such as net operating loss carryforwards, will not be realized, we establish a valuation allowance for the amount of the deferred tax assets that is considered to be unrealizable. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

We record estimated reserves for uncertain tax positions if the position does not meet a more-likely than-not threshold to be sustained upon by review by taxing authorities. Income tax positions that previously failed to meet the more-likely than-not threshold are recognized as benefits in the first subsequent financial reporting period in which that threshold is met. The Company recognizes potential interest and penalties related to uncertain tax positions within the provision for income taxes.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to a variety of market risks including credit risk, interest rate risk and commodity price risk. The principal market risk to which we are exposed is the risk related to interest rate fluctuations. To a lesser extent, we are also exposed to risks related to increases in the prices of fuel and raw materials consumed in performing our services. We do not engage in commodity price hedging activities.

Credit Risk

We monitor our exposure to counterparties on service contracts and the collectability of our accounts receivable, primarily by reviewing their credit ratings, financial statements and payment history. We will extend credit terms based on our evaluation of each counterparty’s creditworthiness.

Our customers are engaged in the oil and natural gas industry. For the nine months ended September 30, 2011, approximately 76% of our revenues were from Petrohawk. This concentration of customers may impact overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic and industry conditions.

Interest Rate Risk

Our exposure to changes in interest rates relates primarily to long-term debt obligations. We are exposed to changes in interest rates as a result of our indebtedness under the Credit Agreement. We had outstanding variable interest rate borrowings of approximately $18.9 million and $8.8 million at December 31, 2011 and 2010, respectively. These borrowings represented 10% and 100% of total outstanding debt and bore average interest rates of 2.8% and 2.7% at December 31, 2011 and 2010, respectively. A hypothetical 10% change (approximately 28 basis points) in the average interest rate applicable to these borrowings would change our annualized interest expense by approximately $53,000 as of December 31, 2011. We do not believe our interest rate exposure warrants entry into interest rate hedges and have, therefore, not hedged our interest rate exposure.

The fair value of the Notes at September 30, 2011, including the initial interest payment of approximately $8.1 million which was capitalized on September 1, 2011, was approximately $165.1 million. The Notes, like all fixed rate securities, are subject to interest rate risk and will fall in value if market interest rates increase.

Commodity Price Risk

Our fuel and material purchases expose us to commodity price risk. Our material costs primarily include the cost of inventory consumed while performing our stimulation services such as frac sand, fracturing chemicals, coiled tubing and fluid supplies. Our fuel costs consist primarily of diesel fuel used by our various tractors and other motorized equipment. The prices for fuel and the raw materials in our inventory are volatile and are impacted by changes in supply and demand, as well as market uncertainty and regional shortages.

BUSINESS

Our Company

We are a Houston, Texas based oilfield services provider specializing in premium hydraulic fracturing, coiled tubing and other pressure pumping services. We commenced hydraulic fracturing services on August 29, 2011 for Petrohawk Energy Corporation (“Petrohawk”) in the Eagle Ford Shale. We commenced acid fracturing services on October 24, 2011 for El Paso E&P Company, L.P. (“El Paso”) in the Altamont Field in Utah. We commenced hydraulic fracturing services for Encana Oil & Gas (USA), Inc. (“Encana”) in the Haynesville Shale on November 29, 2011. In addition to the two hydraulic fracturing fleets we have purchased to service Petrohawk and Encana, we plan to add three additional hydraulic fracturing fleets by the end of the first half of 2012. We utilize modern, high pressure-rated fracturing equipment that allows us to handle challenging geological environments, reduce operating costs, increase asset utilization and deliver excellent customer service. In addition, we have established contracts for wet and dry sand supply and physical capabilities around the transport, processing and storage of sand used in the hydraulic fracturing process. We believe this will be a competitive advantage, particularly given the current market constraint in the supply of dry sand. Our management team has extensive industry experience providing completion and workover services to exploration and production (“E&P”) companies.

We are currently operating two complete high-specification hydraulic fracturing fleets. In addition, we have a third fleet on order with complete delivery expected by the end of February 2012. Our first two hydraulic fracturing fleets consist of twenty 2,500 brake horsepower (“BHP”) “Quintuplex” hydraulic pumping units, yielding 2,250 hydraulic horsepower (“HHP”), ten 2,500 BHP “Destiny Triplex” hydraulic pumping units, yielding 2,250 HHP and twenty 2,250 BHP “Triplex” hydraulic pumping units, yielding 2,000 HHP, representing a total of 107,500 HHP. Our third fleet will consist of twenty-one 2,250 BHP hydraulic pumping units, yielding 2,000 HHP that will increase our total HHP to 149,500 HHP across the three fleets. In addition, we have placed deposits on fourth and fifth fleets for delivery in the first half of 2012. These combined fleets would add forty 2,250 BHP hydraulic pumping units, yielding 2,000 HHP, bringing our total to 111 hydraulic pumping units with a total of 229,500 HHP. Our state-of-the-art hydraulic fracturing units are rated 15,000 pounds per square inch (“psi”) or higher and are specially designed for the most complex and challenging hydraulic fracturing projects, which typically involve long lateral segments and multiple fracturing stages in high pressure formations, and we believe our units are among the highest-specification units available in the market today.

We are under contract with Encana, Petrohawk and El Paso to perform services in the Haynesville Shale in northwestern Louisiana and eastern Texas, the Eagle Ford Shale in southern Texas, and the Altamont Field in Utah, respectively. We believe the fleet we have under contract with Encana, consisting of 22 pumps and an additional eight backup pumps, will be one of the largest hydraulic fracturing fleets operating in the United States. We estimate that our current contracts with Encana and Petrohawk together will generate an average of approximately $23 million per month in total revenues once both of our two initial fleets are fully-deployed on 24-hour operations. This estimate is based upon the aggregate fracturing stages estimated to be completed by the Company for Encana, through November 2012, and Petrohawk through August 2012. Our actual revenue from these contracts may differ and we can provide no assurance that we will be able to achieve such estimated revenue.

We plan to focus on the most active unconventional oil and natural gas plays in the United States where we believe we will have a competitive advantage due to the high performance and durability of our equipment. In addition, we may consider expanding our business to include other unconventional and conventional oil and natural gas formations, including certain areas of the Marcellus and the Utica Shales in the Appalachian Basin in Pennsylvania and West Virginia, the Permian Basin in western Texas and southeastern New Mexico, the Niobrara Shale in Colorado, Wyoming and Nebraska, the Granite Wash formation in Oklahoma and the Bakken Shale in North Dakota and Montana.

We have a very limited operating history and face many risks that could have a material adverse effect on our results of operations as more particularly described in the “Risk Factors” section of this prospectus, including the concentration of our customer base within the oil and natural gas production industry and the risks that adversely affect that industry, our dependence on our existing contracts and our relationship with each of Encana and Petrohawk (which represented an estimated 80% to 90% of our total 2011 revenues and which we anticipate will likely represent a significant portion of our total 2012 revenues, and both of which may be terminated upon default, non-performance or otherwise as described in this prospectus), the inability of our suppliers to timely deliver equipment, raw materials or transportation services, regulatory compliance and permit costs and restrictions, our ability to service our current debt obligations and operate in compliance with covenants relating thereto, our ability to finance the capital needs of our business, pricing competition, changes in the technology and the availability of equipment, risks associated with acquiring and integrating other businesses, our ability to effectively manage a public company, labor matters, hazards and environmental risks inherent in the oil and natural gas industry and losses and liabilities from uninsured or underinsured drilling and operating activities, environmental, health and safety laws and regulations that govern our operations. You should read the “Risk Factors” section of this prospectus carefully in its entirety and consider the descriptions of our business in this prospectus in light of those risks.

Our Service Lines

Hydraulic Fracturing Services

We believe hydraulic fracturing will be the largest segment of the Company by revenue based on our existing contracts. Hydraulic fracturing services are utilized when the formations holding oil and natural gas lack the permeability to release their hydrocarbons as is typical in many unconventional oil and natural gas plays. Fracturing involves pumping a specially formulated slurry down a well casing or tubing, under high pressure, causing the underground formation to crack or fracture. Suspended in the slurry is a propping agent (“proppant”), generally consisting of sand, resin-coated sand or ceramic particles, which keeps the fracture open and allows the oil or natural gas to flow more freely to the surface. The proppant fills the fractures created by the mechanical fracturing process and preserves the permeability enhancement of the formation. The extremely high pressures required to stimulate wells in the regions in which we are contracted to operate presents a challenging environment for achieving a successfully fractured horizontal well. As a result, an important component of our value proposition to customers is our technical expertise and experience that allows us to work directly with the customer’s engineers at the job site to provide advice and assistance to improve well completions. Our engineering staff also provides technical evaluation, job design and fluid recommendations for our customers as an integral element of our fracturing service.

In January 2011, we entered into purchase arrangements with Enerflow Industries Inc. (“Enerflow”) and Stewart & Stevenson Manufacturing Technologies LLC (“S&S”), two of the leading manufacturers of hydraulic fracturing equipment, to manufacture our hydraulic fracturing units. These hydraulic fracturing units consist of hydraulic pumping units, chemical additive vans, data vans, hydration units, trailer-mounted blenders and manifold trailers. The group of fracturing units, other equipment and vehicles necessary to perform a typical fracturing job is referred to as a “fleet,” and the personnel assigned to each fleet are commonly referred to as a “crew.” For information about the equipment that is included in our fleets, see “—Our Strengths—Modern, High Specification Fracturing Fleets” beginning on page 90.

We are currently under contract to provide hydraulic fracturing services to leading North American E&P companies Encana, Petrohawk and El Paso in the Haynesville Shale, Eagle Ford Shale and Altamont Field, respectively. With our first two hydraulic fracturing fleets, we will be able to provide all of the equipment, manpower, and logistics management necessary to complete each fracturing stage under our existing contracts. In addition, we are positioned to source and deliver all of the necessary proppants and other raw materials (including “frac sand” and fuel) required by Petrohawk in the Eagle Ford Shale, and are exploring developing the same capabilities for Encana in the Haynesville Shale. The products used in the hydraulic fracturing process include a mixture of water, sand, guar gum and various other chemicals. We believe our access to the supply, transport, processing and storage of frac sand is an important differentiating factor for us relative to our peers.

Haynesville Shale

The Haynesville Shale is an unconventional natural gas play that underlies over 5 million acres in northwestern Louisiana and eastern Texas. The Haynesville Shale stretches from Harrison County, Texas in the northwest to Sabine and Natchitoches Parishes, Louisiana in the southeast. The Haynesville Shale reservoir is defined by as much as 300 feet of an organic rich black shale that is found at depths ranging from approximately 10,500 to 13,000 feet.

Since its discovery in 2008, the Haynesville Shale has become one of the most active natural gas reservoirs in the United States and has the potential to be one of the most significant natural gas discoveries in the United States. The Haynesville Shale remains a target of significant capital investment by E&P companies and there remains a large backlog of drilled but uncompleted wells. As of December 29, 2011, there were 113 drilling rigs working in the Haynesville Shale, based on data from Baker Hughes. A single well may be completed in as many as 25 stages, or horizontal zones, each of which requires a separate fracturing procedure. In addition, the geology in the Haynesville Shale creates relatively high temperature and high pressure downhole environments, which require larger capacity fracturing fleets with higher pressure ratings such as our existing and planned fleets. On November 29, 2011, we deployed a substantial part of our first and largest hydraulic fracturing fleet in the Haynesville Shale, consisting of 30 fracturing pumps (eight of which are backup pumps) with 75,000 total BHP and 67,500 total HHP, pursuant to our contract with Encana.

Eagle Ford Shale

The Eagle Ford Shale is a geological formation that varies in depth and thickness and is found beneath counties in southern Texas stretching from Fayette County to LaSalle County. The Eagle Ford Shale is found at depths between 4,000 and 12,000 feet and the shale thickness averages 250 feet across the play, but can be as thick as 400 feet in some areas. The Eagle Ford has benefited from a fundamental industry shift towards the development of liquids-rich shale resources. The high liquids content of the Eagle Ford has attracted large amounts of capital investment leading to a dramatic increase in drilling activity in the Eagle Ford. As of December 29, 2011 there were 224 drilling rigs active in the Eagle Ford Shale, according to Baker Hughes. On August 29, 2011, we deployed our second hydraulic fracturing fleet consisting of 20 fracturing pumps with 45,000 total BHP and 40,000 total HHP pursuant to a contract with Petrohawk, a significant holder of drilling leases in the Eagle Ford Shale.

Coiled Tubing Services

We provide coiled tubing services in the United States. Coiled tubing is a key segment of the well service industry that allows operators to continue production during service operations without shutting down the well, reducing the risk of formation damage. The growth in deep well and horizontal drilling has increased the market for coiled tubing. Coiled tubing services involve using flexible steel pipe inserted into oil and natural gas wells to perform a variety of services. This flexible steel pipe, known as coiled tubing, is typically thousands of feet long and coiled onto a specialty truck. The small diameter of coiled tubing allows it to be inserted through production tubing, allowing work to be done on an active well. Coiled tubing provides many advantages over costlier workover rigs. For example, wells do not have to cease production (shut in) during most coiled tubing operations, reducing the risk of damaging the formation. Additionally, coiled tubing can be inserted and removed more quickly than conventional pipe, which must be joined and unjoined. Coiled tubing also allows for the precise directing of fluids and treatment chemicals in a wellbore, resulting in better stimulation treatments.

We currently provide coiled tubing services to over 20 customers, primarily on a short-term, day-rate basis. Our coiled tubing services are highly complementary to our hydraulic fracturing services by providing various functions associated with well completion and servicing. We believe this provides us an opportunity to cross-sell our coiled tubing customer base on future long-term hydraulic fracturing contracts. We expect to have a fleet of 13 coiled tubing units by the end of February 2012. Our nine existing 1 1/4” to 1 3/4” diameter coiled tubing units are under lease from Well Services Blocker, Inc. (“WSB”) and are designated to work in eastern Texas and southern and northern Louisiana. In response to strong market demand, we have contracted to acquire four 2” coiled tubing units and have acquired three nitrogen units which will allow us to perform a variety of wellbore applications, including foam washing, acidizing, displacing, cementing, gravel packing, plug drilling, fishing and jetting. Our four new coiled tubing units are being manufactured by Hydra Rig, a division of National Oilwell Varco Inc. (“Hydra Rig”), and our three nitrogen units were manufactured by S&S.

Other Pressure Pumping Services

We also provide cementing and other pressure pumping services to our customers. Cementing services use pressure pumping equipment to deliver a slurry of liquid cement that is pumped down a well between the casing and the borehole. The principal use of cementing is known as primary cementing. Primary cementing provides isolation between fluid zones behind the casing to minimize potential damage to hydrocarbon bearing formations or the integrity of freshwater aquifers, and provides structural integrity for the casing by securing it to the earth. Cementing is also done when recompleting wells, where one zone is plugged and another is opened. Plugging and abandoning wells also requires cementing services. In addition to cementing services, we expect to provide other pressure pumping services, which will include well injection, cased-hole testing, workover pumping, mud displacement and wireline pumpdowns. Our customers would utilize these other pressure pumping services in connection with the completion of new wells and remedial and production enhancement work on existing wells. These other pressure pumping services are routinely performed in conjunction with coiled tubing services, and often provide us with insight into the customer’s future requirements for our other services.

Financial information about our segments is included in Note 14 to our historical consolidated Financial Statements.

Customer Contracts

We intend to provide service to our customers through long-term contracts for our hydraulic fracturing fleets. We currently have service contracts and related agreements in place with our two largest customers, Encana and Petrohawk. Our Encana contract has initial fleet requirements of twenty-two 2,500 BHP/2,250 HHP pumps with additional requirements for eight 2,500 BHP/2,250 HHP backup pumps. Our Petrohawk contract has a fleet requirement of twenty 2,250 BHP/2,000 HHP pumps, six of which are backup pumps. In addition to our contract with El Paso in the Altamont Field, we are in active discussions with several leading North American E&P companies for a third fleet and believe a third contract will be finalized by the end of the first quarter of 2012.

Current Hydraulic Fracturing Contracts

Fleet	Customer	Basin	BHP/HHP	Total Pumps (including backup pumps)	Start Date
1	Encana	Haynesville	75,000/67,500	30	November 29, 2011

2	Petrohawk	Eagle Ford	45,000/40,000	20	August 29, 2011

Encana Fracturing Contract

On September 1, 2010, we entered into a master services agreement with Encana (the “Encana MSA”) pursuant to which we agreed to provide hydraulic fracturing and related services to Encana on a project by project basis. The Encana MSA sets forth the general terms and conditions which will be applicable to the services provided on all projects. The specific services to be rendered by us in connection with each particular project, and specific detailed terms and conditions to be applicable to the services to be provided by us in connection with each project, will be set forth in each work order to be entered into between Encana and us with respect to the project.

Under the Encana MSA, we are required to, at our sole expense: furnish the hydraulic fracturing services of all personnel and supervisors required to complete the work; supply all equipment, raw materials, transportation, and supplies required to complete the work; provide all necessary safeguards, as are dictated by current industry standards, for the protection of all aspects of the work and all persons involved in the work; obtain and provide evidence to Encana of all permits and licenses that are required to perform the work, except for air permits and other environmental permits (which are Encana’s responsibility); and pay any payroll or occupation or similar taxes and all sales, use or consumer taxes required. Our provision of services and materials under each Encana work order are subject to a twelve-month warranty. Encana may require us, at our expense, to redesign, resupply or otherwise correct any defect or to otherwise remedy a breach of the warranty. Encana must notify us of defects within fifteen days after either performance tests are completed or the transfer of care, custody and control of all of the work to Encana. If Encana does not give notice of defects within the fifteen-day period, or if after we correct a defect, Encana does not notify us within ten days of the completion of such corrective action of any further defects, Encana will be deemed to have accepted the work.

On October 8, 2010, pursuant to the Encana MSA, we entered into a work order with Encana (the “Encana Work Order”), which was subsequently amended in January, September and December 2011 to provide hydraulic fracturing services in the Haynesville Shale in northwestern Louisiana and eastern Texas. The Encana Work Order calls for us to provide 30 hydraulic pumping units, with 8 of those units serving as backups to provide substantial redundancy to enhance efficiency and minimize delays. The Encana Work Order provides for an initial 12-month service period that commenced on November 29, 2011 and is renewable for up to four additional one-year service periods by mutual agreement. The Encana Work Order provides for payments to us by Encana at a certain average rate per stage if we are performing 14-hour operations during the service term and a different average rate per stage if we are performing 24-hour operations during the service term. The Encana Work Order requires us to perform certain specified minimum average numbers of stages per month over a rolling three-month period of performing 14-hour operations or 24-hour operations, respectively. If we do not meet these minimum performance requirements we will be in default under the Encana Work Order. Based on the pace of our current hydraulic fracturing operations for Encana, we believe that it is unlikely that we will default under the Encana Work Order for failure to meet such rolling quarterly minimum requirements. We are entitled to certain minimum payments each period if Encana does not require our services at a rate which would allow us to meet or exceed those minimums. In the event of any conflict between the terms of the Encana MSA and the Encana Work Order, the provisions of the Encana Work Order will control. We refer to the Encana MSA, as amended by the Encana Work Order, as the Encana contract.

If we commit certain defaults under the Encana Work Order, Encana may terminate the Encana Work Order upon 30 days written notice. Such defaults include: our failure to complete a certain number of stages within the 30 days between January 30, 2012 and February 29, 2012 (i.e., within the last 30 days of the first 90 days of service); our failure to complete a certain average number of stages over three-month rolling periods; our failure to report all incidents, including, but not limited to, spills, releases and near hits to Encana in a timely manner (within 24 hours from the time of occurrence); our failure to timely provide a corrective action report and a corrective action plan and correct two or more OSHA recordable incidents or one reportable spill in any month; our failure to provide a corrective action report and corrective action plan with respect to recurring service quality issues within two weeks of receiving notice from Encana thereof and resolve such issues within 30 days of the delivery of such corrective action plan; our failure to follow our safe work policies, practices and standards, or Encana’s instructions, or our violation of any applicable laws, rules, regulations, permits, or authorizations or Encana’s safety rules, practices and policies; and our failure to take appropriate action to prevent and/or minimize adverse environmental impact(s) including, but not limited to, spills and releases. In the event of a conflict between the terms of the Encana MSA and the default and termination provisions of the Encana Work Order, the terms of the Encana Work Order control.

We are currently performing 14-hour operations for Encana. Based on the pace of our current hydraulic fracturing operations for Encana, we believe that it is unlikely that we will default under the Encana Work Order for failure to complete the required number of stages within the 30-day period ending February 29, 2012; and although we cannot give assurances that we will not be subject to a reduction in business from Encana that impacts our future per-stage operations, based on the pace of our current hydraulic fracturing operations for Encana, we believe that it is unlikely that we will default under the Encana Work Order for failure to meet such rolling quarterly minimum requirements.

The Encana MSA may be terminated by either party at any time, with or without cause, with 30 days prior written notice. Any such termination does not affect any rights or obligations of either party under the Encana MSA or the Encana Work Order. If the Encana MSA is terminated by Encana without cause, Encana will assume and become liable for all obligations and commitments that we may have previously in good faith undertaken or incurred in connection with the Encana MSA, and Encana will pay us, as compensation for the work performed prior to such termination, all costs we have incurred and the reasonable costs we have committed and demobilization costs, if applicable. The Encana MSA provides for certain defaults including: our insolvency, receivership or the commencement of bankruptcy proceedings by or against us; our material violation of laws or ordinances applying to our performance under the Encana MSA or our disregard of instructions from Encana; except for force majeure, our failure, neglect, refusal, or inability to provide ample supervision, labor, materials or equipment to perform under the MSA at a rate and in a manner deemed sufficient by Encana; our allowance of any third party liens against the materials or services we provide or Encana’s sites; and our failure to perform any other material provision of the Encana MSA. In the event of a default under the Encana MSA, Encana has the right to terminate the Encana MSA (subject to giving us a reasonable opportunity to cure such default), request that we withdraw from their sites and assign to them any of our subcontracts that they request, finish the work itself or with the assistance of third parties, and/or withhold the payment of any further sums due to us until such work is completed (subject to determination by mutual agreement of the amount, if any, of excess cost incurred by Encana to complete the work and the amount to which we are entitled for our performance up to the date of such termination).

Encana may request that we relocate the equipment proposed to be used in the Haynesville Shale to the Piceance Basin in Colorado and Wyoming. If Encana requests such a relocation, Encana will continue to pay us the minimum per stage amounts provided for in the Encana Work Order during the relocation process and reimburse us for relocation costs. Based on our estimates, we believe we may earn revenue of approximately $26 million per three-month period over the term of the Encana Work Order once our fleet is deployed on 24-hour operations. Our actual revenue from the Encana Work Order may differ and we can provide no assurance that we will be able to achieve such estimated revenue. This amount is lower than our estimated revenue from the Petrohawk contract over a comparable period because Encana is providing its own raw material inputs while Petrohawk is not.

Petrohawk Fracturing Contract

On September 3, 2010 we entered into a contract with Petrohawk, which was supplemented on January 14, 2011, to provide hydraulic fracturing services to Petrohawk in the Eagle Ford Shale in southern Texas. The Petrohawk contract provides for a 24-month service period commencing on May 1, 2011 (regardless of when services under the Petrohawk contract commence). We commenced hydraulic fracturing services under the Petrohawk contract with a fleet of 20 hydraulic pumping units on August 29, 2011. Pursuant to the Petrohawk contract, Petrohawk is obligated to pay us a monthly service fee equal to the greater of (i) the total number of stages completed by us multiplied by a specified stage rate and (ii) a minimum amount per month. The stage rate is agreed upon in a field ticket on a per stage basis. In order to be entitled to receive the specified minimum amount, we must be available to provide pumping services for a minimum of 22 days per month. The Petrohawk contract can be terminated by Petrohawk in the event we are unable to perform under the terms of the contract, which includes our inability to provide proppant under the terms of the contract. We are currently performing under the contract and have no reason to believe that it will be terminated by Petrohawk.

Based on our estimate, we believe we may earn revenue of approximately $44 million per three-month period, including amounts paid by Petrohawk for raw materials, such as proppant, supplied by us over the term of the Petrohawk contract once our fleet is deployed on 24-hour operations. Our actual revenue from our contract with Petrohawk may differ and we can provide no assurance that we will be able to achieve such estimated revenue.

On March 28, 2011, we entered into a master services agreement with Petrohawk (the “Petrohawk MSA”), which sets forth the general terms and conditions which will be applicable to future hydraulic fracturing services which we provide to Petrohawk on all projects. We may enter into a separate work order with Petrohawk (the “Petrohawk Work Order”) with respect to each such future hydraulic fracturing project that we agree to undertake for Petrohawk which will set forth the detailed terms and conditions to be applicable to the services to be provided by us in connection with the project. In the event of any conflict between the terms of the Petrohawk MSA and a Petrohawk Work Order, field ticket, or other memoranda, the terms of the Petrohawk MSA will control.

The Petrohawk MSA may be terminated by either party at any time, with or without cause, upon 30 days prior written notice. Any such termination does not affect any rights or obligations of either party under the Petrohawk MSA or any applicable Petrohawk Work Order. The Petrohawk MSA provides the following will constitute default by us: our insolvency, general assignment for the benefit of creditors or admission in writing of our inability to pay our debts generally as the same become due; the institution of any proceedings under any federal, state or local laws for relief of debtors or for the appointment of a receiver, trustee or liquidator of the Company; our voluntary petition in bankruptcy or for a reorganization or for an adjudication of the Company as insolvent or bankrupt; an attachment being levied upon our equipment which is not removed within five days; or our failure to perform our obligations under the Petrohawk MSA, including the failure to provide agreed proppant as specified in the applicable Petrohawk Work Order. In the event we default under the Petrohawk MSA, Petrohawk has the right to: cancel the Petrohawk MSA and all verbal or written agreements between the parties, terminate immediately all work then being performed by us under the Petrohawk MSA, and/or pursue any or all of Petrohawk’s legal or equitable remedies, subject to the arbitration requirements of the Petrohawk MSA.

Other Fracturing Contracts

On September 6, 2011, we entered into a master services agreement with El Paso, pursuant to which we agreed to provide hydraulic fracturing and related services to it on a project by project basis. On October 4, 2011, pursuant to the master services agreement, we entered into a short-term work request with El Paso (the “Work Request”), to provide acid fracturing services in the Altamont-Bluebell Field in Altamont, Utah. We commenced services on October 24, 2011 and are currently continuing to work through mutual agreement. Prior to deployment of the completed third fleet, we utilized excess capacity to service the Work Request. Specifically, we are utilizing four pumps supplied by UE Manufacturing, a division of United Holdings LLC (“UE”), two of which are back-up pumps.

Coiled Tubing and Other Pressure Pumping Services

Our coiled tubing and other pressure pumping services are typically provided through short-term day rate arrangements.

Transportation Contract

On July 7, 2011, we entered into a master lease agreement with Midwest Railcar Corporation (“Midwest”), as the same may be supplemented by each schedule thereto (the “Rail Lease Agreement”). Under schedules to the Rail Lease Agreement, we have agreed to lease up to 461 100-ton railcars. The base term for the lease of the railcars covered by a particular schedule commences on the first day of the month following delivery and continues for a period of 60 months to 84 months. The railcars under these schedules are leased at a fixed rent per month between $485 and $550 per railcar. The railcars are only permitted to be used for the transportation and storage of sand. We are responsible for the costs and expenses of any and all repair and maintenance of the railcars, as well as any damage to any railcar resulting from any reason whatsoever, other than damage attributable to the actions or omissions of Midwest. If any railcar accumulates more than 25,000 miles in any calendar year (loaded or empty), the Company will incur additional charges for the excess mileage. We were required to deliver security deposits totaling $1,106,160 as of September 30, 2011 upon execution of the Rail Lease Agreement.

Equipment Purchase Agreements

We are currently operating two state-of-the-art, high-specification hydraulic fracturing fleets, representing an aggregate 120,000 BHP/107,500 HHP. In addition, we have a third fleet on order with complete delivery expected by the end of February 2012. We have placed deposits on our fourth and fifth fleets for expected delivery in the first half of 2012. We have also contracted to purchase four coiled tubing units (two of which were received in October and were put into operation in November and the third was delivered in late December 2011 and is expected to be put into operation in January 2012) and have acquired three nitrogen units to service our existing customer contracts and complement our existing fleets of coiled tubing and cementing assets. Each of our fracturing fleets is designed for operations including hydraulic fracturing, acid stimulation, high-pressure pumping, liquid carbon dioxide pumping and pressure testing. The table below sets forth our hydraulic fracturing fleets.

Hydraulic Fracturing Fleet Summary as of December 31, 2011

Fleet	Manufacturer	Delivery Completion	Number of Pumps	Total Capacity (BHP/HHP)
1	Enerflow	January 2012	30	75,000/67,500

2	S&S	August 2011	20	45,000/40,000

3	United Engines	February 2012 (scheduled)	21	47,250/42,000

Fracturing Equipment

Fracturing Fleet 1

Enerflow manufactured our first fleet based on our specifications. We commenced services on November 29, 2011 under the Encana Work Order. The entire first fleet consists of:

•

Thirty Shock Pulse Method (“SPM”) hydraulic pumping units, including twenty “Quintuplex” model 2500 SD 2,500 BHP/2,250 HHP hydraulic pumping units and ten SPM “Triplex” model Destiny TWS 2,500 BHP/2,250 HHP hydraulic pumping units (eight of which will be backup pumps)

•	One chemical additive van

•	One data van

•	One HU80 hydration unit

•	Two trailer mounted 125 BPM blenders

•	Two manifold trailers

Fracturing Fleet 2

S&S manufactured our second fleet based on our specifications. We commenced services using this fleet under the Petrohawk contract on August 29, 2011. The entire second fleet consists of:

•	Twenty SPM “Triplex” model FT-2251T 2,250 BHP/2,000 HHP hydraulic pumping units (six of which are backup pumps)

•	Twenty optional wet kits

•	Two trailer mounted 130 BPM blenders

•	One trailer mounted chemical additive and hydration unit

•	One truck mounted data acquisition and control center

•	One trailer mounted chemical additive unit

Fracturing Fleet 3

We have made payment of a substantial part of the applicable purchase price to UE for hydraulic pumping units for our third fracturing fleet, which they are currently manufacturing according to our specifications. We anticipate full receipt of our third fleet by the end of February 2012. The entire third fleet consists of:

•	Twenty-one 2,250 BHP/2,000 HHP hydraulic pumping units (as many as seven of which will be backup pumps depending on future customer’s requirements)

•	One chemical additive van

•	One treatment van

•	One hydration unit

•	Two trailer mounted 125 BPM blenders

•	Two frac manifolds

•	One iron trailer

•	Eight sand chiefs

•	Two t-belts

Planned Fracturing Fleets 4 and 5

We have placed deposits for our fourth and fifth hydraulic fracturing fleets, consisting of an aggregate of forty 2,250 BHP/2,000 HHP hydraulic pumping units. We anticipate that delivery of the fourth and fifth fleets will occur in the first half of 2012.

Coiled Tubing Fleet

We currently have nine leased units, which are leased from WSB. In addition, we have contracted to purchase an additional coiled tubing fleet consisting of four additional coiled tubing units from Hydra Rig. Hydra Rig is manufacturing our coiled tubing fleet based on our specifications. We received two coiled tubing units in October 2011, which we put into operation in November 2011. We received our third coiled tubing unit in late December 2011 and anticipate delivery of our fourth coiled tubing unit by the end of February 2012. The entire Hydra Rig fleet consists of:

•	Two 2” diameter 18,500 foot spool, 15,000 psi, coiled tubing units

•	Two 2” diameter 22,000 foot spool, 15,000 psi, coiled tubing units

Industry Overview and Trends Impacting Our Business

The pressure pumping industry provides hydraulic fracturing and other well stimulation services to oil and natural gas E&P companies. Hydraulic fracturing involves pumping a specially formulated slurry down a well casing or tubing under high pressure causing the underground formation to crack or fracture. Suspended in the slurry is a proppant to keep the fracture open, which allows the oil or natural gas to flow more freely to the surface. The proppant fills the fractures created by the mechanical fracturing process and preserves the permeability of the formation. Fracturing is required when the formation holding the oil and natural gas lacks the permeability to release hydrocarbons quickly, as is typical in many active shale and unconventional oil and natural gas plays.

The total size of the North American pressure pumping market, on a revenue basis, was approximately $7 billion in 2009 approximately $15 billion in 2010 and approximately $27 billion in 2011 based on data from a January 2012 report by Spears & Associates, Inc. The revenue generated in this pressure pumping market is forecasted to reach $32 billion in 2012.

Ongoing Development of Existing and Emerging Unconventional Resources

Over the past decade, E&P companies have focused on exploiting the vast resource potential available across many of North America’s unconventional resource plays through the application of new horizontal drilling and completion technologies, including multi-stage hydraulic fracturing. Well-capitalized producers have acquired and/or leased large acreage positions in shale plays, including those in our core areas of the Haynesville Shale and Eagle Ford Shale, using short-term leases (three years or less) which require producers to drill wells to retain the acreage. Since the beginning of 2008, producers have acquired over $150 billion in properties in unconventional resource plays in the United States; over $33 billion of these acquisitions have been in the Haynesville Shale and Eagle Ford Shale areas.

Development of North America’s vast unconventional resources will require significant capital investment over a long period of time and necessitate the continued use of multi-stage hydraulic fracturing. To help fund their drilling program in these areas, a number of producers have also entered into joint venture transactions with large international operators and private equity sponsors. These producers and their joint venture partners have committed significant capital to the development of unconventional resources, which we believe will result in sustained drilling activity. We have observed increased bidding activity in our areas of operations, a growing backlog of fracturing projects, full equipment utilization and substantial pricing power for fracturing service providers. We currently expect these factors to continue to persist and the market for fracturing services to continue to be tight. Accordingly, we believe the long-term development horizon for these unconventional resource plays will help mitigate the impact of short-term changes in oil and natural gas prices on the demand for hydraulic fracturing services.

Increased Horizontal Drilling Activity and Service Intensity in Unconventional Basins

Significant growth in the number of horizontal rigs and greater service intensity in unconventional reservoirs are the primary factors driving pressure pumping demand in North America. The number of horizontal drilling rigs in the United States has climbed from 48 (6.2% of the total operating rigs) at the end of 1999 to 1,167 (58.1% of the total operating rigs) as of December 29, 2011, based on data from Baker Hughes. Compounding the impact of more horizontal wells, many newly-explored shales such as the Haynesville and Eagle Ford Shales, are high-pressure reservoirs that require greater pressure pumping intensity and more time to complete. At the same time, the hydraulic fracturing industry is benefiting from drilling trends that are causing the number of fracturing stages to grow at a faster rate than the horizontal rig count. As E&P companies have become more experienced at developing unconventional plays, the time required to drill wells has decreased, thus increasing the number of wells drilled per year and hence the number of fracturing stages demanded for a given rig count. In addition, the length of well laterals is increasing and fracturing stages are being performed at closer intervals, further increasing the number of fracturing stages per well. These trends support continued demand for pressure pumping capacity and provide significant revenue opportunities for our services.

Increased Drilling in Oil- and Liquids-rich Formations

There is increasing drilling activity in oil- and liquids-rich formations in the United States, such as the Eagle Ford, Permian Basin, Bakken and Niobrara Shales and various plays in Oklahoma, including the Granite Wash. Based on data from Baker Hughes, the number of U.S. oil-directed rigs has increased approximately 185.4% from December 31, 2009 to 1,193 as of December 29, 2011, and more than 50% of U.S. drilling rigs are now oil focused. Although the E&P industry is cyclical and oil prices have historically been volatile, we believe that many of the oil- and liquids-rich plays are economically attractive at oil prices substantially below the current prevailing oil price. U.S. liquids drilling rigs in unconventional basins are also increasingly frac intensive, measured by horsepower required per active drilling rig. We believe these trends will continue to support sustained growth in our business.

Constrained Supply of Frac Sand

The frac sand used in oil and natural gas proppants must meet certain size and other specifications in order to be suitable for hydraulic fracturing purposes. Securing access to frac sand that conforms to the specifications established by the American Petroleum Institute is increasingly important to suppliers and customers of hydraulic fracturing services. Rising unconventional production in the United States will continue to support demand for frac sand, which is used extensively in domestic unconventional basins. The frac sand market is driven by the overall demand for oil and natural gas production and, in particular, horizontal drilling of oil and natural gas wells. Technological improvements in horizontal drilling have made oil and natural gas extraction from U.S. shale basins more cost-effective in recent years. Accordingly, the demand for frac sand has grown significantly, paralleling the heightened E&P activity in unconventional reservoirs. We believe the industry is currently experiencing both high demand and tight supply of frac sand. According to a report by the Freedonia Group Inc., based on the above factors, demand for all proppants is projected to increase at a compound annual growth rate of approximately 16% from $2.5 billion in 2010 to $5.1 billion in 2015, and, more specifically, demand for coated frac sand and raw frac sand in the United States and Canada is projected to increase at a compound annual growth rate of approximately 15% from $950 million in 2010 to approximately $1.9 billion in 2015.

High Asset Utilization and Tight Equipment Market

Due to increased drilling in oil and natural gas unconventional formations, the demand for well stimulation services has increased dramatically. As a result of this high demand, equipment manufacturers have had difficulty keeping pace in terms of bringing new equipment to market. The equipment supply constraint has yielded high asset utilization levels across the industry. The high demand for hydraulic fracturing services has caused hydraulic fracturing fleets to be utilized at high rates, with many fleets running 24 hours per day. The intensive use of equipment has contributed to elevated equipment failure rates and the attrition of units from service. We believe the current supply and demand landscape for hydraulic fracturing services and the efficiency gains in the field will lead to continued demand for our services, which we are well positioned to meet with our current fleets and the three additional fleets coming online through the first half of 2012.

Strong Growth in Coiled Tubing Demand

Coiled tubing remains the preferred deployment system for drilling out composite plugs in horizontal wells after multiple stage fracture jobs. Throughout North America, coiled tubing units capable of running 2” diameter and larger pipe are in short supply and therefore are being contracted at premium pricing. According to data from a January 2011 report by Spears & Associates, Inc., the total size of the global coiled tubing market, based on revenue, was approximately $3 billion in 2010 and was expected to grow 20% to $3.5 billion in 2011. The shortage in premium coiled tubing is currently one of the constraints in oilfield development, and we believe that having our own coiled tubing units will allow us to more efficiently utilize our hydraulic fracturing fleets.

Our Strengths

Modern, High Specification Fracturing Fleets

The equipment used in our fleets make them among the most reliable and highest performing hydraulic fracturing fleets available to the marketplace. We believe that the fleets will be capable of operating at some of the highest pressure and flow rate requirements in the field. The Enerflow SPM “Quintuplex” model 2500 SD hydraulic pumping units purchased for the Encana contract are capable of delivering up to 2,500 BHP/2,250 HHP and can operate at high efficiency levels because total pump rod loading is distributed over five pistons rather than the more standard three pistons. However, our three piston SPM “Destiny Triplex” units have a 10” stroke, as compared to a typical 8” stroke, resulting in less overall wear on expendables and improved overall pump durability. The 2,250 BHP/2,000 HHP pumps purchased for the Petrohawk contract operate at or above current industry averages, as do the 2,250 BHP/2,000 HHP pumps designated by UE for our third fleet. In addition, all of our pumps are capable of operating at pressures of 15,000 psi. These newer fleets allow us to operate at lower gears and relative output levels reducing the wear and tear on our equipment.

We anticipate that the new equipment we have purchased will offer greater efficiency by delivering equivalent or greater horsepower, lower fuel cost, lower personnel costs, less wear and tear on equipment, reduced downtime, lower repair and maintenance costs and safer operations resulting in increased profitability and asset utilization relative to older equipment in the field. As a result, we believe that investment in new equipment will enhance customer satisfaction through efficiency gains in the field and allow us to better serve the diverse and increasingly challenging needs of our current and future customers.

Reduced Downtime as a Result of New Equipment and Equipment Redundancy

Downtime due to equipment problems is commonplace in the industry and costly to customers who continue to pay for equipment and labor during the downtime. In addition to operating only newer, higher performing equipment, we have designed our fleet configurations to help customers minimize downtime due to equipment failure. We have designated eight backup pumps for Fleet 1, six backup pumps for Fleet 2, and plan to have as many as seven backup pumps for Fleet 3. This built-in equipment redundancy will allow us to quickly substitute a backup pump for any pump requiring maintenance or replacement. We believe this offers an attractive value proposition to our customers as the additional cost of maintaining backup pumps is more than offset by the benefits of reduced downtime and increased efficiency.

Service Contracts with Market Leaders

Current contracts with our two largest customers, Encana and Petrohawk, are projected to provide for consistent minimum revenue streams over the near term. This visibility enhances our ability to forecast, budget and plan our business from a strategic perspective. In addition, we believe that these contracts will help us build stronger customer relationships over time as these customers look to us as a reliable supplier of services critical to their business. We will continue to pursue long-term contracts with customers as we grow our business and asset base.

Integrated Logistics Management; Providing Secure Access to Frac Sand

To meet customer demand for frac sand, we are currently developing our own integrated supply chain to provide for the timely acquisition, processing and delivery of frac sand. We have contracted with an independent sand mining company to provide wet and dry frac sand and have initiated arrangements to control and manage the transportation and processing of this key input. Our initial frac sand supply contract has an initial term of 12 months, extendable at our option for an additional 12 months. We have also contracted with another independent sand mining company to provide dry frac sand. This contract has an initial term of 24 months. We are developing a drying and delivery facility near San Antonio, Texas, and have negotiated the use of a railway line and a lease of up to 461 railcars, which will enable us to transport frac sand directly from the mine to our processing facility. The San Antonio facility is intended to operate a high capacity dryer and allow for dry covered storage. We also have an agreement in principle with a third party to acquire an interest in a sand drying facility in Millet, Texas and sand reserves in Washington, Wisconsin, in return for completing upgrades to the facility. We expect the upgrades to be completed and the facility to be operational on January 31, 2012. We also expect to enter into an exclusive lease for the facility. Collectively, these raw frac sand operations will include drying, sorting, storing and delivering sand, providing a reliable source of difficult-to-obtain dry frac sand, which is a necessary input for our hydraulic fracturing operations. Because we will not be dependent on third-party suppliers for dry sand or transportation systems, we believe that this will enable us to deliver proppant and equipment quickly to our fracturing jobs on short notice. We expect to be able to process the raw wet sand at lower cost than we would typically pay for dry frac sand from outside suppliers allowing us to capture additional margins. We view having a dry sand processing facility as a strategic advantage because industry-wide wet sand is more readily available than dry sand. Additionally, we expect our planned processing facility and transportation infrastructure will reduce the logistical challenges inherent in our business. The San Antonio facility is expected to be operational in March 2012.

Strong Supplier Relationships

We believe we have strong relationships with our suppliers. This is particularly important in the current industry environment, which is characterized by supply constraints. Through years of industry experience, our management team has cultivated valuable business relationships and contacts throughout the supplier universe, which have allowed us to gain access to new, high capability equipment and secure equipment purchase contracts on a timely and commercially attractive basis. These relationships help us remain abreast of the latest technical developments and fleet enhancements and maintain greater visibility on current and future manufacturing capacity availability.

Strong Relationships with Customers

We believe that our management team’s strong past relationships with Encana and Petrohawk were an important factor in allowing us to obtain contracts with those two companies. By demonstrating our technical expertise and high-quality fracturing services, we intend to build a reputation for quality and customer service with all of our customers. Furthermore, as we develop our portfolio of complementary services, the strong relationships that we are building will present us with cross-selling opportunities that we expect will generate additional revenues.

Experienced Management Team

Our experienced management team has extensive industry experience and over a 30% ownership stake, as calculated on a fully diluted basis as of December 31, 2011, in the Company. Our Chief Executive Officer, L. Charles Moncla, Jr., is the former Chief Executive Officer and 23-year owner of Moncla Well Service, Inc., an oil field service company that began operations with just one workover rig and six employees. Mr. Moncla grew the company through acquisitions of Lafayette Well Service, LA Swabbing, Harris Well Service, B&T Well Service, Petroleum Well Service and Bass Well Service. Additionally, he formed Moncla Marine as a barge workover company for shallow water oilfield operations. He expanded operations to include Brothers Oilfield Service and Supply and Tri Energy. Mr. Moncla sold his company to Key Energy Services in October 2007 for over $140 million. At that time, the operations of Mr. Moncla’s companies were comprised of 53 rigs and over 900 employees which we believe made them one of the largest privately held oil well servicing companies. Collectively, our Chief Executive Officer, Executive Vice President of Operations and Chief Financial Officer have extensive experience in the energy services industry and have well-established relationships across the sector as well as access to highly experienced field supervisors and personnel.

Commitment to Recruiting and Training Talent and Incentivizing Workforce

Our business strategy, premium equipment and management team reputation are significant advantages in attracting and retaining qualified employees, a key success factor in our business. As of January 3, 2012, we had successfully recruited and hired approximately 250 full-time employees (220 of whom work in the areas surrounding the Haynesville and Eagle Ford Shales). Our recruiting strategy focuses on holding job fairs and identifying technically proficient individuals with a commitment to customer service. In addition, we focus on hiring managers that have connections to potential talented employees. Our employees undergo a rigorous training program that meets or exceeds the industry leading safety standards of our customers. To encourage personal accountability and achievement within the organization, our crews are eligible to receive incentive pay per fracturing stage subject to satisfying quality and safety standards. In addition, all of our employees are eligible to receive incentive pay based on satisfying safety standards. We believe that this incentive program enables us to achieve higher utilization, attract talent and motivate our employees to continually maintain quality and safety. The incentive pay available under this program may represent a significant supplement to the compensation earned by our employees.

Our Strategy

Provide High-Quality Service to Our Customers

We view the provision of high quality service as an opportunity to solidify and further enhance our strong customer relationships. We will provide onsite engineers to execute jobs on a well-by-well basis. By closely monitoring our equipment performance during pressure intervals and by performing rigorous equipment maintenance at the well site, we expect to be able to complete a fracturing job efficiently, while minimizing the risk of equipment failures. We believe our customer focus and attention to detail will enhance the efficiency and quality of a fracturing project, resulting in faster well completions for our customers. We believe the quality of our service allows us to command a higher service rate while still reducing total well completions cost for our customers. By maintaining a relatively flat organizational structure compared to our larger competitors, we believe we are able to provide faster, more responsive, and more customized support to each individual customer.

Capitalize on Growth in Unconventional Resource Plays

In recent years, there have been numerous domestic oil, natural gas and liquids-rich unconventional plays that have been discovered. Many of these plays are economically attractive at current oil and natural gas prices and are anticipated to account for sustained production growth over the long-term. We intend to focus our services on unconventional resource basins with long-term development potential and attractive economics. The characteristics of these basins should allow us to leverage our high-pressure rated assets and the considerable technical expertise of our senior operating team. We plan to focus on more complex fracturing projects characterized by less price competition and higher profit margins. We believe there are significant opportunities to gain new customers in the basins on which we focus.

Expand Geographic Footprint

We intend to expand our operations to regions containing technically challenging unconventional formations where our modern, high specification equipment and expertise is required. We are currently under contract to perform services in the Haynesville Shale in northwestern Louisiana and eastern Texas, the Eagle Ford Shale in southern Texas and the Altamont Field in Utah. We may consider expanding our business to include other unconventional oil and natural gas formations, including the Marcellus Shale and Utica Shale in the Appalachian Basin in Pennsylvania and West Virginia, the Bakken Shale in North Dakota and Montana, the Permian Basin in western Texas and southeastern New Mexico, the Niobrara Shale in Colorado, Wyoming and Nebraska and the Granite Wash formation in Oklahoma. We will look to expand to other regions as we add additional hydraulic fracturing fleets and enter into new contracts.

Negotiate Additional Contracts with Customers

We are pursuing additional contracts to commit one or more fleets to new customers. Contract terms will typically range from 12 to 36 months and establish minimum monthly payments, contingent upon performance criteria. We have entered into contracts with Encana and Petrohawk to commit our fleets in the Haynesville Shale in northwestern Louisiana and eastern Texas and the Eagle Ford Shale in southern Texas, respectively, and may be requested by Encana to relocate to the Piceance Basin in Colorado and Wyoming. We are seeking to execute additional contracts to expand our operations in the Haynesville Shale and Eagle Ford Shale, as well as into other domestic unconventional resource plays. As we expand our total fleet size, we may also consider balancing our pursuit of long-term contracts with short-term spot market work, which may be at higher rates than long-term contracts.

Leverage Broad Service Portfolio to Increase Customer Penetration

Our new fleet of coiled tubing assets and ability to provide cementing services will allow us to offer our customers a greater complement of services in the field. Coiled tubing services are integral to the fracturing process and are currently in high demand. In addition to cementing services, we expect to provide other pressure pumping services that are closely related to our coiled tubing services, including well injection, cased-hole testing, workover pumping, mud displacement and wireline pumpdowns. We expect to leverage these capabilities to capture cross selling opportunities within our current customer base to generate incremental revenues. Additionally, we believe our balanced offering of services will make us more competitive, offering our customers a single source solution for their diverse oilfield needs. We also plan to focus on developing our brand recognition and reputation over time, which will help us further grow our business in the future.

Increase Operational Efficiencies

We are compensated based on the number of fracturing stages we complete under our contracts. Our fleets will be capable of completing multiple stages per day. We will have the ability to operate our fleets on a 24-hour-per-day, seven-day-per-week basis by utilizing three rotating crews. We believe we have the expertise and experience to manage continuous operations, which allows us to increase operating efficiencies, maximize fleet utilization and generate additional revenues and higher margins.

Recent Developments

Reverse Split of Common Stock

On December 30, 2011, our Board of Directors approved a one-for-five reverse split of our common stock (the “Reverse Stock Split”). The Reverse Stock Split was approved by our stockholders and became effective on January 6, 2012 (the “Split Effective Date”). On the Split Effective Date, every five shares of common stock outstanding were converted into one share of common stock. No fractional shares were issued in connection with the Reverse Stock Split, and in lieu thereof, the number of shares of common stock held by any stockholder who would otherwise have been entitled to a fractional share was rounded up to the next highest full share.

JPMorgan Credit Agreement

On December 28, 2011, we entered into an asset based revolving credit agreement with JPMorgan Chase Bank, N.A. (“JPMorgan”), which we refer to as the “Credit Agreement.” Subject to a borrowing base consisting of certain eligible accounts receivable and inventory, an amount up to $15 million was made available to us under the Credit Agreement and, on December 29, 2011, we borrowed the full $15 million amount available to us pursuant to a revolving note made by us in favor of JPMorgan as lender. The Credit Agreement includes borrowing capacity available for letters of credit. Revolving loans are available under the Credit Agreement for working capital and other general corporate purposes. The revolving line of credit will terminate on June 30, 2014, and no further advances may be made to us thereafter. We used the proceeds of our initial borrowing under the Credit Agreement to pay for certain capital expenditures, including three of our new coiled tubing units and progress payments on our planned processing facility, and for general liquidity purposes.

The interest rate applicable to the Credit Agreement is, at our option, either LIBOR plus a margin ranging from 2.25% to 3.50% (depending on our total leverage ratio) or, the JPMorgan prime rate, called “CBFR”, plus a margin ranging from 1.00% to 2.50% (depending upon such total leverage ratio). The CBFR rate is the higher of (i) the interest rate publicly announced by JPMorgan as its prime rate and (ii) the adjusted LIBOR rate as calculated by JPMorgan. We will pay a non-use fee of 0.25% on the daily average undrawn portion of the commitment under the Credit Agreement.

Our obligations under the Credit Agreement are secured (with certain exceptions) by first priority security interests on all of our assets. Our obligations under the Credit Agreement are guaranteed by Platinum Pressure Pumping, Inc. as guarantor, and will be guaranteed by our future domestic subsidiaries. The guarantor’s guarantee is, and any future domestic subsidiary’s guarantee will be, secured by first priority security interests in all of their assets. The guarantee is, and each future guarantee of the Credit Agreement will be, full, unconditional and joint and several. For a further description of the Credit Agreement, see “Description of Certain Indebtedness—JPMorgan Credit Agreement” beginning on page 131.

Amendments to Indenture

On September 29, 2011, we completed a private offering of an additional $50 million aggregate principal amount of our 14.250% Senior Secured Notes due 2015 (the “Additional Notes”) under the indenture governing the $115 million in aggregate principal amount of such notes we issued on March 3, 2011 (the “Original Notes”). See “—Unit Offering” below on page 96. We sometimes refer to the Original Notes and the Additional Notes, collectively, herein as the “Notes.” The Additional Notes and the Original Notes are treated as a single series for purposes of such indenture. In connection with the offering of the Additional Notes, we obtained the consent of holders of a majority in aggregate principal amount of outstanding Original Notes to certain amendments to the indenture to (i) increase certain permitted indebtedness under our indenture from $35 million to $50 million in aggregate principal amount to allow for the issuance of the Additional Notes and eliminate the requirement that the proceeds of the issuance of such Additional Notes be used by us solely for the purpose of acquiring equipment, and (ii) amend the covenant relating to maximum amount of capital expenditures permitted to be incurred in any fiscal year from $10 million to $30 million effective in the fiscal year commencing in 2012 (and increase from $113 million to $160 million the exclusion for anticipated expenditures for new equipment thereunder). In addition, we agreed that if we complete on or prior to June 30, 2012 an Equity Offering (defined below) that is a firm commitment underwritten initial public offering of our common stock with net cash proceeds to us in excess of $100 million, we will exercise our redemption rights under Section 3.07(c) of the indenture to redeem that amount of Notes whose aggregate redemption price is at least equal to the amount of such excess over $100 million. For this purpose (with certain exceptions related to shares of capital stock which would be redeemable at the option of the holder), an Equity Offering is (1) an offering of our capital stock (or warrants, options or other rights to acquire capital stock), or (2) an offering of capital stock (or warrants, options or other rights to acquire capital stock) of a direct or indirect parent entity of the Company to the extent that the net proceeds therefrom are contributed to our common equity capital.

Interest Capitalized

The first interest payment on the Original Notes in an amount equal to $8,102,711, which was due on September 1, 2011, was capitalized and added to the principal amount of the Original Notes pursuant to the terms of the Original Notes. References to “Original Notes” herein include the Notes issued on such capitalization, where the context requires.

Registration of Original Notes

On August 30, 2011, we filed a registration statement in anticipation of commencing an exchange offer with holders of the Original Notes to exchange the Original Notes for identical notes registered with the United States Securities and Exchange Commission.

Hydraulic Fracturing Operations

On August 29, 2011, we commenced our hydraulic fracturing operations for Petrohawk in the Eagle Ford Shale, and on November 29, 2011, we commenced our hydraulic fracturing operations for Encana in the Haynesville Shale. The table below sets forth the number of frac stages we have completed each month since commencing services for each customer.

Customer	September	October	November	December	Total
Petrohawk	39	42	39	52	172
Encana	0	0	0	44	44

Total	39	42	39	96	216

During the fourth quarter of 2011, our revenues totaled an estimated range of $31.5 million to $32.5 million, with an estimated range of $28.4 million to $29.3 million of revenues generated under our existing contracts with

Petrohawk and Encana. This reflects preliminary results of our fourth quarter 2011. Our actual revenue from these contracts may differ and we can provide no assurance that we will be able to achieve such estimated revenue. Accordingly, we have not begun our normal quarter-end closing and review procedures and there can be no assurance that final results for the quarter ended December 31, 2011 will not differ from these preliminary results. These preliminary results could change materially and are not necessarily indicative of the results to be achieved for year 2011 or any future period.

On October 24, 2011, we commenced acid fracturing operations for El Paso in the Altamont Field in Utah. The table below sets forth the number of stages we have completed each month since commencing services for El Paso.

Customer	October	November	December	Total
El Paso	3	15	11	29

Unit Offering

On March 3, 2011, we issued 115,000 units (the “Unit Offering”) with each unit consisting of $1,000 principal amount of the Company’s 14.250% Senior Secured Notes due 2015 (or $115 million in the aggregate) and a warrant entitling the holder thereof to purchase 24.358 shares of (as adjusted for the Reverse Stock Split) common stock of the Company at an exercise price of $0.05 per share (as adjusted for the Reverse Stock Split). The aggregate number of shares that may be acquired upon exercise of the warrants represented 15% of our outstanding common stock at such time, on a fully diluted basis.

Concurrent Equity Offering

Concurrent with, and conditioned upon, the Unit Offering, we issued shares of our Series A Preferred Stock and common stock, representing approximately 53% of the Company’s equity interests on a fully diluted basis immediately following the consummation of the Unit Offering, for gross proceeds of approximately $20 million (the “Concurrent Equity Offering”). See “Description of Capital Stock—Preferred Stock” on page 126.

WSB Lease Purchase Agreement

Prior to the consummation of the Unit Offering, the Company entered into a lease purchase agreement (the “Lease Purchase Agreement”) with WSB and its wholly-owned subsidiaries, Moncla Pressure Pumping Well Services, L.L.C. (“PP”) and Moncla Coil Tubing Well Services, L.L.C. (“CT”), to lease all of the coil tubing and pressure pumping equipment held by PP, CT and MW Services Transportation LLC (“MWST” and, collectively with PP and CT, the “WSB Business”). The WSB Business was previously an oilfield service provider focusing on pressure pumping and related services, including coiled tubing and cementing and chemical services, but now solely holds the equipment subject to the Lease Purchase Agreement. Mr. Moncla, the Chairman of our Board of Directors (“Board”) and our Chief Executive Officer, is the sole shareholder and chief executive officer of WSB. MWST is a single member Texas limited liability company owned by Mr. Moncla.

The term of the Lease Purchase Agreement is two years, expiring on March 3, 2013. The monthly lease payment payable by the Company is $210,000. In the event that a Change of Control (defined below) of PES occurs prior to the expiration of the term of the Lease Purchase Agreement, the Company is obligated, subject to the prior satisfaction of the Company’s obligations to the holders of the Notes upon such Change of Control, and subject to the affiliated transactions covenant in the indenture governing the Notes, to purchase the WSB Business for a purchase price equal to the greater of (i) the aggregate amount of certain obligations specified in the Lease Purchase Agreement, but in no event greater than $16.1 million (the “Minimum Amount”) and (ii) an amount equal to the lesser of (x) the last twelve months of revenue generated by the WSB Business and (y) $20 million (the “Maximum Amount”), subject to adjustment if the parties mutually determine in good faith that a higher or lower amount is warranted based upon WSB’s performance under such agreement. We estimate that, if a Change of Control had occurred on December 31, 2011, the purchase price we would have been required to pay for the WSB Business would have been approximately $16.1 million. Under the Lease Purchase Agreement, we are required, at our sole cost and expense, to keep the equipment leased thereunder in good operating order, repair, condition and appearance and furnish any and all parts, mechanisms or devices required to keep the equipment in good mechanical and working order.

“Change of Control” is defined in the Lease Purchase Agreement to mean:

•	the sale of all or substantially all of our assets;

•	after our initial public offering, the first day on which a majority of the members of our Board are not our current directors or individuals nominated by such directors;

•

the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined in Section 13(d) of the Exchange Act) other than certain existing shareholders, or an affiliate or affiliates thereof, becomes the beneficial owner, directly or indirectly, of more than 50% of our voting stock, measured by voting power rather than number of shares; and

•

the consummation of the first transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined in Section 13(d) of the Exchange Act) other than certain existing shareholders, and any affiliate or affiliates thereof, becomes the beneficial owner, directly or indirectly, of more of our voting stock (measured by voting power rather than number of shares) than is at the time beneficially owned (measured on the same basis) by certain existing shareholders in the aggregate.

Under the Lease Purchase Agreement, we also have the right to negotiate with WSB to purchase the WSB Business at any time prior to the 60th day prior to the expiration of the Lease Purchase Agreement. WSB is obligated to negotiate with us in good faith with respect to any such purchase and sale of the WSB Business, provided the purchase price may in no event be an amount less than the Minimum Amount or greater than the Maximum Amount. Either party may terminate the Lease Purchase Agreement in the event the other party violates any material term of the Lease Purchase Agreement unless such violation is cured within 30 days.

Following the execution of the Lease Purchase Agreement, substantially all employees of WSB ceased working for WSB and became employees of the Company and the Company began servicing the former customers of WSB with respect to coiled tubing and cementing services. At such time the Company had not commenced its other pressure pumping operations, including hydraulic fracturing operations. We have elected to treat the WSB Business as a predecessor to the Company for accounting and reporting purposes; however, we have not taken legal title to any assets of, or any ownership interest in, WSB, PP, CT or MWST.

Annual Stockholders Meeting

On January 19, 2012, we held an annual meeting of the stockholders by written consent. The stockholders reelected the Board’s five directors and appointed Richard L. Crandall as the sixth director following an increase in the number of directors approved by the Board. The stockholders also approved an amendment to the Stockholders Agreement to reflect the increase in the number of directors from five to six and the appointment of Mr. Crandall. The stockholders also approved an amendment of the Company’s 2010 Omnibus Equity Incentive Plan to add an evergreen option provision, providing for an automatic allotment of 1% of the aggregate number of outstanding shares, on a fully diluted basis, for every year commencing on July 1, 2012. The stockholders also approved the form of Amended and Restated Articles of Incorporation to be adopted in connection with the closing of this offering.

Customers

Our current customer base for our hydraulic fracturing services consists of Encana and Petrohawk, two of the leading oil and natural gas producers operating in the United States (which represented an estimated 80% to 90% of our total 2011 revenues and which we anticipate will likely represent a significant portion of our total 2012 revenues) and El Paso in the Altamont Field in Utah. Members of our management team have long-standing relationships with some of our customers, which have been forged over decades of industry experience. We are negotiating with, and otherwise pursuing, other major independent companies to expand our customer base.

Suppliers

We purchase the materials used in our services, such as frac sand, fracturing chemicals, coiled tubing and fluid supplies, from various suppliers. Where we currently source materials, such as guar gum, from one supplier, we believe that we will be able to make satisfactory alternative arrangements in the event of interruption of supply. However, given the limited number of suppliers of certain of our raw materials, we may not always be able to make alternative arrangements should one of our supplier’s fail to deliver or timely deliver our materials.

Competition

Our competition includes multi-national oilfield service companies as well as regional competitors. Our major multi-national competitors include Halliburton Company, Schlumberger Ltd. and BJ Services Company. Our multi-national competitors typically have more diverse product and service offerings than we do. In addition, we compete against a number of smaller, regional operators, which offer products and services similar to the products and services we offer.

Seasonality

Our results of operations have not historically reflected any material seasonal tendencies and we do not believe that seasonal fluctuations will have a material impact on us in the foreseeable future.

Offices

Our corporate office is in Houston, Texas, where we utilize approximately 4,000 square feet of office space through an agreement with Layton Corporation, which provides for office space and other general office services. This agreement will continue until terminated (i) after December 11, 2012, by either party for any reason or (ii) by mutual consent. Layton Corporation is one of our principal stockholders and Daniel T. Layton, one of our directors, serves as its Chief Executive Officer. See “Certain Relationships and Related Transactions” and “Principal Stockholders” on pages 120 and 123, respectively.

We also lease the following additional properties:

Location	Use of Facility	Expiration of Lease

635 Rue Scholastique Scott, LA 70583	Storing and repairing equipment and general office purposes	March 1, 2013

5245 Whitehurst Drive Longview, TX 75602	Storing and repairing equipment and general office purposes	Month to Month

294 McKay Road San Antonio, TX 78226	Storing and repairing equipment and general office purposes	Month to Month

1575 South I-20 Service Road Waskom, TX 75692	Storing and repairing equipment and general office purposes	August 31, 2016

Braunig Industrial Park Elmendorf, TX	Sand processing and hydraulic fracking support facility	January 12, 2017

Millet, Texas(1)	Sand processing and hydraulic fracking support facility	July 19, 2021

(1)	Pursuant to agreement in principle. See “—Our Strengths—Integrated Logistics Management; Providing Secure Access to Frac Sand” on page 91.

Risk Management and Insurance

Our operations are subject to hazards inherent in the oil and natural gas industry, including accidents, blowouts, explosions, craterings, fires, oil spills and hazardous materials spills. These conditions can cause:

•	personal injury or loss of life;

•	damage to, or destruction of, property, equipment, the environment and wildlife; and

•	suspension of operations.

In addition, claims for loss of oil and natural gas production and damage to formations can occur in the well services industry. If a serious accident were to occur at a location where our equipment and services are being used, it could result in us being named as a defendant in lawsuits asserting substantial claims.

Because our business involves the transportation of heavy equipment and materials, we may also experience traffic accidents which may result in spills, property damage and personal injury.

Despite our efforts to maintain high safety standards, we may from time to time suffer accidents. In addition to the property and personal losses from these accidents, the frequency and severity of any such incidents could affect our operating costs and insurability, and our relationship with customers, employees and regulatory agencies.

We maintain insurance coverage of types and amounts that we believe to be customary in the industry including workers’ compensation, commercial general liability, business auto, excess auto liability, commercial property, motor truck cargo, contractor’s pollution, downhole, umbrella liability and excess liability insurance all subject to certain limitations, deductibles and caps. As discussed below, our master service agreements (“MSAs”) provide, among other things, that our customers generally assume (without regard to fault) liability for underground pollution and pollution emanating from the wellbore as a result of an explosion, fire or blowout. We retain the risk for any liability not indemnified by our customers in excess of our insurance coverage. Our insurance coverage may be inadequate to cover our liabilities and our customers may be unable or unwilling to fulfill their indemnity obligations to us under the MSAs. In addition, we may not be able to maintain adequate insurance in the future at rates we consider reasonable and commercially justifiable or on terms as favorable as our current arrangements.

We enter into MSAs with each of our customers. Our MSAs delineate our and our customer’s respective indemnification obligations with respect to the services we provide. With respect to our hydraulic fracturing services, our MSAs typically provide for knock-for-knock indemnification for all losses, which means that we and our customers assume liability for damages to or caused by our respective personnel and property without regard to fault. For catastrophic losses, our MSAs generally include industry-standard carve-outs from the knock-for-knock indemnities, pursuant to which our customers (typically the E&P company or operator) assume liability for (i) damage to the hole, including the cost to re-drill; (ii) damage to the formation, underground strata and the reservoir; (iii) damages or claims arising from loss of control of a well or a blowout; and (iv) allegations of subsurface trespass, unless resulting from our gross negligence or willful misconduct.

Our MSAs typically provide for industry-standard pollution indemnities, pursuant to which we assume liability for surface pollution associated with our equipment and resulting from our negligent actions, and our customer assumes (without regard to fault) liability arising from all other pollution, including, without limitation, underground pollution and pollution emanating from the wellbore as a result of an explosion, fire or blowout, unless resulting from our gross negligence or willful misconduct.

The description of our insurance and our indemnification provisions set forth above is a summary of their material terms. Future MSAs or insurance policies may change as a result of market and other conditions.

History

Platinum Energy Solutions, Inc. is a Nevada corporation that was formed in September 2010. On March 3, 2011, we entered into a lease purchase agreement (the “Lease Purchase Agreement”) with Well Services Blocker, Inc., a Delaware corporation, formed in June 2009 (“WSB”) and its wholly-owned subsidiaries, Moncla Pressure Pumping Well Services, L.L.C., a Texas limited liability company formed in March 2010 (“PP”) and Moncla Coil Tubing Well Services, L.L.C., a Delaware limited liability company formed in June 2009 (“CT”), to lease all of the coil tubing and pressure pumping equipment owned by PP, CT and MW Services Transportation LLC, a Texas limited liability company formed in August 2009 (“MWST” and, collectively with PP and CT, the “WSB Business”). WSB was previously an oilfield services provider focusing on pressure pumping and related services, including coiled tubing and cementing and chemical services. Mr. Moncla, the Chairman of our Board and our Chief Executive Officer, is the sole shareholder and chief executive officer of WSB. MWST is a single member Texas limited liability company owned by Mr. Moncla. Due to a protective right in the Lease Purchase Agreement relating to PP, CT and MWST, we have determined that PP, CT and MWST are variable interest entities. We further determined that we are the primary beneficiary of PP, CT and MWST because the Lease Purchase Agreement provides us with full control of all of the operating assets of PP, CT and MWST. Following the execution of the Lease Purchase Agreement, substantially all employees of WSB ceased working for WSB and became employees of the Company and the Company began servicing the former customers of WSB with respect to coiled tubing and cementing services. At such time the Company had not commenced its other pressure pumping operations, including hydraulic fracturing operations. We have elected to treat the WSB Business as a predecessor to the Company for accounting purposes; however, we have not taken legal title to any assets of, or any ownership interests in, WSB, PP, CT or MWST.

Employees

As of January 3, 2012, we had approximately 250 full-time employees and no part-time employees. We are not a party to any collective bargaining agreements and have not experienced any strikes or work stoppages. We believe our relationships with our employees are good. From time to time, we utilize the services of independent contractors to perform various field and other services.

Legal Proceedings

We are party to the lawsuits discussed below. Management believes that the ultimate outcome of these lawsuits will not have a material adverse effect on our results of operations or financial condition. However, litigation is subject to inherent uncertainties and unfavorable outcomes could occur.

On December 21, 2011, investors in two funds operated by two of our directors, Messrs. Layton and Legler, filed a putative class action lawsuit in the District Court of Harris County, Texas, against the Company, Messrs. Layton and Legler and other defendants. The complaint alleges that the general partner of the funds and Messrs. Layton and Legler knowingly allowed well lease interests to expire, failed to acquire properties or drill wells as represented, and engaged in self-dealing to the detriment of the funds and that Mr. Layton breached an alleged representation to the investors that he would make the investors whole by placing shares of the Company into the funds. Plaintiffs are seeking recovery of all sums invested in the two funds, which plaintiffs allege to be $13.5 million, plus interest, costs and punitive damages. On January 6, 2012, the Company removed the lawsuit to the United States District Court for the Southern District of Texas, Houston Division. On January 11, 2012, the Company filed a motion to dismiss the lawsuit on the basis that the complaint alleges no facts supporting any claims against the Company and the plaintiffs lack standing with which to bring an action against the Company. We dispute the claims and intend to defend the lawsuit vigorously. Mr. Legler, our Chief Financial Officer and a director, and Mr. Layton, one of our directors, have each informed the Company that they dispute the claims against them and each intend to defend the lawsuit vigorously.

On December 21, 2011, William Park filed a lawsuit in the District Court of Harris County, Texas against the Company, Messrs. Layton and Legler, and other defendants. The complaint alleges that the defendants breached an alleged oral consulting agreement whereby plaintiff was to provide fund raising services for various business ventures of Messrs. Layton and Legler, including raising investor interest in the Company in exchange for a one-third ownership interest in the Company. Plaintiff is seeking recovery of all ownership interests and monies due, which plaintiff alleges to be at least $10 million, plus interest, costs and punitive damages. The Company intends to file a special exception to the lawsuit seeking to dismiss insofar as there are no alleged facts supporting any claims against the Company. We dispute the claims and intend to defend the lawsuit vigorously. Mr. Legler, our Chief Financial Officer and director, and Mr. Layton, our director, have informed the Company that they dispute the claims against them and intend to defend the lawsuit vigorously.

We are not at this time subject to any other material legal proceedings or claims.

Environmental Matters

Our hydraulic fracturing, coiled tubing and cementing services are subject to various federal, regional, state and local laws and regulations and/or initiatives respecting health and safety, the discharge of materials into the environment or otherwise relating to the protection of the environment or natural resources. These laws and regulations may, among other things, require the acquisition of permits to conduct our operations; restrict the amounts and types of substances that may be released into the environment or the way we use, handle or dispose of our wastes in connection with our operations; cause us to incur significant capital expenditures to install pollution control or safety-related equipment at our operating facilities; limit or prohibit construction or drilling activities in sensitive areas such as wetlands, wilderness areas or areas inhabited by endangered or threatened species; impose specific health and safety criteria addressing worker protection; require investigatory and remedial actions to mitigate pollution conditions caused by our operations or attributable to former operations; and impose substantial liabilities on us for pollution resulting from our operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal sanctions, including monetary penalties, the imposition of investigatory and remedial obligations and the issuance of orders enjoining some or all of our operations in affected areas.

These laws and regulations may also restrict the rate of oil and natural gas production below the rate that would otherwise be possible. The regulatory burden on the oil and natural gas industry increases the cost of doing business in the industry and consequently affects profitability. Additionally, Congress and federal and state agencies frequently revise environmental, health and safety laws and regulations, and any changes that result in more stringent and costly operational requirements or waste handling, disposal, cleanup and remediation requirements for the oil and natural gas industry could have a significant impact on our operations and financial position. We may be unable to pass along such increased compliance costs to our customers.

While these environmental, health and safety laws and regulations are revised from time to time and can in some cases result in more stringent regulatory or liability standards, enforcement initiatives, and/or limitations or restrictions on locations or methods of oil and natural gas E&P operations, we cannot predict the level of enforcement of existing laws or regulations or how such laws and regulations may be interpreted by enforcement agencies or court rulings in the future. We also cannot predict whether additional laws and regulations affecting our business will be adopted, or the effect such changes might have on us, our financial condition or our business.

The following is a summary of certain key existing environmental, health and safety laws and regulations to which our operations are subject and for which compliance may have a material adverse impact on our results of operations, financial position or cash flows.

Environmental Regulations

Our operations routinely involve the use, treatment, storage, handling, transport and disposal of hazardous materials, some of which contain oil, contaminants and other regulated substances. Various environmental, health and safety laws and regulations require contingency planning and prevention, and where necessary, cleanup of spills and discharges of such materials, and we are required to obtain permits that limit the discharge of hazardous materials and/or impose requirements on their use, treatment, storage, handling, transport and disposal in connection with our operations. Failure to comply with such environmental requirements or permits may result in fines and penalties, remediation orders and revocation of permits, which could materially impair the Company’s financial operation or ability to operate in particular locations.

Hazardous Substances and Waste

CERCLA or the “Superfund” law, and comparable state laws, impose liability, without regard to fault or the legality of the original conduct, on certain defined persons, including current and prior owners or operators of a site where a release of hazardous substances occurred and entities that disposed or arranged for the disposal of the hazardous substances found at the site. Under CERCLA, these “responsible persons” may be held jointly and severally liable for the costs of cleaning up the hazardous substances, as well as for damages to natural resources and for the costs of certain health studies, relocation expenses and other response costs.

In the course of our operations, we may generate, store, transport or otherwise handle materials that are considered “hazardous substances” and, as a result, may incur CERCLA liability for cleanup costs in the event of a release or threat of release of such substances. Also, claims under state tort law theories may be filed for personal injury and property damage allegedly caused by the release of hazardous substances or other pollutants.

We also generate “hazardous wastes” and “solid wastes” that are subject to the requirements of RCRA and comparable state statutes, which pertain to the treatment, storage and disposal of such wastes. Although we use operating and disposal practices that are standard in the industry, hazardous substances or hazardous wastes may have been released at properties owned or leased by us now or in the past, or at other locations where these substances or wastes were taken for treatment or disposal. Under CERCLA, RCRA and analogous state laws, we could be required to clean up any resulting contaminated property (including contaminated groundwater), to perform remedial activities to prevent future contamination or to pay for the loss of any associated natural resources.

Although CERCLA generally exempts “petroleum” from the definition of hazardous substance, in the course of our operations, we have generated and will generate wastes that may fall within CERCLA’s definition of hazardous substance and may have disposed of these wastes at disposal sites owned and operated by others. We may also be the owner or operator of sites on which hazardous substances have been released. To our knowledge, neither we nor our predecessors have been designated as a potentially responsible person (“PRP”) by the EPA under CERCLA; nor do we know of any prior owners or operators of our properties that are named as PRPs related to their ownership or operation of such properties. In the event contamination is discovered at a site on which we or our predecessors are or have been an owner or operator or to which we or our predecessors sent hazardous substances, we could be liable for the costs of investigation and remediation and natural resources damages.

Air Emissions

CAA and similar state laws and regulations restrict the emission of air pollutants and also impose various monitoring and reporting requirements. These laws and regulations may require us and/or our customers to obtain approvals or permits for construction, modification or operation of certain projects or facilities and may require the use of technological controls to limit emissions of air pollutants. The EPA also recently proposed air emissions regulations that would apply to certain aspects of oil and gas and hydraulic fracturing operations. Administrative enforcement actions for failure to comply strictly with air pollution regulations or permits are generally resolved by payment of monetary fines and correction of any identified deficiencies. Alternatively, regulatory agencies could bring lawsuits for civil penalties or require us to forego construction, modification or operation of certain air emission sources.

Global Warming and Climate Change

In response to certain scientific studies suggesting that emissions of certain gases, commonly referred to as “greenhouse gases” (“GHGs”) and including carbon dioxide and methane, are contributing to the warming of the Earth’s atmosphere and other climatic changes, the U.S. Congress has been actively considering legislation to reduce such emissions, and almost one-half of the states have begun taking actions to control and/or reduce emissions of GHGs, primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs. Most of these cap and trade programs work by requiring either major sources of emissions or major producers of fuels to acquire and surrender emission allowances, with the number of allowances available for purchase reduced each year until the overall GHG emission reduction goal is achieved. These allowances would be expected to escalate significantly in cost over time. Although it is not possible at this time to predict when Congress may pass climate change legislation, any future federal, regional, or state laws, implementing regulations or other initiatives that may be adopted to address GHG emissions could require us to incur increased operating costs and could adversely affect demand for the oil and natural gas that our customers produce.

In addition, on December 15, 2009, the EPA published its finding that emissions of GHGs presented an endangerment to public health and the environment. These findings by the EPA allow the agency to proceed through a rule making process with the adoption and implementation of regulations that would restrict emissions of GHGs under existing provisions of the CAA. Consequently, the EPA recently adopted two sets of regulations that would require a reduction in emissions of GHGs from motor vehicles and could trigger permit review for GHG emissions from certain stationary sources. EPA has asserted that the final motor vehicle GHG emission standards triggered construction and operating permit requirements for stationary sources, commencing when those motor vehicle standards took effect on January 2, 2011. Moreover, on June 3, 2010, EPA published its final rule to address permitting of GHG emissions from stationary sources under the CAA’s New Source Review/Prevention of Significant Deterioration (“PSD”) and Title V permitting programs. The final rule tailors the PSD and Title V permitting programs to apply to certain stationary sources of GHG emissions in a multi-step process, with the largest sources first subject to permitting. In addition, on October 30, 2009, the EPA published a final rule requiring the reporting of GHG emissions from specified large GHG emission sources in the United States beginning in 2011 for emissions occurring in 2010. On November 8, 2010, the EPA finalized a rule extending GHG reporting requirements to include owners and operators of onshore oil and natural gas production. Under the rule, reporting of GHG emissions will be required on an annual basis beginning in 2012 for emissions occurring in 2011. The adoption and implementation of any regulations imposing reporting obligations on, or limiting emissions of GHGs from, our equipment and operations could require us to incur costs to reduce emissions of GHGs associated with our operations or could adversely affect demand for the oil and natural gas our customers produce.

Water Discharges

Our services and the facilities to which we provide our services are subject to requirements of the Clean Water Act, and analogous state laws that impose restrictions and controls on the discharge of pollutants, including spills and leaks of produced water and other oil and natural gas wastes, into navigable waters and, in the case of state laws, waters deemed to be property of the state, including groundwater. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by EPA or an analogous state agency. We and our customers are required to obtain one or more permits under the National Pollutant Discharge Elimination System for any discharges to navigable waters, and we and our customers are required to comply with the terms and conditions of such permits. Spill prevention, control and counter-measure requirements under the Clean Water Act require implementation of measures to help prevent the contamination of navigable waters in the event of a hydrocarbon spill. In addition, the Clean Water Act and analogous state laws require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities. The Clean Water Act also prohibits the discharge of dredge and fill material in regulated waters, including wetlands, unless authorized by a permit issued by the U.S. Army Corps of Engineers. Federal and state regulatory agencies can impose administrative, civil and criminal penalties, as well as require remedial or mitigation measures, for noncompliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations. Other requirements for the prevention of spills are established under the OPA, which amended the Clean Water Act and applies to owners and operators of vessels, including barges, offshore platforms and certain onshore facilities. Under the OPA, regulated parties are strictly liable for oil spills and must establish and maintain evidence of financial responsibility sufficient to cover liabilities related to an oil spill for which such parties could be statutorily responsible. Based on the services we provide, although we may not be regulated under the OPA as “owners” or “operators,” our customers likely are regulated parties under OPA and, thus would require us to provide our services in compliance with the OPA and in a manner that minimizes their liability under the OPA.

Occupational Safety and Health Act

We are subject to the requirements of OSHA, and comparable state laws that regulate the protection of employee health and safety. OSHA’s hazard communication standard requires that information about hazardous materials used or produced in our operations be maintained and provided to employees, state and local government authorities and citizens.

Safe Drinking Water Act and Underground Injection

The SDWA regulates, among other things, underground injection operations. Recent Congressional activity has occurred that, if successful, would impose additional regulation under the SDWA upon the use of hydraulic fracturing fluids. Congress is considering two companion bills entitled the FRAC Act. If enacted, the legislation would impose on hydraulic fracturing operators permit and financial assurance requirements and requirements that operators adhere to certain construction specifications, fulfill monitoring, reporting and recordkeeping obligations, and meet plugging and abandonment requirements. In addition to subjecting the injection of hydraulic fracturing to the SDWA regulatory and permitting requirements, the proposed legislation would require the disclosure of the chemicals within the hydraulic fluids, which could make it easier for third parties opposing hydraulic fracturing to initiate legal proceedings based on allegations that specific chemicals used in the process could adversely affect ground water. As of December 31, 2011, neither piece of legislation had been passed. If this or similar legislation is enacted, we could incur substantial compliance costs and the requirements could negatively impact our ability to conduct fracturing activities on our assets.

Materials Transportation

For the transportation and relocation of our hydraulic fracturing equipment, sand and chemicals, we operate trucks and other heavy equipment. We therefore are subject to regulation as a motor carrier by the DOT and by various state agencies, whose regulations include certain permit requirements of state highway and safety authorities. These regulatory authorities exercise broad powers over our trucking operations, generally governing such matters as the authorization to engage in motor carrier operations, safety, equipment testing and specifications and insurance requirements. The trucking industry is subject to possible regulatory and legislative changes that may impact our operations by requiring changes in fuel emissions limits, the hours of service regulations that govern the amount of time a driver may drive or work in any specific period, limits on vehicle weight and size and other matters. On August 9, 2011, the Obama Administration announced national fuel efficiency and emissions standards for medium- and heavy-duty engines and vehicles. The rule covers vehicles made between 2014 and 2018. Due to this ruling, we may experience an increase in costs related to truck purchases or maintenance. Proposals to increase federal, state or local taxes, including taxes on motor fuels, are also made from time to time, and any such increase would increase our operating costs. We cannot predict whether, or in what form, any legislative or regulatory changes applicable to our trucking operations will be enacted.

MANAGEMENT

Directors, Executive Officers and Other Key Employees

Name, Age, and Title
L. Charles Moncla, Jr.	63	Chairman of the Board and Chief Executive Officer
J. Clarke Legler, II	44	Chief Financial Officer, Secretary and a Director
Justin W. Brown	39	Principal Accounting Officer and Assistant Secretary
Timothy L. Morrison	38	Executive Vice President of Operations
Milburn J. Ducote	47	President of Platinum Pressure Pumping, Inc.
José E. Feliciano	38	Director
Colin Leonard	30	Director
Daniel T. Layton	45	Director
Richard L. Crandall	66	Director

Set forth below is the description of the backgrounds of our directors and executive officers.

L. Charles Moncla, Jr. has been our Chairman of the Board and Chief Executive Officer since February 2011. He has been the sole shareholder and chief executive officer of WSB since September 2009. From January 2009 to September 2009, Mr. Moncla was an independent consultant. Mr. Moncla previously served as vice president of Key Energy Services Inc. from October 2007 until January 2009 following his sale of Moncla Well Service, Inc. to Key Energy. In November 1984, Mr. Moncla founded Moncla Well Service, Inc., a workover rig company, and grew the company until its sale to Key Energy. In 2001, Mr. Moncla founded Moncla Marine, a barge workover company for shallow water oilfield operations, and expanded its operations by organizing Brothers Oilfield Service in 2004. Brothers Oilfield Service provides swabbing, tubing testing, hot oil, anchor services, mud tank and generator rentals. The Board selected Mr. Moncla to serve as a director because he is the Company’s Chief Executive Officer, with a thorough knowledge of all operational activities of the Company. The Board also valued his many years of experience and expansive knowledge of the oil and gas industry, as well as relationships with chief executives and other senior management at oil and natural gas companies and oilfield service companies. The Board believes he brings a unique and valuable perspective to the Board.

J. Clarke Legler, II has been our Chief Financial Officer since November 2010, our Secretary since August 2011 and a director since March 2011. Mr. Legler has over 16 years of executive and start-up experience in the technology and energy industries and six years of commercial banking background. From October 1996 through November 2010, Mr. Legler served as strategic advisor to Thompson Family Companies a real estate developer. From December 2001 to December 2010, he served as the chief financial officer of, and thereafter has provided recordkeeping and finance consulting services to, Layton Energy and Layton Corporation, a group of companies, including E&P, pipeline, oilfield services and waste disposal companies in the energy industry. The Board selected Mr. Legler to serve as a director because it believes he brings valuable management and finance expertise to the Board, particularly with respect to startup energy companies.

Justin W. Brown has been our Principal Accounting Officer since September 2011 and our Assistant Secretary since January 2012. From July 2010 through August 2011, Mr. Brown served as director, SEC Reporting for Pride International, Inc., an offshore oil drilling company that was acquired by Ensco plc effective May 31, 2011, where he was primarily responsible for the company’s quarterly and annual financial reports filed with the SEC. From December 2001 through July 2010, Mr. Brown was employed by KPMG LLP, an independent registered public accounting firm. He was a Senior Manager in the audit department and was primarily responsible for audit and review services for various public and private companies.

Timothy L. Morrison has been our Executive Vice President of Operations since November 2011. Mr. Morrison was President and Chief Executive Officer of Gravis Oil Corporation (f/k/a MegaWest Energy Corp.) from January 4, 2011 to November 2011. Mr. Morrison was also Secretary of Gravis Oil from March 10, 2011, and a director of Gravis Oil since April 29, 2011 to November 2011. Prior to joining MegaWest, Mr. Morrison managed the operations of Cox Operating, LLC and Cox Oil, LLC as the Chief Operating Officer for five years. Prior to joining Cox he spent five years with Halliburton Energy Services and served as District Manager of Halliburton’s operations in the San Juan and Raton Basin oil fields. Mr. Morrison’s experience includes both onshore and offshore facility and personnel management. He has experience with stimulation, sand control, completion tools, reservoir modeling and production analysis and has background in both domestic and international assets. Mr. Morrison is currently on the board of directors of the Louisiana Oil & Gas Association.

Milburn J. Ducote has been the President of Platinum Pressure Pumping, Inc., our wholly-owned subsidiary, since December 2011. From October 2010 to December 2011, Mr. Ducote served as our President. From February 2006 through April 2009, Mr. Ducote served as Senior Vice President of Wise Well Intervention Services, a provider of coiled tubing, nitrogen and well stimulation services to the oil and natural gas industry. As an officer of Wise Well Intervention Services, Mr. Ducote was involved in budget planning and budget maintenance. From April 2009 to October 2010, Mr. Ducote was an independent consultant. On December 9, 2009, Wise Well Intervention Services filed a voluntary petition for liquidation under Chapter 7 in the US Bankruptcy Court for the Southern District of Texas. Mr. Ducote has over 23 years of executive experience in pressure pumping operations and high pressure coiled tubing services with major service companies such as Baker Hughes Inteq, Nowsco Well Services, OSCA, Inc. and BJ Services.

José E. Feliciano has been a director since March 2011. Mr. Feliciano is a partner and co-founder of Clearlake Capital Group, L.P., a private investment firm, which indirectly owned 34.1% of the outstanding common stock of the Company, as calculated on a fully diluted basis as of December 31, 2011. Clearlake Capital Group, L.P. was founded in December 2006. Mr. Feliciano has over 15 years of finance and private equity investment experience and is, and has been, a director and board observer to several other companies, including Smart Sand, Inc., Jacuzzi Brands Corp. (and affiliate Jupiter Holding I Corp.), MYCOM Group Limited, Purple Communications, Inc., and World Gourmet Marketing, LLC (and its affiliate World Gourmet Acquisition, LLC). Mr. Feliciano became a director pursuant to the terms of the Stockholders Agreement, dated March 3, 2011, by and among us, the Investors named therein, and the Stockholders named therein, as amended (the “Stockholders Agreement”) executed in connection with the Unit Offering and the Concurrent Equity Offering. The Board values Mr. Feliciano’s financial expertise, including his extensive experience with capital markets transactions and investments in both public and private companies.

Colin Leonard has been a director since March 2011. Mr. Leonard joined Clearlake Capital Group, L.P. in April 2007 where he is a Vice President. From August 2004 to April 2007, Mr. Leonard was employed by HBK Investments L.P., where he was an investor in the distressed credit group. Mr. Leonard also serves on the board of directors of Smart Sand, Inc. Mr. Leonard became a director pursuant to the terms of the Stockholders Agreement. The Board values Mr. Leonard’s financial expertise, including his extensive experience with capital markets transactions and investments in both public and private companies.

Daniel T. Layton has been a director since November 2010. Mr. Layton founded Layton Energy in December 2001 and Layton Corporation in May 2007 and has served as president of both since their inception. Mr. Layton is a private investor and business executive with over 23 years of experience developing and managing start-up and emerging companies. Mr. Layton’s principal activities span the energy, banking, ranching, manufacturing and technology industries. Mr. Layton owns, through Layton Corporation, diversified energy related companies, including E&P, pipeline, oilfield services and waste disposal companies. Mr. Layton is a member of the Houston Petroleum Club, Texas Alliance of Energy Producers, and Houston Producers Forum. The Board selected Mr. Layton to serve as a director because it believes he has extensive knowledge and experience of the energy industry and its participants, as well as a deep understanding of operations in difficult political and regulatory environments.

Richard L. Crandall has been a director since January 2012. Mr. Crandall is, and has been, a director, advisor and mentor to chief executive officers of a number of public and private companies of various sizes.

Mr. Crandall has served in a variety of board governance capacities including on audit, governance, compensation and IT committees and as non-executive chairman of several companies. Mr. Crandall has been a director of R.R. Donnelley, a global printing and communications solutions company, since January 2012; has been a director of Actv8.me, an interactive television “second screen” marketing company, since June 2011; a director of Pelstar, LLC, a medical equipment manufacturing and sale company, since February 2002 and its chairman since April 2007; a director of Diebold, Inc., a financial self-service equipment and services company, since July 1996; a director of the mutual fund Dreman Claymore Dividend and Income Trust from January 2004 to July 2010; a director of Novell, Inc., a computer software company, from May 2003 to May 2008 and its chairman from May 2008 to April 2011. Mr. Crandall also founded Enterprise Software Roundtable, LLC, a chief executive officer roundtable for larger global software firms, in 1995 and has served as its chairman since its inception. Mr. Crandall founded Arbor Partners, LLC, a technology venture capital fund family, in March 1997 and served as its co-managing partner from inception to December 2000 and from December 2000 to the present as a passive advisor. From October 2002 to December 2008, Mr. Crandall was a technology advisor to the U.S. Chamber of Commerce. Mr. Crandall founded the software firm Comshare, Inc. in February 1966, served as its president from August 1970 to April 1994 and its chairman from April 1994 to June 1997. The Board selected Mr. Crandall to serve as a director because of his extensive knowledge of and experience in leading public companies.

Board of Directors

The Board is currently comprised of L. Charles Moncla, Jr., J. Clarke Legler, II, Daniel T. Layton, José E. Feliciano, Colin Leonard and Richard L. Crandall. Each of our directors is elected or appointed to hold office until the next annual meeting of stockholders and until his or her successor has been elected and qualified.

Executive Compensation

Compensation Discussion and Analysis

We have prepared the following Compensation Discussion and Analysis to provide you with information that we believe is helpful to understand our executive compensation policies and decisions as they relate to the 2011 compensation of our named executive officers as identified in our Summary Compensation Table.

Objectives. To attract, retain, and motivate qualified executive officers, we aim to establish wages and salaries that are competitive with those of people employed by similar companies in our operating industries. The base salaries we paid in 2011 were intended to be consistent among executives as well. Through 2011, we took a simple approach to compensating our named executive officers. We sought to avoid complex forms of compensation, such as awards under long-term cash incentive plans, non-qualified defined benefit plans and pension plans, while we are still evolving as a business. We intend that base salaries for our executives reflect the marketplace for similar positions. In October 2010, we established the equity plan, which was later replaced with the 2010 Omnibus Equity Incentive Plan, as amended (the “2010 Plan”), with the goal to provide equity ownership opportunities to our employees and directors so they can have a stake in the success of the Company, just like our stockholders.

Compensation Program Administration and Policies. During 2011, specific salary and bonus levels, as well as the amount and timing of equity grants, were determined on a case-by-case basis through negotiations with our executives. During the fiscal year ended December 31, 2011, we entered into employment agreements with Mr. Moncla, our Chairman of the Board and Chief Executive Officer, effective as of December 1, 2010, and Mr. Legler, our Chief Financial Officer, effective March 3, 2011. In January 2012, we established a Compensation Committee that has general responsibility for executive compensation and benefits, including incentive compensation and equity-based plans.

Pay Elements. As of December 2011, we provided the following pay elements to our executive officers in varying combinations to accomplish our compensation objectives:

•	Base salary;

•	Equity-based compensation (e.g., stock options and restricted stock grants), with awards to be granted pursuant to the 2010 Plan; and

•	Certain modest executive perquisites and benefits.

Our goal is to set each executive’s base salary at a level we believe enables us to hire and retain individuals in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business goals. We may utilize cash bonuses to reward performance achievements within the past fiscal year. We intend to utilize equity-based compensation under the 2010 Plan to provide long-term rewards for retention and performance.

Each compensation element and its purpose are further described below.

Base Salary. Base salary is intended to compensate the executive for the basic market value of the position and the responsibilities of that position relative to other positions in the Company. The Board considered several factors such as the duties and responsibilities of the position, the individual executive’s experience and qualifications, the executive’s prior salary and competitive salary information in establishing base salaries but did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. Our named executive officers’ annual base salaries for fiscal year 2011 were as follows: Mr. Moncla, $180,000; Mr. Legler, $175,000; Mr. Brown, $180,000; Mr. Morrison, $210,000; Mr. Dartez, $180,000; and Mr. Ducote, $180,000. The base salaries for our named executive officers for fiscal year 2012 have not been adjusted from the 2011 base salaries.

We will review our base salaries from time to time, and may adjust them based on market trends. We also intend to review the applicable executive’s responsibilities, performance and experience. We do not intend to provide formulaic base salary increases to our executives. If necessary, we may realign base salaries with market levels for the same positions in companies of similar size to us represented in compensation data we review, if we identify significant market changes in our data analysis. Additionally, we may adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive’s role or responsibilities.

In the first quarter of 2011, the Board entered into an employment agreement with Mr. Moncla, which was effective as of December 1, 2010 with respect to base salary. The material terms of the agreement are described in “—Employment Agreements” below on page 113.

In the first quarter of 2011, the Board entered into an employment agreement with Mr. Legler, which was effective as of March 3, 2011. The material terms of the agreement are described in “—Employment Agreements” below on page 113.

Bonus. In addition to base salary, existing executives are eligible for a discretionary annual bonus, the amount of which is determined by the Board based on the quality and nature of the executive’s services and the performance of the Company during such year. No bonus payments were made in 2011, other than discretionary cash bonuses paid in 2011 to Mr. Dartez and Mr. Ducote in connection with their services to the Company during 2011 prior to our consummation of the Unit Offering and the Concurrent Equity Offering and execution of the Lease Purchase Agreement in March 2011.

Equity-Based Compensation. Our Board believes that granting shares of restricted stock and/or stock options to existing executives provides an important incentive to retain executives and rewards them for their performance. Any grants made under the 2010 Plan may be made at the discretion of our Board or a committee to be designated by the Board. We do not have any practice, policy or program allowing for timing of equity grants in relation to our current stock price or material non-public information. We granted restricted stock and option awards in respect of 335,105 shares of our common stock in the aggregate under the 2010 Plan to our named executive officers. We also made a grant of restricted stock to Mr. Moncla outside of the 2010 Plan. The restricted stock grant to Mr. Moncla was determined and approved by our Board in connection with the negotiation and execution of Mr. Moncla’s employment agreement and his appointment as our Chief Executive Officer. The restricted stock grant to Mr. Legler was determined and approved by our Board in connection with the negotiation and execution of Mr. Legler’s employment agreement and his appointment as our Chief Financial Officer. The restricted stock grant to Mr. Brown was determined and approved by our Board in connection with the Company’s offer of employment to Mr. Brown and his appointment as our Principal Accounting Officer.

Executive Perquisites and Benefits. Our philosophy is to provide executives with limited perquisites. We provide certain executives that have significant travel commitments in fulfilling their roles with a monthly car allowance, or use of a company vehicle when used in connection with the services they provide to us, and a monthly mobile phone allowance.

Payments with Respect to Severance of Employment and/or Upon Change of Control. Through December 31, 2011, we did not have any practice of providing, or obligation to provide, payments to our named executive officers following termination of employment or upon a change in control (or similar event), except as negotiated under the employment agreements with Mr. Moncla and Mr. Legler and as may be provided in equity awards. The material terms of the payments to Mr. Moncla and Mr. Legler following termination of employment or upon a change of control are described in “—Employment Agreements” on page 113 and “Potential Payments Upon Termination or Change in Control” below on page 114.

Summary Compensation Table

The following table sets forth, for the periods indicated, the total compensation for services provided to us by all persons who served as our Chief Executive Officer (CEO) and our Chief Financial Officer (CFO) during 2011 and 2010 and the two other persons who served as executive officers at the end of 2011 and 2010 who received compensation during 2011 and 2010 (such persons identified on the table below may be referred to collectively herein as the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(7)(8)	Bonus ($)	Option Awards ($)(8)	All Other Compensation ($)(9)	Total ($)
L. Charles Moncla Jr.	2011	180,000	1,587,245	—	—	938,463	2,705,708
Chairman of the Board and Chief Executive Officer(1)	2010	15,000	—	—	—	—	15,000

J. Clarke Legler, II,	2011	146,506	119,044	—	452,000	77,522	795,072
Chief Financial Officer and Secretary(2)	2010	—	—	—	—	—	—

Justin W. Brown	2011	63,692	300,000	—	—	176,940	540,632
Principal Accounting Officer(3)	2010	—	—	—	—	—	—

Timothy L. Morrison	2011	20,192	—	—	—	562	20,754
Executive Vice President of Operations(4)	2010	—	—	—	—	—	—

Rodney P. Dartez	2011	180,000	—	50,000	—	40,639	270,639
Former Chief Operating Officer, Chief Operating Officer of Platinum Pressure Pumping, Inc.(5)	2010	19,038	—	—	—	500	19,538

Milburn J. Ducote	2011	180,000	—	50,000	—	40,639	270,639
Former President, President of Platinum Pressure Pumping, Inc.(6)	2010	19,038	—	—	—	500	19,538

(1)	Mr. Moncla was appointed Chief Executive Officer of the Company on February 28, 2011. Mr. Moncla first became employed by the Company on March 3, 2011 pursuant to an employment agreement, the terms of which with respect to base salary were effective as of December 1, 2010, when Mr. Moncla first started providing services to the Company. The salary figures for Mr. Moncla relate to the periods from December 1, 2010 to December 31, 2010 and January 1, 2011 to December 31, 2011. Mr. Moncla was granted 3,734,694 shares of restricted stock on March 3, 2011 (as adjusted for the Reverse Stock Split).
(2)	Mr. Legler was appointed as Chief Financial Officer of the Company on November 18, 2010. Mr. Legler was appointed Secretary of the Company on August 14, 2011. Mr. Legler served in his capacity as an officer while acting as a consultant and first became employed by the Company on March 3, 2011. We did not compensate Mr. Legler for his services during 2010. The salary figure for Mr. Legler relates to the period from March 3, 2011 to December 31, 2011.
(3)	Mr. Brown was appointed Principal Accounting Officer of the Company in September 2011. The salary figure for Mr. Brown relates to the period from his start date on August 25, 2011 to December 31, 2011.
(4)	Mr. Morrison was appointed Executive Vice President of Operations on November 29, 2011. The salary figure for Mr. Morrison relates to the period from November 29, 2011 to December 31, 2011.
(5)	Mr. Dartez was appointed as Chief Operating Officer of the Company on October 12, 2010. Mr. Dartez first became employed by the Company on November 22, 2010. Mr. Dartez also served as Chief Executive Officer of the Company prior to our engaging Mr. Moncla. Mr. Dartez was removed as Chief Operating Officer by the Board as of December 9, 2011 and was appointed Chief Operating Officer of Platinum Pressure Pumping, Inc., our wholly-owned subsidiary, as of December 15, 2011. The salary figures for Mr. Dartez relate to the periods from November 22, 2010 to December 31, 2010 and January 1, 2011 to December 31, 2011, respectively.
(6)	Mr. Ducote was appointed as President of the Company on October 12, 2010. Mr. Ducote first became employed by the Company on November 22, 2010. Mr. Ducote was removed as President by the Board as of December 9, 2011 and was appointed President of Platinum Pressure Pumping, Inc., our wholly-owned subsidiary, as of December 15, 2011. The salary figures for Mr. Ducote relate to the periods from November 22, 2010 to December 31, 2010 and January 1, 2011 to December 31, 2011, respectively.
(7)	This column does not include common stock acquired by Messrs. Dartez and Ducote in 2010 prior to their entry into any activities, businesses or contracts as service providers to the Company. Messrs. Dartez and Ducote were issued such shares as founder’s stock. See “Principal Stockholders” on page 123.
(8)	The amounts shown in these columns represent the aggregate grant date fair value of stock and option awards computed in accordance with FASB ASC Topic 718. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Share Based Compensation” on page 78 for a discussion of the assumptions made in the valuation of stock awards.
(9)	This column includes tax gross up payments made by the Company on behalf of certain executives who made an IRS Section 83(b) election related to stock awards granted in 2011, and monthly automobile and mobile phone allowances. The tax gross up payment related to stock awards granted in 2011 for Messrs. Moncla, Legler and Brown was $910,378, $68,280 and $176,353, respectively. The tax gross up payment related to the bonus awards for services rendered in 2011 was $27,601 each for Messrs. Dartez and Ducote. The monthly automobile allowance for Messrs. Moncla, Legler and Morrison was $3,000, $1,000 and $1,000, respectively. Messrs. Dartez and Ducote each received a $500 automobile allowance in December 2010 and an automobile allowance of $1,000 per month in 2011. Each executive also received a mobile phone allowance of $150 per month.

Grants of Plan Based Awards

The following table sets forth information regarding grants of equity-based awards made to our named executive officers during 2011. These amounts have been adjusted to reflect the Reverse Stock Split completed in January 2012.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (1)
L. Charles Moncla Jr.	3/3/2011	3,734,694	—	—	1,587,245
J. Clarke Legler, II,	3/3/2011	280,105	—	—	119,045
	8/29/2011	—	40,000	20.00	452,000
Justin W. Brown	8/29/2011	15,000	—	—	300,000
Timothy L. Morrison	—	—	—	—	—
Rodney P. Dartez	—	—	—	—	—
Milburn J. Ducote	—	—	—	—	—

(1)	The amounts shown in these columns represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Share Based Compensation” on page 78 for a discussion of the assumptions made in the valuation of stock awards.

During 2011, the salaries and bonuses paid to named executive officers composed the primary portion of their compensation except with respect to initial stock and option awards, which awards are not intended to be made on an annual basis.

Mr. Moncla received a restricted stock grant of 3,734,694 shares of our common stock (as adjusted for the Reverse Stock Split) pursuant to a restricted stock agreement dated on March 3, 2011. All of the shares were “vested” on the date of grant but remain subject to repurchase by the Company upon termination of Mr. Moncla’s employment by the Company for “cause” (as defined in the agreement) or by Mr. Moncla without “good reason” (as defined in the agreement) for $0.01 per share as follows: 3,174,489 (85%) of the shares are subject to repurchase through December 31, 2011; 2,117,572 (56.7%) of the shares are subject to repurchase through December 31, 2012; and 1,056,919 (28.3%) of the shares are subject to repurchase through December 31, 2013. The repurchase right will expire with respect to all of the shares on December 31, 2013, the earlier termination of Mr. Moncla’s employment by the Company without cause or by Mr. Moncla for good reason or due to his death or disability or the earlier “liquidity event” or “sale of the company” (as each term is defined in the agreement). Mr. Moncla filed a Section 83(b) election with the IRS at the time the shares were granted, electing to pay income tax on the value of the shares at the time of grant.

Mr. Legler received a restricted stock grant of 280,105 shares of our common stock (as adjusted for the Reverse Stock Split) pursuant to a restricted stock agreement dated on March 3, 2011 under the 2010 Plan. All of the shares were “vested” on the date of grant but remain subject to repurchase by the Company upon termination of Mr. Legler’s employment by the Company for “cause” (as defined in the agreement) or by Mr. Legler without “good reason” (as defined in the agreement) for $0.01 per share as follows: 280,105 (100%) of the shares are subject to repurchase through December 31, 2011; 186,830 (66.7%) of the shares are subject to repurchase through December 31, 2012; 93,275 (33.3%) of the shares are subject to repurchase through December 31, 2013; and 37,254 (13.3%) of the shares are subject to repurchase through December 31, 2014. The repurchase right will expire with respect to all of the shares on December 31, 2014, the earlier termination of Mr. Legler’s employment by the Company without cause or by Mr. Legler for good reason or due to his death or disability or the earlier “liquidity event” or “sale of the company” (as each term is defined in the agreement). Mr. Legler filed a Section 83(b) election with the IRS at the time the shares were granted, electing to pay income tax on the value of the shares at the time of grant.

Mr. Legler received options to purchase 40,000 shares of our common stock (as adjusted for the Reverse Stock Split) on August 29, 2011 under the 2010 Plan with an exercise price of $20.00 per share (as adjusted for the Reverse Stock Split). The options vest and become exercisable as to 25% of the options on August 29, 2012 and the remaining options vest and become exercisable as to 6.25% of the options on the last day of each of the subsequent three-month periods following August 29, 2012, so that the options will become fully vested on August 31, 2015, if Mr. Legler remains an employee of the Company through that date. All unvested options will be forfeited upon Mr. Legler’s termination of employment for any reason.

Mr. Brown received a restricted stock grant of 15,000 shares of our common stock (after adjusting for the Reverse Stock Split) pursuant to a restricted stock agreement dated on August 29, 2011 under the 2010 Plan. All of the shares were “vested” on the date of grant but the shares remain subject to repurchase by the Company upon termination of Mr. Brown’s employment by the Company for “cause” (as defined in the agreement) or by Mr. Brown without “good reason” (as defined in the agreement) for $0.01 per share as follows: 15,000 (100%) of the shares are subject to repurchase through August 24, 2012; 3,750 (25%) of the shares will be released from the repurchase right of the Company on August 25, 2012; and another 937 (6.25%) of the shares will be released from the repurchase right of the Company on the 24th day of each third month thereafter until August 24, 2015. The repurchase right will expire with respect to all of the shares on August 24, 2015, the earlier termination of Mr. Brown’s employment by the Company without cause or by Mr. Brown for good reason or due to his death or disability or the earlier “sale of the company” (as defined in the agreement). Mr. Brown filed a Section 83(b) election with the IRS at the time the shares were granted, electing to pay income tax on the value of the shares at the time of grant.

Outstanding Equity Awards as of December 31, 2011

The following table lists all outstanding equity awards held by our named executive officers as of December 31, 2011. These amounts have been adjusted to reflect the Reverse Stock Split completed in January 2012.

	STOCK OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(5)
	(#)	(#)		($)		(#)		($)
	Exercisable	Unexercisable
L. Charles Moncla Jr.	—	—		—	—	2,117,572	(1)	32,885,893
J. Clarke Legler, II	—	40,000	(2)	$20.00	8/28/2021	186,830	(3)	2,901,470
Justin W. Brown	—	—		—	—	15,000(4)		232,950
Timothy L. Morrison	—	—		—	—	—		—
Rodney P. Dartez	—	—		—	—	—		—
Milburn J. Ducote	—	—		—	—	—		—

(1)	The 3,734,694 shares granted to Mr. Moncla were all “vested” on the date of grant but remained subject to repurchase rights, which is a restriction on the shares, as described in the paragraphs following “—Grants of Plan Based Awards Table” above.
(2)	The option awards have a four-year vesting term of which 25% vest upon the one-year anniversary of the grant date and 6.25% vest quarterly thereafter. Therefore, the options will become fully vested on August 31, 2015 if Mr. Legler remains an employee of the Company through that date.
(3)	The 280,105 shares granted to Mr. Legler were all “vested” on the date of grant but remained subject to repurchase rights, which is a restriction on the shares, as described in the paragraphs following “—Grants of Plan Based Awards Table” above.
(4)	The 15,000 shares granted to Mr. Brown were all “vested” on the date of grant but remained subject to repurchase rights, which is a restriction on the shares, as described in the paragraphs following “—Grants of Plan Based Awards Table” above.
(5)	Represents the estimated market value of the unvested, non-traded shares underlying the common stock awards as of December 31, 2011, based on the estimated fair market value per share of $15.53 as of December 31, 2011.

Stock Vesting and Options Exercised During Fiscal Year Ending December 31, 2011

NEO	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
L. Charles Moncla, Jr.	1,617,122	$25,113,905
J. Clarke Legler, II	93,275	$1,448,561
Justin W. Brown	—	—
Tim Morrison	—	—
Rodney P. Dartez	—	—
Milburn J. Ducote	—	—

(1)	The realized value assumes a $15.53 market value per share of our currently non-traded stock as of December 31, 2011. Messrs. Moncla and Legler filed a Section 83(b) election on the date of grant with respect to all shares of restricted stock granted on March 3, 2011.

Employment Agreements

L. Charles Moncla, Jr.

We entered into an employment agreement with Mr. Moncla on March 3, 2011 that provides for his employment as our Chief Executive Officer at an annual base salary of $180,000, effective as of December 1, 2010 with respect to base salary. In addition to his annual base salary, Mr. Moncla is eligible for a discretionary bonus, the amount of which shall be determined by the Board based on the quality and nature of Mr. Moncla’s services and the performance of the Company. He is also entitled to a monthly automobile allowance of up to $3,000 per month. Pursuant to the employment agreement, Mr. Moncla was granted 3,734,694 shares of common stock representing 20% of the Company’s common stock on a fully diluted as converted basis (after giving effect to the Concurrent Equity Offering) as of the date of the agreement.

Mr. Moncla’s employment agreement is for a term of one year and renewable for subsequent one-year periods unless either party provides at least 90 days’ prior notice of nonrenewal. Either party may terminate his employment and the agreement, with or without cause. Termination without cause requires at least 30 days’ prior notice from the terminating party. If the Company terminates Mr. Moncla without cause, or Mr. Moncla terminates for good reason, we will be required to pay Mr. Moncla his base salary and health benefits through the end of the then current term of his employment agreement. No severance is due upon our termination of Mr. Moncla for cause, or by Mr. Moncla without good reason. Upon termination due to disability, Mr. Moncla is entitled to compensation for the lesser of (i) the remaining term of his employment agreement, (ii) six months following his termination, and (iii) the period until disability insurance benefits commence under the Company’s disability insurance coverage (if any), and he is entitled to health benefits for the remaining term of his employment agreement. In the event of death, we will be required to pay Mr. Moncla’s estate his base salary through the date of his death.

Mr. Moncla’s employment agreement also includes covenants on non-competition, non-solicitation of customers, non-solicitation of employees and non-disclosure of confidential information that apply during his employment and for the two-year period following the termination of his employment.

J. Clarke Legler, II

We entered into an employment agreement with Mr. Legler on March 3, 2011, that provides for his employment as our Chief Financial Officer at an annual base salary of $175,000. In addition to his annual base salary, Mr. Legler is eligible for a discretionary bonus, the amount of which shall be determined by the Board based on the quality and nature of Mr. Legler’s services and the performance of the Company. He was also granted 280,105 shares of common stock, subject to a vesting schedule as set forth in his restricted stock agreement.

Mr. Legler’s employment agreement is for a term of one year and renewable for subsequent one-year periods unless either party provides at least 90 days’ prior notice. Either party may terminate his employment and the agreement, with or without cause. Termination without cause requires at least 30 days’ prior notice from the terminating party. If the Company terminates Mr. Legler without cause, or Mr. Legler terminates for good reason, we will be required to pay Mr. Legler his base salary and health benefits through the end of the term of his employment agreement. No severance is due upon our termination of Mr. Legler for cause, or by Mr. Legler without good reason. Upon termination due to disability, Mr. Legler is entitled to compensation for the lesser of (i) the remaining term of his employment agreement, (ii) six months following his termination, and (iii) the period until disability insurance benefits commence under the Company’s disability insurance coverage (if any), and he is entitled to health benefits for the remaining term of his employment agreement. In the event of death, we will be required to pay Mr. Legler’s estate his base salary through the date of his death.

Mr. Legler’s employment agreement also includes covenants on non-competition, non-solicitation of customers, non-solicitation of employees and non-disclosure of confidential information that apply during his employment and for the two-year period following the termination of his employment.

Potential Payments Upon Termination or Change in Control

Payments Upon Termination

Messrs. Moncla and Legler entered into employment agreements with the Company that provide for certain severance payments upon termination. If the Company terminates either executive without cause, or either executive terminates for good reason, the Company will be required to pay such executive his base salary and health benefits through the end of the then-current term of the employment agreement. No severance is due upon the Company’s termination of such executive for cause, or by such executive without good reason. Upon termination due to disability, the executive is entitled to compensation for the lesser of (i) the remaining term of his employment agreement, (ii) six months following his termination, and (iii) the period until disability insurance benefits commence under the Company’s disability insurance coverage (if any), and he is entitled to health benefits for the remaining term of his employment agreement. In the event of death, the Company will be required to pay the executive’s estate his base salary through the date of the executive’s death.

Assuming a change of control had occurred on December 31, 2011 and each of Messrs. Moncla, Legler and Brown had terminated employment on December 31, 2011, each would have been entitled to the following payment(s):

NEO	Type of Payment	Termination Due to Death		Termination Due to Disability		Termination by the Company for Cause or by the Executive Without Good Reason		Termination by the Executive for Good Reason or by the Company Without Cause		Change in Control Payment
L. Charles Moncla Jr.
	Base Salary	—		90,000		—		210,000		—
	Health Benefits	—		15,979		—		15,979		—
	Equity Awards	32,885,893	(2)	32,885,893	(2)	21,176	(1)	32,885,893	(2)	32,885,893	(2)
J. Clarke Legler, II
	Base Salary	—		87,500		—		204,167		—
	Health Benefits	—		16,070		—		16,070		—
	Equity Awards	2,901,470	(2)	2,901,470	(2)	1,868	(1)	2,901,470	(2)	2,901,470	(2)
Justin W. Brown
	Equity Awards	232,950	(2)	232,950	(2)	150	(1)	232,950	(2)	232,950	(2)

(1)	This number reflects the amount we would have to pay the named executive officer upon such termination to repurchase restricted shares.

(2)	The number reflects the value of the restricted shares that would no longer be subject to lapse on December 31, 2011 had a termination occurred, using the estimated fair market value per share as of December 31, 2011. Because each executive had filed a Section 83(b) election, no income would be recognized.

The non-competition provisions for Messrs. Moncla and Legler described in “Employment Agreements” on page 113 will continue to apply.

Mr. Brown’s restricted stock agreement includes covenants on non-competition, non-solicitation of customers, non-solicitation of employees and non-disclosure of confidential information that apply during his employment and for the two-year period following the termination of his employment.

Compensation Committee Interlocks and Insider Participation

In January 2012 our Board appointed a compensation committee, adopted a compensation committee charter, and named José E. Feliciano as member and Chairman of the compensation committee. During 2011, our entire Board deliberated on compensation related matters. See “—Committees of the Board of Directors—Compensation Committee” on page 117. None of the executive officers of the Company currently serves on the compensation committee, or other committee serving an equivalent function, of any other entity that has one or more executive officers who serve as members of our Board. Our Chief Financial Officer serves as a member of the board of directors for Layton Corporation and Layton Energy, Inc., neither of which has a compensation committee (or any other committee serving in a similar capacity). The president of Layton Corporation and Layton Energy, Inc. serves on our Board. See “Certain Relationships and Related Transactions”, beginning on page 120, for details of certain overhead expenses and fees paid to Layton Corporation by the Company.

2010 Omnibus Equity Incentive Plan

The purpose of our 2010 Plan is to maintain the ability of the Company and its subsidiaries to attract and retain highly qualified and experienced directors, employees and consultants and to give such directors, employees and consultants a continued proprietary interest in the success of the Company and its subsidiaries. In addition, the 2010 Plan is intended to encourage ownership of our common stock by the directors, employees and consultants of the Company and its affiliates and to provide increased incentive for such persons to render services and to exert maximum effort for the success of the Company’s business. The 2010 Plan provides eligible employees and consultants the opportunity to participate in the enhancement of stockholder value by the grants of options (including incentive stock options for employees only), restricted or unrestricted common stock and other awards under the 2010 Plan, including having their bonuses and/or consulting fees payable in restricted or unrestricted common stock and other awards, or any combination thereof. The aggregate number of shares that currently may be issued under the 2010 Plan is 1,044,817 shares of common stock, subject to adjustment in accordance with the adjustment provisions of the 2010 Plan and subject to increases on July 1 of each calendar year by up to 1% of the aggregate number of outstanding shares of common stock on that date. The maximum aggregate number of shares that may be issued under the 2010 Plan to any participant in any one year is 250,000. The maximum aggregate number of shares that may be issued under the Plan as incentive stock options is currently 1,044,817.

Compensation Policies and Practices as they Relate to Risk Management

We reviewed and analyzed our compensation arrangements and determined that our compensation plans do not pose an unreasonable risk to the Company.

Compensation of Directors

In 2011, the Board commenced a compensation program for Board members whereby each non-employee director is entitled to an annual fee in cash of $100,000, payable quarterly in arrears, as long as the director attends the meetings during each quarter. The Board is exploring additional equity compensation for our non-employee directors in consideration of services rendered. The following table shows compensation paid to our non-employee directors in 2011.

Name	Fees Earned or Paid in Cash ($)	Total ($)
José E. Feliciano	$75,000	$75,000
Colin Leonard	$75,000	$75,000
Daniel T. Layton	$75,000	$75,000

Our compensation committee charter, adopted in January 2012, provided for a non-employee director compensation policy that includes the following annual fees (commencing for calendar year 2012) payable in semiannual installments for non-employee directors:

Annual Retainer	$40,000
Lead Director, Audit Committee Chairperson	$15,000
Compensation Committee Chairperson, Nominating and Governance Committee Chairperson	$10,000
Committee membership	$10,000
Board meeting attended in person	$2,000
Board Meeting attended by telephone	$1,000

In addition, non-employee directors will be granted restricted shares of common stock (or options to purchase common stock) annually on each January 15th. The intent is that each grant shall have a NYSE market value of $75,000, and fully vest after the following year of service (or earlier on death or change in control), subject to continued service. If the grant is for options, once vested the options will expire upon the earlier of 10 years after the date of grant or four years after the director ceases to be a Board member. If a director becomes a Board member after January 1st, the number will be pro rated.

Board Composition

Our business and affairs are managed under the direction of the Board. The Board currently consists of six members. On January 19, 2012, Richard L. Crandall was elected as a member of our Board. Our amended and restated bylaws, which will be in effect upon completion of this offering, will provide that our Board will consist of a number of directors to be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total directors then in office. In addition, in connection with the completion of this offering, our articles of incorporation will be amended and restated to provide for a staggered, or classified, board of directors consisting of three classes of directors, each serving a staggered three-year term and with one class being elected at each year’s annual meeting of stockholders, subject to necessary Board and shareholder approval. Such amended articles will provide that the Class I directors initially will be Messrs. Legler and Leonard, who will serve for terms expiring in 2013; the Class II directors initially will be Messrs. Crandall and Layton who will serve for terms expiring in 2014; and the Class III directors initially will be Messrs. Moncla and Feliciano who will serve for terms expiring in 2015.

Committees of the Board of Directors

Our Board has an audit committee, a compensation committee and a nominating and governance committee, each of which has the composition and responsibilities described below. Our Board may also establish from time to time any other committees that it deems necessary or desirable. The composition of each committee will comply, when required, with the NYSE listing standards and other rules of the SEC and NYSE.

Audit Committee

Our audit committee consists of Richard L. Crandall, with Mr. Crandall serving as Chairman of the committee. Our Board has determined that Mr. Crandall is independent within the meaning of applicable SEC rules and NYSE listing standards, that Mr. Crandall is an “audit committee financial expert” as defined in the rules and regulations of the SEC, and that he is financially literate under the current listing standards of the NYSE. The audit committee has oversight responsibilities regarding matters including:

•	the integrity of our financial statements and our financial reporting and disclosure practices;

•	the soundness of our system of internal controls regarding finance and accounting compliance;

•	the independent registered public accounting firm’s qualifications and independence;

•	the engagement of the independent registered public accounting firm;

•	the performance of our internal audit function and independent registered public accounting firm;

•	our compliance with legal and regulatory requirements in connection with the foregoing;

•	review of related-party transactions in accordance with our written policy as to such transactions (see “Certain Relationships and Related Transactions” on page 120); and

•	compliance with our Code of Conduct and Ethics.

We will rely on the phase-in rules of the SEC and NYSE with respect to the independence of our audit committee. These rules permit us to have an audit committee that has at least one member who is independent by the NYSE listing date, at least two members (a majority of whom are independent) within 90 days after the effectiveness of the registration statement of which this prospectus forms a part, and at least three members (all of whom are independent) within one year thereafter.

Our Board has adopted a written charter for our audit committee, which will be available upon completion of this offering on our website, www.platinumenergysolutions.com. The information on our website is not, and will not be deemed to be, part of this prospectus and our web address is included herein as an inactive textual reference only.

Compensation Committee

Our compensation committee consists of José E. Feliciano, with Mr. Feliciano serving as Chairman of the committee. Our Board has determined that Mr. Feliciano is independent within the meaning of the listing standards of the NYSE. The compensation committee is authorized to assist the Board in discharging the board’s responsibilities relating to matters including:

•

review and administration of compensation and benefit policies and programs designed to attract, motivate and retain personnel with the requisite skills and abilities to us to achieve superior operating results;

•

review and approval, annually of goals and objectives relevant to compensation of our Chief Executive Officer, including evaluating the performance of the Chief Executive Officer in light of those goals and objectives and setting of our Chief Executive Officer’s compensation based on such evaluation (and our compensation committee will have sole authority to determine such compensation);

•

establishment of the compensation of our other executives and the Chairman of our Board, and recommendation of the compensation of our non-employee directors for approval by majority vote of independent directors, and

•	issuance of an annual report on executive compensation for inclusion in our annual proxy statement, once required.

We will rely on the phase-in rules of the SEC and NYSE with respect to the independence of our compensation committee. These rules permit us to have a compensation committee that has at least one member who is independent by the earlier of the date this offering closes or five business days from the NYSE listing date, at least a majority of members who are independent within 90 days of the NYSE listing date and all independent members within one year of the NYSE listing date.

Our Board has adopted a written charter for our compensation committee, which will be available upon completion of this offering on our website, www.platinumenergysolutions.com. The information on our website is not, and will not be deemed to be, part of this prospectus and our web address is included herein as an inactive textual reference only. To assist the compensation committee in discharging its responsibilities, the compensation committee may engage a compensation consulting firm or other advisors.

Nominating and Governance Committee

Our nominating and governance committee consists of Richard L. Crandall, with Mr. Crandall serving as the Chairman of the committee. Our Board has determined that Mr. Crandall is independent within the meaning of the listing standards of NYSE. The nominating and governance committee is authorized to:

•	recommend to the Board nominees for election as directors and committee members;

•	develop and recommend to the Board a set of corporate governance guidelines;

•	review candidates for nomination for election as directors submitted by directors, officers, employees and stockholders and establish procedures to be followed by stockholders in submitting nominees;

•	recommend to the Board non-renomination or removal from the Board or a Board committee as appropriate;

•	review with the Board the requisite skills and characteristics for continuation as Board members, the selection of new Board members and Board composition; and

•

select, retain and evaluate any search firm with respect to the identification of candidates for nomination for election as directors (and our nominating and governance committee shall have the sole authority to approve any such firm’s fees and other retention terms).

We will rely on the phase-in rules of the SEC and NYSE with respect to the independence of our nominating and governance committee. These rules permit us to have a nominating and governance committee that has at least one member who is independent by the earlier of the date this offering closes or five business days from the NYSE listing date, at least a majority of members who are independent within 90 days of the NYSE listing date and all independent members within one year of the NYSE listing date.

The committee will assist the Board in the selection of nominees for election as directors at each annual meeting of our stockholders and will establish policies and procedures regarding the consideration of director nominations from stockholders. Our Board has adopted a written charter for our nominating and governance committee, which will be available upon completion of this offering on our website, www.platinumenergysolutions.com. The information on our website is not, and will not be deemed to be, part of this prospectus and our web address is included herein as an inactive textual reference only.

Corporate Governance and Limitations on Directors’ and Officers’ Liability

We have also adopted a Code of Conduct and Ethics, Corporate Governance Guidelines and Insider Trading Policy, and we intend to adopt other standard policies and procedures relating to matters such as corporate communications.

Our directors and officers are indemnified as provided by general corporation law of the Nevada Revised Statutes, as amended (“NRS”), and our articles of incorporation and indemnification agreements with the Company.

Under the NRS, director immunity from liability to a company or its stockholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation which is not the case with our articles of incorporation. Excepted from that immunity are:

(1) a willful failure to deal fairly with the company or its stockholders in connection with a matter in which the director has a material conflict of interest;

(2) a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3) a transaction from which the director derived an improper personal profit; and

(4) willful misconduct.

Our articles of incorporation provide that we will indemnify our directors, officers, employees and agents to the fullest extent required by the NRS, and shall indemnify such individuals to the extent permitted by the NRS. We may purchase and maintain liability insurance, or make other arrangements for such obligations or otherwise, to the extent permitted by the NRS. We have also entered into indemnification agreements with each of our directors and officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following paragraphs provide information regarding related party transactions since the beginning of our last fiscal year (January 1, 2011) through the date of this prospectus. Our Board recognizes that transactions in which we participate and in which a related person (executive officer, director, director nominee, five percent or greater stockholder, or an immediate family member of one of the foregoing) has a direct or indirect material interest, can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its stockholders. Accordingly, as a general matter, it is our preference to avoid related person transactions. Nevertheless, we recognize that there are situations where related person transactions may be in, or may not be inconsistent with, the best interests of the Company and its stockholders. We have delegated the deliberations and approval of such matters to our audit committee under its charter. We also require each executive officer and director to annually provide us written disclosure of any transaction to which we are a party and in which the officer or director or any of their immediate family members has a direct or indirect material financial interest.

Our Board has adopted a written policy regarding transactions with related parties. This policy requires that any director or executive officer promptly disclose to the chairman of our audit committee (or the Chairman of the Board, if the chairman of the audit committee is the related person) any potential “related party transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) and all material facts with respect thereto. We expect that the Chairman of the audit committee (or Chairman of the Board, as applicable) will promptly communicate such information to the rest of our audit committee, and counsel (in consultation with management) will analyze the transaction to determine whether the transaction or relationship does, in fact, constitute a related party transaction requiring compliance with our written policy. No related party transaction will be entered into without the approval or ratification of our audit committee or another independent body of our Board.

In determining whether to approve a related party transaction, we expect that our audit committee (or such other independent body of our Board) will consider the following factors (among other factors, including those required by Nevada corporate law), to the extent relevant to such transaction:

•	whether the terms of the related party transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related party;

•	whether there are business reasons for the Company to enter into the related party transaction;

•	whether the related party transaction would impair the independence of an outside director; and

•

whether the related party transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or related party; the direct or indirect nature of the director’s, executive officer’s or related party’s interest in the transaction; the ongoing nature of any proposed relationship; and any other factors our audit committee deems relevant.

We expect that any member of our audit committee (or such other independent body) who has an interest in the transaction under discussion will abstain from voting on the approval of the related party transaction, but may (if so requested by the chairman of the audit committee (or such other independent body)), participate in some or all of the discussions of the audit committee (or such other independent body) of the related party transaction. Upon completion of its review of the transaction, our audit committee (or such other independent body) may determine to permit or to prohibit the related party transaction. If our audit committee (or such other independent body) or its chairman determines that a related party transaction should be brought before the Board, or if the Board in any case elects to review any such matter, the considerations described above will apply to the Board’s review and approval of the matter (with such modification as may be necessary or appropriate under the circumstances).

WSB Transaction

Our Chief Executive Officer, Mr. Moncla, is the sole shareholder and chief executive officer of WSB. On March 3, 2011, prior to the consummation of the Unit Offering, WSB and certain of its affiliates entered into the Lease Purchase Agreement with the Company for the purposes of leasing to the Company all necessary equipment required to provide certain coiled tubing and cementing services.

The term of the Lease Purchase Agreement is two years, expiring on March 3, 2013. The monthly lease payment payable by the Company is $210,000. In the event that a Change of Control (as defined below) of PES occurs prior to the expiration of the term of the Lease Purchase Agreement, the Company is obligated, subject to the prior satisfaction of the Company’s obligations to the holders of the Notes upon such Change of Control, and subject to the affiliated transactions covenant in the indenture governing the Notes, to purchase the WSB Business for a purchase price equal to the greater of (i) the aggregate amount of certain obligations specified in the Lease Purchase Agreement, but in no event greater than $16.1 million (the “Minimum Amount”) and (ii) an amount equal to the lesser of (x) the last twelve months of revenue generated by the WSB Business and (y) $20 million (the “Maximum Amount”), subject to adjustment if the parties mutually determine in good faith that a higher or lower amount is warranted based upon WSB’s performance under such agreement. We estimate that, if a Change of Control had occurred on December 31, 2011, the purchase price we would have been required to pay for the WSB Business would have been approximately $16.1 million. Mr. Moncla also made a number of individual loans to WSB evidenced by demand promissory notes. Under the Lease Purchase Agreement, we are required, at our sole cost and expense, to keep the equipment leased thereunder in good operating order, repair, condition and appearance and furnish any and all parts, mechanisms or devices required to keep the equipment in good mechanical and working order.

“Change of Control” is defined in the Lease Purchase Agreement to mean:

•	the sale of all or substantially all of our assets;

•	after our initial public offering, the first day on which a majority of the members of our Board are not our current directors or individuals nominated by such directors;

•

the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined in Section 13(d) of the Exchange Act) other than certain existing shareholders, or an affiliate or affiliates thereof, becomes the beneficial owner, directly or indirectly, of more than 50% of our voting stock, measured by voting power rather than number of shares; and

•

the consummation of the first transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined in Section 13(d) of the Exchange Act) other than certain existing shareholders, and any affiliate or affiliates thereof, becomes the beneficial owner, directly or indirectly, of more of our voting stock (measured by voting power rather than number of shares) than is at the time beneficially owned (measured on the same basis) by certain existing shareholders in the aggregate.

Under the Lease Purchase Agreement, we also have the right to negotiate with WSB to purchase the WSB Business at any time prior to the 60th day prior to the expiration of the Lease Purchase Agreement. WSB is obligated to negotiate with us in good faith with respect to any such purchase and sale of the WSB Business, provided the purchase price shall in no event be an amount less than the Minimum Amount or greater than the Maximum Amount. Either party may terminate the Lease Purchase Agreement in the event the other party violates any material term of the Lease Purchase Agreement unless such violation is cured within 30 days.

Other

During 2010, we entered into an overhead allocation agreement with Layton Corporation, a company owned and controlled by Mr. Layton, one of our directors, pursuant to which Layton Corporation provides us with office space at 2100 West Loop South, 16th Floor, Houston, Texas and certain other office services. For the use of the office space and other office services, we pay Layton Corporation an aggregate of $30,000 per month. We also paid Layton Corporation a 1% sponsor fee for arranging the Unit Offering and the Concurrent Equity Offering.

In May 2011, we signed a Lease Agreement with L M Industries, L.L.C., a company solely owned by Mr. Moncla, covering property in Louisiana, which the Company may use for storing and repairing equipment and general office purposes. The lease term is two years commencing March 1, 2011, and the monthly lease payment payable by the Company is $10,000 per month, with the first payment having been made on May 1, 2011.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information as of December 31, 2011 with respect to the beneficial ownership of shares of common stock by (i) each person known to the Company to be a beneficial owner of more than 5% of the outstanding shares of common stock, (ii) each of the Company’s directors, (iii) each of the Company’s executive officers and (iv) all executive officers and directors as a group. All share numbers have been adjusted to reflect the Reverse Stock Split.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock(2)	Percentage Ownership(2)
L. Charles Moncla, Jr.(3)	5,488,585	35.28%
J. Clarke Legler, II(4)	280,105	1.80%
Justin W. Brown	15,000	*
Timothy L. Morrison	—	—
Daniel T. Layton(5)	200,000	1.29%
José E. Feliciano(6)	6,302,138	39.03%
Colin Leonard(7)	—	—
Richard L. Crandall	2,000	*
Clearlake Capital Partners II (Master), L.P.(8)	6,302,138	39.03%
Moncla Platinum Investment Group, L.L.C.	1,731,968	11.15%
Third Avenue Trust on behalf of Third Avenue Focus Credit Fund(9)	1,456,342	9.24%
All Executive Officers and Directors	12,287,827	76.00%

*	Less than 1%.
(1)	Unless otherwise indicated, the business address of each of the individual holders is c/o: Platinum Energy Solutions, Inc., 2100 West Loop South, Suite 1601, Houston, TX 77027.
(2)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options, warrants and convertible securities held by that person that are currently exercisable or exercisable within 60 days of December 31, 2011 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.
(3)	Includes 21,923 shares of common stock that Mr. Moncla has the right to acquire upon the exercise of warrants and 1,731,968 shares of common stock held by Moncla Platinum Investment Group, L.L.C. Mr. Moncla is the sole manager and has sole voting control over the shares of common stock of the Company held by Moncla Platinum Investment Group, L.L.C.
(4)	Excludes unvested options to purchase 40,000 shares of common stock issued to Mr. Legler on August 29, 2011.
(5)	Includes 200,000 shares of common stock held by Layton Corporation. Mr. Layton is the Chief Executive Officer of Layton Corporation and has voting and investment power with respect to the shares of common stock of the Company held by Layton Corporation.
(6)	Mr. Feliciano is a principal of Clearlake Capital Partners II (Master), L.P. Accordingly, Mr. Feliciano may be deemed to be a beneficial owner of such 6,302,138 shares owned by Clearlake Capital Partners II (Master), L.P. and for purposes of this table he is included. Also, includes 611,386 shares of common stock that Clearlake Capital Partners II (Master), L.P. has the right to acquire upon exercise of warrants. Mr. Feliciano disclaims beneficial ownership of all such shares within the meaning of Rule 13d-3 under the Exchange Act. The business address for Mr. Feliciano is 233 Wilshire Blvd., Suite 800, Santa Monica, CA 90401.
(7)	The business address for Mr. Leonard is 233 Wilshire Blvd., Suite 800, Santa Monica, CA 90401.

(8)	Includes 611,386 shares of common stock that Clearlake Capital Partners II (Master), L.P. has the right to acquire upon exercise of warrants. The business address for Clearlake Capital Partners II (Master), L.P. is 233 Wilshire Blvd., Suite 800, Santa Monica, CA 90401.
(9)

Includes 219,222 shares of common stock that Third Avenue Trust on behalf of Third Avenue Focus Credit Fund has the right to acquire upon exercise of warrants. The business address of Third Avenue Trust on Behalf of Third Avenue Focus Client Fund is 622 Third Avenue, 32nd Floor, New York, N.Y. 10017.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of the following:

•	499,980,000 shares of common stock, $0.001 par value; and

•	20,000 shares of preferred stock, $0.001 par value.

Upon completion of this offering, there will be 29,570,228 outstanding shares of common stock (31,670,228 shares if the underwriters’ over-allotment is exercised in full), and no outstanding shares of preferred stock (See “Use of Proceeds” and “Capitalization” on pages 53 and 54, respectively).

The following is a description of the material terms of our articles of incorporation and bylaws. The following description may not contain all of the information that is important to you. To understand them fully, you should read our articles of incorporation and bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election or removal of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by the holders of common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Removal of directors by stockholders and actions by stockholders to alter, amend or rescind the Company’s bylaws require the affirmative vote of the holders of 90% and 75%, respectively (and following our expected amendment and restatement in connection with the offering will each require 67%), of the votes entitled to be cast by the holders of common stock present in person or represented by proxy.

An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. There are no cumulative voting rights for the election of directors, which means that the holders of a majority of the shares of our common stock voted will be entitled to elect all of our directors. In addition, upon the completion of this offering, our articles of incorporation will be amended and restated to provide for a staggered, or classified, board of directors consisting of three classes of directors, each serving a staggered three-year term and with one class being elected at each year’s annual meeting of stockholders.

Dividends

Subject to the rights of holders of any then outstanding shares of our preferred stock, holders of our common stock are entitled to receive ratably any dividends that may be declared by our Board out of funds legally available therefor.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock would be entitled to share ratably in all assets available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Other Rights

Except with respect to certain stockholders that participated in the Concurrent Equity Offering, holders of our common stock do not have preemptive rights to purchase shares of our stock. The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. See “—Stockholders Agreement” on page 130. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Preferred Stock

We issued 20,000 shares of Series A Preferred Stock in March 2011 for gross proceeds of approximately $20 million. The Company intends to redeem all of the Series A Preferred Stock with $20 million of the net proceeds of this offering. See “Use of Proceeds” and “Capitalization” on pages 53 and 54, respectively. The terms of the Series A Preferred Stock described below would cease upon the redemption and cancellation of the Series A Preferred Stock.

Except as otherwise required by the provisions of the NRS, the holders of the Series A Preferred Stock do not possess any voting power. No dividends may be declared or paid on the Series A Preferred Stock.

In the event of any liquidation or winding up of the Company or the sale of all or substantially all of the assets of the Company, the holders of the Series A Preferred Stock will be entitled to receive, in preference to the holders of all other equity securities, an amount equal to the “Preferential Amount,” which means 2.0x the original purchase price of the units sold pursuant to the Concurrent Equity Offering; provided however, (a) the Preferential Amount will be permanently reduced to 1.5x the original purchase price of the preferred stock if the last twelve months (“LTM”) earnings before interest, taxes, depreciation and amortization, as determined by the Company’s outside auditors (“EBITDA”) reaches $70 million, (b) the Preferential Amount will be permanently reduced to 1.0x the original purchase price of the preferred stock if cumulative EBITDA for any consecutive 24-month period reaches $140 million, (c) the Preferential Amount will be permanently reduced to 1.0x the original purchase price of the preferred stock if the Company is sold in less than 24 months with LTM EBITDA of greater than $70 million, and (d) the Preferential Amount will be permanently reduced to 1.0x the original purchase price of the preferred stock if at any time the Company is sold for greater than $125 million in total consideration (net of assumed or repaid indebtedness).

Under our articles of incorporation, our Board has the authority, without further action by our stockholders, except as described below, to issue up to 20,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series and to fix the designations, voting powers (if any), preferences, rights and qualifications, limitations or restrictions of the shares of the preferred stock of each such series, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preference.

Upon completion of this offering and the contemplated redemption of the Series A Preferred Stock, we do not expect there to be any shares of preferred stock outstanding. However, the 20,000 shares of Series A Preferred Stock redeemed will return to the status of authorized but unissued shares of preferred stock and the Board will have the power to establish the preferences and rights of additional series of preferred stock, and it may afford holders of any series of preferred stock it may establish in the future preferences, powers and rights, including voting and dividend rights, senior to the rights of the holders of our common stock, which could adversely affect the holders of our common stock and could discourage a takeover of us even if a change of control of the Company would be beneficial to the interest of our stockholders. Although we have no present plans to issue any new shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could decrease the amount of earnings and assets available for distribution to the holders of common stock, could adversely affect the rights and powers, including voting rights of the common stock, and could have the effect of delaying, deterring or preventing a change in control of us or an unsolicited acquisition proposal.

Supermajority Voting

Our articles of incorporation require a 75% stockholder vote (and our amended articles expected to be filed in connection with this offering will require a 67% stockholder vote) to alter, amend or rescind the bylaws of the Company. The bylaws also require a 90% vote (and our amended bylaws expected to be adopted in connection with this offering will require a 67% vote) to remove a director. The combination of the significant ownership percentage held by officers and directors of the Company, the lack of cumulative voting and supermajority voting requirements will make it more difficult for our existing stockholders to replace our Board as well as for another party to obtain control of us by replacing our Board. Because our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of blank check preferred stock makes it possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company.

These provisions may have the effect of deterring hostile takeovers, delaying, or preventing changes in control of our management or the Company, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

No Cumulative Voting

Under Nevada law, the right to vote cumulatively does not exist unless the articles of incorporation specifically authorize cumulative voting. Our articles of incorporation do not grant stockholders the right to vote cumulatively; therefore stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors.

Blank Check Preferred Stock

We believe that the availability of the preferred stock under our articles of incorporation provides us with flexibility in addressing corporate issues that may arise. Assuming the shares of Series A Preferred Stock are redeemed as contemplated, having these authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by our stockholders, unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed.

The Board has the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, a series of preferred stock might impede a business combination by including class voting rights which would enable the holder or holders of such series to block a proposed transaction. Our Board will make any determination to issue shares of preferred stock based on its judgment as to our and our stockholders’ best interests. Our Board, in so acting, could issue preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then prevailing market price of the stock.

Special Meetings of Stockholders

Our bylaws only permit special meetings of the stockholders of the Company to be called by the Board, or by a committee of the Board (and our amended articles expected to be adopted in connection with this offering will permit such special meetings to be called by the Chairman of the Board, a majority of the Board, our Chief Executive Officer, or by or at certain directors’ direction). Such special meetings may not be called by any other persons including stockholders.

Limitation of Liability of Directors and Officers

Our articles of incorporation limit the liability of directors to the fullest extent permitted by Nevada law. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on behalf of the Company, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director. In addition, our articles of incorporation provide that we shall indemnify our directors and officers to the fullest extent permitted by Nevada law. We also expect to maintain directors and officers liability insurance.

Listing

We have been approved to list our common stock on the NYSE under the symbol “FRAC.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be Computershare Trust Company, N.A.

Warrants

On March 3, 2011, we issued 115,000 warrants pursuant to a warrant agreement, dated as of March 3, 2011, between us and The Bank of New York Mellon Trust Company, N.A., as warrant agent (the “Warrant Agreement”). Each warrant, when exercised, entitles the holder thereof to receive 24.358 fully paid shares of common stock of the issuer at an exercise price of $0.05 per share (the “Exercise Price”) (as adjusted for the Reverse Stock Split). The exercise price and the number of shares of common stock underlying the warrants are both subject to adjustment in certain cases referred to below. The warrants entitle the holders thereof to purchase an aggregate of 2,801,170 of our shares of common stock which represented approximately 15% of our outstanding common stock on a fully diluted basis, determined in accordance with GAAP, immediately following the consummation of the Unit Offering.

The warrants became exercisable after they became separable from the Original Notes. The warrants will expire on 5:00 p.m., New York City time, on February 28, 2018. The warrants and the common stock underlying the warrants were not registered under the Securities Act and are subject to certain transfer restrictions. Any transfer of the warrants or common stock underlying the warrants must be made in compliance with the registration requirements of the Securities Act or pursuant to an exemption therefrom.

No fractional shares of common stock will be issued upon exercise of the warrants. We will pay to the holder of the warrant at the time of exercise an amount in cash equal to the current market value of any such fractional shares of common stock less a corresponding fraction of the Exercise Price. Holders of the warrants have no right to vote on matters submitted to our stockholders.

If a Liquidity Event (defined below) has not occurred on or before September 3, 2012, the aggregate number of shares of common stock purchasable upon exercise of the warrants will be increased by a percentage equal to

7% of the aggregate number of outstanding shares of our common stock held or beneficially owned by our directors and management on that date, and by an additional 4% of the aggregate number of outstanding shares of our common stock held or beneficially owned by our directors and management at the end of each monthly period thereafter until the date of a Liquidity Event. “Liquidity Event” is defined in the indenture to mean (i) any transaction that results in a change of control or (ii) any filing of a Form S-1 (or equivalent form) registration statement.

The number of shares of common stock purchasable upon exercise of the warrants and the Exercise Price both will also be subject to adjustment upon the occurrence of certain events including:

(1) the payment by us of dividends (and other distributions) on our common stock payable in common stock; and

(2) subdivisions, combinations and reclassifications of our common stock.

In the case of certain consolidations or mergers of the Company or the sale of all or substantially all of our assets to a corporation or other entity, each warrant will thereafter be exercisable for the right to receive the kind and amount of common stock or other securities or assets to which such holder would have been entitled as a result of such consolidation, merger or sale had the warrant been exercised immediately prior thereto.

Registration Rights

Under the Warrant Agreement, the holders of warrants have the right to include the common stock underlying their warrants (“Registrable Securities”) in any registration statement (including this registration statement) filed by us under the Securities Act, either for our own account or for the account of any of our security holders, covering the sale of any class of equity securities of the Company (other than a registration statement on Form S-4 or Form S-8, or any successor form) for sale on the same terms and conditions as the securities of the Company or other selling security holder included therein (a “piggyback registration”). The number of Registrable Securities requested to be included in a piggyback registration is subject to pro rata reduction under certain circumstances to the extent that the Company is advised by the managing underwriter, if any, therefor that the total number of Registrable Securities and other securities proposed to be included therein pursuant is such as to materially and adversely affect the success of the offering. If as a result of such pro rata reduction, the holders of Registrable Securities are unable to include such Registrable Securities (or if the terms of any demand registration rights existing on the closing date preclude inclusion of any Registrable Securities in a demand registration), the Company has agreed that it will file a shelf registration statement with respect to such warrants and common stock underlying the warrants within 180 days, but in no event less than 30 days, after the effectiveness of such registration statement, and will use its commercially reasonable efforts to cause such registration statement to be declared effective within 45 days of filing and to remain effective for a period of one year following the effective date.

Each holder of warrants and Registrable Securities, upon request of the managing underwriter with respect to an initial underwritten public offering, will be required not to sell or otherwise dispose of any Registrable Security owned by it for a period not to exceed 180 days from the consummation of the underwritten public offering and with respect to any subsequent underwritten public offering, will be required not to sell or otherwise dispose of any Registrable Security owned by it for a period not to exceed 90 days from the consummation of the underwritten public offering. The Warrant Agreement includes customary covenants on our part and provides that we will indemnify the holders of Registrable Securities included in any registration statement and any underwriter with respect thereto against certain liabilities, including liabilities under the Securities Act.

We will pay all registration expenses, including the legal fees of all holders under the registration rights agreement, other than underwriting discounts, commissions and transfer taxes, in connection with registering any shares of our common stock pursuant to any demand, shelf or piggyback registration described above.

Stockholders Agreement

In connection with the consummation of the Concurrent Equity Offering, on March 3, 2011, we entered into a Stockholders Agreement with the stockholders named therein. Under the Stockholders Agreement, certain stockholders are entitled to preemptive rights (with exceptions including for common stock issued in connection with an initial public offering and securities issued in connection with certain transactions, and with such rights terminating on an initial public offering) and tag-along rights on transfers by certain Management Holders, as defined therein (with exceptions, and with such rights terminating immediately prior to a Qualified IPO). The Stockholders Agreement also includes certain share transfer restrictions, certain drag-along rights in the event of a Sale of the Company, as defined therein (such rights to terminate immediately prior to a Qualified IPO), and certain voting agreements as to directors (such agreements to terminate immediately prior to a Qualified IPO). In addition, if the holders of our warrants become entitled to purchase upon exercise of such warrants additional shares of our common stock due to the failure of a Liquidity Event (as defined in the indenture governing the Original Notes) to occur within the time period set forth in the Warrant Agreement, we shall, upon and as of the date of such warrant ratchet event, issue to certain of our stockholders named in the Stockholders Agreement, for no additional consideration, such additional shares of our common stock as are necessary for such stockholders to retain the same percentage ownership of our common stock, calculated on a fully-diluted basis, as such stockholders held immediately prior to such warrant ratchet event.

Under the Stockholders Agreement, the holders of Registrable Securities (as defined similarly to the definition thereof contained in the Warrant Agreement, as described under—“Description of Capital Stock—Warrants—Registration Rights,” above) will have the right to include their Registrable Securities in any registration statement filed by us under the Securities Act, either for our own account or for the account of any of our security holders, covering the sale of any class of equity securities of the Company (other than a registration statement on Form S-4 or Form S-8 or any successor form) for sale on the same terms and conditions as the securities of the Company or other selling security holder included therein (a “stock piggyback registration”). The number of Registrable Securities requested to be included in a stock piggyback registration is subject to pro rata reduction under certain circumstances to the extent that the Company is advised by the managing underwriter, if any, therefore that the total number of Registrable Securities and other securities proposed to be included therein is such as to materially and adversely affect the success of the offering. If as a result of such pro rata reduction, the holders of Registrable Securities are unable to include such Registrable Securities (or if the terms of any demand registration rights existing on the closing date preclude inclusion of any Registrable Securities in a demand registration), the Company has agreed that it will file a shelf registration statement with respect to such common stock within 180 days, but in no event less than 30 days, after the effectiveness of such registration statement, and will use its commercially reasonable efforts to cause such registration statement to be declared effective within 45 days of filing and to remain effective for a period of one year following the effective date.

Each holder of Registrable Securities, upon request of the managing underwriter with respect to an initial underwritten public offering, will be required not to sell or otherwise dispose of any Registrable Security owned by it for a period not to exceed 180 days from the consummation of the underwritten public offering and with respect to any subsequent underwritten public offering, will be required not to sell or otherwise dispose of any Registrable Security owned by it for a period not to exceed 90 days from the consummation of the underwritten public offering. The Stockholders Agreement includes customary covenants on our part and provides that we will indemnify the holders of Registrable Securities included in any registration statement and any underwriter with respect thereto against certain liabilities, including liabilities under the Securities Act.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following is a summary of certain provisions of the Morgan Stanley Facility (as referred to below), the Credit Agreement (as referred to below) and our Notes. The summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the corresponding agreements in effect with respect to such portfolio loan account facility and the Notes.

Portfolio Loan Account Facility

We established a portfolio loan account facility with Morgan Stanley Bank, N.A., which we refer to as the “Morgan Stanley Facility,” in an initial available amount of $8.8 million. The facility was subsequently reduced, due to reductions in the balance of pledged collateral, to $4.2 million as of September 30, 2011. Drawings on the facility are available on a revolving line of credit basis and bear interest at a variable rate equal to Morgan Stanley Bank, N.A.’s base lending rate in effect from time to time plus a certain percentage that can vary based on the amount drawn. Amounts drawn under the Morgan Stanley Facility from time to time may be repaid and re-borrowed by the Company from time to time. The Morgan Stanley Facility has an indefinite term.

The Morgan Stanley Facility is secured by two of our accounts maintained at Morgan Stanley Bank, N.A., including the account into which treasury securities were acquired with a portion of a previous customer prepayment. The Morgan Stanley Facility is not secured by any other assets and does not impose any covenant obligations on the Company.

We have used the proceeds of the Morgan Stanley Facility to pay for certain expenses relating to the manufacture of our new fracturing fleets and for general liquidity purposes of the Company. As of September 30, 2011, there was approximately $2 million outstanding under the Morgan Stanley Facility.

JPMorgan Credit Agreement

On December 28, 2011, we entered into an asset based revolving credit agreement with JPMorgan Chase Bank, N.A. (“JPMorgan”), which we refer to as the “Credit Agreement.” Subject to a borrowing base consisting of certain eligible accounts receivable and inventory, an amount up to $15 million was made available to us under the Credit Agreement and, on December 29, 2011, we borrowed the full $15 million amount available to us pursuant to a revolving note made by us in favor of JPMorgan as lender. The Credit Agreement includes borrowing capacity available for letters of credit. Revolving loans are available for working capital and other general corporate purposes. The revolving line of credit will terminate on June 30, 2014, and no further advances may be made to us thereafter. We used the proceeds of our initial borrowing under the Credit Agreement to pay for certain capital expenditures, including three of our new coiled tubing units and progress payments on our planned processing facility, and for general liquidity purposes.

The interest rate applicable to the Credit Agreement is, at our option, either LIBOR plus a margin ranging from 2.25% to 3.50% (depending on our total leverage ratio) or the JPMorgan prime rate, called “CBFR”, plus a margin ranging from 1.00% to 2.50% (depending upon such total leverage ratio). The CBFR rate is the higher of (i) the interest rate publicly announced by JPMorgan as its prime rate and (ii) the adjusted LIBOR rate as calculated by JPMorgan. We will pay a non-use fee of 0.25% on the daily average undrawn portion of the commitment under the Credit Agreement.

The Credit Agreement permits voluntary prepayments (without reducing availability for future revolving borrowings) and voluntary commitment reductions at any time, in each case without premium or penalty. The revolving note pursuant to which we borrowed the full $15 million amount available to us includes a “cleanup” requirement pursuant to which the outstanding amount due thereunder must be paid down and reduced to $0 for thirty consecutive days during each 12-month period.

Our obligations under the Credit Agreement are secured (with certain exceptions) by first priority security interests on all of our assets. Our obligations under the Credit Agreement were guaranteed by Platinum Pressure Pumping, Inc. as guarantor, and will be guaranteed by our future domestic subsidiaries. The guarantor’s guarantee is, and any future domestic subsidiary’s guarantee will be, secured by first priority security interests in all of their assets. The guarantee is, and each future guarantee of the Credit Agreement will be, full, unconditional and, joint and several. Payment under the guarantees could be required immediately upon the occurrence of an event of default in respect of the guaranteed obligations.

The Credit Agreement contains a number of negative covenants that, among other things, restrict our ability to sell assets, incur additional debt, create liens on assets, make investments or acquisitions, engage in mergers or consolidations, pay dividends to stockholders or repurchase common stock, and other corporate activities. The negative covenant with respect to our debt prohibits us from incurring indebtedness for borrowed money, installment obligations, or obligations under capital leases, other than (1) unsecured trade debt incurred in the ordinary course of business, (2) indebtedness owing under the Credit Agreement, (3) indebtedness existing prior to execution of the Credit Agreement not paid off with the proceeds of borrowings under the Credit Agreement with the permission of JPMorgan, (4) purchase money indebtedness, (5) indebtedness created for the sole purpose of amending, extending, renewing or replacing permitted indebtedness referred to in clause (3) (provided the principal amount of such indebtedness is not increased) and (6) other indebtedness in the aggregate amount of $5 million per year, excluding insurance premium financing.

The Credit Agreement also contains a number of affirmative financial covenants relating to our maximum leverage ratio, minimum fixed charge coverage ratio, minimum tangible net worth and minimum EBITDA (as defined below).

We are required to maintain a leverage ratio of not more than 3.00 to 1.0 (measured quarterly commencing June 30, 2012). The leverage ratio is calculated as the ratio of Funded Debt divided by EBITDA. Funded Debt is defined as the outstanding sum of all of our obligations owed under the Notes, the revolving line of credit and the aggregate amount of all capital leases, letters of credit and guaranties by the Company, without duplication, and excluding the sum of all trade payables and accruals incurred in the ordinary course of business, and the sum of all insurance premium financing by the Company. EBITDA is defined as the sum of our earnings before interest expense, taxes, depreciation expense and amortization expense for (i) the three consecutive months then ending on financial statements beginning January 1, 2012 through March 31, 2012, on an annualized basis, (ii) thereafter, effective as of June 30, 2012, each period of six consecutive months then ending, on an annualized basis, (iii) thereafter, effective as of September 30, 2012, each period of nine consecutive months then ending, on an annualized basis, and (iv) then, effective as of December 31, 2012 and continuing thereafter, each period of twelve consecutive months then ending, on a rolling four quarter basis.

We are required to maintain a minimum fixed charge coverage ratio of 1.25 to 1.0 (measured quarterly commencing June 30, 2012). The fixed charge coverage ratio is calculated as EBITDA plus rent expense minus distributions and dividends, minus internally financed capital expenditure, divided by the sum of the current portion of long-term debt and capitalized leases required to be paid in the next 12 months, plus rent expense and plus cash interest expense for (i) the three consecutive months then ending on financial statements beginning January 1, 2012 through March 31, 2012, on an annualized basis, (ii) thereafter, effective as of June 30, 2012, each period of six consecutive months then ending, on an annualized basis, (iii) thereafter, effective as of September 30, 2012, each period of nine consecutive months then ending, on an annualized basis and (iv) then, effective as of December 31, 2012 and continuing thereafter, each period of twelve consecutive months then ending, on a rolling four quarter basis.

We are required to maintain at all times a minimum tangible net worth of not less than $20 million until we complete this offering (measured quarterly commencing June 30, 2012). Thereafter, our minimum tangible net worth is required to be 90% of our actual tangible net worth as reported for the first quarter ending after this offering. Tangible net worth is defined as the Company’s total assets excluding intangible assets (i.e., patents, copyrights, trademarks, trade names, franchises, goodwill, organizational expenses), less the total debt of the

Company, all as determined in accordance with GAAP. The amounts due from our affiliates and members shall be a reduction to tangible net worth.

We are required to maintain a minimum EBITDA of not less than $12 million on two measurement dates of March 31, 2012 and June 30, 2012. After June 30, 2012, this covenant shall no longer apply.

If we fail to comply with any of the aforesaid financial covenants, then we will have the right for up to forty days, to cure such failure by issuing equity instruments for cash or otherwise receiving cash contributions from existing shareholders in an aggregate amount not to exceed $5 million, and adding such amount to our EBITDA for the applicable period.

In addition to the failure to pay principal, interest and fees when due, events of default under the Credit Agreement include: failure to comply with applicable covenants; failure to pay when due, or other defaults permitting acceleration of, other indebtedness exceeding $1 million or, under other agreements with JPMorgan; failure to comply with guarantee and collateral requirements; judgment defaults in excess of $1 million not fully covered by insurance; certain events of bankruptcy; certain material adverse changes, and certain changes in control. In addition, pursuant to the revolving note, at any time there is an event of default under the Credit Agreement, there will be a sweep of all cash proceeds from U.S. bank accounts of the borrower and the guarantors of obligations under the Credit Agreement to repay or cash collateralize any credit extensions outstanding. Such cash sweep will only terminate when such event of default is cured.

We paid a customary fee for entering into the Credit Agreement.

JPMorgan and its affiliates have performed and/or may in the future perform various commercial banking, investment banking and other financial advisory services in the ordinary course of business for us and our subsidiaries, for which they have received and/or will receive customary fees and commissions.

Intercreditor Agreement

On December 28, 2011, in connection with our entering into the Credit Agreement, JPMorgan Chase, N.A., as First Lien Agent, and The Bank of New York Mellon Trust Company, N.A., as the Trustee and Collateral Agent on behalf of the Second Lien Creditors (including the holders of the Notes) entered into an Intercreditor Agreement. Such Intercreditor Agreement, among other things, defines the rights of our debt holders with respect to the Collateral. By purchasing Notes, each holder was deemed to have authorized the Collateral Agent and the Trustee to enter into the Intercreditor Agreement with the First Lien Agent, on such terms as PES, the First Lien Agent and the Trustee agreed, and each holder is bound by the terms of the Intercreditor Agreement.

Description of Notes

In March 2011, we issued $115 million in aggregate principal amount of 14.250% Senior Secured Notes in a private placement. The Notes mature on March 1, 2015, and bear interest payable in arrears on March 1 and September 1 of each year (commencing on September 1, 2011). We capitalized the initial interest payment on the Notes in the amount of $8,102,711 which was due on September 1, 2011 and added it to the principal amount of the Notes. The Notes are governed by an indenture, dated as of March 3, 2011, as amended by a first supplemental indenture dated as of September 26, 2011 and a second supplemental indenture dated as of September 29, 2011, among us, all of our existing or future subsidiaries, including Platinum Pressure Pumping, Inc., as guarantors, and The Bank of New York Mellon Trust Company, N.A., as Trustee and Collateral Agent.

On September 29, 2011, we completed a private offering of an additional $50 million aggregate principal amount of Notes under the indenture. All of the Notes are treated as a single series for purposes of such indenture. In connection with the offering of these additional Notes, we amended and supplemented the indenture to (i) increase certain permitted indebtedness under our indenture from $35 million to $50 million in aggregate principal amount to allow for the issuance of the additional Notes and eliminate the requirement that the indebtedness created by the issuance of such additional Notes be used by us solely for the purpose of acquiring equipment, and (ii) amend the covenant relating to maximum amount of capital expenditures permitted to be incurred in any fiscal year from $10 million to $30 million effective in the fiscal year commencing in 2012 (and increase from $113 million to $160 million the exclusion for anticipated expenditures for new equipment thereunder). In addition, we agreed that if we complete on or prior to June 30, 2012 an Equity Offering (as defined below) that is a firm commitment underwritten initial public offering of our common stock with net cash proceeds to us in excess of $100 million, we will exercise our redemption rights under Section 3.07(c) of the indenture to redeem that amount of Notes whose aggregate redemption price is at least equal to the amount of such excess over $100 million. For this purpose (with certain exceptions related to shares of capital stock which would be redeemable at the option of the holder), an Equity Offering is (1) an offering of our capital stock (or warrants, options or other rights to acquire capital stock), or (2) an offering of capital stock (or warrants, options or other rights to acquire capital stock) of a direct or indirect parent entity of the Company to the extent that the net proceeds therefrom are contributed to our common equity capital.

We may redeem some or all of the Notes at any time at redemption prices described or set forth in the indenture. In particular, prior to March 1, 2013, we may, at our option and on one or more occasions, redeem up to 35% of the aggregate principal amount of the Notes at a redemption price equal to 114.250%, plus accrued and unpaid interest thereon, if any, to the redemption date, with the net cash proceeds of certain equity offerings.

The Notes are guaranteed on a senior basis by all of our existing subsidiaries and all of our future restricted subsidiaries, other than future foreign subsidiaries that do not guarantee any of our indebtedness. The Notes and the guarantees of the Notes are secured by second-priority liens, subject to permitted liens, on substantially all of our and our subsidiary guarantors’ assets (other than certain excluded assets), including, but not limited to, the tangible and intangible assets we own or acquire, subject to certain exceptions.

The Notes and the guarantees of the Notes are our senior obligations and rank (1) equally in right of payment with all of our and our subsidiary guarantors’ existing and future senior indebtedness; and (2) senior in right of payment to all of our and our subsidiary guarantors’ existing and future subordinated indebtedness. The Notes are effectively subordinated to our and our subsidiary guarantors’ obligations under the Morgan Stanley Facility to the extent of the collateral securing such indebtedness and proceeds therefrom that secure those obligations on a first-priority basis.

If a “change of control” (as defined in the indenture governing the Notes) occurs, unless we have exercised our right to redeem all of the Notes, each holder of the Notes will have the right to require us to repurchase all or any part of such holder’s Notes at a purchase price in cash equal to 101% of the principal amount of the Notes plus additional interest and accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The indenture governing the Notes contains certain covenants (subject to certain exceptions) limiting our ability and the ability of our restricted subsidiaries to:

•	pay dividends and repurchase our common stock;

•	make other restricted payments, including without limitation, investments;

•	create liens;

•	enter into agreements that restrict dividends from subsidiaries to us;

•	merge or consolidate or sell substantially all of our assets;

•	enter into non-arm’s length transactions with our affiliates;

•	enter into new lines of business; or

•	impair the security interests of noteholders.

The Company is also prohibited from incurring indebtedness and issuing preferred stock with the exception of: 1) indebtedness and letters of credit under credit facilities not to exceed $15 million in aggregate principal amount (less the aggregate amount of net proceeds from the sale of assets used to repay any term indebtedness or permanently reduce revolving commitments); 2) the Notes and the guarantees thereof; 3) indebtedness existing on the date that the Notes were issued; 4) capital lease obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment not to exceed $5 million at any time outstanding; 5) permitted refinancing indebtedness; 6) intercompany indebtedness so long as it is subordinated to the Notes and so long as such indebtedness is held by the Company or its restricted subsidiaries; 7) the Additional Notes; 8) interest rate, exchange rate or commodity hedging obligations (not entered into for speculative purposes) in the ordinary course of business; 9) guarantees of indebtedness otherwise permitted under the indenture; 10) workers’ compensation, general liability or truckers’ liability claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, insurance premium finance agreements, statutory obligations, bankers’ acceptances and performance, appeal or surety bonds in the ordinary course of business; 11) inadvertent overdrafts cured within five business days; and 12) indemnification or similar obligations assumed in connection with the disposition of any business.

The Company was also prohibited from making capital expenditures in fiscal year 2011 in excess of $10 million (which amount was to be pro rated based on the issue date of the Original Notes), and is prohibited from making capital expenditures in fiscal year 2012 and each fiscal year thereafter in excess of $30 million. The limitation does not apply to the Company’s $160 million budgeted expenditures for new equipment (which includes the original $113 million budgeted as of March 3, 2011 and the proceeds from the Additional Notes budgeted for equipment), the acquisition of WSB or its assets as contemplated by the Lease Purchase Agreement, and capital expenditures made with any Remaining Amount (defined below) or the net cash proceeds of any Equity Offering. The Company is permitted to carry forward unused amounts to be applied in subsequent fiscal years. “Remaining Amount” is defined in the indenture to mean any funds remaining after the Company’s completion of an Excess Cash Flow Offer (offers to the holders of the Notes to repurchase Notes with 75% of excess cash flow above $2.5 million) or an Asset Sale Offer (any net proceeds from asset sales that are not reinvested in excess of $5 million).

The indenture governing the Notes also provides for customary events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the Notes to become or to be declared due and payable.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there was no public market for our common stock. Future sales of our common stock in the public market, the perception that such sales may occur or the availability of such shares for sale in the public market, could adversely affect market prices prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to raise equity capital in the future.

Upon completion of this offering, 29,570,228 shares of common stock will be outstanding, assuming no exercise of the underwriters’ option to purchase additional shares and no exercise of options or warrants. Of these shares, all of the shares sold in this offering will be freely tradable without restriction under the Securities Act, unless purchased by our “affiliates” as that term is defined under Rule 144 under the Securities Act. The remaining 15,570,228 shares of common stock outstanding after this offering will be “restricted securities” within the meaning of Rule 144. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration, including the exemptions provided by Rule 144 and Rule 701 under the Securities Act, which rules are summarized below. The remaining shares of common stock held by our existing stockholders upon completion of this offering will be available for sale in the public market after the expiration of the lock-up agreements described below and under “Underwriting” beginning on page 141, taking into account the provisions of Rules 144 and 701 under the Securities Act.

Rule 144

In general, under Rule 144 under the Securities Act, as in effect on the date of this prospectus, a person who is one of our affiliates, or who is selling shares on behalf of one of our affiliates, and has beneficially owned shares of our common stock for at least six months would be entitled to sell, upon expiration of the lock-up agreements described below and under “Underwriting” beginning on page 141, within any three-month period a number of shares that does not exceed the greater of:

•	one percent of the number of shares of our common stock then outstanding, which will equal approximately 295,702 shares immediately after the completion of this offering; and

•	the average weekly trading volume of our common stock on the NYSE during the four-calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates and persons who are selling shares on behalf of our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

A person (or persons whose shares are aggregated) who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, including the holding period of any prior owner other than an affiliate, would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year, including the holding period of any prior owner other than an affiliate, would be entitled to sell those shares without restriction.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. Most of our employees, executive officers or directors who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares. However, substantially all Rule 701 shares are subject to lock-up agreements as described below and under “Underwriting” beginning on page 141, and will become eligible for sale upon the expiration of the restrictions set forth in those agreements.

Lock-up Agreements

We and each of our executive officers, directors and substantially all of our other existing stockholders and warrantholders have agreed with the underwriters, that for a period of 180 days after the date of this prospectus, we or they will not offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of or hedge any shares of our common stock, or any options or warrants to purchase any shares of our common stock or any securities convertible into or exchangeable for shares of common stock, subject to specified exceptions. The representatives of the underwriters may, in their discretion, at any time without prior notice, release all or any portion of the shares from the restrictions in any such agreement. See “Underwriting” beginning on page 141 for more information.

Registration Rights

Our Warrant Agreement and Stockholders Agreement provide that certain parties thereto, including certain members of our executive management team, have the right to require us to register any or all of their shares under the Securities Act at our expense, subject to certain limitations and conditions. Registration of shares held by these stockholders under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of the registration, subject to the expiration of the lock-up period. See “Description of Capital Stock—Warrants” and “Description of Capital Stock—Stockholders Agreement”, beginning on pages 128 and 130, respectively, for more information.

Equity Plans

As soon as practicable after the completion of this offering, we intend to file a Form S-8 registration statement under the Securities Act to register shares of our common stock subject to options outstanding or reserved for issuance under the 2010 Plan. Such registration statement will become effective immediately upon filing, and shares covered by that registration statement will thereupon be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates and any lock-up agreements. For a more complete discussion of our stock plans, see “Management—Executive Compensation—Compensation Discussion and Analysis” beginning on page 107.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

TO NON-U.S. HOLDERS

The following discussion is a general summary of material U.S. federal income tax considerations with respect to your acquisition, ownership and disposition of our common stock, and applies if you (1) purchase our common stock in this offering, (2) will hold the common stock as a capital asset and (3) are a “non-U.S. Holder”. You are a non-U.S. Holder if you are a beneficial owner of shares of our common stock other than:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

•

a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	a trust that has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

This summary does not address all of the U.S. federal income tax considerations that may be relevant to you in the light of your particular circumstances or if you are a beneficial owner subject to special treatment under U.S. federal income tax laws (such as if you are a controlled foreign corporation, passive foreign investment company, company that accumulates earnings to avoid U.S. federal income tax, foreign tax-exempt organization, financial institution, broker or dealer in securities, insurance company, regulated investment company, real estate investment trust, person who holds our common stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, U.S. expatriate, former long-term permanent resident of the United States or partnership or other pass-through entity for U.S. federal income tax purposes). This summary does not discuss non-income taxes, any aspect of the U.S. federal alternative minimum tax or state, local or non-U.S. taxation. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (“Code”), Treasury regulations, judicial opinions, published positions of the Internal Revenue Service (“IRS”) and all other applicable authorities (all such sources of law, “Tax Authorities”). The Tax Authorities are subject to change, possibly with retroactive effect.

If a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor.

WE URGE PROSPECTIVE NON-U.S. HOLDERS TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF COMMON STOCK.

Dividends

In general, any distributions we make to you with respect to your shares of common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you properly file with the payor an IRS Form W-8BEN, or successor form, claiming an exemption from or reduction in withholding under the applicable income tax treaty (special certification and other requirements may apply if our common stock is held through certain foreign intermediaries). A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Tax Authorities. Any distribution not constituting a dividend will be treated first as reducing your basis in your shares of common stock and, to the extent it exceeds your basis, as capital gain.

Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment maintained by you) generally will not be subject to U.S. withholding tax if you provide an IRS Form W-8ECI, or successor form, to the payor. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. persons. If you are a corporation, effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). Dividends that are effectively connected with your conduct of a trade or business within the United States but that, under an applicable income tax treaty, are not attributable to a U.S. permanent establishment maintained by you may be eligible for a reduced rate of U.S. tax under such treaty, provided you comply with certification and disclosure requirements necessary to obtain treaty benefits.

Sale or Other Disposition of Our Common Stock

You generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of your shares of our common stock unless:

•

the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment you maintain);

•

you are an individual, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions, and you are not eligible for relief under an applicable income tax treaty; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes (which we believe we are not and do not anticipate we will become within the shorter of (i) the five-year period ending on the date of the disposition or (ii) your holding period for our common stock) and you hold or have held, directly or indirectly, at any time during the shorter of the five-year period ending on the date of disposition of our common stock and your holding period for our common stock, more than 5% of our common stock. A United States real property holding corporation is any corporation if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market values of its U.S. real property interests, its interests in real property located outside the United States, and any other of its assets which are used or held for use in a trade or business. For purposes of identifying a U.S. real property interest, real property includes personal property associated with the use of the real property. Personal property will be associated with the use of the real property only where both the personal property and the U.S. real property interest with which it is associated are held by the same person or by “related persons.” Personal property associated with the use of real property includes personal property that is predominantly used to exploit unsevered natural products in or upon the land (including mining equipment used to extract ores, minerals, and other natural deposits from the ground). It is unclear whether we are, have at any time within the last five years been, or will be a United States real property holding corporation. If we are or were a United States real property holding corporation within the applicable period, then any gain recognized by non-U.S. Holders on the disposition of our common stock may be subject to Tax, including any applicable withholding tax.

Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, the branch profits tax also may apply to such effectively connected gain. If the gain from the sale or disposition of your shares is effectively connected with your conduct of a trade or business in the United States but, under an applicable income tax treaty, is not attributable to a permanent establishment you maintain in the United States, your gain may be exempt from U.S. federal income tax under the income tax treaty. If you are described in the second bullet point above, you generally will be subject to U.S. federal income tax at a rate of 30% on the gain realized, although the gain may be offset by certain U.S. source capital losses realized during the same taxable year.

Information Reporting and Backup Withholding Requirements

We must report annually to the IRS and to each non-U.S. holder the amount of any dividends or other distributions we pay to you and the amount of tax we withhold on these distributions regardless of whether withholding is required. The IRS may make available copies of the information returns reporting those distributions and amounts withheld to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

The United States imposes a backup withholding tax on any dividends and certain other types of payments to U.S. persons. You will not be subject to backup withholding tax on dividends you receive on your shares of our common stock if you provide proper certification of your status as a Non-U.S. Holder or you are one of several types of entities and organizations that qualify for an exemption (an “exempt recipient”).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. If you sell your shares of common stock through a U.S. broker or the U.S. office of a foreign broker, however, the broker will be required to report to the IRS the amount of proceeds paid to you, and also backup withhold on that amount, unless you provide appropriate certification to the broker of your status as a Non-U.S. Holder or you are an exempt recipient. Information reporting will also apply if you sell your shares of our common stock through a foreign broker deriving more than a specified percentage of its income from U.S.-related activities or having certain other connections to the United States, unless such broker has documentary evidence in its records that you are a Non-U.S. Holder and certain other conditions are met, or you are an exempt recipient. Any amounts withheld with respect to your shares of our common stock under the backup withholding rules will be refunded to you or credited against your U.S. federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

Recently Enacted Withholding Legislation

Recently enacted legislation will generally impose a withholding tax of 30% on dividends and the gross proceeds of a disposition of our shares paid to a foreign financial institution unless such institution enters into an agreement with the U.S. government to withhold on certain payments and collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain account holders that are foreign entities with U.S. owners). This legislation will also generally impose a withholding tax of 30% on dividends and the gross proceeds of a disposition of our shares paid to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. These withholding taxes could potentially be imposed on dividends paid on our common stock after December 31, 2013, and on gross proceeds from sales or other dispositions of our common stock after December 31, 2014. Under certain circumstances, a holder of common stock may be eligible for a refund or credit of such taxes. You should consult your own tax advisor as to the possible implications of this legislation on your investment in shares of our common stock.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
Citigroup Global Markets Inc.
FBR Capital Markets & Co.
Raymond James & Associates, Inc.
Simmons & Company International
Dahlman Rose & Company, LLC
Knight Capital Americas, L.P.

Total:	14,000,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $         per share. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 2.1 million shares of common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $2.5 million.

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

We have been approved to list our common stock on the NYSE under the symbol “FRAC.”

We and each of our executive officers, directors and substantially all of the other holders of our outstanding stock, warrants and stock options have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, during the period ending 180 days after the date of this prospectus:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•	enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock;

•

file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

•	publicly disclose the intention to do any of the foregoing.

whether any such transaction described in the first two bullet points above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC on behalf of the underwriters, it will not, during the period ending 180 days after the date of this prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

The restrictions described in the immediately preceding paragraph do not apply to:

•	the sale of shares to the underwriters;

•

our issuance of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing;

•

transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares; provided that no filing under Section 16(a) of the Securities Exchange Act of 1934, as amended, is required or voluntarily made in connection with subsequent sales of the common stock or other securities acquired in such open market transactions; or

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, for the transfer of shares of common stock, provided that such plan does not provide for the transfer of common stock during the restricted period and no public announcement or filing under the Securities Exchange Act of 1934, as amended, regarding the establishment of such plan shall be required or shall be voluntarily made.

The 180 day restricted period described in the immediately preceding paragraph will be extended if:

•	during the last 17 days of the 180 day restricted period we issue an earnings release or material news or a material event relating to us occurs, or

•

prior to the expiration of the 180 day restricted period, we announce that we will release earnings results during the 16 day period beginning on the last day of the 180 day period or provide notification to Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC of any earnings release or material news or material event that may give rise to an extension of the initial 180-day restricted period, in which case the restrictions described in the immediately preceding paragraph will continue to apply until the expiration of the 18 day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time. At least two business days before the effectiveness of any written consent of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC during the 180 day period, (1) Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC will notify us of the impending release or waiver of any restriction and (2) we have agreed to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver, except where the release or waiver is effected solely to permit a transfer of common stock that is not for consideration and where the transferee has agreed in writing to be bound by the terms of this agreement.

As described below under “—Directed Share Program,” any participants in the Directed Share Program shall be subject to a 180-day lock up with respect to any shares sold to them pursuant to that program. This lock up will have similar restrictions and an identical extension provision as the lock-up agreement described above. Any shares sold in the Directed Share Program to our directors or officers shall be subject to the lock-up agreement described above.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares of common stock. The underwriters can close out a covered short sale by exercising the option to purchase additional shares of common stock or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares of common stock. The underwriters may also sell shares in excess of the option to purchase additional shares of common stock, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

From time to time, certain of the underwriters provided, and may provide in the future, investment banking services to us. An affiliate of Morgan Stanley & Co. LLC is a lender under our portfolio loan account facility, and an affiliate of J.P. Morgan Securities LLC is a lender under the Credit Agreement. Knight Capital Americas, L.P. received 130,714 shares of the Company (as adjusted for the Reverse Stock Split) as part of its compensation for acting as placement agent in connection with the Unit Offering. Certain of the underwriters have received, and may in the future receive, customary fees and commissions for these transactions.

The estimated offering expenses payable by us, in addition to the underwriting discounts and commissions, are approximately $             million, which includes legal, accounting and printing costs and various other fees associated with registering and listing our common stock. The underwriters have agreed to reimburse us for certain of these expenses.

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters participating in this offering. The representative may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.

Pricing of the Offering

Prior to this offering, there has been no public market for our common stock. The initial public offering price was determined by negotiations between us and the representative. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.

Directed Share Program

At our request, the underwriters have reserved up to 5% percent of the shares of common stock to be issued by us and offered by this prospectus for sale, at the initial public offering price, to directors, officers, employees, business associates and related persons of ours. If purchased by these persons, these shares will be subject to a 180-day lock-up restriction. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase such reserved shares. Any reserved shares that are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (“FSMA”)) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Certain legal matters relating to the initial public offering will be passed upon for us by Kolesar & Leatham, Chtd. Las Vegas, Nevada, counsel to the Company. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Platinum Energy Solutions, Inc. as of December 31, 2010 and for the period from September 7, 2010 (inception) through December 31, 2010, and the combined financial statements of Moncla Pressure Pumping Well Services, L.L.C., Moncla Coil Tubing Well Services, L.L.C., and MW Services Transportation LLC as of December 31, 2010 and 2009, and for the year ended December 31, 2010, and the period from August 20, 2009 (inception) through December 31, 2009, have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 with respect to the common stock being offered by this prospectus. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common stock offered by this prospectus, please review the full registration statement, including its exhibits. The registration statement, including the exhibits, may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of this material can also be obtained from the public reference section of the SEC at prescribed rates, or accessed at the SEC’s website at www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on its public reference room.

The SEC’s proxy rules and regulations do not, nor do the rules of any stock exchange, require us to send an annual report to security holders. Upon the effectiveness of this registration statement, we will become subject to the Exchange Act’s periodic reporting requirements, including the requirement to file current, annual and quarterly reports with the SEC. The annual reports we file will contain financial information that has been audited and reported on, with an opinion by an independent certified public accounting firm.

INDEX TO FINANCIAL STATEMENTS

Page

Platinum Energy Solutions, Inc.
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheet as of December 31, 2010	F-3
Consolidated Statement of Operations from September 7, 2010 (date of inception) through December 31, 2010	F-4
Consolidated Statement of Stockholders’ Deficit from September 7, 2010 (date of inception) through December 31, 2010	F-5
Consolidated Statement of Cash Flows from September 7, 2010 (date of inception) through December 31, 2010	F-6
Notes to Consolidated Financial Statements	F-7

Unaudited Financial Statements
Condensed Consolidated Balance Sheet as of September 30, 2011	F-16
Condensed Consolidated Statements of Operations for the Three Months Ended September 30, 2011 and for the period from September 7, 2010 (inception) to September 30, 2010	F-17
Condensed Consolidated Statements of Operations for the Nine Months Ended September 30, 2011 and for the period from September 7, 2010 (inception) to September 30, 2010	F-18
Condensed Consolidated Statement of Cash Flows for the Nine Months Ended September 30, 2011	F-19
Condensed Consolidated Statement of Stockholders’ Equity from September 7, 2010 (date of inception) through December 31, 2010 and for the Nine Months Ended September 30, 2011	F-20
Notes to Condensed Consolidated Financial Statements	F-21

Moncla Pressure Pumping Well Services, L.L.C., Moncla Coil Tubing Well Services, L.L.C. and MW Services Transportation LLC
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-39
Combined Balance Sheets as of December 31, 2010 and December 31, 2009	F-40
Combined Statements of Operations for Year Ended December 31, 2010 and for the Period from August 20, 2009 (inception) to December 31, 2009	F-41
Combined Statements of Member’s Equity for Year Ended December 31, 2010 and for the Period from August 20, 2009 (inception) to December 31, 2009	F-42
Combined Statements of Cash Flows for Year Ended December 31, 2010 and for the Period from August 20, 2009 (inception) to December 31, 2009	F-43
Notes to Combined Financial Statements	F-44

Unaudited Financial Statements
Condensed Combined Balance Sheets as of March 2, 2011 and December 31, 2010	F-49
Condensed Combined Statement of Operations for the Period from January 1 to March 2, 2011	F-50
Condensed Combined Statement of Member’s Equity for the Period from January 1 to March 2, 2011	F-51
Condensed Combined Statements of Cash Flows for the Period from January 1 to March 2, 2011	F-52
Notes to Condensed Combined Financial Statements	F-53

Condensed Combined Balance Sheets as of September 30, 2010 and December 31, 2009	F-55
Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2010	F-56
Condensed Combined Statement of Member’s Equity for the Nine Months Ended September 30, 2010 and period from August 20, 2009 (inception) to December 31, 2009	F-57
Condensed Combined Statement of Cash Flows for the Nine Months Ended September 30, 2010	F-58
Notes to Condensed Combined Financial Statements	F-59

Report of Independent Registered Public Accounting Firm

The Board of Directors

Platinum Energy Solutions, Inc.:

We have audited the accompanying consolidated balance sheet of Platinum Energy Solutions, Inc. (the Company) (a development stage company) and subsidiary as of December 31, 2010, and the related consolidated statements of operations, stockholders’ deficit and comprehensive loss, and cash flows for the period from September 7, 2010 (date of inception) to December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Platinum Energy Solutions, Inc. (a development stage company) and subsidiary as of December 31, 2010, and the results of their operations and their cash flows for the period from September 7, 2010 (date of inception) to December 31, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

September 23, 2011, except as to Note 13

which is as of January 17, 2012

Houston, Texas

PLATINUM ENERGY SOLUTIONS, INC.

(A Development Stage Company)

Consolidated Balance Sheet

December 31, 2010

Assets
Current assets:
Cash and cash equivalents	$1,431,595
Restricted cash	16,637,493
Investment securities	2,152,507

Total current assets	20,221,595
Property and equipment, net	6,932,963

Total assets	$27,154,558

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	937,526
Customer provided financing	4,000,000
Line of credit	8,790,000

Total current liabilities	13,727,526
Customer provided financing	16,000,000

Total liabilities	29,727,526

Shareholders’ deficit:
Preferred stock Series B—$0.001 par value; authorized, 3,000 shares; no shares issued and outstanding	—
Common stock—$0.001 par value; authorized, 499,980,000 shares; issued and outstanding, 1,190,000 shares	1,190
Additional paid in capital	2,973,810
Accumulated other comprehensive loss	(16,621)
Deficit accumulated during development stage	(5,531,347)

Total shareholders’ deficit	(2,572,968)

Total liabilities and shareholders’ deficit	$27,154,558

See accompanying notes to consolidated financial statements.

PLATINUM ENERGY SOLUTIONS, INC.

(A Development Stage Company)

Consolidated Statement of Operations

September 7, 2010 (date of inception) through December 31, 2010

General and administrative expenses	$(5,526,551)

Loss from operations	(5,526,551)
Interest expense, net	(4,796)

Net loss from development stage activities	$(5,531,347)

Earnings Per Share:
Net loss—basic and diluted	$(7.60)

Shares Used in Per Share Calculation:
Weighted average shares—basic and diluted	728,140

See accompanying notes to consolidated financial statements.

PLATINUM ENERGY SOLUTIONS, INC.

(A Development Stage Company)

Consolidated Statement of Stockholders’ Deficit

September 7, 2010 (date of inception) through December 31, 2010

	Common stock		Paid-in capital	Accumulated other comprehensive loss	Retained deficit	Total stockholders’ deficit
	Shares	Par
Balance at September 7, 2010	—	$—	—	—	—	—
Issuance of stock awards	1,190,000	1,190	2,973,810	—	—	2,975,000
Deficit accumulated during the development stage	—	—	—	—	(5,531,347)	(5,531,347)
Unrealized loss on investment securities	—	—	—	(16,621)	—	(16,621)

Comprehensive loss	—	—	—	—	—	(5,547,968)

Balance at December 31, 2010	1,190,000	$1,190	2,973,810	(16,621)	(5,531,347)	(2,572,968)

See accompanying notes to consolidated financial statements.

PLATINUM ENERGY SOLUTIONS, INC.

(A Development Stage Company)

Consolidated Statement of Cash Flows

September 7, 2010 (date of inception) through December 31, 2010

Cash flows from operating activities:
Net loss	$(5,531,347)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation expense	2,056
Share based compensation	2,975,000
Changes in assets and liabilities:
Accounts payable and accrued expenses	937,526

Net cash used in operating activities	(1,616,765)

Cash flows from investing activities:
Purchase of investment securities	(2,169,128)
Equipment deposits	(6,821,025)
Purchase of property and equipment	(113,994)

Net cash used in investing activities	(9,104,147)

Cash flows from financing activities:
Advances received from customers	10,000,000
Cash pledge as collateral	(6,637,493)
Proceeds from line of credit	8,790,000

Net cash provided by financing activities	12,152,507

Net increase in cash and cash equivalents	$1,431,595
Cash and cash equivalents—beginning	—

Cash and cash equivalents—ending	1,431,595

Supplemental disclosure of cash flow information:
Interest paid	$13,954
Supplemental disclosure of non cash financing activity
Receipt of restricted cash from a customer	$10,000,000

See accompanying notes to consolidated financial statements.

PLATINUM ENERGY SOLUTIONS, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2010

NOTE 1—DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Platinum Energy Solutions, Inc. (collectively, with its subsidiaries, the Company, We, or Platinum) were incorporated in Nevada on September 7, 2010. Since inception, the Company has primarily been involved in start-up activities, including acquiring plant and equipment and securing customer contracts with upstream oil and gas operators to provide well stimulation services, including hydraulic fracturing. The Company’s initial operations are planned to service South Texas, East Texas, and portions of Louisiana.

The Company had not yet commenced its principal operations as of December 31, 2010, and incurred a net loss from operations for the period ended December 31, 2010, and a stockholder’s deficit as of December 31, 2010. The Company received financing from certain customers, which was predominantly used to secure a line of credit with a commercial bank, and to also pay the installment payments to our vendors, who are currently constructing our hydraulic fracturing fleets.

On March 3, 2011, we issued 20,000 shares of preferred stock to various investors of the Company. The Company received proceeds of $20 million in exchange for the preferred stock. Also on March 3, 2011, we secured further financing of $115 million through the sale of Senior Secured Notes with an interest rate of 14.250%. Substantially all of the net proceeds from the sale of the preferred stock and Senior Secured Notes will be used to pay the future installment payments for our hydraulic fracturing fleets and coiled tubing equipment, as well as to finance our daily operations.

In September 2010, we secured contracts with two future customers to provide hydraulic fracturing services. We currently plan to begin providing services to these two customers in the third quarter of 2011 when our hydraulic fracturing fleets are completed. In addition, on March 3, 2011, we entered into a lease agreement with a related party to lease certain pressure pumping and coiled tubing assets. The Company began generating revenues from these assets in March 2011.

The Company is a development stage enterprise and has yet to generate positive cash flow or earnings. The Company’s success is dependent on numerous factors including our ability to procure and place into service the necessary equipment, spending on drilling activities by the onshore oil and natural gas industry, particularly on the level of activity for North American oil and natural gas, our ability to maintain reasonable pricing for our services, and our ability to employ a sufficient number of skilled and qualified workers.

Our consolidated financial statements include the financial position, results of operations and cash flow of Platinum Energy Solutions, Inc., and our wholly-owned subsidiary, Platinum Pressure Pumping, Inc., and have been prepared in accordance with accounting principles generally accepted in the United States. All significant intercompany balances and transactions have been eliminated in consolidation.

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES

(a) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States necessarily requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We regularly evaluate estimates and

PLATINUM ENERGY SOLUTIONS, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2010

judgments based on historical experience and other relevant facts and circumstances. Significant estimates included in these financial statements primarily relate to the valuation of the equity grants made to employees, directors, and certain vendors, and the realizeability of deferred tax assets. Actual results could differ from those estimates.

(b) Cash and Cash Equivalents

Cash equivalents are highly liquid investments with an original maturity at the date of acquisition of three months or less. Cash and cash equivalents consist of cash on deposit with domestic banks and, at times, may exceed federally insured limits.

(c) Restricted Cash

We classify as restricted cash highly liquid investments that otherwise would qualify as cash equivalents, but are restricted in usage and are, therefore, unavailable to us for general purposes.

(d) Investment Securities

Investment securities consist of U.S. Treasury securities. The Company classified its securities into one of three categories: trading, available for sale or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold the security until maturity. All securities not included in trading or held to maturity are classified as available for sale.

Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of accumulated other comprehensive income until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific-identification basis.

As of December 31, 2010, all of the Company’s investment securities were available for sale.

(e) Property and Equipment

Property and equipment are carried at the cost of acquisition or construction and depreciated over the estimated useful lives of the assets. Costs associated with repair and maintenance are expensed as incurred. Costs associated with improvements which extend the life, increase the capacity or improve the efficiency of our property and equipment are capitalized and depreciated over the remaining life of the related asset. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are 3 to 5 years. Depreciation on amounts recorded as construction in process begins when the asset is placed in service.

(f) Long-Lived Assets

Long-lived assets, such as property, plant, and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not

PLATINUM ENERGY SOLUTIONS, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2010

recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. No impairments were recorded in 2010.

(g) Income Taxes

According to Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 740, Income Taxes, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will not be realized. In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, we believe it is more likely than not that we will realize the benefits of these deductible differences, net of the existing valuation allowances.

We record estimated reserves for uncertain tax positions if the position does not meet a more-likely than-not threshold to be sustained upon by review by taxing authorities. Income tax positions that previously failed to meet the more-likely than-not threshold are recognized as benefits in the first subsequent financial reporting period in which that threshold is met. The Company recognizes potential interest and penalties related to uncertain tax positions within the provision for income taxes.

(h) Share-Based Awards

The Company accounts for share-based awards issued to employees and nonemployees in accordance with the guidance on share-based payments. Accordingly, employee share-based payment compensation is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the requisite service period. Additionally, share-based awards to nonemployees are expensed over the period in which the related services are rendered at their fair value.

(i) Earnings per Share

We compute basic earnings per share based on the weighted average number of shares of common stock outstanding during the applicable period, which includes shares issuable for little or no cash consideration. We compute diluted earnings per share based on the weighted average number of shares of common stock and common stock equivalents outstanding during the applicable period, as if stock options, restricted stock awards, warrants and other convertible instruments were converted into common stock.

(j) Fair Value

The carrying amounts of our financial instruments, consisting of cash equivalents, accrued expenses, customer deposit, and our line of credit, approximate their fair values due to their relatively short maturities.

PLATINUM ENERGY SOLUTIONS, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2010

(k) Recently Issued Accounting Pronouncements

We do not expect the adoption of recently issued accounting pronouncements to have a material impact on our results of operations, balance sheet or cash flows.

NOTE 3—FAIR MARKET VALUE MEASUREMENTS

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market.

When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•

Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

The following table presents the placement in the fair value hierarchy of assets and liabilities that are measured at fair value on a recurring basis (including items that are required to be measured at fair value and items for which the fair value option has been elected) at December 31, 2010:

	Carrying value	Fair value	Quoted prices in active markets for identical assets (Level 1)
Investment securities	$2,152,507	$2,152,507	$2,152,507

NOTE 4—PROPERTY AND EQUIPMENT

Property and equipment consisted of the following as of December 31, 2010:

Furniture and fixtures	$59,523
Vehicles	52,471
Land	2,000
Equipment construction in progress	6,821,025

6,935,019
Accumulated depreciation	(2,056)

$6,932,963

PLATINUM ENERGY SOLUTIONS, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2010

NOTE 5—CUSTOMER FINANCING

As of December 31, 2010, we received $20 million in advances under the terms of two separate customer contracts related to multiyear well services contracts. The agreement with one of the customers stipulates $10 million be placed into an escrow account in the name of the Company, and is to be used to offset future billings made to that customer as services are delivered, and is included in restricted cash. In March 2011, the $10 million was returned to the customer. The $10 million received from the other customer was partially used as collateral to secure a bank revolving line of credit (See note 6).

NOTE 6—LINE OF CREDIT

Platinum had a $8,800,000 bank revolving line of credit of which the Company had borrowed $8,790,000 as of December 31, 2010. The line of credit is collateralized by $6,637,493 of additional restricted cash and investment securities of $2,152,507. Interest payments are due monthly at a designated prime rate plus 2.5%. The average interest rate for the period is approximately 2.7%. The line of credit has no stated maturity. The line of credit does not have any covenants.

NOTE 7—2010 STOCK AWARD PLAN

In 2010, Platinum adopted its Directors, Officers and Consultants Stock Option, Stock Warrant, and Stock Award Plan.

(a) Stock Option Plan

This plan provides for the granting of stock options to employees and consultants for services rendered. Options granted under the plan may be either incentive stock options or nonqualified stock options. Incentive stock options may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options may be granted to employees and consultants. We have reserved 10,000,000 common shares for issuance under the plan.

Options and warrants under the plan may be granted for periods of up to ten years and at an exercise price equal to the estimated fair value of the shares on the date of grant as determined by the board of directors. As of December 31, 2010, no options or warrants had been issued under this plan.

(b) Stock Award Plan

During 2010, the Company issued a total of 1,190,000 shares to certain employees, directors, and certain vendors. The grant date fair value of each award is estimated on the date of grant using the Probability-Weighted-Expected-Return-Method. Under this method, the fair value of the Company is determined by assigning a probability to the combination of two methods, one based on market earnings multiples of peer companies (the market approach), and the other based on discounted cash flow models with estimated cash flows based on internal forecasts of revenues and expenses over a time period (the income approach).

PLATINUM ENERGY SOLUTIONS, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2010

Stock award activity during the period related to certain employees and directors are as follows:

	Number of shares	Weighted average grant date fair value	Total fair value
Balance at September 7, 2010	—	$—	—
Granted	466,000	$2.50	1,165,000
Cancelled	—	—	—

Balance at December 31, 2010	466,000	$2.50	1,165,000

Stock award activity during the period related to nonemployees is as follows:

	Number of shares	Weighted average grant date fair value	Total fair value
Balance at September 7, 2010	—	$—	—
Granted	724,000	2.50	1,810,000
Cancelled	—	—	—

Balance at December 31, 2010	724,000	$2.50	1,810,000

Refer to Note 9 for awards issued to certain vendors. The stock awards vest immediately and there are no requisite service periods, as such stock compensation cost is fully recognized on the grant date. Amounts recognized for the employee and nonemployee stock based compensation, included in general and administrative expense are $2,975,000.

The number of awards granted have been adjusted to give effect to the one-for-ten reverse common stock split on February 28, 2011 and the one-for-five reverse common stock split on January 6, 2012. Consequently the weighted average grant date fair value has also been adjusted.

(c) Preferred Stock

We have 3,000 shares of Series B Preferred Stock authorized. None of which have been issued through December 31, 2010. The Series B Preferred Stock was cancelled on March 2, 2011 and replaced with Series A Preferred Stock. 20,000 of Series A Preferred Stock were issued on March 3, 2011.

NOTE 8—EARNINGS PER SHARE

The following table is a reconciliation of the numerator and the denominator of our basic and diluted earnings per share for the period from September 7, 2010 (date of inception) to December 31, 2010:

2010
Net loss—basic and diluted	$(5,531,347)

Weighted average shares of common stock outstanding—basic and diluted	728,140

Net loss per share:
Basic	$(7.60)
Diluted	$(7.60)

PLATINUM ENERGY SOLUTIONS, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2010

The calculation of weighted average shares of common stock outstanding—diluted, excludes 34,435 of outstanding restricted stock awards because their effect was antidilutive.

NOTE 9—RELATED PARTY TRANSACTIONS

The Company paid $600,000 for start-up and other consulting services during the period ended December 31, 2010, to Regency Capital, LLC, which is solely managed by a director of the Company.

As of December 31, 2010, the Company issued 594,000 common shares valued at $2.50 per share, for a total value of $1,485,000, to certain related parties in exchange for consulting and business development services. The number of common shares and value per share have been adjusted to give effect to the one-for-ten and the one-for-five reverse common stock splits effected in February 2011 and January 2012, respectively. Please see Note 13 for further detail regarding the reverse common stock splits.

On March 3, 2011, we entered into a lease agreement with Well Services Blocker, Inc. (WSB), an entity controlled by our CEO, and certain of WSB’s subsidiaries to lease certain pressure pumping and coiled tubing equipment. The term of the lease is for two years commencing March 3, 2011. Under the terms of the lease we will pay WSB a monthly fee of $210,000 over a term of two years. Should there be a change of control in the Company, we would be obligated to purchase the WSB Business for an amount equal to the greater of:

(a) The aggregate of the outstanding balance of the loans from JPMorgan Chase Bank, N.A., and from WSB’s stockholder, Mr. Charles Moncla limited to $16.1 million: and

(b) The lesser of (i) the last twelve months of revenue generated by the WSB Business or (ii) $20 million.

In December 2010, the Company entered into a services agreement with a related party for the use of shared office space and other services. The agreement requires a payment of a monthly fee of $30,000 over a term of two years.

NOTE 10—COMMITMENTS AND CONTINGENCIES

Liabilities for loss contingencies arising from claims, assessments, litigation fines, and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

In January 2011, the Company entered into an agreement for the purchase of well service equipment with a third party. The total contract price is $73.1 million payable in increments due before each piece of equipment is delivered. Delivery of the equipment is expected to take place in 2011. If the contract is cancelled, the Company will pay a 20% penalty fee per piece of equipment ordered but not delivered. In addition, the Company will pay the actual documented costs, including taxes up to such date and take ownership of any fully or partially completed equipment.

NOTE 11—INCOME TAXES

The Company uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. During the period ended December 31, 2010, the Company incurred net losses and, therefore, has no tax liability.

PLATINUM ENERGY SOLUTIONS, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2010

Significant components of our deferred tax assets and the related valuation allowances are as follows:

Deferred tax assets (liabilities):
Loss carryforwards	$1,861,297
Amortizable start up cost	72,030
Depreciation on property and equipment	(1,228)

1,932,099
Valuation allowance	(1,932,099)

Net deferred tax assets	$—

At December 31, 2010, we had $5,317,991 of loss carryforwards that expire after 2030 as well as $205,800 amortizable start-up cost that amortize over 15 years. We are not able to conclude that it is more likely than not that we will be able to use the loss carryforwards and as such have provided a full valuation allowance.

NOTE 12—OTHER SUBSEQUENT EVENTS

The Company has evaluated subsequent events from the balance sheet date through September 23, 2011, the date at which the financial statements were available to be issued, and determined the following subsequent events:

On March 3, 2011 the Company received cash consideration of $20 million in exchange for the preferred stock of the Company. Also on March 3, 2011, the Company issued $115 million in 14.250% Senior Secured Notes due 2015 and warrants to purchase common stock.

On March 3, 2011, we entered into a lease agreement with WSB and certain of its subsidiaries, to lease certain pressure pumping and coil tubing equipment. The term of the lease is for two years commencing March 3, 2011. Under the terms of the lease, we will pay WSB a monthly fee of $210,000 over a term of two years. As a result of a variable interest created by the lease, we concluded the lessee subsidiaries are variable interest entities and that we are the primary beneficiary. Effective March 3, 2011, we consolidated the WSB Business.

Also as of March 3, 2011, the Company issued 4,044,799 restricted stock awards to certain directors, employees, and nonemployees of the Company.

In March 2011, the Company committed to purchase guar gum, a necessary input for the hydraulic fracturing services. The Company committed to purchase 100,000 gallons of the guar gum per month, at prevailing market prices, commencing in September, 2011 and the Company has made a deposit of $1.46 million to secure the delivery of such guar gum supply.

In May 2011, the Company entered into another agreement for the purchase of well service equipment with a third party. The total contract price is $18 million to be payable in increments due before each piece of equipment is delivered. Delivery of the equipment is expected to take place in 2011. If the contract is cancelled the Company will reimburse seller all losses, damages, costs, and expenses arising from the termination.

The Company entered into a lease agreement with a third party to lease railcars for the transport of sand used in hydraulic fracturing. The lease commences upon delivery of the railcars, the completion of which should be by December 31, 2011 and requires a monthly fee of $485 per railcar over a term of five years.

PLATINUM ENERGY SOLUTIONS, INC.

(A Development Stage Company)

Notes to Consolidated Financial Statements

December 31, 2010

In September 2011, the Company commenced a private offering of an additional $50 million in aggregate principal amount of senior notes under the indenture.

NOTE 13—STOCK SPLITS

On February 28, 2011 and January 6, 2012, the Company approved a one-for-ten reverse common stock split and a one-for-five reverse common stock split, respectively, which became effective on those respective dates. As a result, all references to common share and per-share data for all periods presented in this report have been adjusted to give effect to these reverse common stock splits. As no change was made to the par value of the common shares, a total of $58,310 was reclassified from common stock to additional paid-in-capital.

PLATINUM ENERGY SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

September 30, 2011

(Unaudited)

	September 30, 2011	December 31, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$52,906,232	$1,431,595
Restricted cash	—	16,637,493
Available for sale investment securities	5,081,987	2,152,507
Accounts receivable, net of allowance for doubtful accounts of $503,589	8,477,988	—
Deferred tax asset	199,752	—
Prepayments and other current assets	5,685,208	—
Inventory	433,606	—

Total current assets	72,784,773	20,221,595

Property and equipment, net	116,737,695	6,932,963
Other assets	13,444,996	—

TOTAL ASSETS	$202,967,464	$27,154,558

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$11,350,995	$937,526
Customer provided financing	5,500,000	4,000,000
Line of credit	2,043,111	8,790,000

Total Current Liabilities	18,894,106	13,727,526

Long-term debt	167,412,937	—
Customer provided financing	4,500,000	16,000,000
Amounts due to affiliates	11,774,096	—
Deferred tax liabilities	2,502,213	—

TOTAL LIABILITIES	205,083,352	29,727,526

SHAREHOLDERS’ EQUITY
Preferred stock Series A—$0.001 par value; authorized 20,000 shares; 20,000 shares issued and outstanding	20	—
Common stock—$0.001 par value; authorized 499,980,000 shares; 15,535,228 and 1,190,000 shares issued and outstanding, respectively	15,536	1,190
Additional paid in capital	24,732,831	2,973,810
Accumulated other comprehensive income (loss)	11,319	(16,621)
Accumulated deficit	(28,923,078)	(5,531,347)

Total Platinum shareholders’ equity (deficit)	(4,163,372)	(2,572,968)

Noncontrolling interest	2,047,484	—

Total shareholders’ equity (deficit)	(2,115,888)	(2,572,968)

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$202,967,464	$27,154,558

See accompanying notes to the condensed consolidated financial statements.

PLATINUM ENERGY SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months Ended September 30, 2011

and for the period from September 7, 2010 (inception) to September 30, 2010

(Unaudited)

	Three Months Ended September 30, 2011	September 7, 2010 (Inception) through September 30, 2010
Revenue	$8,774,270	$—
Cost of services	(8,588,352)	—
Depreciation	(2,445,874)	—
General and administrative expense	$(3,757,713)	$(306,000)

Loss from operations	(6,017,669)	(306,000)
Interest expense and other, net	(5,042,544)	—

Loss before income tax	$(11,060,213)	(306,000)
Income tax benefit	114,190	—

Net loss	(10,946,023)	(306,000)
Loss attributable to noncontrolling interests	(137,461)	—

Net loss attributable to Platinum	$(10,808,562)	$(306,000)

Earnings Per Share:
Net loss attributable to Platinum—basic and diluted	$(0.78)	Not Applicable

Shares Used in Per Share Calculations:
Weighted average shares—basic and diluted	13,788,770	—

See accompanying notes to the condensed consolidated financial statements.

PLATINUM ENERGY SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Nine Months Ended September 30, 2011

and for the period from September 7, 2010 (inception) to September 30, 2010

(Unaudited)

	Nine Months Ended September 30, 2011	September 7, 2010 (Inception) through September 30, 2010
Revenue	$9,878,200	$—
Cost of services	(10,076,320)	—
Depreciation	(3,792,921)	—
General and administrative expense	$(8,379,305)	$(306,000)

Loss from operations	(12,370,346)	(306,000)
Interest expense and other, net	(11,511,497)	—

Loss before income tax	$(23,881,843)	(306,000)
Income tax benefit	222,965	—

Net loss	(23,658,878)	(306,000)
Loss attributable to noncontrolling interests	(267,147)	—

Net loss attributable to Platinum	$(23,391,731)	$(306,000)

Earnings Per Share:
Net loss attributable to Platinum—basic and diluted	$(2.15)	Not Applicable

Shares Used in Per Share Calculations:
Weighted average shares—basic and diluted	10,883,497	—

See accompanying notes to the condensed consolidated financial statements.

PLATINUM ENERGY SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Nine Months Ended September 30, 2011

(Unaudited)

	Nine Months Ended September 30, 2011	September 7, 2010 (Inception) Through September 30, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	($23,658,878)	($306,000)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	3,792,921	—
Amortization of debt issuance cost and debt discount	2,030,227	—
Deferred income taxes	(222,965)	—
Stock based compensation	623,387	—
Changes in assets and liabilities:
Accounts receivable	(7,513,135)	—
Inventory	(433,606)	—
Other current assets	(5,685,208)	—
Accounts payable and accrued expenses	15,898,508	306,000

Net cash used in operating activities	(15,168,749)	—

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of investment securities	(5,654,717)	—
Sale of investment securities	2,753,177	—
Purchase of and deposits for property and equipment	(95,553,267)	—
Other	6,986	—

Net cash used in investing activities	(98,447,821)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of preferred stock	20,000,000	—
Contribution from noncontrolling interests, net	215,600	—
Release of restricted cash	6,637,493	—
Repayment of line of credit	(6,746,889)	—
Payment of equity offering costs	(732,267)	—
Payment of debt issuance cost	(14,211,330)	—
Net proceeds from issuance of senior notes	159,928,600	—

Net cash provided by financing activities	165,091,207	—

Net increase in cash and cash equivalents	51,474,637	—
Cash and cash equivalents—Beginning	1,431,595	—

Cash and cash equivalents—Ending	$52,906,232	$—

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid	$69,375	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING ACTIVITIES
Purchases of property and equipment in accounts payable and accrued expense	$306,822	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Return of restricted cash to a customer	$(10,000,000)	$—

See accompanying notes to the condensed consolidated financial statements.

PLATINUM ENERGY SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

September 7, 2010 (date of inception) through December 31, 2010 and Nine Months Ended September 30, 2011

(Unaudited)

	Common Stock		Preferred Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Noncontrolling Interest	Total Stockholders’ Equity
	Shares	Par	Shares	Par
Balance at September 7, 2010	—	$—	—	$—	$—	$—	$—	$—	$—
Issuance of stock awards	1,190,000	1,190	—	—	2,973,810	—	—	—	2,975,000
Net loss	—	—	—	—	—	—	(5,531,347)	—	(5,531,347)
Unrealized loss on investment securities	—	—	—	—	—	(16,621)	—	—	(16,621)

Comprehensive loss	—	—	—	—	—	—	—	—	(5,547,968)

Balance at December 31, 2010	1,190,000	$1,190	—	$—	$2,973,810	$(16,621)	$(5,531,347)	$—	$(2,572,968)

Issuance of stock awards	4,448,268	$4,448	—	$—	$593,507	$—	$—	$—	$597,956
Issuance of Preferred Stock Series A	—	—	20,000	20	15,793,772	—	—	—	15,793,792
Common stock issued to preferred stock holders	9,896,960	9,897	—	—	4,196,311	—	—	—	4,206,208
Unexercised warrants issued to holders of the Senior Notes	—	—	—	—	1,150,000	—	—	—	1,150,000
Issuance of stock options	—	—	—	—	25,431	—	—	—	25,431
Amounts attributed to noncontrolling interests for the acquisition of a variable interest entity	—	—	—	—	—	—	—	1,734,007	1,734,007
Net non-cash distribution to noncontrolling interests	—	—	—	—	—	—	—	365,024	365,024
Contribution from noncontrolling interests, net	—	—	—	—	—	—	—	215,600	215,600
Net loss	—	—	—	—	—	—	(23,391,731)	(267,147)	(23,658,878)
Unrealized gain on investment securities	—	—	—	—	—	27,940	—	—	27,940

Comprehensive loss	—	—	—	—	—	—	—	—	(23,630,938)

Balance at September 30, 2011	15,535,228	$15,536	20,000	$20	$24,732,831	$11,319	$(28,923,078)	$2,047,484	$(2,115,888)

See accompanying notes to the condensed consolidated financial statements.

PLATINUM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

(September 30, 2011)

(Unaudited)

NOTE 1—DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Platinum Energy Solutions, Inc. (collectively, with its subsidiaries, the “Company,” “we,” or “Platinum”) was incorporated in Nevada on September 7, 2010. We are a Houston, Texas based oilfield services provider specializing in premium Hydraulic Fracturing, Coiled Tubing and Other Pressure Pumping services, our three reportable segments. In March 2011, we commenced operations, following the lease of certain pressure pumping and coil tubing equipment from a related party and, therefore, ceased to be a development stage company. Our Hydraulic Fracturing segment began operations in August 2011 in the Eagle Ford Shale. We utilize modern, high pressure-rated fracturing equipment that allows us to handle challenging geological environments, reduce operating costs, increase asset utilization and deliver excellent customer service. In addition, we have established a contract for wet sand supply and physical capabilities around the transport, processing and storage of sand used in the hydraulic fracturing process.

The accompanying unaudited condensed consolidated financial statements of Platinum have been prepared in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, the condensed consolidated financial statements reflect all of the adjustments considered necessary for a fair presentation of the results of Platinum for the periods presented. These unaudited condensed consolidated financial statements include the accounts of all controlled subsidiaries. All significant intercompany transactions and accounts have been eliminated upon consolidation. The financial information presented herein should be read in connection with the audited consolidated financial statements and notes thereto for the period ended December 31, 2010.

NOTE 2—SIGNIFICANT ACCOUNTING POLICIES

(a) Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP necessarily requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We regularly evaluate estimates and judgments based on historical experience and other relevant facts and circumstances. Significant estimates included in these financial statements primarily relate to the consolidation of our variable interest entity (“VIE”), the assessment of our property and equipment regarding useful lives, depreciation and impairment, the valuation of our equity grants made to employees and nonemployees (directors and certain vendors), and the realizability of deferred tax assets. Actual results could differ from those estimates as new events occur, additional information is obtained and the Company’s operating environment changes.

(b) Cash and Cash Equivalents

Cash equivalents are highly liquid investments with an original maturity at the date of acquisition of three months or less. Cash and cash equivalents consist of cash on deposit with domestic banks and, at times, may exceed federally insured limits.

(c) Restricted Cash

We classify as restricted cash highly liquid investments that otherwise would qualify as cash equivalents, but are restricted in usage and are, therefore, unavailable to us for general purposes.

PLATINUM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

(September 30, 2011)

(Unaudited)

(d) Investment Securities

Investment securities consist of U.S. Treasury securities. The Company classified its securities into one of three categories: trading, available for sale or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold the security until maturity. All securities not included in trading or held to maturity are classified as available for sale.

Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate component of accumulated other comprehensive income until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific-identification basis.

As of September 30, 2011 and December 31, 2010, all of the Company’s investment securities were available for sale.

(e) Property and Equipment

Property and equipment are carried at the cost of acquisition or construction and depreciated, net of applicable salvage value, over the estimated useful lives of the assets. Costs associated with repair and maintenance are expensed as incurred. Costs associated with improvements which extend the life, increase the capacity or improve the efficiency of our property and equipment are capitalized and depreciated over the remaining life of the related asset. Depreciation is provided, upon the place-in-service date, using the straight-line method over the estimated useful lives of the assets, which are estimated to range from 1.5 to 7 years. Depreciation on amounts recorded as construction in process begins when the asset is placed in service.

(f) Long-Lived Assets

Long-lived assets, such as property and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment charge is recognized to the extent that the carrying value exceeds its fair value which is the discounted cash flows expected to be generated by that asset or asset group. Fair value can be determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. No impairments were recorded in 2011 or in 2010.

(g) Income Taxes

According to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 740, Income Taxes, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

PLATINUM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

(September 30, 2011)

(Unaudited)

A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will not be realized. In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, we believe it is more likely than not that we will realize the benefits of these deductible differences, net of the existing valuation allowance.

We record estimated reserves for uncertain tax positions if the position does not meet a more-likely than-not threshold to be sustained upon review by taxing authorities. Income tax positions that previously failed to meet the more-likely-than-not threshold are recognized as benefits in the first subsequent financial reporting period in which that threshold is met. The Company recognizes potential interest and penalties related to uncertain tax positions, if any, within the provision for income taxes.

(h) Revenue Recognition

Our services and products are generally sold based upon contracts with our customers that include fixed or determinable prices, and do not include right of return provisions or other significant post-delivery obligations. We recognize revenue as the services are rendered, which is typically on a per day, per stage, per hour, or similar basis, and when collectability is reasonably assured.

(i) Share-Based Awards

The Company accounts for share-based awards issued to employees and nonemployees in accordance with the guidance on share-based payments. Accordingly, employee share-based compensation is recognized as an expense over the requisite service period (or the vesting period in the case of restricted stock or stock options) and is measured at the grant date fair value of the award. The grant date fair value of stock option awards is estimated using the Black-Scholes option-pricing model. Nonemployee share-based awards are expensed, on a fair value basis, over the period in which the related services are rendered.

(j) Earnings per Share

We compute basic earnings per share based on the weighted average number of shares of common stock outstanding during the applicable period, which includes shares issuable for little or no cash consideration. We compute diluted earnings per share based on the weighted average number of shares of common stock and common stock equivalents outstanding during the applicable period, as if stock options, restricted stock awards, warrants and other convertible instruments, if any, were converted into common stock.

(k) Fair Value

The carrying amounts of our financial instruments, consisting of cash equivalents, investment securities, accounts receivable, accounts payable, accrued expenses, customer deposit, and our line of credit, approximate their fair values due to their relatively short maturities.

PLATINUM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

(September 30, 2011)

(Unaudited)

(l) Recently Issued Accounting Pronouncements

In May 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-4, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. This ASU was issued to provide largely identical guidance about fair value measurement and disclosure requirements with the new International Financial Reporting Standard No. 13, Fair Value Measurement. The ASU does not extend the use of fair value but, rather, provides guidance about how fair value should be applied where it already is required or permitted under U.S. GAAP. Most of the changes are clarifications of existing guidance or wording changes. ASU No. 2011-4 should be applied prospectively and is effective, for a public entity, beginning after December 15, 2011. For a nonpublic entity, the ASU is effective for annual periods beginning after December 15, 2011. We intend to early adopt ASU No. 2011-4 in the first quarter of 2012 and do not expect the adoption of the ASU to have a material effect on our financial position, results of operations, cash flows and disclosures.

In June 2011, the FASB issued ASU No. 2011-5, Presentation of Comprehensive Income. This ASU increases the prominence of other comprehensive income in financial statements. Under this ASU, an entity will have the option to present the components of net income and comprehensive income in either one or two consecutive financial statements. The ASU eliminates the option in U.S. GAAP to present other comprehensive income in the statement of changes in equity. ASU No. 2011-5 should be applied retrospectively and is effective, for a public entity, beginning after December 15, 2011. For a nonpublic entity, the ASU is effective for fiscal years ending after December 15, 2012. We intend to early adopt ASU No. 2011-5 in the first quarter of 2012 and do not expect the adoption of the ASU to have a material effect on our financial position, results of operations, cash flows and disclosures.

NOTE 3—FAIR MARKET VALUE MEASUREMENTS

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•

Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

The following table presents the placement in the fair value hierarchy of assets and liabilities that are measured at fair value on a recurring basis at September 30, 2011:

September 30, 2011	Carrying Value	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)
Investment securities	$5,081,987	$5,081,987	$5,081,987

December 31, 2010
Investment securities	$2,152,507	$2,152,507	$2,152,507

PLATINUM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

(September 30, 2011)

(Unaudited)

NOTE 4—PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	Useful Life	September 30, 2011	December 31, 2010
Furniture and fixtures	3-5 years	$177,252	$59,523
Vehicles	5-7 years	15,381,208	52,471
Equipment	1.5-7 years	66,238,753	—
Leasehold improvements	2 years	120,121	—
Land		—	2,000
Construction in progress		38,615,338	6,821,025

		120,532,672	6,935,019
Accumulated depreciation		(3,794,977)	(2,056)

		$116,737,695	$6,932,963

NOTE 5—CUSTOMER FINANCING

During 2010, we received a total of $20 million in advances under the terms of two separate customer contracts related to multi-year well services contracts. The agreement with one customer stipulates $10 million be placed into an escrow account in the name of the Company to be used to offset future billings made to that customer as services are delivered. In March 2011, the $10 million was returned to that customer. There were no restrictions on the use of the $10 million received from the other customer.

NOTE 6—DEBT

Line of Credit

Platinum has a bank revolving line of credit. The initial available amount was $8.8 million, but was subsequently reduced to $4.2 million, of which the Company had borrowed $2.0 million as of September 30, 2011 as compared to $8.8 million as of December 31, 2010. The line of credit is collateralized by investment securities of $2.0 million. Interest payments are due monthly at a designated prime rate plus 2.5%. The average interest rate for the quarter was approximately 2.7%. The line of credit has no stated maturity. The line of credit does not have any covenants. The availability under the line of credit as of September 30, 2011 was $2.2 million.

March 2011 Senior Secured Notes

On March 3, 2011, we completed the private placement of $115 million of Senior Secured Notes, at an interest rate of 14.25% per year on the principal amount (the “Original Senior Notes”). The Original Senior Notes mature on March 1, 2015, unless the Original Senior Notes are repurchased earlier. At any time prior to March 1, 2013, the Company may redeem up to 35% of the Original Senior Notes at a price equal to 114.25% of the principal amount, plus accrued and unpaid interest, if any, to the date of redemption, with net cash proceeds from certain equity offerings. The Company may also redeem the Original Senior Notes from March 1, 2013 to February 28, 2014 and from March 1, 2014, thereafter at a price equal to 107.125% and 100% respectively, plus accrued and unpaid interest. Upon a change of control the holders of the Original Senior Notes will have the right to require the Company to repurchase the Original Senior Notes at 101% of the principal amount, plus any accrued and unpaid interest. The Original Senior Notes are secured by a lien against substantially all of the Company’s assets and all of the Company’s existing and future domestic subsidiaries’ assets and will receive preference in the case of liquidation.

PLATINUM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

(September 30, 2011)

(Unaudited)

The Original Senior Notes were issued at a discount such that the cash received was equal to 97.764% of the principal amount of the Original Senior Notes. Accordingly, we recognized a $2,571,400 discount on the Original Senior Notes that is being amortized over the life of the Original Senior Notes using the effective interest method.

In conjunction with this, the holders of the Original Senior Notes received 115,000 warrants entitling the holders to purchase 2,801,170 shares of the Company’s common stock at an exercise price of $0.05. These warrants expire on February 28, 2018. We allocated $1,150,000 of the proceeds to the warrants, which was recorded as additional paid-in capital, based on the relative fair values of the Original Senior Notes and the warrants at the time of issuance of the securities.

Unamortized debt issuance costs associated with the Original Senior Notes are $9,713,711 as of September 30, 2011. These debt issue costs are included in Other Assets and are being amortized over the term of the Original Senior Notes using the effective interest method. As of September 30, 2011, the fair value of our Original Senior Notes was $109.8 million, based on quoted market prices.

The Original Senior Notes contain covenants, including but not limited to:

•	Limitation of capital expenditure;

•	Restrictions on the payment of dividends as well as the purchase of equity for cash;

•	Issuance of further debt or the issuance of future disqualified stock including preferred stock; and

•	Restrictions on the sale of stock that could result in the sale or merger of the Company with another or the sale of assets and properties to another.

September 2011 Senior Secured Notes

On September 29, 2011, we completed a private offering of an additional $50 million aggregate principal amount of our 14.250% Senior Secured Notes due 2015 (the “Additional Senior Notes”) under the indenture governing the Original Senior Notes. The Additional Senior Notes and the Original Senior Notes (collectively, the “Senior Notes”) are treated as a single series for purposes of such indenture, as amended. In connection with the offering of the Additional Senior Notes, we obtained the consent of holders of a majority in aggregate principal amount of outstanding Original Senior Notes to certain amendments to the indenture to (i) increase certain permitted indebtedness under our indenture from $35 million to $50 million in aggregate principal amount to allow for the issuance of the Additional Senior Notes and eliminate the requirement that the proceeds of the issuance of such Additional Senior Notes be used by us solely for the purpose of acquiring equipment, and (ii) amend the covenant relating to maximum amount of capital expenditures permitted to be incurred in any fiscal year from $10 million to $30 million effective in the fiscal year commencing in 2012 (and increase from $113 million to $160 million the exclusion for anticipated expenditures for new equipment thereunder).

In addition, we agreed that if we complete on or prior to June 30, 2012 an Equity Offering (a firm commitment underwritten initial public offering of our common stock) with net cash proceeds to us in excess of $100 million, we will exercise our redemption rights under Section 3.07(c) of the indenture to redeem that amount of Senior Notes whose aggregate redemption price is at least equal to the amount of such excess over $100 million.

The Additional Senior Notes were issued at a discount such that the cash received was equal to approximately 95% of the principal amount of the Additional Senior Notes. Accordingly, we recognized a

PLATINUM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

(September 30, 2011)

(Unaudited)

$2,500,000 discount on the Additional Senior Notes that is being amortized over the life of the Additional Senior Notes using the effective interest method. Unamortized debt issuance costs associated with the Additional Senior Notes are $2,999,619 as of September 30, 2011. These debt issue costs are included in Other Assets and are being amortized over the term of the Additional Senior Notes using the effective interest method. As of September 30, 2011, the fair value of our Additional Senior Notes was $47.5 million, based on their private offering price on September 29, 2011.

NOTE 7—STOCKHOLDERS’ EQUITY

Common Stock

On February 28, 2011 and January 6, 2012, the Company approved a one-for-ten reverse common stock split and a one-for-five reverse common stock split, respectively, which became effective on those respective dates. Please see Note 17 for further detail regarding the reverse common stock splits.

Preferred Stock

On March 3, 2011 we issued 20,000 shares of Series A Preferred Stock for $20 million. The Series A Preferred Stock is not convertible and has a liquidation preference of up to $40 million. The Preferred Stock is not redeemable unless the Company completes an initial public offering, at which time the Preferred Stock is redeemable at a redemption price equal to the original purchase price. The Preferred Stock holders also acquired 9,896,960 shares of the Company’s common stock.

NOTE 8—STOCK AWARD PLAN

During the first quarter 2011, the Company issued a total of 4,418,268 restricted and unrestricted shares to certain employees, directors, and to third parties in exchange for services provided. The grant date fair value of each award is estimated on the date of grant using the Option Pricing Model. Under this approach the fair value of the Company is partially based on the $20 million paid by the outside investors to purchase the Company’s Series A Preferred stock. Based on our calculation, we determined fair market value of the restricted shares to be $0.425 per share.

The Company has the right to reacquire 100%, 67%, 33% and 13% of the restricted shares for $0.001 per share as of December 31, 2011, 2012, 2013 and 2014, respectively. Therefore, the restricted stock vest by 33%, 33%, 21% and 13% as of December 31, 2011, 2012, 2013 and 2014, respectively. Restricted stock awards of 4,044,799 were made to employees and remain unvested as of September 30, 2011. Unvested restricted stock entitles the grantees to dividends, if any, and voting rights for their respective shares. The remaining 373,470 stock awards granted to third parties vested immediately.

During the third quarter 2011, the Company issued 30,000 restricted shares to certain key employees. The restriction lapses over a period of four years. The grant date fair value of the restricted shares was determined to be $20.00 per share, based on the estimated market value of our non-publicly traded common stock at the date of grant.

During the third quarter 2011, the Company granted 128,400 stock options to certain key employees under the 2010 Omnibus Equity Incentive Plan (the “2010 Plan”). The stock options entitle the recipients to purchase shares of our common stock at an exercise price of $20.00 per share (the estimated market value of our common

PLATINUM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

(September 30, 2011)

(Unaudited)

stock at the date of grant) at any time over the options’ ten-year life, subject to the options’ four-year vesting schedule. We have reserved 1,044,817 shares of common stock (or options to purchase common stock) under the 2010 Plan for future issuances.

The fair value of our option grants was calculated through the use of the Black-Scholes option pricing model. The model requires certain assumptions regarding the market price of the Company’s currently non-traded stock, the expected share price volatility and the expected term of each option grant.

The assumptions used in arriving at the $11.30 fair value of the option grants are as follows:

Risk-free interest rate	1.37%
Dividend yield	0%
Expected volatility	60%
Expected term (in years)	6.25

The risk-free interest rate is based on the treasury yield rate with a maturity corresponding to the expected term or option life assumed at the grant date. Since we had not previously issued any options to our employees, and therefore had no historical forfeiture experience, we estimated the expected term of the option using the simplified method as permitted by SEC Topic 14. D2. Share-based payments, Expected term. The simplified method estimates the expected term of the option by calculating the mid-point between the vesting period end-date and the end of the contract term. As there was no trading market for our equity securities, expected volatility of our stock price is based on historical and expected volatility rates of comparable publicly traded peer companies.

Absent an active market for our equity securities, the market value of our common stock underlying the options granted was determined by management and approved by our Board of Directors. In determining such fair market value, for purposes of valuing our share-based payment awards, we obtained a contemporaneous valuation compiled based on estimates provided by various investment banks which were engaged by us to produce an estimated enterprise value and equity value of the Company, based primarily on our financial forecasts and on comparable peer company data. Among other significant assumptions, the valuation reflected a marketability discount as our equity securities were not traded at such time.

Changes to the underlying assumptions described above may have a significant impact on the resulting market value of our stock and the fair value of our option grants, respectively, which could have a material impact on our consolidated financial statements.

The stock-based compensation expense related to all our unvested restricted stock awards and stock option awards described above was approximately $0.2 million and $0.6 million, respectively, for the three- and nine-month periods ended on September 30, 2011 and was recognized and included in general and administrative expenses. The remaining stock-based compensation expense will be recognized over the remaining vesting periods.

PLATINUM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

(September 30, 2011)

(Unaudited)

NOTE 9—EARNINGS PER SHARE

The following table is a reconciliation of the numerator and the denominator of our basic and diluted earnings per share for the three and nine months ended September 30, 2011 and for the period from September 7, 2010 (inception) through September 30, 2010:

	Three Months Ended September 30, 2011	September 7, 2010 (Inception) Through September 30, 2010
	(Unaudited)
Net loss attributable to Platinum—basic and diluted	$(10,808,562)	$(306,000)
Weighted average shares of common stock outstanding—basic and diluted	13,788,770	—
Net loss per share:
Basic	$(0.78)	Not applicable
Diluted	$(0.78)	Not applicable

	Nine Months Ended September 30, 2011	September 7, 2010 (Inception) Through September 30, 2010
	(Unaudited)
Net loss attributable to Platinum—basic and diluted	$(23,391,731)	$(306,000)
Weighted average shares of common stock outstanding—basic and diluted	10,883,497	—
Net loss per share:
Basic	$(2.15)	Not applicable
Diluted	$(2.15)	Not applicable

The calculation of weighted average shares of common stock outstanding—diluted for the three months ended September 30, 2011, excludes 4.6 million of outstanding restricted stock and stock option awards because their effect was antidilutive. The calculation of weighted average shares of common stock outstanding—diluted for the nine months ended September 30, 2011, excludes 3.5 million of outstanding restricted stock and stock option awards because their effect was antidilutive.

NOTE 10—INCOME TAXES

The effective tax benefit of approximately 1.0% for the three and nine month periods ended September 30, 2011 is lower than the federal statutory rate as the majority of our income tax benefits were not recognized. This is because we are not able to conclude that it is more likely than not that we will be able to use these loss carryforwards and, as such, have provided a corresponding valuation allowance. We recognized a tax benefit from the losses of a newly consolidated subsidiary which files a separate tax return.

NOTE 11—VARIABLE INTEREST ENTITY

We account for variable interest entities (“VIEs”) in accordance with FASB ASC Topic 810, Consolidation. ASC 810 requires the consolidation of VIEs in which a company has both the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance and the obligation to absorb losses or the rights to receive the benefits from the VIE that could potentially be significant to the VIE. If a reporting enterprise meets these conditions then it has a controlling financial interest and is the primary beneficiary of the VIE.

PLATINUM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

(September 30, 2011)

(Unaudited)

As required by ASC 810-10, we perform a qualitative assessment to determine whether we are the primary beneficiary once an entity is identified as a VIE. A qualitative assessment begins with an understanding of the nature of the risks in the entity, as well as the nature of the entity’s activities, including terms of the contracts entered into by the entity, ownership interests issued by the entity and how they were marketed, and the parties involved in the design of the entity. We then identify all of the variable interests held by parties involved with the VIE. Once we identify the variable interests, we determine those activities which are most significant to the economic performance of the entity and which variable interest holder has the power to direct those activities.

On March 3, 2011, we entered into a lease agreement with Well Services Blocker, Inc. (“WSB”) and two of its wholly owned entities, Moncla Pressure Pumping Well Services, L.L.C. (“PP”) and Moncla Coil Tubing Well Services, LLC. (“CT”) to lease all of the coil tubing and pressure pumping equipment held by PP, CT and MW Services Transportation LLC (“MWST”) (collectively, the “WSB Business”). Due to a protective right included in the lease agreement that enables the sole shareholder of the WSB Business to sell to us the assets subject to the lease purchase agreement upon the occurrence of certain events, we determined that PP, CT and MWST are variable interest entities. We further determined that we are the primary beneficiary of PP, CT and MWST because the lease provides us with full control of all of the operating assets of PP, CT and MWST. As of September 30, 2011, the combined financials statements of PP, CT and MWST had $16.4 million in total assets and $14.9 million in total liabilities.

We obtained control of the WSB Business effective March 3, 2011. In accordance with FASB ASC Topic 805, Business Combinations, we accounted for the acquisition of the WSB Business using the acquisition method which requires an acquirer to recognize and measure the identifiable assets acquired and liabilities assumed at their fair values as of the acquisition date. The following represents the identifiable assets required and liabilities estimates of their fair values at the acquisition date.

Cash	$6,986
Accounts receivable	964,854
Property and equipment	17,739,620
Accounts payable and accrued expenses	(559,700)
Amounts due to affiliates	(13,889,453)
Net deferred tax liabilities	(2,528,300)

Net assets acquired	$1,734,007
Non controlling interests	(1,734,007)

Consideration paid	$—

The fair value of the net assets acquired, net of tax, was $1,734,007, which was recognized as non controlling interests.

We have not yet completed our allocation of the purchase price to the fair values of the net assets acquired. We do not believe the resolution of this matter will result in a material change to our preliminary purchase accounting.

Pro Forma Impact of the Acquisition of the WSB Business

The following unaudited supplemental pro forma results present consolidated information as if the lease purchase agreement had been effective on January 1, 2011 and we had obtained control of the WSB Business on such date. The pro forma results include adjustments that give effect to (i) the impact of the preliminary fair

PLATINUM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

(September 30, 2011)

(Unaudited)

value adjustment to property and equipment on depreciation expense, (ii) the impact on general and administrative expenses of new executive employment contracts that were executed concurrent with the lease purchase agreement, (iii) the impact of the preliminary fair value adjustment to the amount due to affiliate on interest expense and (iv) the impact of the pro forma adjustments on the historical income tax provision. The pro forma results do not include any potential synergies, cost savings or other expected benefits of the deemed acquisition. Accordingly, the pro forma results should not be considered indicative of the results that would have occurred if the lease purchase agreement had occurred on January 1, 2011, nor are they indicative of future results.

Nine Months Ended September 30, 2011
Revenues	$10,487,220
Net loss	$(23,134,458)

For the period from March 3, 2011 (acquisition date) to September 30, 2011, the WSB Business generated revenues and net loss, net of tax benefit, of $1,505,054 and $267,147, respectively. Of such revenues $1,470,000 generated by the WSB Business has been eliminated in consolidation as they represent lease payments made by Platinum to the WSB Business.

NOTE 12—RELATED PARTY TRANSACTIONS

On March 3, 2011, we entered into a lease agreement with WSB and two of its wholly owned entities, PP and CT, to lease certain pressure pumping and coil tubing equipment. These entities are controlled by our CEO. The term of the lease is for two years commencing March 3, 2011. Under the terms of the lease we will pay WSB a monthly fee of $210,000 over a term of two years. Should there be a change of control in the Company, we may, at the option of the lessor, be obligated to purchase the business of WSB for an amount equal to the greater of:

a.	The aggregate of the outstanding balance of the loans from JPMorgan Chase Bank, N.A. and from WSB’s shareholder, Charles Moncla limited to $16.1 million; and

b.	The lesser of (i) the last twelve months of revenue generated by the business of WSB or (ii) $20 million.

As explained above, we consolidated the WSB Business effective March 3, 2011.

The Company entered into a lease agreement with a certain related party to lease the Del Yard located in Scott, Louisiana commencing March 1, 2011. The agreement requires a monthly fee of $10,000 over a term of two years.

During December, 2010, the Company entered into an overhead allocation agreement with Layton Corporation, a company owned and controlled by one of the Company’s directors, covering the Company’s office space at 2100 West Loop South, 16th Floor, Houston, Texas. This agreement provides for the shared space and other office services provided by Layton Corporation and the Company will pay $30,000 per month for these services over two years. The Company also entered into a contract with Layton Corporation whereby the Company paid Layton Corporation a $1.35 million fee for services related to the offering of debt and equity which closed on March 3, 2011.

PLATINUM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

(September 30, 2011)

(Unaudited)

The amounts due to affiliates are unsecured, interest free and has no fixed term of repayment. The calculation of amounts due to affiliate, non-current, is as follows:

Balance as of December 31, 2010	$—
Acquisition of PP, CT and MWST	13,889,453
Lease payment due to PP, CT and MWST	(1,470,000)
Divestiture of certain affiliates	(365,024)
Other, net	(280,333)

Balance as of September 30, 2011	$11,774,096

NOTE 13—COMMITMENTS AND CONTINGENCIES

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

In January 2011, the Company entered into an agreement for the purchase of well service equipment with a third party. The total contract price is $73.1 million to be payable in increments due before each piece of equipment is delivered. Delivery of the equipment is expected to take place in 2011. If the contract is cancelled, the Company will pay a 20% penalty fee per piece of equipment ordered but not delivered. In addition, the Company will pay the actual documented costs, including taxes up to such date and take ownership of any fully or partially completed equipment.

In March 2011, the Company committed to purchase guar gum, a necessary input for the hydraulic fracturing services. The Company committed to purchase 100,000 gallons of the guar gum per month, at prevailing market prices, commencing in September, 2011 and the Company has made a deposit of $1.46 million to secure the delivery of such guar gum supply. Of the $1.46 million prepayment, $0.5 million was made in July 2011.

In May 2011, the Company entered into another agreement for the purchase of well service equipment with a third party. The total contract price is $18.0 million to be payable in increments due before each piece of equipment is delivered. Delivery of the equipment is expected to take place in 2011. If the contract is cancelled, the Company will reimburse seller all losses, damages, costs, and expenses arising from the termination.

In July 2011, the Company entered into a lease agreement with a third party to lease rail cars for the transport of sand used in hydraulic fracturing. The lease commences upon delivery of the rail cars, the completion of which should be by December 31, 2011 and requires a monthly fee of $485 per rail car over a term of five years.

In July 2011, the Company entered into a one year supply and service agreement to purchase sand, a necessary input for the hydraulic fracturing services. The Company committed to purchase 150,000 tons per year with the option to increase it to 300,000 tons per year. This agreement also provides for design and construction supervision services for the proposed sand drying facility. The agreement may be extended for an additional year.

In September 2011, the Company entered into a lease agreement with a third party to lease additional office space for our Houston office. The lease commences on October 1, 2011 and requires a monthly fee of $5,627, including maintenance fee, with an estimated annual rental increase of approximately four percent, over a period of three years, with an option to extend the lease for an additional three-year term.

PLATINUM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

(September 30, 2011)

(Unaudited)

In October 2011, the Company entered into two additional purchase agreements for the purchase of well service equipment with two third-party vendors. The total contract prices are $28.1 million and $22.1 million to be payable in increments due before each piece of equipment is delivered. Delivery of the equipment is expected to take place in 2012. The Company has made initial deposits of $8.4 million and $3.4 million, respectively, under such agreements.

In October 2011, the Company entered into a lease agreement with a third party to lease office space for our Lafayette, Louisiana office. The lease commences on October 15, 2011 and requires a monthly fee of $3,400 over three years, with an option to extend the lease for two additional three-year terms.

NOTE 14—SEGMENT REPORTING

We operate our business in three reportable segments: (1) Hydraulic Fracturing, (2) Coiled Tubing, and (3) Other Pressure Pumping Services. These business segments provide different services and utilize different technologies.

— Hydraulic Fracturing: Hydraulic fracturing services are utilized when the formations holding oil and natural gas lack the permeability to release their hydrocarbons quickly and economically as is typical in many active unconventional oil and natural gas plays. Our fracturing services include providing technical expertise and experience to improve well completions as well as conducting technical evaluations, job design and fluid recommendations. We commenced hydraulic fracturing operations on August 29, 2011, in southern Texas.

— Coiled Tubing: Coiled tubing allows operators to service a well while continuing production without shutting down the well, reducing risk of formation damage. Our Coiled Tubing segment currently conducts operations in Texas and Louisiana.

— Other Pressure Pumping Services: Cementing service uses pressure pumping equipment to deliver a slurry of liquid cement that is pumped down a well between the casing and the borehole, among other applications. We perform routine pressure pumping services in conjunction with coiled tubing. Our Other Pressure Pumping Services segment currently conducts operations in Louisiana.

Results for these business segments are presented below. We use the same accounting policies to prepare our business segment results as are used to prepare our Consolidated Financial Statements. Summarized financial information concerning our segments is shown in the following table:

	Hydraulic Fracturing	Coil Tubing	Other Pressure Pumping	Corporate and Other(2)	Consolidated
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2011
Revenues	$7,472,246	$1,083,543	$218,481	$—	$8,774,270
Cost of services	7,051,714	1,110,902	425,736	—	8,588,352
Gross profit (loss)(1)	420,532	(27,359)	(207,255)	—	185,918
Depreciation	1,416,575	727,249	302,050	—	2,445,874
General and administrative expense	—	—	—	3,757,713	3,757,713

Operating loss	(996,043)	(754,608)	(509,305)	(3,757,713)	(6,017,669)
Capital expenditures, including	42,911,729	1,522,994	71,000	—	44,505,723
equipment deposits
Total assets	103,278,981	21,031,853	6,554,980	72,101,650	202,967,464

PLATINUM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

(September 30, 2011)

(Unaudited)

	Hydraulic Fracturing	Coil Tubing	Other Pressure Pumping	Corporate and Other(2)	Consolidated
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2011
Revenues	$7,472,246	$1,884,866	$521,088	$—	$9,878,200
Cost of services	7,199,386	2,252,388	624,546	—	10,076,320
Gross profit (loss)(1)	272,860	(367,522)	(103,458)	—	(198,120)
Depreciation and amortization	1,526,482	1,603,175	663,264	—	3,792,921
General and administrative expense	—	—	—	8,379,305	8,379,305

Operating loss	(1,253,622)	(1,970,697)	(766,722)	(8,379,305)	(12,370,346)
Capital expenditures, including equipment deposits	88,347,821	7,370,268	142,000	—	95,860,089
Total assets	103,278,981	21,031,853	6,554,980	72,101,650	202,967,464

(1)	Gross Profit represents Revenues minus Costs of services.
(2)	“Corporate and Other” represents items that are not directly related to a particular operating segment and eliminations. Excluding the $3.8 million and $8.4 million in corporate general and administrative expenses for the three-and nine-month periods ended September 30, 2011, respectively, total operating segments’ loss for such periods was $2.2 million and $4.0 million, respectively.

NOTE 15—SUPPLEMENTAL FINANCIAL INFORMATION

Accounts payable and accrued expenses is comprised of the following items:

	September 30, 2011	December 31, 2010
Trade accounts payable	$5,702,958	$584,774
Accrued payroll related costs	2,186,710	320,000
Accrued interest on Senior Notes	2,055,595	—
Other accrued expenses	1,405,732	32,752

Total accounts payable and accrued expenses	$11,350,995	$937,526

NOTE 16—FINANCIAL INFORMATION ABOUT THE COMPANY AND THE SUBSIDIARY GUARANTOR

On March 3, 2011, Platinum Energy Solutions, Inc. (“PES”) completed the private placement of $115 million of the Senior Notes, guaranteed on a senior secured basis by Platinum Pressure Pumping, Inc., a wholly owned subsidiary of PES (“PPP” or the “Guarantor”). The guarantee is full and unconditional and (if additional subsidiary guarantors are added) will be joint and several with such other subsidiary guarantors and the Guarantor is 100% owned by PES. Under the terms of the Indenture for the Senior Notes, as amended, PPP may not sell or otherwise dispose of all or substantially all of its assets to, or merge with or into another entity, other than the Company, unless no default exists under the Indenture, as amended, and the acquirer assumes all of the obligations of the Guarantor under the Indenture, as amended. PES is a holding company with no significant operations, other than through its subsidiaries.

PLATINUM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

(September 30, 2011)

(Unaudited)

The following tables set forth the condensed consolidating balance sheets as of September 30, 2011, the condensed consolidating statements of operations for the nine months ended September 30, 2011, and the condensed consolidating statements of cash flows for the nine months ended September 30, 2011, of PES, PPP as Guarantor, and PP, CT and MWST (the entities making up the WSB Business, as described below). As a result of our entry on March 3, 2011 into the lease purchase agreement described in Notes 11 and 12 above, we consolidated PP, CT and MWST effective March 3, 2011 for accounting and reporting purposes. Although such entities are not subsidiaries of PES, we have included them as “non-guarantor entities” in this Note.

PLATINUM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

(September 30, 2011)

(Unaudited)

CONDENSED CONSOLIDATING BALANCE SHEET

As of September 30, 2011

	Parent (PES)	Guarantor (PPP)	Non-Guarantor Entities	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$50,585,852	$2,025,186	$295,194	$—	$52,906,232
Deferred tax asset	—	—	199,752	—	199,752
Accounts receivable, net	—	8,457,528	20,460	—	8,477,988
Available for sale investment securities	5,081,987	—	—	—	5,081,987
Inventory	—	433,606	—	—	433,606
Investment in subsidiary	1,000	—	—	(1,000)	—
Prepayments and other current assets	1,073,665	4,611,543	—	—	5,685,208
Intercompany receivables	114,527,123	—	—	(114,527,123)	—

Total current assets	171,269,627	15,527,863	515,406	(114,528,123)	72,784,773
Property, plant and equipment, net	—	100,833,408	15,904,287	—	116,737,695
Other assets	13,444,996	—	—	—	13,444,996

Total assets	$184,714,623	$116,361,271	$16,419,693	$(114,528,123)	$202,967,464

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$5,318,735	$5,936,360	$95,900	$—	$11,350,995
Intercompany payables	—	114,527,123	—	(114,527,123)	—
Customer provided financing	5,500,000	—	—	—	5,500,000
Line of credit	2,043,111	—	—	—	2,043,111

Total current liabilities	12,861,846	120,463,483	95,900	(114,527,123)	18,894,106
Customer provided financing	4,500,000	—	—	—	4,500,000
Amounts due to affiliates	—	—	11,774,096	—	11,774,096
Long-term debt	167,412,937	—	—	—	167,412,937
Deferred tax liabilities	—	—	2,502,213	—	2,502,213

Total liabilities	184,774,783	120,463,483	14,372,209	(114,527,123)	205,083,352

Shareholders’ Equity:
Preferred Stock	20	—	—	—	20
Common Stock	15,536	1,000	—	(1,000)	15,536
Additional paid in capital	24,732,831	—	—	—	24,732,831
Accumulated other comprehensive loss	11,319	—	—	—	11,319
Accumulated deficit	(24,819,866)	(4,103,212)	—	—	(28,923,078)

Total Platinum shareholders’ equity	(60,160)	(4,102,212)	—	(1,000)	(4,163,372)
Noncontrolling interest	—	—	2,047,484	—	2,047,484

Total shareholders’ equity	(60,160)	(4,102,212)	2,047,484	(1,000)	(2,115,888)

Total liabilities and shareholders’ equity	$184,714,623	$116,361,271	$16,419,693	$(114,528,123)	$202,967,464

PLATINUM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

(September 30, 2011)

(Unaudited)

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

Nine Months Ended September 30, 2011

	Parent (PES)	Guarantor (PPP)	Non-Guarantor Entities	Eliminations	Consolidated
Revenue	$—	$9,842,146	$1,506,054	($1,470,000)	$9,878,200
Cost of services	—	(11,482,746)	(63,574)	1,470,000	(10,076,320)
Depreciation	—	(1,817,642)	(1,975,279)	—	(3,792,921)
General and administrative expenses	(7,687,464)	(644,969)	(46,872)	—	(8,379,305)

Loss from operations	(7,687,464)	(4,103,211)	(579,671)	—	(12,370,346)
Interest expense, net	(11,601,056)	—	89,559	—	(11,511,497)

Loss before income tax	(19,288,520)	(4,103,211)	(490,112)		(23,881,843)
Income tax benefit	—	—	222,965	—	222,965

Net loss	($19,288,520)	($4,103,211)	($267,147)	$—	$(23,658,878)

PLATINUM ENERGY SOLUTIONS, INC.

Notes to Condensed Consolidated Financial Statements

(September 30, 2011)

(Unaudited)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

Nine Months Ended September 30, 2011

	Parent (PES)	Guarantor (PPP)	Non-Guarantor Entities	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	($19,288,520)	($4,103,211)	($267,147)	$—	($23,658,878)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	—	1,817,642	1,975,279	—	3,792,921
Amortization of debt issuance costs and debt discounts	2,030,227	—	—	—	2,030,227
Deferred income taxes	—	—	(222,965)	—	(222,965)
Stock-based compensation expense	623,387	—	—	—	623,387
Changes in assets and liabilities:
Accounts receivable	—	(8,457,527)	944,392	—	(7,513,135)
Intercompany receivables	(107,594,161)	—	—	107,594,161	—
Inventory	—	(433,606)	—	—	(433,606)
Accounts payable and accrued expenses	12,483,922	5,629,536	(2,214,950)	—	15,898,508
Intercompany payables	—	107,594,161	—	(107,594,161)	—
Other current assets	(1,073,665)	(4,611,543)	—	—	(5,685,208)

Net cash provided by (used in) operating activities	(112,818,810)	97,435,452	214,609	—	(15,168,749)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of investment securities	(5,654,717)	—	—	—	(5,654,717)
Sale of investment securities	2,753,177	—	—	—	2,753,177
Purchase of and deposits for property and equipment	—	(95,411,266)	(142,001)	—	(95,553,267)
Other	—	—	6,986	—	6,986

Net cash used in investing activities	(2,901,540)	(95,411,266)	(135,015)	—	(98,447,821)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of preferred stock	20,000,000	—	—	—	20,000,000
Contribution from noncontrolling interests, net	—	—	215,600	—	215,600
Receipt of initial capital	(1,000)	1,000	—	—	—
Release of restricted cash	6,637,493	—	—	—	6,637,493
Repayment of line of credit	(6,746,889)	—	—	—	(6,746,889)
Payment of equity offering costs	(732,267)	—	—	—	(732,267)
Payment of debt issuance cost	(14,211,330)	—	—	—	(14,211,330)
Net proceeds from issuance of senior notes	159,928,600	—	—	—	159,928,600

Net cash provided by financing activities	164,874,607	1,000	215,600	—	165,091,207

Net increase in cash and cash equivalents	49,154,257	2,025,186	295,194	—	51,474,637
Cash and cash equivalents—Beginning	1,431,595	—	—	—	1,431,595

Cash and cash equivalents—Ending	$50,585,852	$2,025,186	$295,194	$—	$52,906,232

NOTE 17—STOCK SPLITS

On February 28, 2011 and January 6, 2012, the Company approved a one-for-ten reverse common stock split and a one-for-five reverse common stock split, respectively, which became effective on those respective dates. All references to common shares and per-share data for all periods presented in this report have been adjusted to give effect to these reverse common stock splits. As no change was made to the par value of the common shares, a total of $58,310 and $62,140 was reclassified from common stock to additional paid-in capital as of December 31, 2010 and September 30, 2011, respectively.

Report of Independent Registered Public Accounting Firm

Shareholder of Well Services Blocker, Inc.

Moncla Coil Tubing Well Services, L.L.C.

Moncla Pressure Pumping Well Services, L.L.C.

MW Services Transportation, LLC:

We have audited the accompanying combined balance sheets of Moncla Coil Tubing Well Services, L.L.C., Moncla Pressure Pumping Well Services, L.L.C., and MW Services Transportation, LLC (collectively, the “Company”) as of December 31, 2010 and 2009, and the related combined statements of operations, member’s equity, and cash flows for the year ended December 31, 2010, and for the period from August 20, 2009 (inception) to December 31, 2009. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Moncla Coil Tubing Well Services, L.L.C., Moncla Pressure Pumping Well Services, L.L.C., and MW Services Transportation, LLC as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the year ended December 31, 2010, and for the period from August 20, 2009 (inception) to December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

August 26, 2011

Houston, TX

MONCLA PRESSURE PUMPING WELL SERVICES, L.L.C.,

MONCLA COIL TUBING WELL SERVICES, L.L.C.

AND MW SERVICES TRANSPORTATION LLC

Combined Balance Sheets

December 31, 2010 and 2009

	December 31, 2010	December 31, 2009
ASSETS
CURRENT ASSETS:
Cash	$5,435	$1
Deferred tax asset	199,752	—
Accounts receivable, net of allowance for doubtful accounts of $477,019 and $0, respectively	1,022,672	274,698

Total current assets	1,227,859	274,699
Property and equipment, net of accumulated depreciation of $3,330,835 and $796,668, respectively	14,594,853	15,450,744

TOTAL ASSETS	$15,822,712	$15,725,443

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$406,102	$136,286
Amounts due to affiliates	13,650,800	11,531,662

Total current liabilities	14,056,902	11,667,948
Deferred tax liabilities	762,930	1,646,297

Total liabilities	14,819,832	13,314,245
Member’s equity	1,002,880	2,411,198

TOTAL LIABILITIES AND MEMBER’S EQUITY	$15,822,712	$15,725,443

See accompanying notes to the combined financial statements.

MONCLA PRESSURE PUMPING WELL SERVICES, L.L.C.,

MONCLA COIL TUBING WELL SERVICES, L.L.C.

AND MW SERVICES TRANSPORTATION LLC

Combined Statements of Operations

Year ended December 31, 2010 and period from August 20, 2009 (inception) to December 31, 2009

	Year Ended December 31, 2010	Period from August 20, 2009 to December 31, 2009
Revenues	$5,475,981	$420,702
Cost of services	(6,835,693)	(1,559,932)
Selling, general and administrative expenses	(1,300,645)	(383,427)

Loss from operations	(2,660,357)	(1,522,657)
Bargain purchase gain, net of tax of $2,271,782	—	3,342,585
Interest expense	(70,433)	(14,791)
Other income (expense)	23,353	(19,424)

(Loss) income before income taxes	(2,707,437)	1,785,713
Income tax benefit	1,083,119	625,485

Net (loss) income	$(1,624,318)	$2,411,198

See accompanying notes to the combined financial statements.

MONCLA PRESSURE PUMPING WELL SERVICES, L.L.C.,

MONCLA COIL TUBING WELL SERVICES, L.L.C.

AND MW SERVICES TRANSPORTATION LLC

Combined Statements of Member’s Equity

Year ended December 31, 2010 and period from August 20, 2009 (inception) to December 31, 2009

Balances, August 20, 2009 (inception)	$—
Net income	2,411,198

Balances, December 31, 2009	2,411,198
Capital Contribution	216,000
Net loss	(1,624,318)

Balances, December 31, 2010	$1,002,880

See accompanying notes to the combined financial statements.

MONCLA PRESSURE PUMPING WELL SERVICES, L.L.C.,

MONCLA COIL TUBING WELL SERVICES, L.L.C.

AND MW SERVICES TRANSPORTATION LLC

Combined Statements of Cash Flows

Year ended December 31, 2010 and period from August 20, 2009 (inception) to December 31, 2009

	2010	2009
CASH FLOW FROM OPERATING ACTIVITIES:
Net (loss) income	$(1,624,318)	$2,411,198
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	2,585,714	796,688
Gain on sale of equipment	(27,552)	—
Bargain purchase gain	—	(3,342,585)
Deferred income tax benefit	(1,083,119)	(625,485)
Changes in operating assets and liabilities:
Accounts receivable, net	(747,974)	(246,512)
Accounts payable and accrued expenses	269,816	70,969

CASH USED IN OPERATING ACTIVITIES	(627,433)	(935,727)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of equipment	213,985	—
Purchase of equipment	(1,916,256)	—

CASH USED IN INVESTING ACTIVITIES	(1,702,271)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Amounts due to affiliates	2,119,138	935,422
Contribution from member	216,000	—

CASH PROVIDED BY FINANCING ACTIVITIES	2,335,138	935,422

INCREASE IN CASH AND CASH EQUIVALENTS	$5,434	$(305)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1	306

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$5,435	$1

See accompanying notes to the combined financial statements.

Moncla Pressure Pumping Well Services, L.L.C., Moncla Coil Tubing Well Services, L.L.C. and

MW Services Transportation LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

(December 31, 2010 and 2009)

NOTE 1—BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Nature of Business

MW Services Transportation, LLC (“MWST”) was formed on August 20, 2009 as a Texas limited liability company. MWST’s primary operations relate to the ownership of transportation equipment used by Moncla Coil Tubing Well Services, L.L.C. (“CT”) and Moncla Pressure Pumping Well Services, L.L.C (“PP”).

On August 31, 2009, the shareholder of MWST acquired the shares of Well Services Blocker, Inc. (“WSB”), which owned various pressure pumping, coil tubing, and wireline oilfield services assets. The shareholder later formed CT and PP as direct, wholly-owned subsidiaries of WSB, to own the coiled tubing and pressure pumping assets, respectively, which at the time of the acquisition of WSB were owned by a single subsidiary of WSB. PP and CT’s primary operations relate to providing pressure pumping and coil tubing services for oil and gas customers in Louisiana, Texas, Mississippi and Alabama. Another subsidiary of WSB, Wireline Specialists of Louisiana, LLC, owns the wireline services assets, which is not included in these combined financial statements.

PP, CT and MWST, which collectively own and operate the equipment used in the delivery of the coil tubing and pressure pumping services, are herein referred to as the “WSB Business.” The WSB Business is managed as a single operating segment.

(b) Principles of Combination

The combined financial statements include the accounts of PP, CT and MWST. PP and CT are controlled by WSB. WSB and MWST are both controlled by the same individual shareholder. PP, CT and MWST have been combined for purposes of presenting these financial statements as they are the parties whose assets are subject to the lease agreement with Platinum Energy Solutions, Inc. and have all been under common control and management for the periods presented (see Note 7). All significant balances and transactions between the entities have been eliminated on combination.

WSB owns other assets that are not subject to the lease agreement with Platinum Energy Solutions, Inc. and, therefore, were not included in these combined financial statements.

(c) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States necessarily requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. We regularly evaluate estimates and judgments based on historical experience and other relevant facts and circumstances. Significant estimates included in these financial statements primarily relate to the valuation of accounts receivable, property and equipment and deferred taxes. Actual results could differ from those estimates.

(d) Cash and Cash Equivalents

Cash equivalents are highly liquid investments with an original maturity at the date of acquisition of three months or less. Cash and cash equivalents consist of cash on deposit with domestic banks and, at times, may exceed federally insured limits.

The WSB Business maintains zero balance bank accounts which sweep nightly to the master account maintained by WSB.

Moncla Pressure Pumping Well Services, L.L.C., Moncla Coil Tubing Well Services, L.L.C. and

MW Services Transportation LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

(December 31, 2010 and 2009)

NOTE 1—BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont’d)

(e) Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the Combined Statements of Cash Flows. The allowance for doubtful accounts is the WSB Business’s best estimate of the amount of credit losses in the WSB Business’s existing accounts receivable based on historical experience and management’s evaluation of outstanding accounts receivable balances. The WSB Business reviews its allowance for doubtful accounts regularly. The allowance for doubtful receivables is $477,019 and $0 as of December 31, 2010 and December 31, 2009, respectively. There were no bad debt write offs during 2010 and 2009.

(f) Property and Equipment

Property and equipment are carried at the cost of acquisition or construction and depreciated over the estimated useful lives of the assets. Costs associated with repair and maintenance are expensed as incurred. Costs associated with improvements which extend the life, increase the capacity or improve the efficiency of our property and equipment are capitalized and depreciated over the remaining life of the related asset. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, which are 3 to 7 years. Depreciation on amounts recorded as construction in progress begins when the asset is placed in service.

Long-lived assets such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the WSB Business first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. No impairments were recorded during 2010 and 2009.

(g) Income Taxes

According to FASB ASC Topic 740, Income Taxes deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, we believe it is more likely than not that we will realize the benefits of these deductible differences.

We record estimated reserves for uncertain tax positions if the position does not meet a more-likely-than-not threshold to be sustained upon by review by taxing authorities. Income tax positions that previously failed to meet the more-likely-than-not threshold are recognized as benefits in the first subsequent financial reporting period in which that threshold is met. The WSB Business recognizes potential interest and penalties related to uncertain tax positions within the provision for income taxes.

Moncla Pressure Pumping Well Services, L.L.C., Moncla Coil Tubing Well Services, L.L.C. and

MW Services Transportation LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

(December 31, 2010 and 2009)

NOTE 1—BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont’d)

(h) Recently Issued Accounting Pronouncements

We adopted FASB ASC Topic 605, Multiple-Deliverable Revenue Arrangements. ASU 2009-13 addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. Specifically, this guidance amends the criteria in Subtopic 605-25, Revenue Recognition-Multiple-Element Arrangements, for separating consideration in multiple-deliverable arrangements. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) estimates. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. In addition, this guidance significantly expands required disclosures related to a vendor’s multiple-deliverable revenue arrangements. The adoption of this accounting standard update did not have a material impact on our financial position, results of operations, cash flows and disclosures.

The WSB Business does not have significant multiple element arrangements.

NOTE 2—ACQUISITION

On August 31, 2009, the shareholder of MWST acquired the stock of WSB, which would become the parent of PP and CT, for a total cash consideration of $12,488,316. The consideration allocated to PP and CT is $10,595,935.

In accordance with FASB ASC Topic 805, Business Combinations, the purchase was accounted for using the acquisition method which requires an acquirer to recognize and measure the identifiable assets acquired and the liabilities assumed at their fair values as of the acquisition date. The following presents the preliminary allocation of the purchase price to the combined Company’s identifiable assets acquired and liabilities assumed based on the estimates of their fair values at the acquisition date.

Cash consideration, less cash acquired	$10,595,935

Assets acquired (liabilities assumed):
Accounts receivable	28,187
Property and equipment	16,247,432
Accounts payable and accrued expenses	(65,317)

Net assets acquired	16,210,302
Bargain purchase gain, excluding deferred tax	5,614,367
Net deferred tax liability	(2,271,782)

Bargain purchase gain, net of tax	$3,342,585

The fair value of the net assets acquired was $16,210,302, which exceeds the final purchase price of $10,595,935. Accordingly, the combined companies recognized the excess of the fair value of the net assets over the purchase price of $5,614,367, as a bargain purchase (excluding $2,271,782 of net deferred tax liability). The net bargain purchase gain of $3,342,585 is classified separately in the combined statement of operations.

The WSB Business believes they were able to complete the acquisition for less than the fair value of the assets due to perceived risks associated with the assets at the time of the acquisition. The acquisition was the result of a distressed sale in a bankruptcy situation.

Moncla Pressure Pumping Well Services, L.L.C., Moncla Coil Tubing Well Services, L.L.C. and

MW Services Transportation LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

(December 31, 2010 and 2009)

NOTE 3—PROPERTY AND EQUIPMENT

The components of property and equipment were as follows:

	Useful life	December 31,
		2010	2009
Leasehold improvements	1 year	$55,208	—
Furniture and equipment	3-5 years	3,400	—
Machinery and equipment	5-7 years	17,867,080	16,247,432

		17,925,688	16,247,432
Less—accumulated depreciation		(3,330,835)	(796,688)

		$14,594,853	15,450,744

NOTE 4—CONCENTRATIONS

The WSB Business has two customers that comprise approximately 24% and 37% of total revenues for the years ended December 31, 2010 and 2009, respectively.

NOTE 5—RELATED PARTY TRANSACTIONS

The WSB Business rents office spaces from the member on a month-to-month lease. Payments to the member for rent were approximately $120,000 and $10,000 for the years ended December 31, 2010 and December 31, 2009, respectively.

The amount due to affiliate at December 31, 2010 and 2009 of $13,650,800 and $11,531,662, respectively, relates to the transfer of equipment and net cash payments made by WSB. The financing arrangement with WSB has no set repayment term and does not bear interest.

Interest expense of $70,433 and $14,791 was allocated to the WSB Business by WSB for the years ended December 31, 2010 and 2009, respectively. The interest relates to WSB’s loan facilities with a third-party lender. The assets of the WSB Business are pledged as collateral for the loan facilities.

NOTE 6—INCOME TAXES

The WSB Business uses the liability method, where deferred tax assets and liabilities are determined based on the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for financial and income tax reporting purposes. During the period ended December 31, 2009, and the year ended December 31, 2010, the WSB Business incurred net taxable losses and, therefore, has no tax liability.

Moncla Pressure Pumping Well Services, L.L.C., Moncla Coil Tubing Well Services, L.L.C. and

MW Services Transportation LLC

NOTES TO COMBINED FINANCIAL STATEMENTS

(December 31, 2010 and 2009)

NOTE 6—INCOME TAXES (cont’d)

The significant components of the WSB Business’s deferred taxes are as follows:

	December 31,
	2010	2009
Gross deferred tax asset:
Loss carryforwards	$2,503,241	1,157,154
Bad debt allowance	199,752	—

	2,702,993	1,157,154
Gross deferred tax liability:
Property and equipment	(3,266,171)	(2,803,451)

Net deferred tax liability	$(563,178)	(1,646,297)

At December 31, 2010, we had $6,226,968 of loss carryforwards that expire after 2029. We believe it is more likely than not that future operating results will generate sufficient net taxable income to utilize our deferred tax assets.

Income tax benefit attributable to income from continuing operations was $1,083,119 and $625,485 for the year ended December 31, 2010 and period from August 20 to December 31, 2009 respectively, and differ from the amounts computed by applying the U.S. federal income tax rate of 35% to pretax income as a result of the following:

	December 31,
	2010	2009
Income tax at federal statutory rate	$947,603	(625,000)
State income tax, net of federal income tax benefit	140,786	(92,857)
Bargain purchase	—	1,343,689
Other	(5,270)	(347)

	$1,083,119	625,485

NOTE 7—SUBSEQUENT EVENTS

The WSB Business has evaluated subsequent events from the balance sheet date through August 26, 2011, the date at which the financial statements were available to be issued, and determined the following subsequent events:

On March 3, 2011, we entered into a lease agreement with Platinum Energy Solutions, Inc. (“Platinum”). Due to a protective right included in the lease agreement, it was determined that we are variable interest entities to Platinum. It was further determined that Platinum will be our primary beneficiary because the lease provides Platinum with full control over substantially all of our operating assets. Therefore, in accordance with FASB ASC Topic 810, Consolidations, Platinum consolidates our financial results effective March 3, 2011.

As part of the lease agreement, Platinum pays the WSB Business $210,000 per month in return for the use of substantially all of our assets. Platinum is responsible for insuring and maintaining the assets.

Moncla Coil Tubing Well Services, L.L.C., Moncla Pressure Pumping Well Services, L.L.C., and MW

Services Transportation LLC

Condensed Combined Balance Sheets

March 2, 2011 and December 31, 2010

(Unaudited)

	March 2, 2011	December 31, 2010
ASSETS
CURRENT ASSETS:
Cash	$6,986	$5,435
Accounts receivable, net of allowance for doubtful accounts of $477,019 and $477,019, respectively	964,853	1,022,672
Deferred tax asset	199,752	199,752

Total current assets	1,171,591	1,227,859
Property and equipment, net of accumulated depreciation of $3,786,117 and $3,330,835, respectively	14,428,895	14,594,853

TOTAL ASSETS	$15,600,486	$15,822,712

LIABILITIES AND MEMBER’S EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$555,425	$406,102
Amounts due to affiliates	13,631,602	13,650,800

Total current liabilities	14,187,027	14,056,902
Deferred tax liabilities	548,925	762,930

Total liabilities	14,735,952	14,819,832
Member’s equity	864,534	1,002,880

TOTAL LIABILITIES AND MEMBER’S EQUITY	$15,600,486	$15,822,712

See accompanying notes to the condensed combined financial statements.

Moncla Coil Tubing Well Services, L.L.C., Moncla Pressure Pumping Well Services, L.L.C., and MW

Services Transportation LLC

Condensed Combined Statement of Operations Period from January 1 to March 2, 2011

(Unaudited)

Period from January 1 to March 2, 2011
Revenues	$609,020
Cost of services	(995,247)
Selling, general and administrative expenses	(137,355)

Loss from operations	(523,582)
Interest expense	(8,819)
Other income	50

Loss before income taxes	(532,351)
Income tax benefit	214,005

Net loss	$(318,346)

See accompanying notes to the condensed combined financial statements.

Moncla Coil Tubing Well Services, L.L.C., Moncla Pressure Pumping Well Services, L.L.C., and MW

Services Transportation LLC

Condensed Combined Statement of Member’s Equity Period from January 1 to March 2, 2011

(Unaudited)

Balances, December 31, 2009	$2,411,198
Member’s Contribution	216,000
Net loss	(1,624,318)

Balances, December 31, 2010	1,002,880
Member’s Contribution	180,000
Net loss	(318,346)

Balances, March 2, 2011	$864,534

See accompanying notes to the condensed combined financial statements.

Moncla Coil Tubing Well Services, L.L.C., Moncla Pressure Pumping Well Services, L.L.C., and MW

Services Transportation LLC

Condensed Combined Statements of Cash Flows

Period from January 1 to March 2, 2011

(Unaudited)

Period from January 1, 2011 to March 2, 2011
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(318,346)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	455,282
Deferred income tax benefit	(214,005)
Changes in operating assets and liabilities:
Accounts receivable	57,819
Accounts payable and accrued expenses	149,323

CASH PROVIDED BY OPERATING ACTIVITIES	130,073

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(289,324)

CASH USED IN INVESTING ACTIVITIES	(289,324)

CASH FLOWS FROM FINANCING ACTIVITIES:
Amounts due to affiliates	(19,198)
Contribution from member	180,000

CASH PROVIDED BY FINANCING ACTIVITIES	160,802

INCREASE IN CASH AND CASH EQUIVALENTS	$1,551
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	5,435

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$6,986

See accompanying notes to the condensed combined financial statements.

Moncla Coil Tubing Well Services, L.L.C., Moncla Pressure Pumping Well Services, L.L.C., and MW

Services Transportation LLC

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

Period From January 1 to March 2, 2011

(Unaudited)

NOTE 1—DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

MW Services Transportation, LLC (“MWST”) was formed on August 20, 2009 as a Texas limited liability company. MWST’s primary operations relate to the ownership of transportation equipment used by Moncla Coil Tubing Well Services, L.L.C. (“CT”) and Moncla Pressure Pumping Well Services, L.L.C. (“PP”).

On August 31, 2009, the shareholder of MWST acquired the shares of Well Services Blocker, Inc. (“WSB”), which owned various pressure pumping, coil tubing, and wireline oilfield services assets. The shareholder later formed CT and PP as direct, wholly-owned subsidiaries of WSB to own the coiled tubing and pressure pumping assets, respectively, which at the time of the acquisition of WSB were owned by a single subsidiary of WSB. PP and CT’s primary operations relate to providing pressure pumping and coil tubing services for oil and gas customers in Louisiana, Texas, Mississippi and Alabama. Another subsidiary of WSB, Wireline Specialists of Louisiana, LLC, owns the wireline services assets, which is not included in these combined financial statements.

PP, CT and MWST, which collectively own and operate the equipment used in the delivery of the coil tubing and pressure pumping services, are herein referred to as the “WSB Business.” The WSB Business is managed as a single operating segment.

The accompanying unaudited combined financial statements of the WSB Business have been prepared in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, the condensed combined financial statements reflect all of the adjustments considered necessary for a fair presentation of the results of the WSB Business for the period presented. The financial information presented herein should be read in connection with the audited condensed combined financial statements and notes thereto for the year ended December 31, 2010.

NOTE 2—PROPERTY AND EQUIPMENT

The components of property and equipment were as follows:

	Useful Life	March 2, 2011	December 31, 2010
Leasehold improvements	1 year	$55,208	$55,208
Furniture and equipment	3-5 years	3,400	3,400
Machinery and equipment	5-7 years	18,156,404	17,867,080

		18,215,012	17,925,688
Less—accumulated depreciation		(3,786,117)	(3,330,835)

		$14,428,895	$14,594,853

NOTE 3—RELATED PARTY TRANSACTIONS

The WSB Business rents office space from the member on a month to month lease. Payments to the member for rent were approximately $20,000 from January 1, 2011 to March 2, 2011.

Moncla Coil Tubing Well Services, L.L.C., Moncla Pressure Pumping Well Services, L.L.C., and MW

Services Transportation LLC

NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

Period From January 1 to March 2, 2011

(Unaudited)

The amount due to affiliate at March 2, 2011 and December 31, 2010 of $13,631,602 and $13,650,800, respectively, relates to the transfer of equipment and net cash payments made by WSB. The financing arrangement with WSB has no set repayment term and does not bear interest.

Interest expense of $8,819 was allocated to the WSB Business by WSB for the period ended March 2, 2011. The interest relates to WSB’s loan facilities with a third-party lender. The assets of the WSB Business are pledged as collateral for the loan facilities.

NOTE 4—INCOME TAXES

Our estimated effective tax rate for the current fiscal year ending December 31, 2011 is 40.2%. Our effective tax rate is comprised of an estimated federal tax rate of 35%, and state income tax.

NOTE 5—SUBSEQUENT EVENTS

The WSB Business has evaluated subsequent events from the balance sheet date through August 26, 2011, the date at which the financial statements were available to be issued, and determined the following subsequent events:

On March 3, 2011, we entered into a lease agreement with Platinum Energy Solutions, Inc. (“Platinum”). Due to a protective right included in the lease agreement, it was determined that we are variable interest entities to Platinum. It was further determined that Platinum will be our primary beneficiary because the lease provides Platinum with full control over all of our operating assets. Therefore, Platinum consolidates our financial results effective March 3, 2011.

As part of the lease agreement, Platinum pays the WSB Business $210,000 per month in return for the use of substantially all of our assets. Platinum is responsible for insuring and maintaining the assets. In the event of a change in control at Platinum, the shareholders of the WSB Business may sell the WSB Business to Platinum for a pre-determined sum based on certain factors.

MONCLA COIL TUBING WELL SERVICES, L.L.C.

MONCLA PRESSURE PUMPING WELL SERVICES, L.L.C., AND

MW SERVICES TRANSPORTATION LLC

Condensed Combined Balance Sheets

September 30, 2010 and December 31, 2009

(Unaudited)

	September 30, 2010	December 31, 2009
ASSETS
CURRENT ASSETS:
Cash	$—	$1
Accounts receivable, net of allowance for doubtful accounts of $477,019 and $0, respectively	1,197,316	$274,698
Deferred tax assets	191,762	—

Total current assets	1,389,078	$274,699

Property and equipment, net of accumulated depreciation of $2,647,951 and $796,688, respectively	14,318,737	$15,450,744

TOTAL ASSETS	$15,707,815	$15,725,443

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued expenses	$508,088	$136,286
Amounts due to affiliates	12,982,665	11,531,662

Total current liabilities	13,490,753	11,667,948
Deferred tax liabilities	1,014,551	1,646,297

TOTAL LIABILITIES	14,505,304	13,314,245
Member’s equity	1,202,511	2,411,198

TOTAL LIABILITIES AND MEMBER’S EQUITY	$15,707,815	$15,725,443

See accompanying notes to the condensed combined financial statements.

MONCLA COIL TUBING WELL SERVICES, L.L.C.

MONCLA PRESSURE PUMPING WELL SERVICES, L.L.C., AND

MW SERVICES TRANSPORTATION LLC

Condensed Combined Statement of Operations

Nine Months Ended September 30, 2010

(Unaudited)

Nine Months Ended September 30, 2010
Revenues	$4,404,519
Cost of services	(3,460,115)
Depreciation	(1,902,830)
Selling, general and administrative expenses	(1,053,248)

Loss from operations	(2,011,674)
Interest expense	(48,073)
Other income	27,552

Loss before income taxes	(2,032,195)
Income tax benefit	823,508

Net loss	$(1,208,687)

See accompanying notes to the condensed combined financial statements.

MONCLA COIL TUBING WELL SERVICES, L.L.C.

MONCLA PRESSURE PUMPING WELL SERVICES, L.L.C., AND

MW SERVICES TRANSPORTATION LLC

Condensed Combined Statement of Member’s Equity

Nine Months Ended September 30, 2010 and period from August 20, 2009 (inception) to December 31, 2009

(Unaudited)

Balances, August 20, 2009 (inception)	$—
Net income	2,411,198

Balances, December 31, 2009	$2,411,198
Net loss	(1,208,687)

Balance, September 30, 2010	$1,202,511

See accompanying notes to the condensed combined financial statements.

MONCLA COIL TUBING WELL SERVICES, L.L.C.

MONCLA PRESSURE PUMPING WELL SERVICES, L.L.C., AND

MW SERVICES TRANSPORTATION LLC

Condensed Combined Statement of Cash Flows

Nine Months Ended September 30, 2010

(Unaudited)

Nine Months Ended September 30, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,208,687)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	1,902,830
Gain on sale of equipment	(27,552)
Deferred income taxes	(823,508)
Changes in operating assets and liabilities:
Accounts receivable, net	(922,618)
Accounts payable and accrued expenses	371,802

CASH USED IN OPERATING ACTIVITIES	(707,733)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of equipment	213,985
Purchase of equipment	(957,256)

CASH USED IN INVESTING ACTIVITIES	(743,271)

CASH FLOWS FROM FINANCING ACTIVITIES:
Amounts due to affiliates	1,451,003

CASH PROVIDED BY FINANCING ACTIVITIES	1,451,003

NET DECREASE IN CASH AND CASH EQUIVALENTS	(1)
CASH AND CASH EQUIVALENTS-BEGINNING	1

CASH AND CASH EQUIVALENTS-ENDING	$—

See accompanying notes to the condensed combined financial statements.

MONCLA COIL TUBING WELL SERVICES, L.L.C.,

MONCLA PRESSURE PUMPING WELL SERVICES, L.L.C. AND

MW SERVICES TRANSPORTATION LLC

Notes to Condensed Combined Financial Statements

September 30, 2010 and December 31, 2009

(Unaudited)

NOTE 1— DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

(a) Nature of Business

MW Services Transportation, LLC (“MWST”) was formed on August 20, 2009 as a Texas limited liability company. MWST’s primary operations relate to the ownership of transportation equipment used by Moncla Coil Tubing Well Services, L.L.C. (“CT”) and Moncla Pressure Pumping Well Services, L.L.C (“PP”).

On August 31, 2009, the shareholder of MWST acquired the shares of Well Services Blocker, Inc. (“WSB”), which owned various pressure pumping, coil tubing, and wireline oilfield services assets. The shareholder later formed CT and PP as direct, wholly-owned subsidiaries of WSB to own the coiled tubing and pressure pumping assets, respectively, which at the time of the acquisition of WSB were owned by a single subsidiary of WSB. PP and CT’s primary operations relate to providing pressure pumping and coil tubing services for oil and gas customers in Louisiana, Texas, Mississippi and Alabama. Another subsidiary of WSB, Wireline Specialists of Louisiana, LLC, owns the wireline services assets, which is not included in these combined financial statements.

PP, CT and MWST, which collectively own and operate the equipment used in the delivery of the coil tubing and pressure pumping services, are herein referred to as the “WSB Business.” The WSB Business is managed as a single operating segment.

(b) Principles of Combination

The combined financial statements include the accounts of PP, CT and MWST. PP and CT are controlled by WSB. WSB and MWST are both controlled by the same individual shareholder. PP, CT and MWST have been combined for purposes of presenting these financial statements as they are the parties whose assets are subject to the lease agreement with Platinum Energy Solutions, Inc. and have all been under common control and management for the periods presented (see Note 5). All significant balances and transactions between the entities have been eliminated on combination.

WSB owns other assets that are not subject to the lease agreement with Platinum Energy Solutions, Inc. and, therefore, were not included in these combined financial statements.

The accompanying unaudited condensed combined financial statements of the WSB Business have been prepared in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP) for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, the condensed combined financial statements reflect all of the adjustments considered necessary for a fair presentation of the results of the WSB Business for the period presented. The financial information presented herein should be read in connection with the audited condensed combined financial statements and notes thereto for the period ended December 31, 2009.

(c) Use for Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States necessarily requires management to make estimates and assumptions that affect the amounts

MONCLA COIL TUBING WELL SERVICES, L.L.C.,

MONCLA PRESSURE PUMPING WELL SERVICES, L.L.C. AND

MW SERVICES TRANSPORTATION LLC

Notes to Condensed Combined Financial Statements

September 30, 2010 and December 31, 2009

(Unaudited)

reported in the financial statements and accompanying notes. We regularly evaluate estimates and judgments based on historical experience and other relevant facts and circumstances. Significant estimates included in these financial statements primarily relate to the valuation of accounts receivable, property and equipment and deferred taxes. Actual results could differ from those estimates.

NOTE 2—PROPERTY AND EQUIPMENT

The components of property and equipment were as follows:

	Useful Life	September 30, 2010	December 31, 2009
Machinery and equipment	5-7 years	$16,908,080	$16,247,432
Furniture and equipment	3-5 years	3,400	—
Leasehold improvements	1 year	55,208	—

		16,966,688	16,247,432
		(2,647,951)	(796,688)

Accumulated depreciation		$14,318,737	$15,450,744

NOTE 3—RELATED PARTY TRANSACTIONS

The WSB Business rents office spaces from the member on a month-to-month lease. Payments to the member for rent were approximately $90,000 for the nine-months ended September 30, 2010.

The amounts due to affiliates at September 30, 2010 and December 31, 2009 of $12,982,665 and $11,531,662, respectively, relate to the transfer of equipment and net cash payments made by WSB. The financing arrangement with WSB has no set repayment term and does not bear interest.

Interest expense of $48,073 was allocated to the WSB Business by WSB for the nine-months ended September 30, 2010. The interest relates to WSB’s loan facilities with a third-party lender. The assets of the WSB Business are pledged as collateral for the loan facilities.

NOTE 4—INCOME TAXES

Our estimated effective tax rate for the nine-month period ended September 30, 2010 is 40.2%. Our effective tax rate is comprised of an estimated federal tax rate of approximately 35% and state income tax.

MONCLA COIL TUBING WELL SERVICES, L.L.C.,

MONCLA PRESSURE PUMPING WELL SERVICES, L.L.C. AND

MW SERVICES TRANSPORTATION LLC

Notes to Condensed Combined Financial Statements

September 30, 2010 and December 31, 2009

(Unaudited)

NOTE 5—SUBSEQUENT EVENTS

The WSB Business has evaluated subsequent events from the balance sheet date through December 8, 2011, the date at which the interim financial statements were available to be issued, and determined the following subsequent events:

On March 3, 2011, we entered into a lease agreement with Platinum Energy Solutions, Inc. (“Platinum”). Due to a protective right included in the lease agreement, it was determined that we are variable interest entities to Platinum. It was further determined that Platinum will be our primary beneficiary because the lease provides Platinum with full control over substantially all of our operating assets. Therefore, in accordance with FASB ASC Topic 810, Consolidations, Platinum consolidates our financial results effective March 3, 2011.

As part of the lease agreement, Platinum pays the WSB Business $210,000 per month in return for the use of substantially all of our assets. Platinum is responsible for insuring and maintaining the assets.

Dealer Prospectus Delivery Obligation

Until                     , 2012 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth an itemized statement of the amounts of all expenses (excluding underwriting discounts and commissions) payable by us in connection with the registration of the common stock offered hereby. With the exception of the SEC registration fee, the FINRA filing fee and the NYSE listing fee, the amounts set forth below are estimates.

SEC registration fee	$39,987
FINRA filing fee	$35,000
NYSE listing fee	$144,513
Accountants’ fees and expenses	$1,036,000
Legal fees and expenses	$853,000
Printing and engraving expenses	$250,000
Transfer agent and registrar fees	$20,000
Miscellaneous	$121,500

Total	$2,500,000

Item 14.	Indemnification of Directors and Officers

Pursuant to the provisions of the Nevada Revised Statutes 78.7502 to 78.752 (the “NRS”), we must indemnify directors and officers for any expenses, including attorneys’ fees, actually and reasonably incurred by any director or officer in connection with any actions or proceedings, whether civil, criminal, administrative, or investigative, brought against such director or officer because of his or her status as a director or officer, to the extent that the director or officer has been successful on the merits or otherwise in defense of the action or proceeding. The NRS permits a corporation to indemnify a director or officer, even in the absence of an agreement to do so, for expenses actually and reasonably incurred in connection with any action or proceeding (i) if such officer or director (a) acted in good faith and in a manner in which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, (b) is not liable pursuant to Section 78.138 of the NRS (fiduciary duties), and (c) with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, or (ii) with respect to an action by or in the right of the corporation, if such director or officer (a) acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and (b) is not liable pursuant to Section 78.138 of the NRS (fiduciary duties), except that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines upon application that the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The NRS also prohibits indemnification of a director or officer if a final adjudication establishes that the director’s or officer’s acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and were material to the cause of action. Despite the foregoing limitations on indemnification, the NRS may permit a director or officer to apply to the court for approval of indemnification even if the director or officer is adjudged to have committed intentional misconduct, fraud, or a knowing violation of the law. The NRS further provides that a corporation may purchase and maintain insurance for directors and officers against liabilities incurred while acting in such capacities regardless of whether the corporation has the authority to indemnify such persons under the NRS. Any discretionary indemnification under the NRS must be authorized upon a determination that such indemnification is proper: (i) by the stockholders, (ii) by a majority of a quorum of disinterested directors, or (iii) by independent legal counsel in a written opinion authorized by a majority vote of a quorum of directors consisting of disinterested directors or by independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained.

Article VIII of the Company’s Amended and Restated Articles of Incorporation provide for the indemnification of a present or former director or officer, or person who is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan) to the fullest extent permitted by Nevada law. Such indemnification shall include expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually incurred by him in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative because such individual is or was a director or officer. Additionally, the Company will advance any and all such expenses to the individual upon request.

The Company’s bylaws are silent with respect to indemnification.

The Company has entered into an indemnification agreement with each of its directors and officers. The agreement provides that the Company will indemnify, defend and hold harmless the director and/or officer to the fullest extent permitted by Nevada law.

The Company also maintains insurance for the benefit of its directors and officers against liability in their respective capacities as directors and officers. The directors and officers are not required to pay any premium in respect of this insurance. The policy contains various industry exclusions and no claims have been made thereunder to date.

See “Item 17. Undertakings” on page II-7 for a description of the SEC’s position regarding such indemnification provisions.

Item 15.	Recent Sales of Unregistered Securities

The share numbers that follow have been adjusted to give effect to the one-for-ten and the one-for-five common stock splits effected in February 2011 and January 2012, respectively. During the three years preceding the filing of this registration statement, we issued and sold the following securities that were not registered under the Securities Act:

In October 2010, we issued 966,000 shares of common stock to certain members of management and accredited investors as founder’s stock for services in connection with the organization and commencement of operations of the Company. In November 2010, we issued 200,000 shares of common stock to the Layton Corporation and 2,000 shares of common stock to each of Martha Derrick and Joseph McDermott as founder’s stock for services in connection with the organization and commencement of operations of the Company. Layton Corporation is a company owned and controlled by one of the Company’s directors, Daniel T. Layton. In December 2010, we issued 20,000 shares of common stock to Robert Sonfield as founder’s stock for services in connection with the organization and commencement of operations of the Company and in exchange for the rescission of a previously issued warrant. Each of the foregoing issuances was made in reliance upon Rule 506 of Regulation D under the Securities Act.

On February 28, 2011, the Board approved a one-for-ten reverse common stock split, which became effective with respect to all shares outstanding prior to that date. In addition, on the same date the Company issued 2,000 shares of common stock to each of Rick Crandall, Crawford Shaw and Joel Wehner in connection with such persons agreeing to be directors of the Company following the closing of the Unit Offering. Each of the foregoing issuances was made in reliance upon Rule 506 of Regulation D under the Securities Act.

On March 3, 2011, we sold for cash $115 million in aggregate principal amount of 14.250% Senior Secured Notes Due 2015 (the “Original Notes”) to accredited investors (as defined in Rule 501 under the Securities Act) and to non-U.S. persons in compliance with Regulation S under the Securities Act. Each initial purchaser of the

Original Notes also received one warrant to purchase 24.358 shares of the Company’s common stock at an exercise price of $0.05 per share (as adjusted for the Reverse Stock Split) for each $1,000 principal amount of Original Notes purchased. We received proceeds, after deducting the discount to the initial purchasers, of approximately $112,429,000 from the offering of the Original Notes and related warrants.

On March 3, 2011 we issued units consisting of 20,000 shares of Series A Preferred Stock and 49,484,800 shares of common stock for $20 million to accredited investors under Rule 506 of the Securities Act, in exchange for cash. We received proceeds of $19 million after deducting the $1 million of commissions to the placement agents Global Hunter Securities, LLC and Knight Capital Americas, L.P. The Series A Preferred Stock will be redeemed by the Company upon the completion of this initial public offering, at a redemption price equal to the $20 million original purchase price.

On March 3, 2011, the Company issued 242,755 and 130,714 shares of common stock to Global Hunter Securities, LLC and Knight Capital Holdings LLC, respectively, as part of their compensation for acting as placement agents in connection with the Unit Offering. Each of the foregoing issuances was made in reliance upon Rule 506 of Regulation D under the Securities Act.

In March 2011, the Company issued 3,734,694 shares of common stock to L. Charles Moncla, Jr. as part of his employment arrangement to join the Company as its Chief Executive Officer. In addition, the Company issued 280,105, 12,000 and 12,000 shares of common stock to J. Clarke Legler, II, Michael H. Thompson and Joseph M. White, respectively, in connection with their employment arrangements. Each of the foregoing issuances was made in reliance upon Rule 701 under the Securities Act.

On August 29, 2011, the Company issued 15,000 shares to each of Joseph Crappell and Justin Brown in connection with their employment arrangements. On August 29, 2011, September 19, 2011 and October 18, 2011, we also issued 116,400 options, 12,000 options and 13,000 options, respectively, to purchase shares of common stock under the 2010 Plan, with an exercise price of $20.00 per share. The options to purchase common stock were issued in reliance on Rule 701 under the Securities Act.

On September 29, 2011 we completed an offering of an additional $50 million in aggregate principal amount of notes pursuant to Rule 144A and to non-U.S. persons in compliance with Regulation S under the Securities Act.

On December 30, 2011, our Board of Directors approved a one-for-five reverse split of our common stock (the “Reverse Stock Split”). The Reverse Stock Split was approved by our stockholders and became effective on January 6, 2012 (the “Split Effective Date”). On the Split Effective Date, every five shares of common stock outstanding were converted into one share of common stock. No fractional shares were issued in connection with the Reverse Stock Split, and in lieu thereof, the number of shares of common stock held by any stockholder who would otherwise have been entitled to a fractional share was rounded up to the next highest full share. All share amounts in this Item 15 have been adjusted to reflect the Reverse Stock Split.

On January 19, 2012, the Company issued 10,000 shares of common stock and 30,000 options to purchase shares of common stock to Timothy L. Morrison in connection with his employment arrangement to join the Company as its Executive Vice President of Operations. In addition, on the same date the Company issued 25,000 shares of common stock to Richard L. Crandall in connection with his appointment as a director of the Company. Each of the foregoing issuances to Mr. Morrison was made in reliance upon Rule 701 under the Securities Act. The foregoing issuance to Mr. Crandall was made in reliance upon Rule 506 of Regulation D under the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules

The following is a list of all exhibits filed as a part of this Registration Statement on Form S-1, including those previously filed.

Number	Description
†1.1	Underwriting Agreement, among Platinum Energy Solutions, Inc., Morgan Stanley & Co. LLC, and J.P. Morgan Securities LLC, acting as representatives of the several underwriters.

3.1	Amended and Restated Articles of Incorporation of Platinum Energy Solutions, Inc. filed with the Secretary of State of Nevada on March 2, 2011 (incorporated herein by reference to Exhibit 3.1 to the Registration Statement on Form S-4 of Platinum Energy Solutions, Inc. filed on August 30, 2011, Registration No. 333-176566 (the “Form S-4 Registration Statement”)).

3.1.1	Form of Amended and Restated Articles of Incorporation of Platinum Energy Solutions, Inc. to be filed with the Secretary of State of Nevada (previously filed on January 23, 2012 as Exhibit 3.1.1 to Amendment No. 6 to the Registration Statement).

3.2	Amended and Restated Bylaws of Platinum Energy Solutions, Inc. (incorporated herein by reference to Exhibit 3.2 to the Form S-4 Registration Statement).

3.2.1	Amended and Restated Bylaws of Platinum Energy Solutions, Inc. (previously filed on January 23, 2012 as Exhibit 3.2.1 to Amendment No. 6 to the Registration Statement).

3.3	Specimen Common Stock Certificate of Platinum Energy Solutions, Inc. (previously filed on January 17, 2012 as Exhibit 3.3 to Amendment No. 4 to the Registration Statement).

4.1	Indenture, dated as of March 3, 2011, among Platinum Energy Solutions, Inc., Platinum Pressure Pumping, Inc., as guarantor, and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent (the “Trustee”), governing Platinum Energy Solutions, Inc.’s 14.250% Senior Secured Notes due 2015 (incorporated herein by reference to Exhibit 4.1 to the Form S-4 Registration Statement).

4.2	First Supplemental Indenture, dated as of September 26, 2011, to Indenture dated as of March 3, 2011, among Platinum Energy Solutions, Inc., Platinum Pressure Pumping, Inc., as guarantor, and the Trustee, governing Platinum Energy Solutions, Inc.’s 14.250% Senior Secured Notes due 2015 (previously filed on September 27, 2011 as Exhibit 4.2 to the Registration Statement).

4.3	Warrant Agreement, dated as of March 3, 2011, between Platinum Energy Solutions, Inc., and The Bank of New York Mellon Trust Company, N.A., as warrant agent, relating to the issuance of Platinum Energy Solutions, Inc.’s 115,000 warrants entitling holders thereof to purchase common stock of Platinum Energy Solutions, Inc. (incorporated herein by reference to Exhibit 4.5 to the Form S-4 Registration Statement).

4.4	Registration Rights Agreement, dated March 3, 2011, among Platinum Energy Solutions, Inc., Platinum Pressure Pumping, Inc. as guarantor, Global Hunter Securities, LLC, and Knight Capital Americas, L.P., in relation to Platinum Energy Solutions, Inc.’s initial $115 million aggregate principal amount of 14.250% Senior Secured Notes due 2015 (incorporated herein by reference to Exhibit 4.4 to the Form S-4 Registration Statement).

4.5	Second Supplemental Indenture, dated as of September 29, 2011, to Indenture dated as of March 3, 2011, among Platinum Energy Solutions, Inc., Platinum Pressure Pumping, Inc., as guarantor, and the Trustee, governing Platinum Energy Solutions, Inc.’s 14.250% Senior Secured Notes due 2015 (previously filed on December 12, 2011 as Exhibit 4.5 to Amendment No. 2 to the Registration Statement).

4.6	Amendment to Registration Rights Agreement, dated as of September 29, 2011, made by Platinum Energy Solutions, Inc. and Platinum Pressure Pumping, Inc., in relation to Platinum Energy Solutions, Inc.’s initial $115 million aggregate principal amount of 14.250% Senior Secured Notes due 2015 (previously filed on December 12, 2011 as Exhibit 4.6 to Amendment No. 2 to the Registration Statement).

Number	Description

4.7	Registration Rights Agreement, dated as of September 29, 2011, among Platinum Energy Solutions, Inc., Platinum Pressure Pumping, Inc. as initial guarantor, J.P. Morgan Securities LLC, in relation to Platinum Energy Solutions, Inc.’s additional $50 million aggregate principal amount of 14.250% Senior Secured Notes due 2015 (previously filed on December 12, 2011 as Exhibit 4.7 to Amendment No. 2 to the Registration Statement).

**5.1	Opinion of Kolesar & Leatham, Chtd.

10.1	Master Service Agreement, dated as of September 1, 2010, between Encana Oil & Gas (USA) Inc. and Platinum Energy Solutions, Inc. (confidential treatment requested under Rule 406 of the Securities Act as to certain portions of such agreement, which were omitted and filed separately with the Securities and Exchange Commission; previously filed on September 27, 2011 as Exhibit 10.1 to the Registration Statement).

10.2	Work Order, effective as of September 1, 2010, between Encana Oil & Gas (USA) Inc. and Platinum Energy Solutions, Inc., as amended by Amendment No. 1 to Work Order, dated as of January 20, 2011, between Encana Oil & Gas (USA) Inc. and Platinum Energy Solutions, Inc. (confidential treatment requested under Rule 406 of the Securities Act as to certain portions of such agreement, which were omitted and filed separately with the Securities and Exchange Commission; previously filed on September 27, 2011 as Exhibit 10.2 to the Registration Statement).

10.2.1	Letter Agreement, dated as of September 21, 2011 between Encana Oil & Gas (USA) Inc. and Platinum Energy Solutions, Inc. (previously filed on December 12, 2011 as Exhibit 10.2.1 to Amendment No. 2 to the Registration Statement).

10.2.2	Amendment No. 2 to Work Order, dated as of December 19, 2011, between Encana Oil & Gas (USA) Inc. and Platinum Energy Solutions, Inc., amending Work Order, effective as of September 1, 2010 (confidential treatment requested under Rule 406 of the Securities Act as to certain portions of such agreement, which were omitted and filed separately with the Securities and Exchange Commission; previously filed on January 9, 2012 as Exhibit 10.2.2 to Amendment No. 3 to the Registration Statement).

10.3	Prepayment Agreement, effective as of September 1, 2010, between Encana Oil & Gas (USA) Inc. and Platinum Energy Solutions, Inc. (confidential treatment requested under Rule 406 of the Securities Act as to certain portions of such agreement, which were omitted and filed separately with the Securities and Exchange Commission; previously filed on September 27, 2011 as Exhibit 10.3 to the Registration Statement).

10.4	Master Service Contract, dated as of March 28, 2011, between Petrohawk Energy Corporation and Platinum Energy Solutions, Inc. (confidential treatment requested under Rule 406 of the Securities Act as to certain portions of such agreement, which were omitted and filed separately with the Securities and Exchange Commission; previously filed on September 27, 2011 as Exhibit 10.4 to the Registration Statement).

10.5	Agreement for Fracturing Services (Eagle Ford Shale), effective as of September 1, 2010, by and between Petrohawk Energy Corporation and Platinum Energy Solutions, Inc., as amended by Addendum, dated as of January 14, 2011 (confidential treatment requested under Rule 406 of the Securities Act as to certain portions of such agreement, which were omitted and filed separately with the Securities and Exchange Commission; previously filed on September 27, 2011 as Exhibit 10.5 to the Registration Statement).

10.6	Full Service Master Lease Agreement, dated as of July 7, 2011, between Platinum Energy Solutions, Inc. and Midwest Railcar Corporation (incorporated herein by reference to Exhibit 10.6 to the Form S-4 Registration Statement).

Number	Description

10.7	Lease Purchase Agreement, dated as of March 3, 2011, among Platinum Energy Solutions, Inc., Well Services Blocker, Inc., Moncla Coil Tubing Well Services, L.L.C. and Moncla Pressure Pumping Well Services, L.L.C. (incorporated herein by reference to Exhibit 10.7 to the Form S-4 Registration Statement).

10.8	Security Agreement, dated March 3, 2011, among Platinum Energy Solutions, Inc., the Grantor parties thereto and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent (incorporated herein by reference to Exhibit 10.8 to the Form S-4 Registration Statement).

10.9	Stock Unit Purchase Agreement, dated February 28, 2011, among Platinum Energy Solutions, Inc., and the purchasers named therein, relating to the sale of the Company’s Stock Units consisting of its non-convertible non-voting preferred stock plus shares of common stock (incorporated herein by reference to Exhibit 10.9 to the Form S-4 Registration Statement).

10.10	Stockholders Agreement, dated March 3, 2011, among Platinum Energy Solutions, Inc. and the stockholders named therein (incorporated herein by reference to Exhibit 10.10 to the Form S-4 Registration Statement).

10.10.1	First Amendment to Stockholders Agreement, dated January 19, 2012, among Platinum Energy Solutions, Inc. and the stockholders named therein (previously filed on January 23, 2012 as Exhibit 10.10.1 to Amendment No. 6 to the Registration Statement).

10.11	2010 Omnibus Equity Incentive Plan (incorporated herein by reference to Exhibit 10.11 to the Form S-4 Registration Statement).

10.11.1	Amendment No. 1 to Platinum Energy Solutions, Inc. 2010 Omnibus Equity Incentive Plan (previously filed on January 23, 2012 as Exhibit 10.11.1 to Amendment No. 6 to the Registration Statement).

10.12	Employment Agreement, dated as of March 3, 2011, between Platinum Energy Solutions, Inc. and L. Charles Moncla, Jr. (incorporated herein by reference to Exhibit 10.12 to the Form S-4 Registration Statement).

10.13	Employment Agreement, dated as of March 3, 2011, between Platinum Energy Solutions, Inc. and J. Clarke Legler, II (incorporated herein by reference to Exhibit 10.13 to the Form S-4 Registration Statement).

10.14	Form of Restricted Stock Agreement (incorporated herein by reference to Exhibit 10.14 to the Form S-4 Registration Statement).

10.15	Form of Indemnification Agreement (incorporated herein by reference to Exhibit 10.15 to the Form S-4 Registration Statement).

10.16	Form of lock-up agreement (previously filed on December 12, 2011 as Exhibit 10.16 to Amendment No. 2 to the Registration Statement).

10.17	Portfolio Loan Account Facility Letter of Acceptance for Platinum Energy Solutions, Inc. by Morgan Stanley Bank, N.A., dated as of November 19, 2010 (previously filed on December 12, 2011 as Exhibit 10.17 to Amendment No. 2 to the Registration Statement).

10.18	Supply and Service Agreement, dated as of July 22, 2011, between Platinum Energy Solutions, Inc. and Frac Sand Services LLC (confidential treatment requested under Rule 406 of the Securities Act as to certain portions of such agreement, which were omitted and filed separately with the Securities and Exchange Commission; previously filed on January 20, 2012 as Exhibit 10.18 to Amendment No. 5 to the Registration Statement).

Number	Description

10.19	Supply Agreement, dated October 5, 2011, between Platinum Energy Solutions, Inc. and flexFrac Proppant Sand Suppliers LLC (confidential treatment requested under Rule 406 of the Securities Act as to certain portions of such agreement, which were omitted and filed separately with the Securities and Exchange Commission; previously filed on January 9, 2012 as Exhibit 10.19 to Amendment No. 3 to the Registration Statement).

10.20	Credit Agreement, dated as of December 28, 2011, among Platinum Energy Solutions, Inc., as Borrower, Platinum Pressure Pumping, Inc., as Guarantor, and JPMorgan Chase Bank, N.A., as the Bank (previously filed on January 17, 2012 as Exhibit 10.20 to Amendment No. 4 to the Registration Statement).

10.21	Continuing Guaranty, dated as of December 28, 2011, made by Platinum Pressure Pumping, Inc., as Guarantor (previously filed on January 17, 2012 as Exhibit 10.21 to Amendment No. 4 to the Registration Statement).

10.22	Revolving Note, dated as of December 28, 2011, made by Platinum Energy Solutions, Inc., in favor of JPMorgan Chase Bank, N.A. in the aggregate principal amount of $15,000,000 (previously filed on January 17, 2012 as Exhibit 10.22 to Amendment No. 4 to the Registration Statement).

10.23	Security Agreement, dated as of December 28, 2011, among Platinum Energy Solutions, Inc. and Platinum Pressure Pumping, Inc., as Grantors, and JPMorgan Chase Bank, N.A., as Lender (previously filed on January 17, 2012 as Exhibit 10.23 to Amendment No. 4 to the Registration Statement).

10.24	Joinder No. 1 to Security Agreement, dated as of December 28, 2011, between Platinum Energy Solutions, Inc and JPMorgan Chase Bank, N.A. (previously filed on January 17, 2012 as Exhibit 10.24 to Amendment No. 4 to the Registration Statement).

10.25	Intercreditor Agreement, dated as of December 28, 2011, between JPMorgan Chase Bank, N.A. as First Lien Lender, and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent under the second lien documents on behalf of the second lien creditors (previously filed on January 17, 2012 as Exhibit 10.25 to Amendment No. 4 to the Registration Statement).

**23.1(a)	Consent of KPMG LLP.

**23.1(b)	Consent of KPMG LLP.

**23.2	Consent of Kolesar & Leatham, Chtd. (included in the opinion filed as Exhibit 5.1).

**23.3	Consent of Spears & Associates, Inc.

23.4	Consent of Richard L. Crandall (previously filed on January 17, 2012 as Exhibit 23.4 to Amendment No. 4 to the Registration Statement).

24.1	Powers of Attorney (previously filed on September 27, 2011 as Exhibit 24.1 to the Registration Statement).

**	Filed herewith.
†	To be filed by amendment.

Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on January 30, 2012.

Platinum Energy Solutions, Inc.

By:	/s/ J. CLARKE LEGLER, II
Name: J. Clarke Legler, II
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on January 30, 2012 in the capacities indicated.

Signature	Title

* L. Charles Moncla, Jr.	Chief Executive Officer and Director (Principal Executive Officer)

/s/ J. CLARKE LEGLER, II J. Clarke Legler, II	Chief Financial Officer, Secretary and Director (Principal Financial Officer)

* Justin W. Brown	Principal Accounting Officer

* José E. Feliciano	Director

* Colin Leonard	Director

* Daniel T. Layton	Director

/s/ RICHARD L. CRANDALL Richard L. Crandall	Director

*By:	/s/ J. CLARKE LEGLER, II
Name:	J. Clarke Legler, II
Title:	Attorney-in-Fact

EXHIBIT INDEX*

Exhibit Number	List of Exhibits

5.1	Opinion of Kolesar & Leatham, Chtd.

23.1(a)	Consent of KPMG LLP.

23.1(b)	Consent of KPMG LLP.

23.3	Consent of Spears & Associates, Inc.

*	The Exhibit Index lists only those exhibits being filed with this Amendment No. 7.